As filed with the Securities and Exchange Commission on March 28, 2008

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
LUMINENT LLC
(Exact name of registrant as specified in its charter)

Delaware	6199	26-2259486

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
One Commerce Square, 21st Floor
2005 Market Street
Philadelphia, Pennsylvania 19103
(215) 564-5900
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
S. Trezevant Moore, Jr.
President and Chief Executive Officer
One Commerce Square, 21st Floor
2005 Market Street
Philadelphia, Pennsylvania 19103
(215) 564-5900
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:

Frederick W. Dreher, Esq.	Jay L. Bernstein, Esq.
John W. Kauffman, Esq.	Karl A. Roessner, Esq.
Duane Morris LLP	Clifford Chance US LLP
30 South 17th Street	31 West 52nd Street
Philadelphia, Pennsylvania 19103	New York, New York 10019
(215) 979-1234	(212) 878-8000
     Approximate date of commencement of proposed sale of the securities to the public: upon the effective date of the merger of Luminent Mortgage Capital, Inc. with and into Holding Sub LLC.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
CALCULATION OF REGISTRATION FEE

Proposed
		maximum	Proposed
		offering	maximum	Amount of
Title of each class of	Amount to be	price	aggregate	registration
securities to be registered	registered (1)	per share	offering price(2)	fee(2)
common shares, $.01 per share	27,000,000 shares	N/A	$47,790,000	$1,878.15

(1)	Reflects the estimated maximum number of shares of the Registrant that may be issued in connection with the proposed merger of Luminent Mortgage Capital, Inc. with and into Holding Sub LLC.

(2)	Computed, in accordance with Rules 457(c) and 457(f)(1), as the product of (x) the average high and low prices of the common stock of Luminent Mortgage Capital, Inc. as reported by the New York Stock Exchange on March 24, 2008 multiplied by (y) the estimated maximum number of shares of Luminent Mortgage Capital, Inc. common stock to be received by the Registrant in exchange for the securities registered hereby.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Luminent LLC may not issue its shares to be issued in connection with the merger described in this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject to completion, dated March 28, 2008
(LUMINENT LOGO)
MERGER AND OTHER PROPOSALS — YOUR VOTE IS VERY IMPORTANT
To the Stockholders of Luminent Mortgage Capital, Inc.:
     We invite you to attend the annual meeting of stockholders of Luminent Mortgage Capital, Inc., or Luminent, that will be held on                     ,                                         , 2008 at                                          .m., prevailing time, at the offices of Duane Morris LLP, United Plaza, 12th Floor, 30 South 17th Street, Philadelphia, Pennsylvania. At our annual meeting, in addition to the election of three Class II directors, you will be asked to approve a merger agreement dated as of March                     , 2008 whereby we will merge with and into Holding Sub LLC, or Sub, a wholly owned subsidiary of Luminent LLC, or LLC, and you will exchange your shares of our common stock for common shares representing limited liability company interests issued by LLC, or LLC common shares.
     In the proxy statement/prospectus accompanying this letter, we sometimes refer to this restructuring plan and certain related transactions as the conversion. Following the conversion, LLC will not be a real estate investment trust, or REIT, but is intended to be a publicly traded partnership for U.S. federal income tax purposes. Accordingly, if the merger is completed, the newly issued LLC common shares that you will receive will have different rights and obligations than the shares of our common stock you currently hold and the tax impact of your holding of LLC common shares will be different as well.
     We will implement the conversion through a series of steps including, among other things, our merger with and into Sub, which we are asking you to approve. In the merger, you will receive one-third of an LLC common share for each share of our common stock.
     Our board of directors believes that the merger and the conversion are beneficial because, among other things, our conversion to a limited liability company structure will provide us with additional flexibility to diversify our investments, including reducing over time our exposure to mortgage assets that we are currently required to own to qualify as a REIT while maintaining our pass-through tax structure. We also have begun to expand our product offerings and to provide, through one or more corporate subsidiaries, additional fee-based services, including credit risk management, asset management and advisory services and sub-manager services for investment funds. In addition, after the merger and conversion, LLC will no longer be subject to the distribution requirements applicable to REITs, which will allow LLC’s board much greater flexibility in terms of cash management and in setting the amount of its distributions with respect to LLC common shares.
     The proposal to effect a merger with Sub requires the approval of the holders of a majority of our outstanding shares of common stock. If the merger proposal fails to receive the requisite approval of our stockholders, we will be unable to complete the merger and the conversion.
     OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.
     The accompanying notice of annual meeting and proxy statement/prospectus give you detailed information about our annual meeting, the merger, the merger agreement, the LLC common shares issuable in the merger and other matters. We recommend that you read these materials carefully, including the considerations discussed under “Risk Factors” beginning on page ___of the accompanying proxy statement/prospectus as well as the merger agreement among us, Sub and LLC and the limited liability company agreement of LLC, each of which is included as an appendix to the accompanying proxy statement/prospectus.
     Your vote is important. Whether or not you plan to attend our annual meeting, please complete, sign, date and promptly return the enclosed proxy to ensure that your shares will be represented at our annual meeting. If you attend our annual meeting and wish to vote in person, you may withdraw your proxy and do so.
     We appreciate your continuing loyalty and support, and we look forward to seeing you at our annual meeting.

Sincerely, S. Trezevant Moore, Jr., President and Chief Executive Officer

Please see “Risk Factors” beginning on page                      for a discussion of the significant risks of our
business and of your holding LLC common shares that you will receive in the merger.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares to be issued under the accompanying proxy statement/prospectus or determined if the accompanying proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
     THE DATE OF THE PROXY STATEMENT/PROSPECTUS ACCOMPANYING THIS LETTER IS                                         , 2008, AND IT IS FIRST BEING MAILED OR OTHERWISE DELIVERED TO OUR STOCKHOLDERS ON OR ABOUT                                         , 2008.

(LUMINENT LOGO)
One Commerce Square, 21st Floor
2005 Market Street
Philadelphia, Pennsylvania 19103
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD                                         , 2008
     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Luminent Mortgage Capital, Inc., or Luminent, will be held at                                          , prevailing time, on                     ,                                         , 2008 at the offices of Duane Morris LLP, United Plaza, 12th Floor, 30 South 17th Street, Philadelphia, Pennsylvania, for the following purposes, all of which are more completely set forth in the accompanying proxy statement/prospectus:
•	To elect three Class II directors for a term of three years and until the election of their successors;

•	To approve our merger with and into Holding Sub LLC, or Sub, referred to as the merger, and the other transactions contemplated by the Agreement and Plan of Merger dated as of March ___, 2008 by and among Sub, Luminent LLC, or LLC, and us, referred to as the merger agreement; and

•	To adjourn or postpone our annual meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of our annual meeting to approve the merger.
     The merger agreement, which provides for the merger, is included as Appendix A to the proxy statement/prospectus accompanying this notice.
     Our board of directors has fixed the close of business on                                         , 2008 as the record date for the determination of our stockholders entitled to notice of, and to vote at, our annual meeting and any adjournment or postponement of our annual meeting.
     We are undertaking the proposed merger in connection with our plan to become a Delaware limited liability company. We reserve the right to cancel or defer the merger even if our stockholders vote to approve the merger and the other conditions to the completion of the merger are satisfied or waived.

     The proposal to effect the merger with Sub requires the approval of the holders of a majority of our outstanding shares of common stock. If the merger proposal fails to receive the requisite approval of our stockholders, we will be unable to complete the merger. Arco Capital Corporation Ltd., or Arco, holds a warrant exercisable to acquire 49% of the voting power of our common stock. Arco may, in its sole discretion, exercise the warrant at any time and has advised us that it is considering exercising the warrant prior to the record date for our annual meeting. If Arco exercises the warrant, it intends to vote for the approval of the merger proposal. Therefore, if Arco exercises the warrant and votes for the approval of the merger proposal, the merger proposal is likely to be approved even if substantially all of our stockholders other than Arco vote against the approval of the merger proposal.
     Our board of directors has unanimously approved the merger agreement whereby we will merge with and into Sub and LLC will issue one-third of an LLC common share for each share of our outstanding common stock.
     OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.
     Our board of directors requests that you submit your proxy promptly, whether or not you expect to attend our annual meeting in person. If you attend our annual meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of our Board of Directors, S. Trezevant Moore, Jr., President and Chief Executive Officer

Philadelphia, Pennsylvania
                                        , 2008

VOTING
     Our stockholders of record as of the close of business on the record date for our annual meeting may submit their proxies by:
•	voting by telephone;

•	voting electronically through the internet; or

•	voting by mail by completing the enclosed proxy card, signing and dating the proxy card and returning the proxy card in the enclosed, postage-paid envelope.
     If you hold our common stock in the name of a broker, bank or other nominee, then you are not a stockholder of record and you must obtain a proxy, executed in your favor, from the record holder. Please note that stockholders who hold their shares in “street-name” (i.e., through a bank, broker or other nominee) may also be able to provide voting instructions to their street name holders by telephone or via the internet by following the instructions provided by such nominee. The proxy holders will cast the votes entitled to be cast by the holders of shares of our common stock represented by properly authorized proxies at our annual meeting as indicated or, if no instruction is given, in favor of the merger proposal and the election of directors. In addition, the proxy holders have the discretion to cast the votes entitled to be cast by the holders of such common stock on any other matter that may properly come before our annual meeting. Also, please note that if the holder of record of your common stock is a broker, bank or other nominee, and you wish to vote in person at our annual meeting, you must provide a legal proxy from the broker, bank or other nominee authorizing you to vote the shares of common stock.
Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting of Stockholders to be held                                         , 2008
This proxy statement/prospectus, which also constitutes our annual report to our stockholders for the year ended December 31, 2007, is available at www.luminentcapital.com.

(i)

(ii)

(iii)

(iv)

QUESTIONS AND ANSWERS ABOUT THE MERGER AND OUR ANNUAL MEETING
     Q. What matters will be considered at our annual meeting?
          A. At our annual meeting, in addition to the election of three Class II directors, our stockholders will be asked to vote in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement among LLC, Sub and us.
     Q. What is the purpose of the merger?
          A. We believe that maintaining our qualification as a real estate investment trust, or REIT, is no longer beneficial to us or our stockholders. The purpose of the merger is to complete a restructuring that will result in our conversion from a Maryland corporation qualified as a REIT to a Delaware limited liability company that is a publicly traded partnership taxable as a partnership, or PTP. We do not believe we can easily satisfy the REIT qualification requirements in the future. We believe that the merger and the conversion are in the best interests of our stockholders, and that since LLC will not be required to comply with the REIT income and asset tests and distribution requirements, it will have significantly enhanced its flexibility for investment diversification and cash management. Following the merger and the conversion, LLC will not be subject to the distribution requirements applicable to REITs, which will allow its board of directors much greater flexibility in setting the amount of distributions with respect to LLC common shares. In addition, following the merger and the conversion, LLC will diversify and offer fee-based services, including credit risk management, asset management advisory services and sub-manager services for investment funds. These fee-based activities generally will be conducted through corporate subsidiaries that are subject to corporate income tax.
     Q. What will I receive in the merger?
          A. If we complete the merger, each of our stockholders will receive one-third of a newly issued LLC common share for each share of our common stock such stockholder owns.
     Q. What will happen to Luminent as a result of the merger?
          A. We will merge with and into Sub, a direct subsidiary of LLC with Sub as the surviving entity in the merger.
     Q. Will the LLC common shares issued in the merger be listed for trading on the New York Stock Exchange, or NYSE?
          A. Our common stock is currently listed on the NYSE. We anticipate, however, that our shares will be delisted not later than the effective date of our conversion,

that LLC common shares may not meet the listing requirements for the NYSE or any other national securities exchange and that LLC common shares may trade on the OTC Bulletin Board until such time that LLC common shares qualify for listing on a national securities exchange. For a more complete description of our current compliance issues with the NYSE, see page                     .
     Q. How does our board of directors recommend that I vote?
          A. Our board of directors unanimously recommends that our stockholders vote “FOR” the proposal to approve the merger and the other transactions contemplated by the merger agreement. For a more complete description of the recommendation of our board of directors, see page                     .
     Q. What is the U.S. federal income tax treatment of the merger?
          A. We intend to treat the merger for U.S. federal income tax purposes as a taxable liquidating distribution of all of our assets to our stockholders, followed by a contribution by our stockholders of those assets to LLC in exchange for LLC common shares.
          Assuming that the Internal Revenue Service, or IRS, respects our treatment of the merger for U.S. federal income tax purposes and if we continue to qualify as a REIT for U.S. federal income tax purposes for our taxable year ended December 31, 2007 and our taxable year ending on the effective date of the merger, we will recognize gain or loss upon such distribution as if we had sold our assets at fair market value and we will receive a dividends paid deduction equal to the amount by which the fair market value of our assets exceeds our liabilities. The starting point for determining the fair market value of our assets distributed will likely be the trading price of the LLC common shares immediately after the merger, although such amount is not necessarily determinative of the value of such assets in our hands.
          You will recognize gain or loss equal to the difference between (i) your proportionate share of the fair market value, net of liabilities, of the assets transferred in the merger from us to LLC and (ii) your adjusted tax basis in our shares of common stock exchanged for LLC common shares. It is likely that the starting point for determining the amount in clause (i) of the preceding sentence will be determined based on the trading price of the LLC common shares immediately after the merger, although such amount is not necessarily determinative of the value of such distribution. Your aggregate tax basis in the LLC common shares that you receive in the merger will be equal to the amount in clause (i) of the second preceding sentence plus your allocable share of LLC’s initial liabilities.
          Your holding period for the LLC common shares that you acquire in the merger will begin on the effective date of the merger. See “Risk Factors—Legal and Tax Risks” and “Material U.S. Federal Income Tax Considerations” for a more complete discussion of the tax consequences of the merger and the conversion. We urge you to consult your tax advisor regarding the specific tax consequences, including the U.S. federal, state, local and foreign tax consequences, to you in light of your particular investment or tax circumstances of the merger and the conversion and of acquiring, holding, exchanging or otherwise disposing of LLC common shares.
     Q. Will investors continue to receive favorable tax treatment in the limited liability company structure?
          A. Yes. Under the limited liability company structure, you will generally continue to have substantially all of the advantages of single-layer taxation, and you will continue to benefit from the flow-through tax treatment of long-term capital gains. LLC, however, will be subject to significantly different requirements with respect to its tax status than we are with respect to our REIT qualification, and you will be treated as owning an interest in a partnership, rather than stock in a REIT, for U.S. federal income tax purposes. As a result, you will generally be required to take into account your allocable share of LLC’s items of income, gain, loss, deduction and credit on a current basis, without regard to whether you receive a corresponding cash distribution. Unlike our current REIT structure, however, LLC will not be subject to the same distribution requirements and LLC’s board of directors may determine in the future to distribute a smaller percentage of LLC’s income than if LLC were taxed as a REIT. In addition, the tax consequences to a tax-exempt or foreign holder of LLC common shares will differ from the tax consequences to such holder of holding our stock. We urge you to read “Material U.S. Federal Income Tax Consequences” beginning on page ___and “Dividend and Distribution Policy” beginning on page ___and to consult your tax advisor regarding the U.S. federal, state and local and foreign tax consequences to you of the conversion and a continuing investment in LLC common shares.
     Q. How do I vote my shares?
          A. If you are a registered stockholder, that is, if your shares of our common stock are registered in your name, you may attend our annual meeting and vote in person or you may vote by proxy. You may vote by proxy by telephone, electronically through the internet or by mail, in each case by following the instructions on the enclosed proxy card. The deadline for registered stockholders to vote telephonically or electronically through the internet is                     , prevailing time, on                     , 2008.
          We encourage you to take advantage of these ways to vote your shares on the merger proposal at our annual meeting. The following summary describes the three ways registered stockholders may use to vote by proxy:
•	Vote by telephone — use any touch-tone telephone to vote your proxy 24 hours a day, seven days a week. Have your proxy card in hand when you call. You will be prompted to enter your control numbers, which are located on your proxy card, and then follow the directions given;

•	Vote electronically through the internet — use the internet to vote your proxy 24 hours a day, seven days a week. Have your proxy card in hand when you access the website. You will be prompted to enter your control numbers, which are located on your proxy card, to create and submit an electronic ballot; or

•	Vote by mail — mark, sign and date your proxy card and return your proxy card in the postage-paid envelope we have provided you.
          If you vote by telephone or electronically through the internet, you do not need to return your proxy card.
          Although there is no charge to you for voting by telephone or electronically through the internet, there may be costs associated with electronic access such as usage charges from internet service providers and telephone companies. We will not cover any such costs, and any such costs will be solely your responsibility. The telephone and internet voting procedures available to you are valid forms of granting proxies under the Maryland General Corporation Law, or MGCL.
          If you hold your shares in the name of a broker, bank or other nominee, then you are not a stockholder of record and you must obtain a proxy, executed in your favor, from the record holder. Please note that stockholders who hold their shares in “street-name” (i.e., through a bank, broker or other nominee) may also be able to provide voting instructions to their street name holders by telephone or via the internet by following the instructions provided by such nominee. The proxy holders will cast the votes entitled to be cast by the holders of shares of our common stock represented by properly authorized proxies at our annual meeting as indicated or, if no instruction is given, in favor of the merger and the director proposal. In addition, the proxy holders have the discretion to cast the votes entitled to be cast by the holders of such shares on any other matter that may properly come before our annual meeting. Also, please note that if the holder of record of your shares is a broker, bank or other nominee, and you wish to vote in person at our annual meeting, you must provide a legal proxy from the broker, bank or other nominee authorizing you to vote the shares.
     Q. Will Arco have a vote? If so, how will Arco vote?
          A. In 2007, we issued a warrant to Arco. Arco may, at any time and in its sole discretion, exercise this warrant to acquire 49% of our voting power. Arco has advised us that it is considering exercising the warrant prior to the record date for our annual meeting. If Arco exercises the warrant, Arco has advised us that it intends to vote for the approval of the merger proposal. Therefore, if Arco exercises the warrant and votes to approve the merger proposal, the merger proposal is likely to be approved even if substantially all of our stockholders other than Arco vote against the approval of the merger proposal.
     Q. What do I need to do now?
          A. You should first carefully read this proxy statement/prospectus. After you have decided how you wish to vote your shares, please vote by submitting your proxy using one of the methods described below. To submit your proxy card by mail, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as practicable. Returning your proxy card will enable your shares to be represented and voted at our annual meeting.
     Q. Why is my vote on the merger proposal important?
          A. Your failure to vote, by proxy or in person, will have the same effect as a vote against the proposal to approve the merger and the other transactions contemplated by the merger agreement.
     Q. What if I fail to instruct my broker?
          A. Brokers may not vote shares of our common stock that they hold for the benefit of another person either for or against the approval of the merger proposal, without specific instructions from the person who beneficially owns those shares. Therefore, if your shares are held by a broker and you do not give your broker instructions on how to vote your shares on the merger proposal, your vote will not be cast.
     Q. May I change my vote after I have voted?
          A. Yes. You may revoke your proxy at any time before the vote is taken at our annual meeting. If you are a stockholder of record, you may revoke your proxy by:
•	submitting written notice of revocation to our corporate secretary prior to the voting of that proxy at our annual meeting;

•	submitting a later dated proxy by telephone, internet or mail; or

•	voting in person at our annual meeting.
          However, simply attending our annual meeting without voting will not revoke an earlier proxy.
          If your shares are held in street name, that is, the name of a bank, broker, nominee or other holder of record, you should follow the instructions of the bank, broker, nominee or other holder of record regarding the revocation of proxies.

     Q. When do you expect to complete the merger?
          A. We anticipate that we will be able to complete the merger in the second quarter of 2008. However, we cannot assure you when or if the merger will occur during that period or at all. To complete the merger, we must obtain the approvals of our stockholders and the equity holders of LLC and Sub. We reserve the right, in our sole and absolute discretion, to cancel or defer the merger even if our stockholders vote to approve the merger and the other conditions to the completion of the merger are satisfied or waived.
     Q. Should I send my stock certificates now?
          A. No. Holders of our common stock should not submit their stock certificates at this time. After the merger is completed, LLC or its exchange agent will send you instructions for exchanging our stock certificates for certificates representing LLC common shares.
     Q. Who can help answer my questions?
          A. Our stockholders who have additional questions about the merger or who would like additional copies of this proxy statement/prospectus, should call Karen Chang, our Chief Financial Officer, collect at (215) 564-5900.
SUMMARY
          This summary highlights selected information from this proxy statement/prospectus. While this summary describes the material aspects of the merger proposal to be voted upon by our stockholders at our annual meeting that you should consider in your evaluation of the transactions described in this proxy statement/prospectus, we encourage you to read carefully this entire proxy statement/prospectus and its appendices in order to understand fully the merger and the proposed conversion and their effects on you. See “Where You Can Find More Information” on page                     . In this summary, we have included page references to direct you to a more detailed description of the matters described in this summary.
          Throughout this proxy statement/prospectus, “Luminent,” “we,” “our” or “us” refers to Luminent Mortgage Capital, Inc. and its subsidiaries except where the context otherwise requires and, with respect to information about Luminent following the merger or where specified, sometimes as LLC, “LLC” refers to Luminent LLC and “Sub” refers to Holdings Sub LLC, a wholly owned subsidiary of Luminent LLC. Also, we refer to the merger between us and Sub, in which LLC will issue LLC common shares to you, as the “merger” and the agreement and plan of merger dated as of March                     , 2008 among us, Sub and LLC as the “merger agreement.”

Recent Developments
Background (Page    )
     As we announced in our press release dated August 6, 2007, the mortgage industry and the financing methods upon which the mortgage industry has historically relied deteriorated significantly and in an unprecedented fashion. Effectively, the secondary market for mortgage-backed securities, or MBS, is closed, and, as a result, we simultaneously experienced a significant increase in margin calls from certain of our repurchase agreement lenders and a decrease in the amount of financing our lenders would provide on a given amount of collateral. These events resulted in a significant loss of liquidity for us over a very short period of time.
     We entered into a series of new financing transactions with Arco Capital Corporation Ltd., or Arco, from August through December 2007 in the form of repurchase agreement financing and a revolving line of credit. As of December 31, 2007, we had $190 million in financing from Arco. Arco also fully guaranteed our obligations under a repurchase agreement with Sovereign Bank, N.A. In addition, we entered into a warrant agreement with Arco pursuant to which Arco received a warrant to purchase up to 49% of the voting interest in us and 51% of the economic interest in us on a fully diluted basis. We anticipate that, if Arco determines to exercise the warrant, it will do so in full prior to the record date of our annual meeting and vote all of the shares of our common stock it receives upon the exercise of the warrant to approve the merger. However, Arco has not provided us with any assurance that it will exercise the warrant or vote in favor of the merger proposal.
Our Plans for the Future (Page   )
     As we believe we have stabilized our financial condition with the financings provided by Arco, we have determined to relinquish our REIT qualification following our deemed liquidation and our conversion to a publicly traded partnership taxable as a partnership, or PTP, for U.S. federal income tax purposes.
     We believe our merger with Sub and our conversion to a PTP will provide us with additional flexibility to diversify our investments and enhance our cash management.
     We further believe our conversion to a PTP will provide us with the opportunity to use our credit management expertise as the foundation for providing, through one or more corporate subsidiaries, fee-based services, including credit risk management, asset management advisory services and sub-manager services for investment funds. We also believe the merger and the conversion may make us a more attractive investment for non-U.S. investors.

     We also believe that the merger and the conversion will allow us to benefit from the possibility, depending on the amount by which the fair market value of our assets exceeds our liabilities, of meeting the REIT distribution requirements for our taxable year ended December 31, 2007 and our taxable year ending on the effective date of the merger.
     Following the merger and the conversion, we anticipate that LLC will continue to execute our business plan, which currently is the management of our mortgage-related assets, which totalled $4.7 billion as of December 31, 2007, as well as expand its activities to take advantage of new opportunities presented by the more flexible PTP structure described below.
     We have decided not to invest any additional assets at the current time in the purchase of residential mortgage-backed securities, or RMBS, or the securitization of RMBS or whole loans until the recovery of the RMBS market, which we believe may not commence until the fall of 2008 or later.
     The following table compares our investment portfolio holdings, financing liabilities and stockholder’s equity at December 31, 2007 and December 31, 2006:

	December 31,
	2007	2006
	(in thousands)
Loans held-for-investment	$4,191,343	$5,591,717
Total mortgage-backed securities available-for-sale, at fair value	435,885	2,930,938
Total assets	4,721,918	8,613,795
Mortgage-backed notes	3,914,643	3,917,677
Repurchase agreements	526,634	2,707,915
Warehouse lending facilities	—	752,777
Commercial paper	—	637,677
Collateralized debt obligations	294,416	—
Junior subordinated notes	92,788	92,788
Convertible senior notes	90,000	—
Revolving line of credit	15,833	—
Total liabilities	5,031,943	8,142,240
Total stockholders’ equity (deficit)	(310,025)	471,555
The Parties
Luminent (Page   )
     We incorporated in Maryland in April 2003 to invest primarily in U.S. agency and other highly-rated, single-family, MBS. We began substantive operations in mid-June 2003 after completing a private placement of our common stock.

     Our principal executive offices are located at One Commerce Square, 21st Floor, 2005 Market Street, Philadelphia, Pennsylvania 19103. Our telephone number is (215) 564-5900 and our website address is www.luminentcapital.com.
LLC (Page   )
     The principal executive offices of LLC are located at One Commerce Square, 21st Floor, 2005 Market Street, Philadelphia, Pennsylvania 19103. LLC’s telephone number is (215) 564-5900. LLC is a Delaware limited liability company recently formed by us as its initial member for the purpose of facilitating our becoming a publicly traded partnership, or PTP. If our stockholders approve the merger and the conversion occurs, LLC is the entity that will issue common shares to you in the merger. LLC has not conducted and will not conduct any business prior to the completion of the merger.
Sub (Page   )
     The principal executive offices of Sub are located at One Commerce Square, 21st Floor, 2005 Market Street, Philadelphia, Pennsylvania 19103. Sub’s telephone number is (215) 564-5900. Sub is a Maryland limited liability company formed solely for the purpose of entering into the merger facilitating our becoming a PTP. Sub has not conducted and will not conduct any business prior to the completion of the merger.
Preliminary Transactions (Page   )
     Immediately prior to the merger, we will convert most of our domestic corporate subsidiaries to limited liability companies. These subsidiaries will continue to own certain investments and conduct certain investment activities. We are taking these steps to have these entities treated as disregarded entities that are consolidated with LLC for U.S. federal income tax purposes, as a result of which LLC will be treated as owning their assets. In addition, we will maintain one or more corporate subsidiaries that will conduct fee-based asset management businesses, including the management of our Cayman Islands subsidiary, Charles Fort CDO I, Ltd., or Charles Fort. We also will continue to have a Maryland real estate investment trust subsidiary, OT Realty Trust, which intends to qualify as a REIT for U.S. federal income tax purposes and holds a residual interest in a mortgage securitization transaction.

The Merger (Page   )
Structure of the Merger
     In order to help you better understand the merger and how it will affect us and LLC, the charts below illustrate, in simplified form, the following:
•	Before formation of LLC: Our organizational structure immediately prior to the merger and the formation of LLC and Sub;

•	Merger: The steps involved in, and the effects of, our merger with and into Sub and the exchange of shares of our common stock for LLC common shares; and

•	After: The organizational structure of LLC immediately after the completion of the merger and certain other related transactions. For a more detailed chart of the post-conversion structure of LLC, see page .

Before

Formation of LLCs

Merger

After

*     Public holders will include Arco to the extent Arco exercises the warrant.

The Merger (Page      )
     Upon completion of the merger and prior to the implementation of our new business plan, LLC’s business will be substantially the same as our business immediately prior to the merger. In addition, LLC’s officers and directors (in their existing classes) will be the same as our officers and directors immediately prior to the merger, including the three Class II directors to be elected at our annual meeting as described in this proxy statement/prospectus.
     We reserve the right, in our sole and absolute discretion, to cancel or defer the merger even if our stockholders vote to approve the merger and the other conditions to the completion of the merger are satisfied or waived.
     We estimate that one-time transaction costs incurred or to be incurred in connection with our conversion will be approximately $ million.
Certain Effects of the Merger (Pages       )
     Upon consummation of the merger:
•	each share of our common stock will automatically be converted into the right to receive one-third of an LLC common share;

•	we will cease to exist as a separate legal entity, and LLC and Sub will conduct substantially all of the operations previously conducted by us with Sub as the surviving entity in the merger; and

•	LLC will be treated as a partnership for U.S. federal income tax purposes, rather than as a REIT.
Our Reasons for the Merger (Page__)
     We believe that maintaining our qualification as a REIT is no longer beneficial to us or our stockholders. We do not believe we can easily meet the REIT qualification requirements in the future. The purpose of the merger is to convert us from a Maryland corporation qualified as a REIT to a Delaware limited liability company that is a PTP, thereby preserving our pass-through tax structure. We believe the merger and the conversion are in the best interests of our stockholders. If LLC no longer has to comply with the REIT income and asset tests and distribution requirements, we believe it will significantly enhance our flexibility for investment diversification and cash management purposes. We also believe that the merger and the conversion will allow us to benefit from the possibility, depending on the amount by which the fair market value of our assets exceeds our liabilities, of meeting the REIT distribution requirements for our taxable year ended December 31, 2007 and our taxable year ending on the effective date of the merger. The merger may also make us a more attractive investment for non-U.S. investors.
The Role of Our Governance and Nominating Committee (Page___)
     Our board of directors has determined that it was in the best interests of our stockholders other than Arco and its affiliates, who, although not yet stockholders, have the potential to exercise significant influence over us, to have our governance and nominating committee, all of whose members are independent under NYSE standards, to represent our interests in evaluating certain issues relating to the merger and the other transactions contemplated by the merger agreement that may present a potential conflict of interest between us and Arco and its affiliates. Our board of directors also requested that our governance and nominating committee assist in establishing processes and procedures for taking the actions necessary to consummate the merger. Our board of directors made this decision in view of the relationships between us and Arco, including the appointment of four directors recommended by Arco to our board of directors in September 2007, the possibility, that Arco, upon its exercise of the warrant, will own 49% of our voting common stock, that under certain circumstances the interests of Arco could diverge from those of our stockholders other than Arco and the fact that following the exercise by Arco of its warrant, any vote of the holders of our common stock could be significantly influenced by the vote of Arco and its affiliates. Our board of directors authorized the governance and nominating committee to resolve those issues that could pose that type of conflict of interest and to make a recommendation to our board of directors as to whether or not it should approve the merger in light of those matters.
Recommendation of Our Board of Directors (Page       )
     Our board of directors has unanimously determined that the terms of the merger agreement and the merger and the transactions contemplated thereby are fair to and in the best interests of our stockholders. Our board of directors unanimously recommends that our stockholders vote FOR the merger proposal.
Interests of Our Directors and Executive Officers in the Merger (Page __)
     Certain of our directors and officers have interests in the merger and the conversion that are different from, and in addition to, the interests of our other stockholders. As a result, certain of our directors and officers may be more likely to recommend that our stockholders approve the merger than if they did not have these interests.
     Employment Agreements. LLC, or its subsidiaries, will assume all obligations under our existing employment agreements with our officers. Accordingly, certain of our officers have a direct economic interest in completing the merger.

     Incentive Plan. LLC will assume all obligations under our stock incentive plan accruing prior to the effective date of the merger and all rights of participants to acquire shares of our common stock under our stock incentive plan granted prior to the merger will be converted into rights to acquire LLC common shares in accordance with the terms of the incentive plan. All vesting and other restrictions contained in the outstanding awards under the stock incentive plan will remain following the merger and participants rights to acquire LLC common shares will remain subject to such vesting and other restrictions following the merger. We will not grant any new options or rights to participants in our stock incentive plan following the merger. After the merger, LLC will maintain a long-term incentive plan for directors and executive officers which will be subject to different criteria than our existing stock incentive plan and which may, in a participant’s view, be more restrictive or onerous.
     Ownership by Directors and Officers. As of March 14, 2008, our directors and executive officers as a group beneficially owned 38,224,055 shares of our common stock, or approximately 48.1% of our outstanding common stock.
     Indemnification. LLC and Sub will provide our current directors and executive officers with indemnification from certain claims and directors’ and officers’ liability insurance, which may vary from the insurance we currently provide as a result of the laws governing Delaware limited liability companies being different from the laws governing Maryland REITs. While LLC has attempted to make its indemnification provisions as nearly equivalent to our indemnification provisions as possible, our directors and officers may be less comfortable operating under a limited liability company structure for indemnification purposes.
Conditions to the Merger (Page       )
     Currently, we expect to complete the merger in the second quarter of 2008. However, as more fully described elsewhere in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others:
•	approval of the merger proposal by the holders of not less than a majority of our outstanding common stock, which vote would be nearly assured if Arco exercises its warrant in full prior to the record date for our annual meeting and elects to vote to approve the merger proposal;

•	the absence of any law or injunction that would effectively prohibit the merger; and

•	the receipt of legal opinions from our legal counsel and LLC’s legal counsel as to certain matters.
     Neither we nor LLC can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. We currently anticipate that the conversion will be completed during the second quarter of 2008.
Termination of the Merger Agreement (Page       )
     Sub, LLC and we may agree to terminate the merger agreement before completing the merger, even after our stockholders have approved the merger proposal if our board of directors, the board of directors of LLC and the board of directors of Sub mutually agree. Our board of directors may, at any time, terminate the merger agreement in its sole discretion.
     None of the parties will have any liability or obligation as a result of its breach of any of its respective representations, warranties, covenants or agreements contained in the merger agreement.
Transaction Agreement
     Simultaneously with the merger agreement, we entered into a transaction agreement, or transaction agreement, with LLC and certain of our qualified REIT subsidiaries, or QRSs, and taxable REIT subsidiaries, or TRSs. The transaction agreement provides for the conversion of such QRS and TRS subsidiaries to Delaware limited liability companies by way of election or merger. In addition, the transaction agreement provides that:
•	If necessary, LLC will file a registration statement with the SEC on an appropriate form to register the LLC common shares issuable upon exercise of the converted common share options, and LLC will apply to list the additional LLC common shares on the NYSE, NASDAQ or such other national securities exchange, if any, or the OTC Bulletin Board on which the LLC common shares are then listed or quoted and will take such other action as is required to consummate such registration and listing or quotation.
•	LLC or one of its subsidiaries will assume our existing employment agreements and continue to operate our existing employee benefit plan.
     The transaction agreement automatically terminates upon termination of the merger agreement. The transaction agreement has been approved by our board of directors and the board of directors of LLC. The transaction agreement is not subject to the approval by our stockholders at our annual meeting.

Material U.S. Federal Income Tax Consequences of the Merger (Page       )
     We intend to treat the merger for U.S. federal income tax purposes as a taxable liquidating distribution of all of our assets to our stockholders, followed by a contribution by our stockholders of those assets to LLC in exchange for LLC common shares. Assuming that the IRS respects our treatment of the merger for U.S. federal income tax purposes and that we continue to qualify as a REIT for U.S. federal income tax purposes for our taxable year ended on December 31, 2007 and our taxable year ending on the effective date of the merger, we will recognize gain or loss upon such distribution as if we had sold our assets at fair market value and will receive a dividends paid deduction equal to the amount by which the fair market value of our assets exceeds our liabilities. The starting point for determining the fair market value of our assets distributed will be the trading price of the LLC common shares immediately after the merger, although such amount is not necessarily determinative of the value of such assets in our hands. It is possible that we will not be able to meet the REIT distribution requirement or otherwise maintain our REIT qualification for our taxable year ended December 31, 2007 and our taxable year ending on the effective date of the merger. In that event, we would be treated as a regular taxable corporation, and our taxable income for the applicable year or years, including any gain recognized on the deemed distribution of our assets in connection with the merger, would be subject to U.S. federal and state income tax. The amount of any such liabilities likely would be material.
     You will recognize gain or loss equal to the difference between (i) your proportionate share of the fair market value, net of liabilities, of the assets transferred in the merger from us to LLC and (ii) your adjusted tax basis in our shares of common stock exchanged for LLC common shares. It is likely that the starting point for determining the amount in clause (i) of the preceding sentence will be determined based on the trading price of the LLC common shares immediately after the merger, although such amount is not necessarily determinative of the value of such distribution. Your aggregate tax basis in the LLC common shares that you receive in the merger will equal the amount in clause (i) of the second preceding sentence plus your allocable share of LLC’s initial liabilities. Your holding period for the LLC common shares that you acquire in the merger will begin on the effective date of the merger.
      Notwithstanding the foregoing, there can be no assurance that the IRS will not successfully assert that the merger should be treated as a non-liquidating distribution by us of substantially all of our assets followed by a contribution by our stockholders of such assets and our shares to LLC in exchange for LLC common shares. In that event, if we were to recognize gain on the distribution a portion of your distribution could be treated as a capital gain dividend. Otherwise, you would be treated as receiving an ordinary dividend distribution to the extent of our undistributed earnings and profits. U.S. stockholders would be subject to tax on any such amount treated as a dividend at ordinary income tax rates (35%) and non-U.S. stockholders would be subject to U.S. withholding tax at a 30% rate (or lower rate provided by applicable treaty) on such amount. In addition, LLC could potentially be liable for withholding tax with respect to such a deemed dividend distribution to a non-U.S. stockholder. See “Risk Factors – Legal and Tax Risks” and “Material U.S. Federal Income Tax Considerations.”
     Moreover, the U.S. federal income tax treatment of the merger and of the holders of our shares depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences of the conversion and of holding our shares by any particular holder will depend on such holder’s particular tax circumstances. We urge you to consult your tax advisor regarding the specific tax consequences, including the U.S. federal, state, local and foreign tax consequences, to you in light of your particular investment or tax circumstances of the merger, including the exchange of our shares for LLC common shares, and of acquiring, holding, exchanging or otherwise disposing of our shares.
Dividends and Dividend Policy (Page       )
     LLC will not be subject to the same distribution requirements that have been applicable to us. Although LLC intends to pursue a policy of paying regular distributions, the board of directors of LLC will have full authority and discretion to determine whether LLC should declare and pay distributions to holders of LLC common shares, as well as the amount and timing of any distribution. The board of directors of LLC may, based on its review of LLC’s financial condition, liquidity and results of operations, determine to reduce or eliminate distributions.
A Description of LLC Common Shares; Anti-Takeover Provisions (Page       )
     The LLC agreement contains a number of provisions that could make it more difficult for a third party to acquire, or may discourage a third party from acquiring, control of LLC, certain of which provisions are currently applicable to us. These provisions include, among others:
•	restricting its ability to enter into certain transactions with major holders of its shares modeled on the limitation contained in Section 203 of the Delaware General Corporation Law, or the DGCL;

•	classifying its board of directors into three classes with staggered terms of three years each;

•	allowing only LLC’s board of directors to fill newly created directorships;

•	requiring that directors may be removed only for cause and only by a vote of at least 66-2/3% of the shares entitled to vote in the election of directors;

•	requiring advance notice for nominations of candidates for election to LLC’s board of directors or for proposing matters that can be acted upon by holders of LLC common shares at meetings of holders of LLC common shares;

•	enabling LLC to issue additional securities, including preferred securities;

•	enabling the board of directors of LLC to amend the LLC agreement without approval by the holders of LLC common shares under certain specified circumstances;

•	limiting the ability of holders of LLC common shares to call special meetings of holders of LLC common shares; and

•	limiting the ability of holders of LLC common shares to increase their ownership interest in LLC common shares in excess of the ownership limitation of 9.8% of all outstanding LLC common shares as long as OT Realty Trust, or any other subsidiary of LLC, qualifies as a REIT.
     These provisions, as well as other provisions in the LLC agreement, may delay, defer or prevent a transaction or a change in control that might otherwise result in you obtaining a takeover premium for your LLC common shares.
Our Annual Meeting
Date, Time, Place and Purpose of Our Annual Meeting (Page __)
     We will hold our annual meeting at the offices of Duane Morris LLP, United Plaza, 12th Floor, 30 South 17th Street, Philadelphia, Pennsylvania 19103, at ___ a.m., prevailing time, on                     ,                     , 2008.
     At our annual meeting, our stockholders will be asked to:
•	Elect three Class II directors to serve for a term of three years and until the election of their successors;

•	Approve our merger with and into Sub and the other transactions contemplated by the merger agreement among Sub, LLC and us; and

•	Adjourn or postpone our annual meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of our annual meeting to approve the merger.

Record Date; Quorum; Outstanding Common Stock Entitled to Vote (Page _)
     Our board of directors established the close of business on                     , 2008 as the record date for determining holders of our common stock entitled to vote at our annual meeting. Our stockholders will not be entitled to vote at our annual meeting if they are not stockholders of record as of the close of business on                     , 2008.
     Each share of our common stock is entitled to one vote. On the record date,                      shares of our common stock were entitled to vote at our annual meeting. Our preferred stock has no voting rights.
     The presence, in person or by proxy, of the holders of at least a majority of our common stock issued and outstanding on the record date is necessary to constitute a quorum at our annual meeting. Abstentions will be counted for the purpose of determining whether a quorum is present. At our annual meeting, a quorum must be present in order for the election of directors and the vote on the merger proposal to occur.
Required Vote (Page       )
     Proposal to Approve the Merger and the Other Transactions Contemplated by the Merger Agreement. Under the MGCL and our charter, the merger proposal must receive the affirmative vote of the holders of not less than a majority of our outstanding shares of common stock entitled to vote at our annual meeting. Therefore, an abstention will count as a vote against the merger proposal.
     Election of Directors. The three candidates for Class II directors who receive the largest number of votes cast at our annual meeting will be elected. A properly executed proxy card marked Withhold Authority will not be voted with respect to the nominee for nominees so indicated although the shares represented by the proxy will be counted for the purposes of determining whether a quorum is present. Our charter and bylaws do not authorize cumulative voting in the election of directors.
     As of the record date, our directors and executive officers and their affiliates beneficially owned                      shares of our common stock, or approximately ___%, of our issued and outstanding shares entitled to vote at our annual meeting, exclusive of the shares issuable upon exercise of the warrant Arco holds. If Arco exercises its warrant prior to the record date, Arco will own and control 49% of the voting power of our common stock. Arco may exercise this warrant in its sole discretion and has advised us that, if it exercises the warrant prior to the record date, it intends to vote for the election of our nominees for Class II directors and for the approval of the merger proposal. Therefore, if Arco exercises the warrant and votes for our director nominees and the approval of the merger proposal, our nominees for election as Class II directors and the merger proposal are likely to be approved even if substantially all of our stockholders other than Arco do not vote for our nominees for election as Class II directors and vote against the approval of the merger proposal.
     Our board of directors believes that the merger with Sub is in the best interests of our stockholders and unanimously recommends that you vote FOR the merger proposal.
Appraisal Rights (Page __)
     Appraisal rights are statutory rights that enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. The holders of our common stock are not entitled to exercise appraisal rights in connection with the merger.
     Our stockholders do not have appraisal rights in connection with the merger proposal as long as our common stock remains listed on the NYSE or another national securities exchange.
NYSE Status (Page      )
     On January 9, 2008, we received notice from the NYSE that we were no longer in compliance with the NYSE’s continued listing standard related to maintaining an average closing stock price of over $1.00 per share of common stock for 30 consecutive days. Under the NYSE rules, we have six months to bring our share price and average price back above $1.00 per share, during which time our common stock will continue to be listed and traded on the NYSE, subject to ongoing reassessment by the NYSE. We submitted a plan to the NYSE to address the price deficiency, which includes the merger described in this proxy statement/prospectus.
     We can provide no assurance that our common stock will continue to be listed on the NYSE, and the NYSE has advised us that LLC common shares will not satisfy applicable NYSE listing standards. It is likely that LLC common shares will trade on the OTC Bulletin Board until such time that LLC common shares qualify for listing on a national securities exchange. See “Risk Factors” regarding potential delisting of our common stock by the NYSE.
Solicitation (Page       )
     We will pay for the costs of our annual meeting and for the mailing of this proxy statement/prospectus to our stockholders.

     In addition to soliciting proxies by mail, our directors, officers and employees may also solicit proxies from our stockholders of record in person or by telephone or e-mail. They will not be compensated for doing so.
Certain Differences in Rights of Stockholders (Page       )
     When we complete the merger, the Delaware Limited Liability Company Act, or the DLLCA, will govern the rights of the holders of LLC common shares compared to the MGCL and LLC’s limited liability company agreement compared to our charter.
Business Plan
Overview
     We were incorporated in Maryland in April 2003 to invest primarily in U.S. agency and other highly-rated, single-family, MBS. We began substantive operations in mid-June 2003 after completing a private placement of our common stock. In 2005, we expanded our mortgage investment strategy to include mortgage loan acquisition and securitization, as well as investments in MBS that have credit ratings of below AAA.
     We are currently a REIT and we intend to relinquish our REIT qualification upon our deemed liquidation and our conversion to a PTP pursuant to the merger. We believe that the merger and the conversion are in the best interests of our stockholders and since LLC will not be required to comply with the REIT income and asset tests and distribution requirements, it will significantly enhance its flexibility for investment diversification and cash management purposes. We believe that the merger and the conversion will allow us to benefit from the possibility, depending on the fair market value of the assets, net of liabilities, transferred by us to LLC in connection with the merger, of meeting the REIT distribution requirements for our taxable years ended December 31, 2007 and ending on the effective date of the merger and continuing to be taxed as a pass-through entity for U.S. federal income tax purposes with the reduced risk associated with the potential failure to comply with complex REIT tax requirements under U.S. federal income tax law. Following the merger and the conversion, we anticipate that LLC will continue to operate using our existing business plan and will benefit from the conversion through the additional flexibility the PTP structure will provide as described below.
     We intend to use a combination of investment strategies to drive stable, long-term competitive returns for our stockholders. In all of our investment strategies, we will seek to acquire or manage mortgage-related assets, and/or lever our credit and risk management competencies. We will seek to invest our own capital in U.S. mortgages and MBS with carefully managed credit risk parameters. We also intend to seek to enter into, through one or more corporate subsidiaries, fee-based asset management businesses, by providing our expertise on a fee basis to third parties interested in investing in real estate-related debt.

     Our longer-term strategy will focus on returning to profitability. Our strategy will include both new investments in mortgages and MBS as well as new business initiatives. We believe our existing credit management infrastructure is readily adaptable to asset management, particularly in three areas:
•	First, we intend to offer our services as an advisor to holders of existing MBS or whole loan positions to provide forensic underwriting, loss mitigation oversight and surveillance services. We currently perform these functions in conjunction with managing our loan and MBS portfolios and can readily provide these services to third parties. We will provide the services to third parties through a taxable corporate subsidiary.

•	Second, we intend to seek, through one or more taxable corporate subsidiaries, asset management engagements from institutional investors seeking to profit from the current turmoil in the MBS market. We will earn a management fee for these services and will invest our client funds with the same investment philosophy as we invest our own capital. Our credit underwriting, loss mitigation, surveillance and information technology systems have recently been upgraded to accommodate any reasonably expected increase in volume in this type of business.

•	Finally, we expect to serve as a sub-manager on investment funds. Our business plan includes opportunities in domestic markets as well as expansion to non-U.S. markets. We believe the current market environment provides significant opportunities to us to develop these new services, which would be closely aligned with our current expertise. However, we can provide no assurance that further market disruption will not occur or that we will be able to successfully execute our business or liquidity plans discussed herein. We will provide these services to third parties through a taxable corporate subsidiary.
Questions and Additional Information (Page )
Luminent
     Our stockholders who have questions about the merger or how to submit their proxy, or who need additional copies of this proxy statement/prospectus or the enclosed proxy card, should call Karen Chang, our Chief Financial Officer, collect at (215) 564-5900.

RISK FACTORS
     You should carefully consider the risks described below, as well as the risks described on page ___of this proxy statement/prospectus before making a decision to vote in respect of the merger and the transactions contemplated by the merger agreement which will result in the conversion of your shares of our common stock into LLC common shares. These risks are not the only ones we face.
Risks Related to the Conversion
     The merger and conversion may not be completed, which may harm us.
     Although our board of directors has approved the merger and the conversion to a PTP structure and has approved and adopted the merger agreement, which effects the conversion, the completion of the merger and the conversion are subject to a number of conditions, and there is no assurance that all of the conditions to closing will be met and that the merger or the conversion will be completed. In addition, we reserve the right to cancel or defer the merger or the conversion even if our stockholders vote to approve the merger and the other conditions to the completion of the merger are satisfied or waived. You will not have any right to vote or have any input on our board of directors’ decision to delay or cancel the merger or the conversion.
     While we will continue our operations if the merger and the conversion to a PTP structure are not completed for any reason, we may be harmed in a number of ways, including the following:
•	we had a negative net worth of approximately $310.0 million at December 31, 2007 and depend on our financing sources to provide us with short-term funding as needed. Our current financing alone may not be sufficient to allow us to remain in business;

•	the market price of our common stock may decline to the extent that the current market price of such stock reflects a market assumption that the conversion will be completed;

•	an adverse reaction from our investors and potential investors may reduce future debt or equity financing opportunities;

•	our costs incurred in connection with the merger, including legal and accounting fees, must be paid even if the conversion is not completed; and

•	if the merger and the conversion are not completed, we are unlikely to meet the REIT distribution requirements for our taxable year ended December 31, 2007, which may cause us to incur significant corporate level tax in 2007 and subsequent taxable years.

     Because LLC will not be taxed as a REIT, it will not be subject to the same distribution requirements to which we are subject and therefore may distribute a lower percentage of any of its taxable income to the holders of its shares.
     As a REIT, we are generally required to distribute at least 90% of our taxable income to our stockholders each year in order to maintain our qualification as a REIT. Because LLC will not be taxed as a REIT, LLC will not be subject to the 90% REIT distribution requirement and LLC’s board of directors may therefore determine to reduce or eliminate distributions following the conversion.
     Certain provisions of the LLC agreement make it difficult for third parties to acquire control of LLC and could deprive you of the opportunity to obtain a takeover premium for your LLC common shares.
     The LLC agreement contains a number of provisions that could make it more difficult for a third party to acquire, or may discourage a third party from acquiring, control of LLC. Certain of these provisions are described under “Comparison of Stockholder Rights.” These provisions include, among others:
•	restricting its ability to enter into certain transactions with major holders of its shares modeled on the limitation contained in Section 203 of the DGCL;

•	classifying its board of directors into three classes with staggered terms of office of three years each;

•	allowing only the LLC board of directors to fill newly created directorships;

•	requiring that directors may be removed only for cause and only by a vote of at least 66-2/3% of the shares entitled to vote in the election of directors;

•	requiring advance notice for nominations of candidates for election to LLC’s board of directors or for proposing matters that can be acted upon by holders of LLC common shares at meetings of such holders;

•	enabling LLC to issue additional securities, including preferred securities;

•	enabling the board of directors of LLC to amend the LLC agreement without shareholder approval under certain specified circumstances;

•	limiting the ability of holders of LLC common shares to call special meetings of shareholders; and

•	limiting the ability of holders of LLC common shares to acquire LLC common shares in excess of the ownership limitation of 9.8% of all outstanding LLC common shares as long as OT Realty Trust, or another subsidiary of LLC, qualifies as a REIT.
     These provisions, as well as other provisions in the LLC agreement, may delay, defer or prevent a transaction or a change in control that might otherwise result in you obtaining a takeover premium for your shares. See “Description of LLC Common Shares” beginning on page ___for more information about voting and consent rights and the anti-takeover provisions.
General Risks Related to Our Business
     We may not be able to implement our new business strategy profitably.
     We plan to return to profitability by implementing new business strategies including investment in loans or MBS in both domestic and non-U.S. markets and pursuing fee-based asset management engagements. For our new business strategies to succeed, we need to identify appropriate opportunities where we can use our expertise in managing investments collateralized by residential real estate. These strategies will entail establishing relationships and, for some of these opportunities, we would need additional capital available to invest in order to support the implementation of the strategies. If we are unable to find sufficient opportunities or do not have sufficient capital to invest, we may be unable to implement our business strategy profitably.
     Even if we are able to stabilize our business and to resume purchasing new investments, we might not be able to purchase residential mortgage loans, MBS and other investments that meet our investment criteria or at favorable spreads over our borrowing costs.
     In accordance with our growth strategy, once we stabilize our business, we plan to resume purchasing mortgage loans and MBS. A significant portion of our anticipated future net income will depend on our ability to acquire residential mortgage loans, MBS and other investments at favorable spreads over our borrowing costs. Intense competition exists for the acquisition of mortgage loans, MBS and other investments. Our competitors for these types of investments include REITs, investment banking firms, savings and loan associations, banks, insurance companies and mutual funds, many of which have greater financial resources than we do. Our results of operations and financial condition could be adversely affected if we were not able to acquire a sufficient amount of residential mortgage loans, MBS and other investments at favorable spreads over our borrowing costs.
     The current dislocations in the sub-prime mortgage sector and the current weakness in the broader mortgage market have adversely affected our business and could result in further increases in our borrowing costs, reductions in our liquidity and reductions in the value of our investment portfolio.

     Although our direct exposure to sub-prime mortgages is limited, the current dislocations in the sub-prime mortgage sector and the current disruption in the broader mortgage market have adversely affected our ability to obtain funding for our whole loan purchases and our MBS portfolio and have caused some of our counterparties to be unwilling or unable to provide us with financing on even our highest quality AAA-rated MBS. These financing trends have increased our financing costs and reduced our liquidity. In addition, our liquidity has been adversely affected by margin calls under our repurchase agreements. Our repurchase agreements allow the counterparty, to varying degrees, to revalue the collateral to values that the lender considers to be appropriate market value. If a counterparty determines that the value of its collateral has decreased, the counterparty may initiate a margin call requiring us to post additional collateral or cash to cover the decrease. The current market dislocation has also negatively impacted the marketability of our whole loans and MBS and, due to our need for additional liquidity and to repay outstanding borrowings, we have had to sell some of our whole loans and most of our MBS at depressed prices. We cannot predict how long this market dislocation will last or if further dislocation will occur in the future. The continuation of the current market environment or further disruptions in the market could further increase our borrowing costs, further reduce our liquidity and further reduce the value of our investment portfolio.
     Our investment strategies employ a significant amount of leverage.
     Our investment strategies generally employ a significant amount of leverage. Our financing arrangements, including our repurchase agreements, warehouse financing, debt securities and other types of borrowings, and their related hedging instruments, contain operating and financial covenants with which we must comply on a continuing basis. Our failure to comply with these operating and financial covenants could result in the declaration of default, cancellation or non-renewal of one or more of our financing or hedging arrangements.
     We manage the levels of the financing liabilities funding our portfolios based on recourse leverage. We generally seek to maintain an overall borrowing recourse leverage of less than ten times the amount of our equity and long-term debt. Our recourse leverage ratio as of December 31, 2007 exceeded our guidelines because of the significant decline in the fair value of our MBS. We actively manage our capital efficiency through our liability structure, including the non-recourse mortgage-backed notes issued to finance our securitized loans held for investment, in order to manage our liquidity and interest rate related risks.
     Leverage also amplifies the potential severity of the other risks discussed in these “Risk Factors”.
     Interest rate mismatches between residential mortgage loans and MBS we own and borrowings we have used to acquire these assets may adversely affect our results of operations.

     The interest rate repricing terms of our outstanding borrowings may differ from the interest rate repricing terms of our assets. As a result, during a period of rising interest rates, we could experience a decrease in, or elimination of, our net income or incur a net loss because the interest rates on our borrowings could increase faster than the yields on our assets. Conversely, during a period of declining interest rates and accompanying higher prepayment activity, we could experience a decrease in, or elimination of, our net income or generate a net loss as a result of higher premium amortization expense because the interest we receive on our assets may decrease more quickly than the interest we pay on our borrowings.
     Our use of certain types of financing may give our lenders greater rights in the event that either we or any of our lenders file for bankruptcy.
     Our borrowings under repurchase agreements and warehouse financing may qualify for a treatment under the bankruptcy code that could give our lenders the ability to avoid the automatic stay provisions of the bankruptcy code and to take possession of and liquidate our collateral under the repurchase agreements without delay if we file for bankruptcy. Furthermore, this treatment of repurchase agreements and warehouse financing under the bankruptcy code may make it more difficult for us to recover our pledged assets in the event that any of our lenders files for bankruptcy. Thus, our use of repurchase agreements and warehouse financing exposes our pledged assets to risk in the event of a bankruptcy filing by us or any of our lenders.
     The residential mortgage loans and MBS we hold are subject to illiquidity, which might prevent us from selling them at reasonable prices should we find it necessary or believe it is advisable to sell them.
     From time to time, residential mortgage loans and MBS experience periods of illiquidity. A period of illiquidity might result from the absence of a willing buyer or an established market for these assets, as well as legal or contractual restrictions on resale. We bear the risk of being unable to dispose of the residential mortgage loans and MBS we hold at advantageous times and prices during periods of illiquidity which could increase our costs and reduce our book value. Periods of illiquidity could also adversely impact our results of operations and financial condition.
     Many of our investments are illiquid, and we may not be able to vary our portfolio in response to changes in economic and other conditions.
     The securities that we purchase in connection with privately negotiated transactions are not registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or other disposition except in a transaction that is exempt from the registration requirements of, or is otherwise in accordance with, those laws. A majority of the MBS that we hold were acquired in private, unregistered transactions and are therefore subject to restrictions on resale or otherwise have no established trading market. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our investments. Furthermore, we may face other restrictions on our ability to liquidate an investment in a business entity to the extent that we have or could be attributed with material non-public information regarding such business entity.
     Performance of our residential mortgage loans and MBS are subject to the overall health of the U.S. economy, and a national or regional economic slowdown could adversely impact our results of operations or financial condition.
     The health of the U.S. residential mortgage market correlates with the overall health of the U.S. economy. An overall decline in the U.S. economy could cause a significant decrease in the values of mortgaged properties throughout the U.S. This decrease, in turn, could increase the risk of delinquency, default or foreclosure on our residential mortgage loans and on the residential mortgage loans underlying our MBS, and could adversely impact our results of operations or financial condition. Furthermore, our financing is subject to credit risk of the counterparties in our financing transactions. Our inability to obtain a significant amount of financing through these sources would adversely impact our results of operations or financial condition.
     Our stockholders’ equity, or book value, is volatile.
     The fair values of the residential mortgage loans, MBS and hedging instruments that we hold are subject to daily fluctuations in market pricing resulting from changes in a number of factors, including interest rates, yield spreads and credit quality.
     We carry our MBS as “available-for-sale” and flow any changes in their fair value through the “other comprehensive income or loss” portion of stockholders’ equity on our balance sheet or statement of operations depending on our expectations of the recoverability of our losses on our securities. The daily fluctuations in market pricing of these MBS, and the corresponding effect of these fluctuations on our stockholders’ equity, creates volatility in our stockholders’ equity, or book value.
     Hedging instruments are marked-to-market through our statement of operations. The daily fluctuation in market pricing of our hedging instruments, and the corresponding flow of these fluctuations through our statement of operations, may create volatility in our stockholders’ equity, or book value.
     Our residential mortgage loans, MBS and other investments are subject to the risks of delinquency, foreclosure and credit loss.

     Our risk of loss is dependent upon the performance of the residential mortgage loans that we own, as well as upon the performance of the residential mortgage loans underlying the MBS that we own.
     All of our residential mortgage loans and MBS are secured by underlying real property interests. We target prime quality residential mortgage loans with specific characteristics for our portfolio, including Alt-A documentation, which is considered non-conforming and may result in higher credit risks. Although we hold first lien positions on all of the mortgage-backed loans in our portfolio, borrowers may acquire a second lien against the underlying collateral, creating a higher risk of delinquency, foreclosure and losses. To the extent that the value of the property underlying our residential mortgage loans or MBS decreases, our security could be impaired and we could expect greater credit losses.
     A substantial deterioration in the financial strength of Fannie Mae, Freddie Mac or other corporate guarantors of the MBS that we own could increase our exposure to future delinquencies, foreclosures or credit losses and adversely impact our results of operations and financial condition.
     We own subordinated MBS that are structured to absorb a disproportionate amount of any credit losses on the underlying residential mortgage loans.
     We own subordinated MBS that have credit ratings below AAA. These subordinated MBS are structured to absorb a disproportionate share of the losses from their underlying residential mortgage loans and expose us to high levels of volatility in net interest income, interest rate risk, prepayment risk, credit risk and market pricing volatility.
     We own some MBS that are backed by mid-prime or sub-prime residential mortgage loans which are subject to higher delinquency, foreclosure and credit loss rates than the prime residential mortgage loans we typically purchase.
     Mid-prime and sub-prime residential mortgage loans are typically made to borrowers who have poor or limited credit histories and who, as a result, do not qualify for traditional mortgage products. Because of their poor or limited credit histories, mid-prime and sub-prime borrowers have a substantially higher rate of delinquencies and foreclosure and loss rates than prime credit quality borrowers.
     Our residential mortgage loans and MBS have material geographic concentrations.
     Our residential mortgage loans and MBS have material geographic concentrations. The residential mortgage loans and the residential mortgage loans underlying our MBS that we own related to properties located in California, Florida, Arizona, Virginia and Nevada constitute a material portion of our assets. Our delinquency, foreclosure and credit losses over time may be exacerbated by this geographic concentration which could adversely impact our results of operations and financial condition.

     We face the risk of greater than projected prepayment rates of the residential mortgage loans and MBS we own.
     The principal and interest payments that we receive from the residential mortgage loans and MBS we own are generally funded by the payments that borrowers make in accordance with the amortization schedules of their residential mortgage loans. When borrowers prepay their residential mortgage loans more quickly than we projected, we receive principal cash flows from our investments more quickly than we anticipated. Greater than projected prepayment rates can adversely affect our results of operations and financial condition. Changes in prepayment rates are difficult to predict. Prepayment rates generally increase when interest rates decline and decrease when interest rates rise. Prepayment rates may also be affected by other factors, including the condition of the housing and financial markets, the overall economy, residential mortgage loan interest rates currently available to borrowers in the market and the ability of borrowers to refinance their mortgages.
     We amortize any premiums or accrete discounts related to the residential mortgage loans and MBS we own through our results of operations over their expected terms. The amortization of a premium through our statement of operations reduces our interest income, while the accretion of a discount through our statement of operations increases our interest income. The expected terms for residential mortgage loans and MBS are a function of the prepayment rates for the residential mortgage loans or the residential mortgage loans underlying the MBS. If residential mortgage loans and MBS we purchased at a premium are subsequently prepaid in whole or in part more quickly than we anticipated, we are then required to amortize their respective premiums more quickly, which would decrease our net interest income and adversely impact our results of operations. Conversely, if residential mortgage loans and MBS we purchased at a discount are subsequently prepaid in whole or in part more slowly than we anticipated, we are then required to accrete their respective discounts more slowly, which could decrease our net interest income and adversely impact our results of operations.
     Our residential mortgage loans and MBS are subject to interest rate caps and payment caps with resets.
     The residential mortgage loans that we hold directly and the MBS collateralized by the residential mortgage loans that we own may be subject to periodic and lifetime interest rate caps. Periodic interest rate caps limit the amount that the interest rate on a mortgage loan can increase during any given period. Lifetime interest rate caps limit the amount that the interest rate on a mortgage loan can increase during the life of the loan. The periodic adjustments to the interest rates of the residential mortgage loans that we hold directly and that underlie our MBS, known as resets, are based on changes in an objective benchmark interest rate index, such as the U.S. Treasury index or LIBOR. During a period of rapidly increasing interest rates, the interest rates we pay on our borrowings could increase without limitation, while interest rate caps and delayed resets could limit the increases in the yields we receive on the residential mortgage loans and MBS we hold. Further, some of the residential mortgage loans and mortgages underlying the MBS we hold may be subject to periodic interest rate payment caps that could result in a portion of the interest being deferred and added to the outstanding principal. As a result, we may receive less cash income on the residential mortgage loans and MBS we hold than we need to pay interest on our related borrowings. These factors could adversely impact our results of operations and financial condition.
     A significant portion of the mortgages we hold permit negative amortization. Negative amortization can increase our overall risk.
     We hold certain mortgages and certain mortgages collateralizing MBS that permit negative amortization. A negative amortization provision in a mortgage permits the borrower to defer payment of a portion of the monthly interest accrued on the mortgage and to add the deferred interest amount to the principal balance of the mortgage. As a result, during periods of negative amortization the principal balances of negatively amortizing mortgages increase and their weighted-average lives extend.
     When a mortgage or a mortgage collateralizing a MBS experiences negative amortization, we continue to recognize interest income on the mortgage or MBS even though we are not receiving cash interest in an amount equal to the deferred portion of the interest income. Unless we receive other sources of cash flow from these loans, such as principal repayment, we could experience negative cash flow. This negative cash flow could adversely impact our results of operations and financial condition. Securitization structures allocate the principal payments and prepayments on mortgage loans, including loans with negative amortization features. To date, prepayments on our mortgage loans with negative amortization have been sufficient to offset negative amortization such that all our securitization structures have made all their required payments to bondholders.
     In addition, when a mortgage experiences negative amortization, the principal balance of the mortgage increases while the underlying market value of the related mortgaged property can remain flat or decrease. In such cases, the then current loan-to-value ratio of the negatively-amortizing mortgage increases. Increasing current loan-to-value ratios on mortgages correspondingly increase the likelihood and severity of potential credit losses related to those mortgages. Our mortgage loans generally can experience negative amortization to a maximum amount of 110-125% of the original mortgage loan balance. As a result, given the relatively low average loan-to-value ratio of 75.9% and effective loan-to-value ratio of 71.8% of our portfolio, which includes the additional purchase protection provided by mortgage insurance as of December 31, 2007, we believe that our portfolio would still have a significant homeowners’ equity cushion even if all negatively-amortizing loans reached their maximum permitted amount of negative amortization.

     To the extent a mortgage experiences negative amortization such that its loan-to-value ratio exceeds the fair market value of the real estate securing the mortgage at the time we purchased the mortgage, that mortgage will no longer constitute a qualifying asset for the test we are required to meet under the Investment Company Act of 1940, as amended, or the 1940 Act. If we fail to satisfy the test, our ability to use leverage would be substantially reduced, and we would be unable to conduct our business in accordance with our operating policies.
     The representations and warranties that we have made as part of our securitizations may subject us to liability.
     We have made representations and warranties regarding the residential mortgage loans that we transfer to securitization trusts. Each securitization trust has recourse to us for breach of the representations and warranties we have made regarding the loans at the time such residential mortgages loans were transferred to the securitization trust. However, the remedies available to the securitization trust could be broader than the remedies available to us. In the event the securitization trust enforces its remedies against us, we may not be able to enforce similar remedies against our originators.
     The use of residential mortgage loan and MBS securitizations with overcollateralization requirements could restrict our cash flow.
     We have used overcollateralization in connection with our securitizations, which could restrict our cash flow in the event loan delinquencies or credit losses on the securitized mortgage loans and MBS exceed certain levels. The terms of our securitizations generally provide that, if certain delinquencies and/or losses exceed specified levels based on rating agencies’ or applicable financial guaranty insurers’ analysis of the characteristics of the loans pledged to collateralize the securities, the required level of overcollateralization may increase or may not decrease as would otherwise be permitted. These and other tests may restrict our ability to receive net interest income from a securitization.
     We rely on assumptions and estimates when we calculate the fair values and projected cash flows for the residential mortgage loans, MBS and hedging instruments we hold. As a result, these fair values and projected cash flows could be subject to subsequent adjustment.
     We rely on assumptions and estimates when we calculate the fair values and projected cash flows of certain residential mortgage loan commitments, MBS and hedging instruments. We use internally-managed complex cash flow and valuation models that utilize a number of assumptions to calculate these values. We have implemented controls to ensure that our internally-generated market values and cash flows are reasonable. If our internally-generated market values and cash flows subsequently prove not to be reasonable or correct due to modeling errors, incorrect or incomplete underlying assumptions, a failure of our internal controls or other factors, our results of operations and financial condition could be adversely affected. In addition, if we subsequently change one of the underlying assumptions used to determine the fair value and projected cash flow for a residential mortgage loan commitment, MBS or hedging instrument, we could incur an impairment charge.
     We are subject to the risks associated with inadequate or untimely services from third-party service providers.
     Third-party service providers are responsible for many of our important operational functions, including the servicing of our residential mortgage loans, the loans underlying our MBS, our residential mortgage loan and MBS securitizations, the custody of our assets, our bank accounts, the market pricing of some of our assets, income tax reporting for our assets, underwriting and credit management. As with any external service provider, we are subject to the risks associated with inadequate or untimely services and are dependent upon the availability and quality of the performance of such providers. In addition, our inability to secure appropriate servicing of our residential mortgage loans could adversely impact our results of operations and financial condition.
     Our hedging activities might be unsuccessful.
     We use Eurodollar futures, interest rate swaps, caps and floors, corridors, credit default swaps and other derivative instruments in order to reduce, or “hedge,” our interest rate and credit risks. The amount of hedging activities that we utilize varies from time to time. Our hedging activities might mitigate our interest rate and credit risks, but cannot completely eliminate these risks. The effectiveness of our hedging activities will depend significantly upon whether we correctly quantify the interest rate and credit risks being hedged, as well as our execution, and ongoing monitoring, of our hedging activities. In some situations, we may sell hedging instruments at a loss in order to maintain adequate liquidity. Our hedging activities could adversely impact our results of operations and our book value and, therefore, such activities could be limited.
     We reflect all changes in the value of our hedging instruments, including Eurodollar futures, interest rate swaps, caps and floors, corridors, credit default swaps and other derivative instruments, in our consolidated statement of operations. This change creates volatility in our results of operations, as the market value of our hedging instruments changes over time, and this volatility may adversely impact our results of operations, financial conditions and book value.
     If we move to elect hedge accounting treatment in the future, we would become subject to the ongoing monitoring requirements of hedge accounting treatment. These requirements are complex and rigorous. If we fail to meet those requirements, or if our hedging activities do not qualify for hedge accounting, we would be required to utilize mark-

to-market accounting in our statements of operations. Such accounting could result in higher volatility in our stockholders’ equity, or book value.
     Arco and its affiliates compete with us, and conflicts may arise from Arco’s allocation of investment opportunities.
     Our agreements with Arco do not prevent Arco and its affiliates from engaging in additional investment opportunities. As a result, Arco and its affiliates currently are engaged in and may in the future engage in investment opportunities that have overlapping objectives with us. In particular, affiliates of Arco currently manage a separate investment fund that invests in the same non-MBS investments as we do, including other fixed income investments and private equity investments. In case Arco exercises the warrant, with respect to this entity and any other competing entities Arco may establish in the future, Arco and its affiliates may face conflicts in the allocation of investment opportunities. Arco’s allocation is solely at the discretion of Arco and could conflict with the interests of the holders of our shares.
     The NYSE is unlikely to list LLC common shares.
     Under the rules of the NYSE on which our common stock is listed, a stock may be delisted if its average closing stock price is below $1.00 for 30 consecutive trading days or if its average market capitalization over 30 consecutive trading days falls below $25 million. On January 9, 2008, the NYSE notified us that our common stock had traded below $1.00 for 30 consecutive trading days and that we were not in compliance with this NYSE continued listing standard. We have submitted a plan to NYSE describing the definitive action we intend to take to bring us into conformity with the NYSE’s continued listing standards within six months. During this period, our common stock may continue to be listed on the NYSE, subject to ongoing reassessment by the NYSE. The NYSE has no obligation to accept our plan. The NYSE could also seek to delist our common stock in the event that we are unable to continue to satisfy the NYSE’s other qualitative and quantitative standards for continued listing, such as our aggregate market value being beneath the NYSE’s continued listing standards.
     The NYSE has advised us that LLC common shares will likely not meet applicable NYSE listing standards. It is likely that LLC common shares will trade on the OTC Bulletin Board after the merger is completed until such time that LLC common shares qualify for listing on a national securities exchange.
     Litigation pending against us may adversely affect LLC.
     The litigation pending against us could be resolved in a manner that would have a material adverse effect on LLC after the merger. The lawsuits allege, generally, that we and certain of our officers and directors violated federal securities laws by making material misrepresentations to the market concerning our operations and prospects, thereby artificially inflating the price of our common stock. The complaints seek unspecified damages. The lawsuits have been consolidated into a single action and a consolidated complaint has been filed. We have also initiated legal proceedings against two repurchase agreement counterparties, one of whom has asserted counterclaims against us.
     These cases involve complex issues of law and fact and have not yet progressed to the point where we can:
•	predict their outcome;

•	estimate damages that might result from these cases; or

•	predict the effect that final resolution of any litigation might have on our business, financial condition or results of operations, although such effect could be materially adverse.
     Our operations are significantly dependent on our information technology platform.
     We depend upon a complex and multi-layered information technology platform to conduct our operations. A disruption or loss of our information technology platform could have a material adverse effect on our results of operations and financial condition. Our technology platform consists of numerous software technology solutions provided by third- parties and our own internally-built and managed data warehouse which we rely on to manage substantially all of our business operations.
Regulatory risks
     Due to recent market disruptions that resulted in our need to sell assets to satisfy margin calls on our financing agreements, we are relying on a safe harbor exemption from the 1940 Act, in order to not become regulated as an investment company. Failure to maintain an exemption from the 1940 Act would harm our results of operations.
     We seek to conduct our business so as not to become regulated as an investment company under the 1940 Act. Because we conduct some of our business through wholly owned subsidiaries, we must ensure not only that we qualify for an exclusion or exemption from regulation under the 1940 Act, but also that each of our subsidiaries so qualifies. Under the 1940 Act, a company is not deemed to be an investment company if:
•	it neither is, nor holds itself out as being, engaged primarily, nor proposes to engage primarily, in the business of investing, reinvesting or trading in securities; and

•	it neither is engaged nor proposes to engage in the business of investing, reinvesting, owning holding or trading in securities and does not own or propose to acquire investment securities having a value exceeding 40% of the value of its total assets on an unconsolidated basis. This test is known as the 40% Test.
     The term “investment securities” excludes U.S. government securities and securities of majority owned subsidiaries that are not themselves investment companies and are not relying on the exceptions from the definition of investment company under Section 3(c)(1) or Section 3(c)(7).
     We conduct our business primarily through wholly owned or majority owned subsidiaries. We must ensure that less than 40% of the value of our total assets consists of interests in subsidiaries that rely on Section 3(c)(1) or Section 3(c)(7) in order to meet the 40% Test.
     Several of our subsidiaries are designed to rely on Section 3(c)(5)(C). We call each of these a 3(c)(5)(C) subsidiary or a qualifying subsidiary. Based on a series of no-action letters issued by the SEC’s Division of Investment Management, or Division, in order for a subsidiary to qualify for this exemption, at least 55% of that subsidiary’s assets must consist of residential mortgage loans, or the “55% Test,” and other assets that are considered the functional equivalent of residential mortgage loans for purposes of the 1940 Act (collectively, “qualifying real estate assets”), and an additional 25% of that subsidiary’s assets must consist of real estate-related assets, or the “25% Test.”
     If we fail to qualify for this exemption, our ability to use leverage would be substantially reduced, and we would be unable to execute our current operating policies and programs.
     Because of the recent market deterioration and resulting defaults on our financing obligations, we have sold assets to meet margin calls on our financing agreements and several of the our subsidiaries designed to rely on Section 3(c)(5)(C) currently fail to meet the 55% Test and must rely on Section 3(c)(7) to avoid registration as investment companies. As a result, we no longer satisfy the 40% Test.
     We are now relying upon Rule 3a-2 for our exemption from registration under the 1940 Act. Reliance upon Rule 3a-2 is permitted only once every three years. As a result, if our subsidiaries designed to rely on Section 3(c)(5)(C) fail to meet either the 55% Test or the 25% Test, or if we otherwise fail to maintain our exclusion from registration, within that three-year period, and another exemption is not available, we may be required to register as an investment company, or we may be required to acquire and/or dispose of assets in order to meet the 55% Test or other tests for exclusion. Any such asset acquisitions or dispositions may be of assets that we would not acquire or dispose of in the ordinary course of our business, may be at unfavorable prices or may impair our ability to make distributions to shareholders and result in a decline in the price of our common shares. If we are required to register under the 1940 Act, we would become subject to substantial regulation with respect to our capital structure including our ability to use leverage, management, operations, transactions with affiliated persons (as defined in the 1940 Act) and portfolio composition, including restrictions with respect to diversification and industry concentration and other matters. Accordingly, registration under the 1940 Act could limit our ability to follow our current investment and financing strategies, impair our ability to make distributions to our common shareholders and result in a decline in the price of our common stock and cause us to be taxed as a corporation for U.S. federal income tax purposes.
Legal and Tax Risks
     If we fail to qualify as a REIT, we will be subject to tax as a regular corporation and face a substantial tax liability.
     As of December 31, 2007, we estimate that we had approximately $45.0 million of undistributed REIT taxable income. In order to maintain our qualification as a REIT for our taxable year ended December 31, 2007 and for our taxable year ending on the effective date of the merger, we must distribute at least 90% of our taxable income for each such taxable year through cash distributions or distributions-in-kind. We intend to designate part or all of the deemed distribution of our assets subject to our liabilities that will be treated as occurring for U.S. federal income taxes pursuant to the merger as a dividend paid in our taxable year ended December 31, 2007 in accordance with the merger agreement. Depending on the amount by which the fair market value of our assets exceeds our liabilities, such deemed distribution of our assets to our stockholders could potentially allow us to satisfy the REIT distribution requirement for such taxable years. The starting point for determining the fair market value of our assets distributed will likely be the trading price of LLC common shares immediately after the merger, although such amount is not necessarily determinative of the value of such assets in our hands. As the trading price of LLC common shares immediately after the merger will not be known until after our stockholders vote to approve the merger, we can provide no assurance that such deemed distribution will be sufficient to satisfy the distribution requirement for either taxable year. In the event that we determine that the deemed distribution occurring pursuant to the merger is likely to be insufficient to satisfy the REIT distribution requirement for our taxable year ended on December 31, 2007, and our taxable year ending on the effective date of the merger, we intend to declare an in-kind dividend of our equity securities immediately prior to the merger that, when added to the deemed distribution occurring pursuant to the merger, will allow us to meet that requirement for those taxable years. In such event, we anticipate declaring an in-kind dividend consisting of shares of our common stock and providing an election under which our stockholders can receive cash in lieu of part or all of the shares of common stock that they would be entitled to receive, subject to an aggregate cap on cash amounts received by all stockholders equal to 32% of the total dividend amount. Nonetheless, if it were determined that we could not apply either the deemed distribution in connection with the merger or any in-kind dividend to the REIT distribution requirement for our taxable year ended December 31, 2007, or that the amount available to be applied was insufficient, we would fail the REIT distribution requirement for such taxable year. If we failed the REIT distribution requirement for our taxable year ended December 31, 2007, we would fail to qualify as a REIT for such year and our taxable year ending on the effective date of the merger. If we failed the REIT distribution requirement for our taxable year ending on the effective date of the merger, we would fail to qualify as a REIT for such year. In that event, we would be taxed as a regular domestic corporation for such taxable years, which, among other things, means that we would be unable to deduct distributions to our stockholders in computing our taxable income and would be subject to U.S. federal and state income tax on our taxable income at regular corporate tax rates. Any resulting tax liability would likely be substantial, and material to our results of our operations for 2007 and 2008. Based on the recent trading price of our common stock, the deemed distribution of our assets may not be sufficient for us to meet the 90% distribution requirement for our taxable years ended on December 31, 2007 and our taxable year ending on the effective date of the merger solely by means of the liquidating distribution contemplated by the merger. As a result, it is possible that we may be required to declare an in-kind dividend of our equity securities in an effort to avoid losing our REIT qualification for those years. Moreover, there can be no complete assurance that any such in-kind dividend will be sufficient in amount to allow us to maintain our REIT qualification through the effective date of the merger. In addition, even if we qualify as REIT for our taxable year ended December 31, 2007, because we did not make sufficient minimum distributions on or before December 31, 2007, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions on or before such date were less than the sum of:
•	85% of our REIT ordinary income for 2007;

•	95% of our REIT capital gain net income for 2007; and

•	100% of any undistributed taxable income from prior years.
     If the merger is treated for U.S. federal income tax purposes as a non-liquidating distribution by us of substantially all of our assets to our stockholders, followed by a contribution of those assets and our shares by our stockholders to LLC in exchange for LLC common shares, our stockholders would be treated as receiving a dividend distribution to the extent of our undistributed earnings and profits. U.S. stockholders would be subject to tax on any such amount at ordinary income tax rates. In addition, non-U.S. stockholders would be subject to U.S. withholding tax on such amount, and we could potentially be liable for failure to withhold such tax.

     We intend to treat the merger for U.S. federal income tax purposes as a taxable liquidating distribution of all of our assets to our stockholders, followed by a contribution by our stockholders of those assets to LLC in exchange for LLC common shares. Assuming the IRS respects the form of the merger, you generally will recognize capital gain or loss equal to the difference between the fair market value of the LLC common shares that you receive in the merger and your adjusted tax basis in our shares of common stock exchanged therefor. However, there can be no assurance that the IRS will not assert that the merger should instead be treated as a non-liquidating distribution by us of substantially all of our assets to our stockholders, followed by a contribution by our stockholders of those assets, and common stock to LLC in exchange for LLC common shares. This treatment of the merger could be based on our formation of OT Realty Trust, a subsidiary that we formed in 2007 that intends to qualify as a REIT, to own the securities that we previously held in Luminent Mortgage Trust 2005-1 and would generally require a conclusion that OT Realty Trust be treated for U.S. federal income tax purposes as a continuation of us. We do not believe such treatment is likely as OT Realty Trust was formed during 2007, and significantly more than a majority of our assets, after the merger, will be held not by OT Realty Trust, but rather by LLC which will be taxed as a partnership for U.S. federal income tax purposes.
     If the IRS were to successfully recharacterize the merger, our stockholders would be treated as receiving a dividend distribution to the extent of our undistributed earnings and profits. U.S. stockholders would be subject to tax on any such amount treated as an ordinary dividend at ordinary income tax rates. In addition, non-U.S. stockholders would be subject to U.S. withholding tax at a 30% rate, or lower rate provided by an applicable tax treaty, on their portion of the deemed distribution of our assets, and we could be liable for failure to withhold such tax. See “Material U.S. Federal Income Tax Considerations – U.S. Federal Income Tax Consequences of the Merger and the Conversion.”
     If we make an in-kind dividend of our equity securities prior to the merger in an effort to maintain our REIT qualification through the effective date of the merger, a stockholder’s tax liability could exceed the cash that the stockholder receives in connection with the dividend.
     In the event that the deemed distribution occurring pursuant to the merger is likely to be insufficient to satisfy the REIT distribution requirement for our taxable year ended on December 31, 2007, and our taxable year ending on the effective date of the merger, we intend to declare an in-kind dividend of our equity securities immediately prior to the merger that, when added to the deemed distribution occurring pursuant to the merger, will allow us to meet the REIT distribution requirement for those taxable years. In such event, we anticipate declaring an in-kind dividend consisting of shares of our common stock and providing an election under which our stockholders can receive cash in lieu of part or all of the shares of common stock that they would be entitled to receive, subject to an aggregate cap on cash amounts received by all stockholders equal to 32% of the total dividend amount. The entire amount of the dividend received by a stockholder, which will equal the sum of the fair market value of the shares of stock and the amount of cash received by the stockholder, will be included in the stockholder’s income for federal and state tax purposes. Taxable domestic stockholders will be subject to tax on such income at regular tax rates. In addition, foreign stockholders will be subject to U.S. withholding tax at a 30% rate or lower rate provided by applicable tax treaty. Moreover, it is possible that a portion of such dividend could constitute excess inclusion income, which could have adverse tax consequences for stockholders. See “Material U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Consequences Relating to Investments in REITs” below.
     If LLC fails to satisfy the “qualifying income exception,” all of its income will be subject to an entity-level tax, which would result in a material reduction in cash flow and after-tax return for holders of LLC common shares and thus could result in a substantial reduction in the value of LLC common shares.
     Under current law and assuming full compliance with the terms of the LLC agreement and other relevant documents and based upon factual representations that will be made by officers and management of LLC, LLC expects to receive an opinion of Hunton & Williams LLP to the effect that LLC will be treated as a partnership, and not as an association or a publicly traded partnership taxable as a corporation, for U.S. federal income tax purposes. The factual representations that LLC will make and upon which Hunton & Williams LLP will rely relate to LLC’s organization, operation, assets, activities, income and present and future conduct of its operations. Opinions of counsel, however, are not binding on the IRS. No assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position.
     As a general rule, if a partnership is “publicly traded,” as defined in the Internal Revenue Code of 1986, as amended, or Code, it will be treated as a corporation for U.S. federal income purposes. We expect that LLC, immediately after the merger, will be a PTP. A PTP will, however, be taxed as a partnership, and not as a corporation, for U.S. federal income tax purposes, as long as 90% or more of its gross income for each taxable year constitutes “qualifying income” within the meaning of the Code. We refer to this exception as the “qualifying income exception.” Qualifying income generally includes rents, dividends, interest to the extent such interest is neither derived from the “conduct of a financial or insurance business” nor based, directly or indirectly, upon the “income or profits” of any person, and capital gains from the sale or other disposition of stocks, bonds and real property. Qualifying income also includes other income derived from the business of investing in, among other things, stocks and securities, but does not include management and advisory fee income, which LLC expects to receive through taxable corporate subsidiaries.
     If LLC were to fail to satisfy the “qualifying income exception” described above for any taxable year, it would be treated for U.S. federal and certain state and local income tax purposes as a corporation for that year and all subsequent years. In such case, LLC would be required to pay income tax at regular corporate rates on all of its taxable income. You would be treated as a stockholder in a corporation, and LLC’s taxable income and loss would not pass through to you. In addition, LLC would likely be liable for state and local income and/or franchise taxes on all of its income. Distributions to holders of LLC common shares would constitute ordinary dividend income taxable to the extent of LLC’s earnings and profits, and LLC could not deduct those distributions. Taxation of LLC as a corporation could result in a material reduction in cash flow and after-tax return for holders of LLC common shares and thus could result in a substantial reduction in the value of those common shares.
     Complying with certain tax-related requirements may cause LLC to forego otherwise attractive business or investment opportunities.
     In order for LLC to be treated as a partnership for U.S. federal income tax purposes, and not as an association or publicly traded partnership taxable as a corporation, it must satisfy the qualifying income exception, which will require that at least 90% of its gross income each taxable year consist of interest, dividends, capital gains and other types of “qualifying income.” Interest income will not be qualifying income for the qualifying income exception if it is derived from “the conduct of a financial or insurance business.” This requirement will limit LLC’s ability to originate loans, acquire loans originated by its affiliates, or directly engage in activities that produce fees or other non-qualifying income. In addition, LLC intends to operate so as to avoid generating a significant amount of income that is treated as effectively connected with the conduct of a U.S. trade or business with respect to non-U.S. holders. In order to comply with these requirements, LLC may be required to invest through domestic corporations that are subject to corporate income tax or forego attractive business or investment opportunities. Thus, compliance with these requirements may adversely affect LLC’s ability to maximize revenue or after-tax net income.
     You will be subject to U.S. federal income tax on your allocable share of LLC’s taxable income, regardless of whether or when you receive any cash distributions from LLC.
     LLC intends to be treated, for U.S. federal income tax purposes, as a partnership and not as an association or a publicly traded partnership taxable as a corporation. Each holder of LLC common shares will be allocated its pro rata share of LLC’s taxable income on an annual basis. U.S. taxable domestic holders of LLC common shares will be subject to U.S. federal income taxation and, in some cases, state, local and foreign income taxation, on their allocable share of LLC’s taxable income, regardless of whether or when they receive corresponding cash distributions. In addition, certain of LLC’s investments, including investments in mortgage loans and debt securities and its ownership of OT Realty Trust may produce taxable income without corresponding distributions of cash by LLC or produce taxable income prior to the receipt of the cash flow relating to such income. You will be required to take such income into account in determining your taxable income for each year, and it is possible that, in any taxable year, you may not receive cash distributions equal to your tax liability attributable to your allocation of LLC’s taxable income.
     Your ability to deduct certain expenses of LLC may be limited.
     In general, a holder of LLC common shares that is an individual, estate or trust may deduct expenses incurred by LLC that are considered “miscellaneous itemized deductions” only to the extent that a holder’s allocable share of those expenses, along with the holder’s other miscellaneous itemized deductions, exceeds, in the aggregate, 2% of the holder’s adjusted gross income. In addition, these expenses are not deductible in determining the alternative minimum tax liability of a holder. Limitations also currently exist on the deductibility of itemized deductions by individuals whose adjusted gross income exceeds a specified amount, adjusted annually for inflation. Your inability to deduct all or a portion of such expenses could result in an amount of taxable income to you with respect to LLC that exceeds the amount of cash actually distributed to you for the year.
     You may recognize a greater taxable gain or a smaller tax loss on a disposition of your LLC common shares than expected because of the treatment of debt under the partnership tax accounting rules.
     LLC may incur debt for a variety of reasons, including for acquisitions as well as other purposes. Under partnership tax accounting principles that apply to LLC, debt of LLC generally will be allocable to holders of LLC common shares, who will realize the benefit of including their allocable share of the debt in the tax basis of their shares. As discussed in the section entitled “Material U.S. Federal Income Tax Considerations” beginning on page ___, the tax basis in shares will be adjusted for, among other things, distributions of cash and allocations of LLC’s losses, if any. When a holder sells LLC common shares, the holder’s amount realized on the sale will include not only the sales price of the shares but also the portion of LLC’s debt allocable to those shares which is treated as proceeds from the sale of those shares. Depending on the nature of LLC’s activities after having incurred the debt, and the utilization of the borrowed funds, a later sale of shares could result in a larger taxable gain or a smaller tax loss than anticipated.
     Tax-exempt holders of LLC common shares will likely recognize significant amounts of “unrelated business taxable income.”
     An organization that is otherwise exempt from U.S. federal income tax is nonetheless subject to taxation with respect to its unrelated business taxable income, or UBTI. Because LLC expects to incur “acquisition indebtedness” with respect to certain equity and debt securities it intends to hold either directly or indirectly through subsidiaries that are treated as partnerships or disregarded for U.S. federal income tax purposes, a proportionate share of your income from LLC with respect to such securities will be treated as UBTI. In addition, LLC may be allocated excess inclusion income from LLC’s subsidiary, OT Realty Trust, which owns a residual interest in a non-REMIC securitization trust that is a taxable mortgage pool. This excess inclusion income would be allocated among the holders of LLC common shares and would be treated as UBTI in the hands of a tax-exempt stockholder. Accordingly, tax-exempt holders of LLC common shares will likely recognize significant amounts of UBTI. For certain types of tax-exempt entities, the receipt of any UBTI might have adverse consequences. For example, in the case of a charitable remainder trust, the receipt of any such taxable income during a taxable year results in the taxation of all of the trust’s income from all sources for such year. We urge tax-exempt holders of our common stock to consult their tax advisors regarding the tax consequences of owning LLC common shares.
     There can be no assurance that the IRS will not assert successfully that some portion of LLC’s income is properly treated as effectively connected income with respect to non-U.S. holders.
     While it is expected that LLC’s method of operation will not result in the generation of income treated as effectively connected with the conduct of a U.S. trade or business with respect to non-U.S. persons, we can provide no assurance that the IRS will not assert successfully that some portion of LLC’s income is properly treated as effectively connected income with respect to such non-U.S. holders. To the extent LLC’s income is treated as effectively connected income, non-U.S. holders generally would be required to (i) file a U.S. federal income tax return for such year reporting their allocable portion, if any, of LLC’s income or loss effectively connected with such trade or business and (ii) pay U.S. federal income tax at regular U.S. tax rates on any such income. Non-U.S. holders that are corporations also would be required to pay branch profits tax at a 30% rate or any lower rate provided by applicable treaty.
     Even if LLC is not considered to be engaged in a U.S. trade or business, a portion of LLC’s income likely will be subject to U.S. withholding tax to the extent such income is allocable to non-U.S. holders.
     A portion of LLC’s income likely will be subject to U.S. withholding tax to the extent such income is allocable to non-U.S. holders. For example, any dividends paid by LLC’s domestic corporate subsidiaries that are allocable to non-U.S. holders will be subject to withholding tax at a 30% rate or lower rate provided by applicable treaty. Dividends paid by OT Realty Trust that are allocable to non-U.S. holders also will be subject to U.S. withholding tax. Although such dividends generally will be subject to withholding tax at a 30% or lower treaty rate, to the extent that they are treated as excess inclusion income, the withholding rate will be 30%, regardless of whether a lower treaty rate would otherwise apply. U.S. withholding tax will apply to the gross amount of the income that is subject to withholding without any reduction for related expenses or tax credits. Any withholding tax that is imposed on a non-U.S. holder’s share of LLC’s income generally will reduce the after-tax-return received by such non-U.S. holder with respect to its investment in LLC.

     Proposed tax legislation, if enacted, could adversely affect LLC’s ability to qualify as a partnership for U.S. federal income tax purposes or cause LLC to divest any subsidiaries that conduct investment management or advisory activities.
     Proposed tax legislation has been introduced in Congress that is intended to prevent PTPs from conducting investment management or advisory activities without the imposition of corporate income tax. One version of this proposed legislation would prevent a PTP from qualifying as a partnership for U.S. federal income tax purposes if it conducts such activities either directly or indirectly through any entity in which it owns an interest. Other versions of the legislation would mandate that any income from investment management or advisory activities be treated as non-qualifying income under the 90% qualifying income exception for PTPs, which, in turn, would limit the amount of such income that a PTP could derive other than through corporate subsidiaries. It is unclear which version of the legislation, if any, ultimately will be enacted. It also is uncertain whether such legislation, if enacted, would apply retroactively to dates specified in the original proposals or prospectively only. If such legislation is enacted, depending on the form it takes, it could limit LLC’s ability to engage in investment management and advisory activities, require LLC to engage in such activities only through subsidiaries that are subject to U.S. corporate income tax or even cause LLC to be treated as a corporation, rather than a partnership, for U.S. federal income tax purposes. You should consult your tax advisor regarding the likelihood that the proposed legislation will be enacted and, if enacted, the form it is likely to take.
     LLC’s structure involves complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available and which is subject to potential change, possibly on a retroactive basis. Any such change could result in adverse consequences to the holders of LLC common shares.
     The U.S. federal income tax treatment of holders of LLC common shares depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. You also should be aware that the U.S. federal income tax rules are constantly under review by the IRS, resulting in revised interpretations of established concepts. Administrative, legislative or judicial interpretations may modify at any time the current U.S. federal income tax treatment of an investment in LLC common shares and may adversely affect LLC and holders of LLC common shares.
     LLC’s organizational documents and agreements permit modification from time to time, without the consent of the holders of LLC common shares, in order to address certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have an adverse impact on some or all of the holders of LLC common shares. Moreover, LLC intends to apply certain assumptions and conventions in an attempt to comply with applicable rules and to report income, gain, deduction, loss and credit to you in a manner that reflects your distributive share of LLC’s items, including the monthly convention described under “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Consequences of the Ownership and Disposition of LLC Common Shares—Allocation of Profits and Losses,” but these assumptions and conventions may not comply with all aspects of applicable tax requirements. The IRS may assert successfully that one or more of the conventions and assumptions that LLC uses do not satisfy the technical requirements of the Code and/or applicable regulations and could require the adjustment or reallocation of items of income, gain, deduction, loss or credit in a manner that adversely affects holders of LLC common shares.
     Ownership limitations in the LLC agreement that apply so long as LLC owns an interest in OT Realty Trust may restrict a change of control in which LLC’s holders might receive a premium for their shares.
     In order for OT Realty Trust to qualify as a REIT, five or fewer individuals may not own, directly or indirectly, more than 50% in value of its outstanding shares of beneficial interest during the last half of any calendar year and at least 100 persons must beneficially own its shares during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. “Individuals” for this purpose include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. OT Realty Trust will be owned, directly or indirectly, by LLC and by the holders of OT Realty Trust’s preferred shares. In order to prevent OT Realty Trust from violating these REIT ownership restrictions, the LLC agreement generally prohibits any person, with the exception of Arco, from directly or indirectly owning more than 9.8% in value or in number of our shares, whichever is more restrictive of LLC. This restriction will apply only during such time as OT Realty Trust, or another subsidiary of LLC, qualifies as a REIT for U.S. federal income tax purposes.
     The ownership limitation could have the effect of discouraging a takeover or other transaction in which holders of LLC common shares might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests.
     The failure of OT Realty Trust to qualify as a REIT would generally cause it to be subject to U.S. federal income tax on its net taxable income, which could result in a material reduction in cash flow and after-tax return with respect to LLC’s investment in OT Realty Trust.
     LLC intends that OT Realty Trust will operate in a manner so as to qualify to be taxed as a REIT for U.S. federal income tax purposes. Subject to our qualifying as a REIT for our taxable year ended December 31, 2007, we expect to receive an opinion from Hunton & Williams LLP that commencing with its taxable year ended December 31, 2007, OT Realty Trust has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and that its proposed method of organization and operation will enable it to continue to so qualify. An entity’s ability to qualify as a REIT depends on its satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. No assurance can be given that OT Realty Trust’s actual results of operations for any particular taxable year will satisfy such requirements. In addition, OT Realty Trust will not be eligible to make a REIT election for its taxable year ended December 31, 2007 or the succeeding four taxable years unless we also qualified as a REIT for our taxable year ended December 31, 2007. If OT Realty Trust were to fail to qualify as a REIT in any taxable year, it would be subject to U.S. federal income tax, including any applicable alternative minimum tax, on its net taxable income at regular corporate rates, and it could not deduct distributions in computing its taxable income. Any such corporate tax liability could be substantial and could materially reduce the amount of cash available for distribution by OT Realty Trust to LLC, which in turn could materially reduce the amount of cash available for distribution by LLC to holders of its common shares and could have an adverse impact on the value of LLC common shares. Unless entitled to relief under certain Code provisions, OT Realty Trust also would be disqualified from taxation as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT.
     LLC’s recognition of excess inclusion income could have adverse tax consequences to LLC and the holders of its common shares.
     Generally, excess inclusion income is the income allocable to a REMIC residual interest in excess of the income that would have been allocable to such interest if it were a bond having a yield to maturity equal to 120% of the long-term applicable rate based on the weighted-average yields of treasury securities that are published monthly by the IRS for use in various tax calculations. If a REIT holds 100% of the sole class of equity interest in a non-REMIC securitization that qualifies as a taxable mortgage pool for U.S. federal income tax purposes, the equity interest retained by the REIT is subject to rules similar to those applicable to a REMIC residual interest.
     LLC will initially own all of the common shares of OT Realty Trust, which intends to qualify as a REIT and which owns a residual interest in a non-REMIC securitization trust that is a taxable mortgage pool. As a result, OT Realty Trust may recognize excess inclusion income. Recently issued IRS guidance indicates that OT Realty Trust’s excess inclusion income will be allocated among its stockholders in proportion to dividends paid. Because LLC will be a partnership for U.S. federal income tax purposes, you will be allocated a share of any excess inclusion income that LLC is allocated from OT Realty Trust. Excess inclusion income may not be offset by net operating losses otherwise available to holders of LLC common shares, represents UBTI in the hands of an otherwise tax-exempt stockholder and is subject to withholding tax at the maximum rate of 30% without regard to otherwise applicable exemptions or rate reductions, to the extent such income is allocable to a non-U.S. stockholder. In addition, LLC will be subject to tax at the highest corporate rate on its allocable share of OT Realty Trust’s excess inclusion income to the extent its shares are held in record name by disqualified organizations, which are generally tax-exempt organizations that are not subject to tax on UBTI.
     To the extent that LLC common shares owned by “disqualified organizations” are held in street name by a broker/dealer or other nominee, the broker/dealer or other nominee would be liable for the corporate level tax on the portion of LLC’s excess inclusion income allocable to the shares held by the broker/dealer or other nominee on behalf of the disqualified organizations. A regulated investment company or other pass-through entity owning LLC shares will be subject to tax at the highest corporate tax rate on excess inclusion income allocated to its record name owners that are disqualified organizations.
     The IRS Schedule K-1 that LLC will provide will be significantly more complicated than the IRS Form 1099 we provided in prior years, and you may be required to request an extension of the time to file your tax returns.
     Holders of LLC common shares will be required to take into account their allocable share of items of LLC’s income (including excess inclusion income), gain, loss, deduction and credit for the taxable year of LLC ending within or with their taxable year. LLC will use reasonable efforts to furnish you with tax information that describes your allocable share of such items for LLC’s preceding taxable year, including an IRS Schedule K-1, as promptly as possible. However, LLC may not be able to provide holders of its shares with such tax information on a timely basis. Because holders of LLC common shares will be required to report their allocable share of each item of LLC’s income, gain, loss, deduction and credit on their tax returns, tax reporting for holders of LLC common shares will be significantly more complicated than for stockholders in a REIT. In addition, delivery of this information to you will be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from an investment in which LLC holds an interest. It is therefore possible that, in any taxable year, you will need to apply for extensions of time to file your tax returns.
     We strongly urge you to review carefully the discussion under “Material U.S. Federal Income Tax Considerations” beginning on page ___and to seek advice based on your particular circumstances from an independent tax advisor.
Risks Related to Investing in LLC Common Shares
     No market exists for LLC common shares.
     While our shares of common stock are currently listed on the NYSE under the symbol “LUM,” it is unlikely that the common shares to be issued by LLC in the merger will be listed on any national securities exchange, and it is likely that the LLC common shares will trade on the Over-the-Counter Bulletin Board. No market for the LLC common shares currently exists and one may not develop in the future. Accordingly, it may be difficult to sell or otherwise transfer the LLC common shares issued in the merger.
     If LLC were to offer debt securities, those securities would be senior to the LLC common shares being issued in the merger in the event of LLC’s liquidation.
     In the future, LLC may increase its capital resources by additional offerings of debt or equity securities, including commercial paper, medium-term notes, senior or subordinated notes and classes of preferred shares or common shares. If LLC were to liquidate subsequently, holders of LLC’s debt securities and any preferred shares LLC issued and LLC’s lenders would be entitled to receive a distribution of LLC’s available assets prior to the holders of LLC common shares. Additional equity offerings by LLC could dilute the holdings of LLC’s shareholders or reduce the value of LLC common shares, or both. Because LLC’s decision to issue securities in the future will depend on market conditions and other factors beyond LLC’s control, LLC cannot predict or estimate the amount, timing or nature of its future offerings. Thus, LLC’s shareholders will bear the risk of our future offerings reducing the market price of LLC common shares and diluting their stock holdings in us.
     The market price and trading volume of LLC common shares may be volatile.
     The market price of LLC common shares may be volatile and be subject to wide fluctuations. In addition, the trading volume in LLC common shares may fluctuate and cause significant price variations. If the market price of LLC common shares decline significantly, you may be unable to resell your LLC common shares at or above the price at which they were trading on the day the merger became effective.
     While LLC intends to make regular cash distributions to holders of its common shares, the board of directors of LLC has full authority and discretion over distributions and it may decide to reduce or eliminate distributions at any time, which may adversely affect the market price for LLC common shares.
     Although LLC intends to follow a policy of making regular distributions of its income, if any, the board of directors of LLC will have full authority and discretion to determine whether or not a distribution by LLC should be declared and paid to holders of LLC common shares, as well as the amount and timing of any distribution. The board of directors of LLC may, based on its review of LLC’s financial condition, liquidity and results of operations, determine to reduce or eliminate distributions, which may have a material adverse effect on the market price of LLC common shares. In addition, in computing U.S. federal income tax liability for a taxable year, each holder of LLC common shares will be required to take into account its allocable share of items of LLC’s income, gain, loss, deduction and credit for the taxable year of LLC ending within or with such holder’s taxable year, regardless of whether such holder has received any cash distributions. As a result, it is possible that a holder’s U.S. federal income tax liability with respect to its allocable share of the earnings of LLC in a particular taxable year could exceed the cash distributions to it, thus requiring an out-of-pocket tax payment by such holder. See “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Consequences of the Ownership and Disposition of LLC Common Shares.”

CAPITALIZATION
     The following table sets forth our actual equity capitalization as of December 31, 2007 and our pro forma capitalization assuming exercise of the Arco warrant as of December 31, 2007:

	As of December 31, 2007
	Actual	Pro Forma
	(in thousands, except share
	and per share amounts)
	(unaudited)
Stockholders’ equity:

Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; no shares issued and outstanding at December 31, 2007, and 1,584,747 shares issued and outstanding pro forma(1)	$—	$2

Common stock, par value $0.001 per share, 100,000,000 shares authorized; 43,172,839 shares issued and outstanding at December 31, 2007 actual and 79,237,341 shares issued and outstanding pro forma(1)	43	79

Additional paid-in capital	548,474	578,089

Accumulated other comprehensive income	6,556	6,556

Accumulated distributions in excess of accumulated earnings	(865,098)	(865,098)

Total stockholders’ equity (deficit)	$(310,025)	$(280,372)

(1)	Assumes Arco exercises its warrants in full and elects to receive the maximum number of common stock available to it under the warrant. Assumes Arco does not elect its cashless exercise option.
     The table above should be read in conjunction with our consolidated financial statements and related notes for our fiscal year ended December 31, 2007 included elsewhere in this proxy statement/prospectus.

DIVIDENDS
     The following table sets forth the per share cash distributions we have declared through March 25, 2008 and during 2007 and 2006.

	Cash Dividends
	Declared Per Share	Declaration Date
2008:
First Quarter (through March 25)	none	n/a

2007:
First Quarter	$0.30	March 30, 2007
Second Quarter*	0.32	June 27, 2007
Third Quarter	none	n/a
Fourth Quarter	none	n/a

2006:
First Quarter	$0.05	March 31, 2006
Second Quarter	0.20	June 12, 2006
Third Quarter	0.30	September 28, 2006
Special Dividend	0.075	October 10, 2006
Fourth Quarter	0.30	December 18, 2006

*	The payment of the second quarter 2007 dividend was suspended in August 2007 due to liquidity concerns.
n/a = not applicable.
     Although LLC intends to pursue a policy of paying regular distributions, the board of directors of LLC will have full authority and discretion to determine whether a distribution by LLC should be declared and paid to holders of LLC common shares, as well as the amount and timing of any distribution. The board of directors of LLC may, based on its review of LLC’s financial condition, liquidity and results of operations, determine to reduce or eliminate distributions. See “Dividend and Distribution Policy on page                     .”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     This proxy statement/prospectus contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements convey our current expectations or forecasts of future events. All statements contained in this proxy statement/prospectus other than statements of historical fact are forward-looking statements. Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans” and “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements.
     We claim the protection of the safe harbor provided in the Private Securities Litigation Reform Act of 1995 for forward-looking statements included in this proxy statement/prospectus. These forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements. These forward-looking statements include, among other things, statements about the following:
•	how our limited liability company and organizational structure may limit our ability to meet our dividend and distribution policy;

•	our ability to obtain the financing we will need to support our liquidity position and to remain in business;

•	the continued creditworthiness of the holders of mortgages underlying our mortgage-related assets;

•	the effect of the flattening of, or other changes in, the yield curve on our investment strategies;

•	changes in interest rates and mortgage prepayment rates;

•	our ability to develop new fee-based asset management businesses successfully;

•	the possible effect of negative amortization of mortgages on our financial condition;

•	the possible impact of our failure to maintain exemptions under the 1940 Act;

•	the effect of the delisting of our common stock by the NYSE;

•	potential impacts of our leveraging policies on our results of operations and cash available for distribution;
•	the power of LLC’s board of directors to change our operating policies and strategies without stockholder approval;
•	whether LLC’s board of directors will declare periodic distributions to its shareholders;
•	effects of interest rate caps on our adjustable-rate and hybrid adjustable-rate loans and MBS;
•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;
•	volatility in the timing and amount of our cash distributions; and
•	the other factors described in this proxy statement/prospectus, including those under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and “Quantitative and Qualitative Disclosures about Market Risk.”
     We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by these cautionary statements. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
     Set forth below are highlights from our consolidated financial data as of and for the period from April 26, 2003 (inception) through December 31, 2003 and the years ended December 31, 2004 through 2007. You should read this information in conjunction with our consolidated financial statements and related notes for the years ended December 31, 2005 through 2007 that are included in this proxy statement/prospectus and from which this information is derived. See also “Where You Can Find More Information” on page        .

Selected Consolidated Historical Financial Data

					For the Period
					From April 26,
					2003 through
	For the Year Ended December 31,				December 31,
	2007	2006	2005	2004	2003
	(Dollars in thousands, except share and Per share amounts)
Statement of Operations Data:
Interest income	$520,878	$357,137	$181,421	$123,754	$22,654
Interest expense	428,732	268,618	137,501	55,116	9,009
Net interest income	92,146	88,519	43,920	68,638	13,645
Other income (expense)	(696,424)	(829)	—	1,070	—
Expenses	94,478	42,443	14,026	12,596	3,053
Net income (loss)	(720,997)	46,797	(82,991)	57,112	2,761
Per Common Share Data:
Net income (loss) — basic	$(16.21)	$1.15	$(2.13)	$1.68	$0.27
Net income (loss) — diluted	(16.21)	1.14	(2.13)	1.68	0.27
Cash distributions declared(1)	0.62	0.925	0.77	1.71	0.95
Book value (end of period)(2)	(7.18)	9.86	9.76	10.93	11.38

Common shares outstanding (end of period)	43,172,839	47,808,510	40,587,245	37,113,011	24,814,000

Weighted-average shares outstanding — basic	44,481,292	40,788,778	39,007,953	33,895,967	10,139,280
Weighted-average shares outstanding — diluted	44,481,292	41,003,620	39,007,953	33,947,414	10,139,811
Balance Sheet Data (end of period):

Total mortgage-backed securities, at fair value	435,885	2,930,938	4,359,603	4,827,955	2,161,945
Loans held-for-investment, net	4,191,343	5,591,717	507,177	—	—
Total assets	4,721,918	8,613,795	4,933,471	4,879,828	2,179,340
Repurchase agreements	526,634	2,707,915	3,928,505	4,436,456	1,728,973
Mortgage-backed notes	3,914,643	3,917,677	486,302	—	—
Junior subordinated notes	92,788	92,788	92,788	—	—
Warehouse lending facilities	—	752,777	—	—	—
Commercial paper	—	637,677	—	—	—
Collateralized debt obligations	294,416	—	—	—	—
Convertible senior notes	90,000	—	—	—	—
Revolving line of credit	15,833	—	—	—	—
Margin debt	—	—	3,548	—	—
Total liabilities	5,031,943	8,142,240	4,537,150	4,474,325	1,896,844
Total stockholders’ equity (deficit)	(310,025)	471,555	396,321	405,503	282,496
Financial Ratios:
Leverage ratio (period end)(3) (5)	(15.9)	17.2	11.4	10.9	6.1
Recourse leverage ratio (period end)(4) (5)	(5.7)	7.4	8.2	10.9	6.1

(1)	Cash distributions declared during the period from April 26, 2003 through December 31, 2003 were payable to stockholders of the 11,704,000 shares outstanding on each of the record dates prior to the completion of our initial public offering. Cash distributions of $0.42 per share declared on March 9, 2004 were payable to stockholders of the 24,841,146 shares outstanding on the record date, which was prior to the completion of our follow-on public offering. Our board of directors suspended payment of the $0.32 dividend declared in June 2007 on August 6, 2007.

(2)	Book value is calculated as total stockholders’ equity divided by the number of shares issued and outstanding at December 31, 2007, 2006, 2005, 2004 and 2003.

(3)	Leverage is defined as total liabilities less uncollateralized long-term debt divided by total stockholders’ equity. At December 31, 2003, substantially all of the net offering proceeds from our initial public offering had been used to purchase MBS. However, at December 31, 2003, we had not fully levered our Spread portfolio to within our target range of eight to 12 times the amount of our equity.

(4)	Recourse leverage is defined as total recourse liabilities divided by stockholders’ equity plus long-term debt.

(5)	The leverage and recourse leverage ratios as of December 31, 2007 are negative due to an equity deficit as of that date.

SUMMARY UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA
     Under accounting principles generally accepted in the United States of America, the conversion will be accounted for on an historical cost basis whereby the consolidated assets and liabilities of LLC will be recorded at the historical cost as reflected on our consolidated financial statements. Accordingly, the consolidated financial statements of LLC immediately following the conversions will be substantially similar to our consolidated financial statements immediately prior to the conversion. Since the consolidated financial statements of LLC will be substantially similar to ours, full pro forma and comparative financial information regarding LLC and its consolidated subsidiaries giving effect to the conversion have not been included herein. We have included certain limited pro forma information below as well as certain pro forma capitalization information.
Unaudited Pro Forma Per Share Data
     We computed the pro forma book value per share data of LLC by assuming an exchange of three shares of our common stock for one share of LLC’s common stock. The pro forma financial data does not reflect any adjustment for the costs that we will incur in connection with the merger and the conversion, which we currently estimate will be approximately $1.0 million.

	Year Ended December 31,
	2007	2006
	Pro forma	Pro forma
Net income (loss) per common share:
Basic (1)	$(48.63)	$3.44
Diluted (2)	(48.63)	3.42
Distributions declared per common share	1.86	2.78
Book value per share (3)	$(21.54)	$29.59

(1)	Computed by dividing our net income (loss) for the respective period by the pro forma basic weighted-average shares of common stock of 14,827,097 and 13,596,259 for the year ended December 31, 2007 and 2006, respectively.

(2)	Computed by dividing our net income (loss) for the respective period by the pro forma diluted weighted-average shares of common stock of 14,827,097 and 13,667,873 for the year ended December 31, 2007 and 2006, respectively.

(3)	Computed by dividing our equity (deficit) on the respective date by the pro forma outstanding shares of common stock of 14,390,946 and 15,936,170 on December 31, 2007 and 2006, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
     The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and notes to those statements included in this proxy statement/prospectus. This discussion may contain certain forward-looking statements that involve risks and uncertainties. Forward-looking statements are those that are not historical in nature. See “Cautionary Note Regarding Forward-Looking Statements” on page ___. As a result of many factors, such as those set forth under “Risk Factors” commencing on page ___, our actual results may differ materially from those anticipated in such forward-looking statements.
Overview
     Business Conditions and Going Concern
     Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future. As we announced in a press release on August 6, 2007, the mortgage industry and the financing methods upon which the mortgage industry has historically relied deteriorated significantly and in an unprecedented fashion. Effectively, the secondary market for MBS closed, and as a result, we simultaneously experienced a significant increase in margin calls from certain of our repurchase agreement lenders and a decrease in the amount of financing our lenders would provide on a given amount of collateral. These events resulted in a significant loss of liquidity for us over a very short period of time and raised substantial doubt about our ability to continue as a going concern. We lost $721.0 million in the year ended December 31, 2007, which included $481.7 million in impairment losses on MBS, $39.3 million in provisions for loan losses, $181.1 million in losses on sales of securities and $45.1 million in losses on sales of loans. In addition, we recorded a provision for $21.3 million in corporate, state and federal income taxes due to our inability to meet the threshold for tax benefit recognition as it relates to our qualification as a REIT.
Progress in the Stabilization of Our Business
     Progress in the stabilization of our lending facilities includes the following achievements:
•	We obtained new financing arranged by Arco in the form of repurchase agreement financing and a revolving line of credit with a maximum amount of $190 million, which expires on September 26, 2012. See Note 5 and Note 14 to our December 31, 2007 consolidated financial statements included elsewhere herein for additional information about our borrowings from Arco and its affiliates and our relationship with Arco.

•	As of December 31, 2007 we had completed the sale of approximately $2.4 billion of MBS to repay lenders and meet required margin calls at a net loss of approximately $181.1 million.

•	We completed the sale or refinancing of assets financed by our asset-backed commercial program, and we no longer have any outstanding commercial paper liabilities under our asset-backed commercial paper program.

•	We sold approximately $1.0 billion of loans and have repaid all of our warehouse lines of credit that were used to finance whole loan purchases. One warehouse line for $1.0 billion was terminated prior to September 30, 2007, and an additional warehouse line for $500.0 million expired in October 2007. No balances are currently outstanding on the remaining warehouse line totaling $1.0 billion. See Note 5 to our December 31, 2007 consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information on our warehouse facilities.

•	As of December 31, 2007, we had stabilized $538.4 million of repurchase agreement financing with five repurchase agreement lenders by meeting all required margin calls. We are working to further stabilize our repurchase agreement financing by moving our repurchase agreement financing to Arco and its affiliates.

•	We are working with an additional repurchase agreement lender to resolve a dispute on the fair value of the underlying collateral for that agreement to settle an additional $8.0 million of repurchase agreement financing.
     We have taken additional measures to improve our liquidity position, which include the implementation of operating expense reductions including a personnel reduction, the closure of our San Francisco, California corporate office on December 31, 2007 and the establishment of our corporate headquarters in Philadelphia, Pennsylvania where we have substantial operations.
     We are currently focused on maintaining the progress made to date in stabilizing our investment portfolio in the short-term, and then returning to profitability. These efforts will likely include additional sales of securities in order to provide additional liquidity, using affiliates of Arco for short-term financing and exploring long-term financing alternatives to replace our existing short-term financing. As of March 12, 2008, we had moved $166.2 million of third-party repurchase agreement financing to the facility provided by affiliates of Arco.
     Our longer-term strategy will focus on returning to profitability. Our strategy will include both new investments in mortgages and MBS as well as new business initiatives. We believe believe our existing credit management infrastructure is readily adaptable to asset management, particularly in three areas:
•	First, we are offering our services as an advisor to holders of existing MBS or whole loan positions to provide forensic underwriting, loss mitigation oversight and surveillance services. We currently perform these functions in conjunction with managing our loan and MBS portfolios and can readily provide these services to third parties. We will provide these services to third parties through taxable corporate subsidiaries.

•	Second, we intend to seek, through one or more taxable corporate subsidiaries, asset management engagements from institutional investors seeking to profit from the current turmoil in the MBS market. We will earn a management fee for these services and will invest our client funds with the same investment philosophy as we invest our own capital. Our credit underwriting, loss mitigation, surveillance and information technology systems have recently been upgraded to accommodate any reasonably expected increase in volume.

•	Finally, we expect to serve as a sub-manager on investment funds. Our business plan includes opportunities in domestic markets as well as expansion to non-U.S. markets. We believe the current market environment provides significant opportunities to us to develop these new services, which would be closely aligned with our current expertise. However, we can provide no assurance that further market disruption will not occur or that we will be able to successfully execute our business or liquidity plans discussed herein. We will provide these services to third parties through taxable corporate subsidiaries.
     We did not declare or pay all of the distributions of REIT taxable income for 2007 as required to maintain our qualification as a REIT. We are considering alternatives related to the payment of our dividend and other issues related to our current qualification as a REIT. See Note 11 to our December 31, 2007 consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information on our REIT qualification.
Investment Activities
     Historically, we have invested in two core mortgage investment strategies. Under our residential mortgage credit strategy, we invested primarily in residential mortgage loans as well as subordinated MBS and other asset-backed securities that have credit ratings below AAA. Under our spread strategy, we invested in U.S. agency and other highly-rated single-family, adjustable-rate and hybrid adjustable-rate MBS with the highest AAA credit ratings.

     Mortgage-backed securities have experienced significant declines in market values in the second half of 2007, and we have been forced to sell a significant portion of our investments in these securities at a loss due to our inability to meet required margin calls or to finance them profitability. At December 31, 2007, AAA rated securities and securities rated below AAA represent only 4.3% and 4.9% of our total assets. We securitized the loans and some of the MBS that we had purchased and retained the securitization tranches that we believe are the most valuable tranches. Our securitizations reduced our sensitivity to interest rates and helped match the income we earned on our mortgage assets with the cost of our related liabilities. The debt that we incurred in these securitizations is non-recourse to us; however, we pledged our mortgage loans and MBS as collateral for the securities we issue. As of December 31, 2007, mortgage loans represent 88.8% of our total assets. Given current market conditions, we do not intend to make new investments in our residential mortgage credit or spread strategies in the near-term. We review our investment strategy regularly and will resume investing under our residential mortgage credit and spread strategies when we believe the market for mortgage-related securities has stabilized and opportunities arise.
     Within the loan market, we have focused on acquiring prime quality, first lien Alt-A adjustable-rate mortgage loans. In the Alt-A market, borrowers choose the convenience of less than full documentation in exchange for a slightly higher mortgage rate. We neither directly originate mortgage loans nor directly service mortgage loans. We purchase pools of mortgage loans from our diverse network of well-capitalized origination providers. We employ a comprehensive underwriting process, driven by our experienced personnel, to review the credit risk associated with each mortgage loan pool we purchase. We require mortgage insurance on all loans with loan-to-value ratios in excess of 80%, and subsequent to July 2007, we purchased supplemental mortgage insurance down to a 75% loan-to-value ratio. In addition, we obtain representations and warranties from each originator to the effect that each loan is underwritten in accordance with the agreed-upon guidelines. An originator who breaches its representations and warranties may be obligated to repurchase loans from us.
     We have also acquired mortgage loans that permit negative amortization. A negative amortization provision in a mortgage allows the borrower to defer payment of a portion or all of the monthly interest accrued on the mortgage and to add the deferred interest amount to the mortgage’s principal balance. As a result, during periods of negative amortization, the principal balances of negatively amortizing mortgages will increase and their weighted-average lives will extend. Our mortgage loans generally can experience negative amortization ranging from 110-125% of the original mortgage loan balance. As a result, given the relatively low average loan-to-value ratio of 71.8%, net of mortgage insurance, on our portfolio at December 31, 2007, we believe that our portfolio would still have a homeowners’ equity cushion even if all negatively-amortizing loans reached their maximum permitted amount of negative amortization. Our securitization structures allow the reallocation of principal prepayments on mortgage loans to be used for interest payments on the debt issued in the securitization trusts. To date, prepayments on securitized loans have been sufficient to offset negative amortization such that all our securitization structures have made their required payments to bond holders.
     Exposure to Subprime Mortgage Loans
     The subprime mortgage banking environment has been experiencing considerable strain from rising delinquencies and liquidity pressures and some subprime mortgage lenders have failed. The increased scrutiny of the subprime lending market is one of the factors that have impacted general market conditions as well as perceptions of our business. Our credit underwriting standards have been structured to limit our exposure to the types of loans and investments that are currently experiencing high foreclosure and loss rates. Our mortgage loan portfolio has virtually no exposure to loans with FICO scores of less than 620 which are generally considered to be subprime loans. At December 31, 2007, we had eight loans out of a total of 10,491 loans with FICO scores below the subprime threshold of 620. None of these loans was seriously delinquent.
     Our MBS portfolio as of December 31, 2007 includes securities with a fair value of $139.8 million, or 3.0% of our mortgage-backed assets that were classified as subprime. Securities with a fair value of $76.9 million, or 1.6%, are included in a trust that is permanently financed by collateralized debt obligations, or CDOs. We determine the credit quality classification of securities in this portfolio based on the assignment from a third-party service provider. In this portfolio as of December 31, 2007, the weighted average credit rating of our subprime mortgage backed securities was BBB. The weighted average life of these securities is 5.8 years. One security in the principal amount of $0.2 million was a first loss security which absorbs losses from defaulted loans collateralizing the security prior to the remaining securities in the securitization that have higher credit ratings. We recorded impairment losses of $481.6 million for the year ended December 31, 2007, which includes impairments on subprime securities.
Critical Accounting Policies
     We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, or GAAP. These accounting principles require us to make some complex and subjective decisions and assessments. Our most critical accounting policies involve decisions and assessments that could significantly affect our reported assets and liabilities, as well as our reported revenues and expenses. We believe that all of the decisions and assessments upon which our consolidated financial statements are based were reasonable at the time made based upon information available to us at that time. See Note 2 to our December 31, 2007 consolidated financial statements included elsewhere in this proxy statement/prospectus for a further discussion of our significant accounting policies. Management has identified our most critical accounting policies to be the following:

     Interest Income Recognition
     We account for interest income on our investments using the effective yield method. For investments purchased at par, the effective yield is the contractual coupon rate on the investment. We recognize unamortized premiums and discounts on MBS in interest income over the contractual life, adjusted for actual prepayments, of the securities using the effective interest method. For securities representing beneficial interests in securitizations that are not highly rated (i.e., mezzanine and subordinate tranches of residential MBS), we recognize unamortized premiums and discounts over the contractual life, adjusted for estimated prepayments and estimated credit losses of the securities using the effective interest method. We review actual prepayment and credit loss experience and recalculate effective yields when differences arise between prepayments and credit losses that were originally anticipated compared to amounts actually received plus anticipated future prepayments.
     Interest income on loans includes interest at stated coupon rates adjusted for amortization of purchase premiums. We recognize unamortized premiums in interest income over the contractual life, adjusted for actual prepayments, of the loans using the effective interest method.
     Classifications of Investment Securities
     We generally classify our investment securities as available-for-sale and carry them on our consolidated balance sheet at their fair value. The classification of securities as available-for-sale results in changes in fair value being recorded as adjustments to accumulated other comprehensive income or loss, which is a component of stockholders’ equity, rather than through results of operations. If we classified our available-for-sale securities as trading securities, our results of operations could experience substantially greater volatility from period-to-period.
     We hold certain hybrid securities which we have elected to account for as trading securities in accordance with the Statement of Financial Accounting Standards, or SFAS No. 155, Accounting for Certain Hybrid Financial Instruments — an Amendment of FASB Statements No. 133 and 140 although these securities were not acquired for resale. Changes in the fair value of trading securities are required to be reported in our results of operations and therefore we may experience volatility in our results of operations from period to period due to changes in the fair value of these securities.
     Valuations of Mortgage-Backed Securities
     Our spread portfolio of MBS has fair values based on estimates provided by independent pricing services and dealers in MBS. Because the price estimates may vary between sources, we make certain judgments and assumptions about the appropriate price to use. Different judgments and assumptions could result in different presentations of value.

     We estimate the fair value of our residential mortgage credit portfolio of MBS using internally generated cash flow analysis, available market information and other appropriate valuation methodologies. We believe the estimates we use reflect the market values we may be able to receive should we choose to sell the MBS. Our estimates involve matters of uncertainty, judgment in interpreting relevant market data and are inherently subjective in nature. Many factors are necessary to estimate market values, including, but not limited to, interest rates, prepayment rates, amount and timing of credit losses, supply and demand, liquidity, cash flows and other market factors. We apply these factors to our portfolio as appropriate in order to determine market values.
     We evaluate the determination of other-than-temporary impairment at least quarterly. When the fair value of an available-for-sale security is less than amortized cost, we consider whether there is an other-than-temporary impairment in the value of the security. We consider several factors when evaluating securities for an other-than-temporary impairment, including the length of time and the extent to which the market value has been less than the amortized cost, whether the security has been downgraded by a rating agency and our continued intent and ability to hold the security for a period of time sufficient to allow for any anticipated recovery in market value. The determination of other-than-temporary impairment is a subjective process, requiring the use of judgments and assumptions. If we determine other-than-temporary impairment exists, we write down the cost basis of the security to the then-current fair value, and record the unrealized loss as a reduction of current earnings as if we had realize the loss in the period of impairment. If future evaluations conclude that impairment now considered to be temporary is other-than-temporary, we may need to realize a loss that would have an impact on results of operations. See Note 3 to our December 31, 2007 consolidated financial statements included elsewhere in this proxy statement/prospectus for further detail of temporary and other-than temporary impairment on our MBS.
     Recently, due to disruptions in the mortgage market resulting in our sale of securities to repay lenders and our ongoing liquidity concerns, we have determined that we may not have the ability to hold available-for-sale securities that are at an unrealized loss until the loss in market value is recovered. These securities are considered to be other-than-temporarily impaired, and therefore, we have recognized all unrealized losses on available-for-sale securities in our statement of operations.
     Allowance and Provision for Loan Losses
     We maintain an allowance for loan losses at a level that we believe is adequate based on an evaluation of known and inherent risks related to our loan investments. When determining the adequacy of our allowance for loan losses, we consider historical and industry loss experience, economic conditions and trends, the estimated fair values of our loans, credit quality trends and other factors that we determine are relevant. In our review of national and local economic trends and conditions, we consider, among other factors, national unemployment data, changes in housing appreciation and whether specific geographic areas where we have significant loan concentrations are experiencing adverse economic conditions and events such as natural disasters that may affect the local economy or property values.
     To estimate our allowance for loan losses, we first identify impaired loans. We evaluate loans purchased with relatively smaller balances and substantially similar characteristics collectively for impairment. We evaluate seriously delinquent loans with balances greater than $1.0 million individually. We consider loans impaired when, based on current information, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement, including interest payments, or if it is unlikely that the seller will repurchase the loan in situations where we have the contractual right to request a repurchase. We carry impaired loans at the lower of the recorded investment in the loan or the fair value of the collateral less costs to dispose of the property.
     We establish our allowance for loan losses using mortgage industry experience and Moody’s rating agency projections for loans with characteristics that are broadly similar to our portfolio. This analysis begins with actual 60 day or more delinquencies in our portfolio, and projects ultimate default experience (i.e., the rate at which loans will go to liquidation) on those loans based on mortgage industry loan delinquency migration statistics. For all loans showing indications of probable default, we apply a “severity” factor for each loan, again using loss severity projections from a model developed by Moody’s rating agency for loans broadly similar to the loans in our portfolio. We then use our judgment to ensure we have considered all relevant factors that could affect our loss levels and adjust the allowance for loan losses if we believe that an adjustment is warranted. We include the effect of our contractual right to put loans back to sellers in the event of early pay default or fraud. We have established procedures to perform contract enforcement and have been successful in this effort.
     Our loss mitigation process begins as part of our underwriting procedures prior to our purchase of a loan. Our analytical procedures to identify loans with over-inflated property values and weak borrow credit characteristics as well as our sampling techniques for in-depth loan reviews allow us to customize the loan pool we ultimately purchase and reduce our exposure to loans that we believe will ultimately default. We are monitoring market conditions particularly related to home price depreciation and increased foreclosure rates with a special emphasis on monitoring geographic areas that have been significantly affected by these market conditions where we have a high concentration of loans such as California, Florida and Nevada. We began purchasing additional mortgage insurance in the later half of 2006 to provide us with additional protection against losses that may occur due to these market conditions. We consider the availability of mortgage insurance to absorb losses when we project loss severity rates. With an average effective LTV for our loan portfolio of 71.8% at December 31, 2007 including the protection provided by mortgage insurance, we believe we have a cushion for home price depreciation or additional losses due to higher foreclosure rates because mortgage insurance will, to the maximum insurance coverage available, absorb losses first if they occur. Our loan-to-value ratio without the effect of mortgage insurance is 75.9%. We also monitor actual losses and include this analysis in the determination of the severity factor used to estimate our allowance. To date, actual severities have supported the adequacy of the severity projections used in the allowance estimate. See Note 4 to our December 31, 2007 consolidated financial statements included elsewhere in this proxy statement/prospectus for further detail of our allowance for loan losses.
     Accounting for Derivative Financial Instruments and Hedging Activities
     We may enter into a variety of derivative contracts, including futures contracts, swaption contracts, interest rate swap contracts, interest rate cap contracts, credit default swaps, risk-sharing arrangements and purchase commitments to purchase mortgage loans as a means of mitigating our interest rate risk on forecasted interest expense as well as to mitigate our credit risk on credit sensitive MBS. Effective January 1, 2006, we discontinued the use of hedge accounting in accordance with SFAS No. 133. All changes in value of derivative contracts that had previously been accounted for under hedge accounting are recorded in other income or expense and could result in increased volatility in our consolidated results of operations.
     Accounting for Warrant
     In August 2007, we issued a warrant to purchase 51,000,000 shares of our common stock in exchange for a repurchase agreement financing arrangement. In accordance with SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, the warrant is to be classified as a liability with the initial value recorded as debt discount on the related repurchase agreement financing. The debt discount will be amortized as additional interest expense over the weighted-average life of the repurchase agreement financing. The change in fair value of the warrant from the issuance date until they are exercised is recorded as a liability and is recorded as other expense in consolidated statement of operations.
     We estimate the fair value of the warrant using the Black-Scholes Pricing Model. The Black-Scholes model is a commonly used model for estimating the fair value of equity related instruments, the exercise of which can create more shares of common stock and thus affect our stock price. The model uses observable data such as risk-free interest rates at a point in time, the warrant expiration date and the exercise price of the warrant and in addition, the model requires us to make certain assumptions related to our stock price volatility and future dividend payments that effect the calculation of the fair value of the warrant. Because all changes in the fair value of the warrant is recorded in other income or expense until the warrant is exercised, changes in fair value could result in increased volatility in our consolidated results of operations. See Note 6 to our December 31, 2007 consolidated financial statements included elsewhere in this proxy statement/prospectus for further information on the assumptions used in the estimation of the fair value of our warrant.
Results of Operations
     Year ended December 31, 2007 compared to the year ended December 31, 2006
     For the years ended December 31, 2007 and 2006, we had net losses of $721.0 million, or ($16.21) per weighted-average share outstanding (basic and diluted), and net income of $46.8 million, or $1.15 (basic) and $1.14 (diluted) per weighted-average share outstanding, respectively.
     Losses for the year ended December 31, 2007 were mainly comprised of impairment losses due to the decline in value of the MBS portfolio of $481.7 million, losses on the sale of MBS of $181.1 million, losses on the sale of whole loans of $45.1 million and losses on trading securities of $22.2 million.
     Due to the significant volume of sales from our MBS portfolio in the second half of 2007 and the higher discount rates applied to determine the fair value of the MBS portfolio as of December 31, 2007, the historical weighted-average yield on interest earning assets for the year ended December 31, 2007 is not representative of yields we expect in future periods. As of December 31, 2007, the weighted-average coupon on our interest-earning assets is 7.54% and the weighted-average coupon on our liabilities is 4.57%.
     Total interest income from mortgage assets was $520.9 million and $357.1 million for the years ended December 31, 2007 and 2006, respectively. The increase in interest income is primarily due to the growth of our mortgage loan portfolio and higher average balance of our credit-sensitive bond portfolio as well as higher yields on our mortgage assets that have resulted from the redeployment of our capital into the higher-yielding assets of our residential mortgage credit portfolio during the first quarter of 2006. In addition, due to adverse market conditions in the third and fourth quarters of 2007, we increased the discount rate used to estimate the fair value of our MBS which resulted in higher discount accretion, which is a component of interest income.

     The following table presents interest expense for the years ended December 31, 2007 and 2006 as a percentage of liabilities weighted by the respective average balance of each liability.
Components of Interest Expense
(dollars in thousands)

		Percentage		Percentage
	Year Ended	of Average	Year Ended	of Average
	December 31,	Financing	December 31,	Financing
	2007	Liabilities	2006	Liabilities
Interest expense on mortgage-backed notes	$245,131	3.35%	$132,107	2.53%
Interest expense on repurchase agreement liabilities	109,744	1.50	116,465	2.23
Interest expense on commercial paper facility	29,998	0.41	4,786	0.09
Interest expense on warehouse lending facilities	15,161	0.21	16,459	0.31
Interest expense on junior subordinated notes	7,911	0.11	7,768	0.15
Interest expense on CDOs	15,882	0.22	—	—
Interest expense on convertible senior notes	4,496	0.06	—	—
Interest expense on revolving line of credit	1,145	0.02	—	—
Amortization of net realized gains on futures and interest rate swap contracts	(1,474)	(0.02)	(7,468)	(0.14)
Net interest income on interest rate swap contracts	—	—	(1,676)	(0.04)
Other	738	0.01	177	nm

Total interest expense	$428,732	5.87%	$268,618	5.13%

nm	–	not meaningful
     Interest expense consists primarily of interest payments on our debt, amortization of premiums and discounts on our mortgage-backed notes, collateralized debt obligations, commercial paper and repurchase agreements and amortization of debt issuance costs. Premiums and discounts occur when debt securities are issued at prices different from their principal value. Interest expense increased during the year ended December 31, 2007 compared to the year ended December 31, 2006, primarily due to the increase in the balance of the loans held-for-investment and MBS portfolios.

Components of Other Income
(in thousands)

	Year Ended
	December 31,
	2007	2006
Realized gains on derivative instruments, net	$47,044	$6,372
Unrealized gains (losses) on derivative instruments, net	(14,939)	1,364
Net interest income on interest rate swaps	3,175	—
Other derivative-related expenses	(992)	—

Gains (losses) on derivatives, net	34,228	7,736

Impairment losses on mortgage-backed securities	(481,654)	(7,010)
Sales of mortgage-backed securities:
Gains	1,573	993
Losses	(182,722)	—

Sub-total	(181,149)	993
Loss on sale of loans held-for-investment	(45,065)	—
Mortgage-backed securities, trading change in fair value	(22,177)	—
Warrants, change in fair value	(526)	—
Other expense	(141)	(829)

Total	$(696,424)	$890

     During the year ended December 31, 2007, our realized losses on the sale of MBS and other-than-temporary impairment losses were partially offset by realized and unrealized gains on derivative instruments that were structured to economically hedge credit risk. Impairment losses of $481.7 million for the year ended December 31, 2007 were primarily due to assumption changes on certain residential mortgage credit securities due to increased loss expectations on certain securities and increased discount rates used to value the securities, which reflect current market conditions for MBS. Due to the significance of the mortgage industry deterioration discussed above and our ongoing liquidity concerns, we have recognized all unrealized holding losses on securities in our consolidated statement of operations at December 31, 2007.
     Impairment losses for the year ended December 31, 2006 related to spread securities that we did not intend to hold until their maturity.

Components of Operating Expenses
(in thousands)

	Year Ended
	December 31,
	2007	2006
Servicing expense	$23,133	$11,951
Provision for loan losses	39,293	5,176
Salaries and benefits	17,354	9,470
Professional services	6,302	3,133
Management compensation expense to related party	—	7,712
Other general and administrative expenses	8,396	5,001

Total expenses	$94,478	$42,443

     Our operating expenses for the year ended December 31, 2007 increased compared to the year ended December 31, 2006 due to costs of managing our larger and more diversified investment portfolio as well as the additional diversification we had included in our financing strategies prior to August 2007, when we began selling significant portions of our investment portfolio.
     We employ third parties to perform servicing of our mortgage loans. Servicing includes payments processing, collection activities and reporting of loan activity. For the year ended December 31, 2007 compared to the year ended December 31, 2006, servicing expense increased $11.2 million, or 93.6%. The increases in servicing expenses reflect the increase in the average balance of our mortgage loan portfolio for the year ended December 31, 2007, compared to the year ended December 31, 2006 and, to a lesser extent, the cost for purchasing additional mortgage insurance on our more recent securitizations.
     For the year ended December 31, 2007 compared to the year ended December 31, 2006, the provision for loan losses increased $34.1 million. This increase reflects the growth in size and seasoning of our mortgage loan portfolio.
     For the year ended December 31, 2007 compared to the year ended December 31, 2006, salaries and benefits expense increased $7.9 million, or 83.3%. The increase in salaries and benefits reflects the addition of employees from December 31, 2006 to August 31, 2007, to manage our larger and more diverse portfolio of assets and financing arrangements and well as severance costs related to staff reductions.
     In August 2007, due to the reduction in the size of our investment portfolio, we implemented a cost reduction program which included a reduction in personnel as well as other cost cutting measures including the consolidation of our office facilities to one location.

     For the year ended December 31, 2007 compared to the year ended December 31, 2006, professional services increased $3.2 million, or 101.1%. The increase in professional services include increases in attorneys’ fees due to defense expenses for shareholder suits as well as legal fees related to various credit facilities and general corporate matters.
     Management compensation expense to related parties in 2006 was for compensation paid on the management of a portion of our spread assets. The management of these assets was performed in-house in 2007.
     Year ended December 31, 2006 compared to the year ended December 31, 2005
     For the years ended December 31, 2006 and 2005, our net income was $46.8 million, or $1.15 (basic) and $1.14 (diluted) per weighted-average share outstanding, respectively, and net losses of $83.0 million, or ($2.13) per weighted-average share (basic and diluted), respectively. Results for the year ended December 31, 2006 include certain non-recurring expenses, including one-time charges of $6.1 million related to the termination of our management agreement with Seneca Capital Management LLC, or SCM. In addition, we recognized net realized and unrealized gains on derivative instruments of $7.7 million and net realized and unrealized losses of $0.8 million during the years ended December 31, 2006 and 2005, respectively.
     The table below details the components of our net interest spread for the years ended December 31, 2006 and 2005:

	For the Year Ended
	December 31,
	2006	2005
Weighted-average yield on average earning assets, net of premium amortization or discount accretion	6.57%	3.79%
Weighted-average cost of financing liabilities	5.13	3.07

Net interest spread	1.44%	0.72%

     Weighted-average yield on average earning assets, net of premium amortization or discount accretion, is defined as total interest income earned divided by the weighted-average amortized cost of our mortgage assets during the period. Weighted-average mortgage earning assets during the years ended December 31, 2006 and 2005 were $5.4 billion and $4.8 billion, respectively.
     Total interest income from mortgage assets was $357.1 million and $181.4 million for the years ended December 31, 2006 and 2005, respectively. The year-over-year increase in interest income is primarily due to higher yields on our mortgage assets that have resulted from the restructuring and sale of assets in our Spread portfolio and the redeployment of our capital into the higher-yielding assets of our Residential Mortgage Credit portfolio during 2006, as well as an increase in the overall levels of both mortgage assets and interest rates between December 31, 2005 and December 31, 2006.

     The following table presents interest expense for the years ended December 31, 2006 and 2005 as a percentage of liabilities weighted by the respective average balance of each liability.

	For the Year	Percentage	For the Year	Percentage
	Ended	of Average	Ended	of Average
	December 31,	Financing	December 31,	Financing
	2006	Liabilities	2005	Liabilities
Interest expense on mortgage-backed notes	$132,107	2.53%	$3,719	0.08%
Interest expense on repurchase agreement liabilities	116,465	2.23	138,076	3.08
Interest expense on commercial paper facility	4,786	0.09	—	—
Interest expense on warehouse lending facilities	16,459	0.31	1,507	0.03
Interest expense on junior subordinated notes	7,768	0.15	3,411	0.08
Amortization of net realized gains on futures and interest rate swap contracts	(7,468)	(0.14)	(1,415)	(0.03)
Net interest (income)/expense on interest rate swap contracts	(1,676)	(0.04)	(8,093)	(0.18)
Net hedge ineffectiveness (gains)/losses on futures and interest rate swap contracts	—	—	258	0.01
Other	177	nm	38	nm

Total interest expense	$268,618	5.13%	$137,501	3.07%

nm	=	not meaningful
     We define our weighted-average cost of total financing liabilities as total interest expense divided by the weighted-average amount of our financing liabilities during the period, including mortgage-backed notes, repurchase agreements, commercial paper, warehouse lending facilities and junior subordinated notes. Interest expense consists primarily of interest payments on our debt, amortization of premiums and discounts on our mortgage-backed notes and commercial paper, and amortization of debt issuance costs. Mortgage-backed securities issuance premiums are created when interest-only securities and other MBS are issued at prices greater than their principal value. Refer to the section titled “Critical Accounting Policies” for a description of our accounting policy for derivative instruments and hedging activities and the impact on interest expense in 2005. Weighted-average financing liabilities during the years ended December 31, 2006 and 2005 were $5.2 billion and $4.4 billion, respectively.
     Interest expense for the years ended December 31, 2006 and 2005 was $268.6 million and $137.5 million, respectively. The increase in interest expense is primarily due to higher rates on our funding liabilities related to the shift to mortgage-backed notes from repurchase agreements resulting from the transition from our spread strategy to our residential mortgage credit strategy, as well as an increase in the overall levels of both funding liabilities and interest rates between December 31, 2005 and December 31, 2006.

     Other income and expense for the years ended December 31, 2006 and 2005 was net other income of $0.9 million and net other expense of $112.9 million, respectively, as summarized in the following table (dollars in millions):

	For the Years Ended
	December 31,
	2006	2005
Realized gains (losses) on derivative instruments, net(1):
Sales of derivative contracts	$2.6	$1.0
Purchase commitment derivatives	3.7	(1.4)
Unrealized gains (losses) on derivative instruments, net(1):
Change in fair value of derivative contracts	1.4	(0.4)

Sub-total	7.7	(0.8)

Other-than-temporary impairment losses	(7.0)	(112.0)
Sales of mortgage-backed securities:
Gains	10.0	—
Losses	(9.0)	(0.1)

Sub-total	1.0	(0.1)

Other expense	(0.8)	—

Total	$0.9	$(112.9)

(1)	Prior to January 1, 2006, certain derivative instruments were accounted for in accordance with SFAS No. 133 and the related gains and losses were recognized in interest expense.
     During the year ended December 31, 2006, we sold MBS totaling $3.8 billion, primarily as a result of repositioning our balance sheet. During the year ended December 31, 2005, we sold $136.3 million of MBS to reduce leverage and rebalance our portfolios. Other income for the years ended December 31, 2006 and 2005 includes other-than-temporary impairment losses on MBS in our spread portfolio related to certain spread assets that we did not intend to hold until their maturity or their unrealized losses recovered.
     Operating expenses for the years ended December 31, 2006 and 2005 were $42.4 million and $13.9 million, respectively. The year-over-year increases in operating expenses are primarily due to increased operating expenses that are required to manage our residential mortgage credit strategy as well as increased management compensation and incentive compensation expenses related to the termination of our management agreement with SCM.
     During the quarter ended September 30, 2006, we completed our transition to full internal management after reaching agreement with SCM to terminate the management agreement described below. Because the management agreement has been terminated, we were no longer required to make regular quarterly “minimum” payments to SCM through 2007, nor did we need to accrue future incentive compensation expense for SCM. Instead, we paid SCM a total of $5.8 million in cash and accelerated the vesting of 138,233 shares of restricted common stock issued to SCM.

     We paid base management compensation and incentive compensation to SCM for the years ended December 31, 2006 and 2005 pursuant to a management agreement. We entered into an amended agreement with SCM, dated March 1, 2005, which superseded our original management agreement dated June 11, 2003, and revised the computation of base management compensation and incentive management compensation. See Note 8 to our consolidated financial statements in Item 8 of this proxy statement/prospectus for further discussion about the management agreement.
     Base management compensation expense for the year ended December 31, 2006 was $6.9 million, including the installment payments due to SCM related to the termination of the management agreement described above. Base management compensation for the year ended December 31, 2005 was $4.2 million. Pursuant to the management agreement, base management compensation due to SCM was calculated based on a percentage of our average net worth that was managed by SCM, and also was subject to a minimum fee. The amount of assets managed by SCM decreased substantially during the first quarter of 2006 and further decreased in the second and third quarters of 2006 as a result of redeploying assets from the spread portfolio managed by SCM into our other portfolios. Consequently, the base management fee calculated pursuant to the “average net worth” formula was lower than the minimum fee payment due to SCM of $0.7 million for the first and second quarters of 2006. As a result, $1.4 million of the base management compensation expense for the year ended December 31, 2006 represented the minimum fee due to SCM.
     Incentive compensation expense for the years ended December 31, 2006 and 2005 was $0.8 million and $1.3 million, respectively. The increase in expense is primarily related to the termination of the amended management agreement noted above. Under the amended management agreement, SCM did not earn any incentive compensation during the years ended December 31, 2006 and 2005. The incentive compensation expense during the years ended December 31, 2006 and 2005 related primarily to restricted common stock awards granted for incentive compensation earned in prior periods that vested during the periods. The incentive compensation expense for the year ended December 31, 2006 also includes the final vesting of all of the restricted stock awards granted to SCM earned in prior periods in connection with the termination agreement. Effective September 30, 2006, we will no longer recognize incentive compensation expense related to restricted stock awards granted to SCM.
     Servicing expense, which is a required expense for all of our mortgage loans held-for-investment, was $12.0 million and $0.4 million for the years ended December 31, 2006 and 2005, respectively. The increase in servicing expense year over year is due to the increase in our residential mortgage loan portfolio. In addition, salaries and benefits were $9.5 million and $3.0 million for the years ended December 31, 2006 and 2005, respectively, and reflects the addition of three new employees during the fourth quarter of 2006 and 17 new employees during the year ended December 31, 2006. In addition, for year ended December 31, 2006, we recorded a provision for loan losses of $5.2 million, based on an analysis of our portfolio of loans held-for-investment at the end of the second, third and fourth quarters of 2006. The increase in provision for loan losses for the year ended December 31, 2006 compared to 2005 is due to the seasoning of our residential mortgage loan portfolio.
     REIT taxable income
     We calculate REIT taxable income according to the requirements of the Code, rather than GAAP. We believe that REIT taxable income is an informative measure of our financial performance because REIT taxable income, and not GAAP income, is the basis upon which we make our cash distributions to our stockholders that enable us to maintain our REIT qualification.
     We estimate our REIT taxable income based upon a variety of information from third parties. Due to the timing of the receipt of some of this information, we make estimates in order to determine our REIT taxable income and dividend distributions within a reporting period. As a result, our REIT taxable income estimates are subject to adjustments to reflect the receipt of information on past events. Our REIT taxable income is also subject to changes in the Code, or in the interpretation of the Code, with respect to our business model. REIT taxable income for each fiscal year does not become final until we file our tax return for that fiscal year.
Reconciliation of GAAP Net Income to REIT Taxable Income
(in thousands, except share and per share data)

	For the Year Ended December 31,
	2007	2006	2005
GAAP net income (loss)	$(720,997)	$46,797	$(82,991)
Adjustments to GAAP net income (loss):
Interest income and expenses, net	(20,344)	(26,676)	1,142
Impairment losses on mortgage-backed securities	481,654	7,010	112,008
Provision for loan losses	39,191	5,193	—
Servicing expense	21,857	10,263	—
Warrant expense	526	—	—
Losses (gains) on sales of mortgage-backed securities, net	248,391	(993)	69
Gains on derivative instruments	(32,105)	—	—
Other, net	31,314	(695)	1,086

Net adjustments to GAAP net income (loss)	770,484	(5,898)	114,305

REIT taxable net income	$49,487	$40,899	$31,314

REIT taxable net income per share	$1.10	$0.97	$0.77
Average shares outstanding on dividend record dates during the year	44,992,807	42,163,918	40,667,532

Estimated Undistributed REIT Taxable Income
(dollars in thousands, except per share data)

	For the Year Ended December 31,
	2007	2006	2005
Undistributed REIT taxable net income, beginning of period	$4,429	$3,154	$1,794
REIT taxable net income during period	49,487	40,899	31,314
Distributions declared during period, net of dividend equivalent rights on restricted common stock	(27,858)	(39,410)	(29,954)
Other adjustments	5,157	(214)	—

Undistributed REIT taxable net income, end of period	$31,215	$4,429	$3,154

Cash distributions per share declared during period	$0.62	$0.925	$0.77

     We believe that these presentations of our REIT taxable income are useful to investors because they are directly related to the distributions to stockholders we are required to make in order to retain our REIT qualification. REIT taxable income entails certain limitations, and by itself is an incomplete measure of our financial performance over any period. As a result, our REIT taxable income should be considered in addition to, and not as a substitute for, our GAAP-based net income as a measure of our financial performance. The calculations of REIT taxable income above are estimated based on information currently known to us. Our calculations of REIT taxable income are not finalized until we file our tax return. Amounts could vary materially from our estimates disclosed herein.
     In addition to the estimated $31.2 million of undistributed REIT taxable income as of December 31, 2007, we have declared but suspended dividends in the amount of $13.6 million, net of dividend equivalent rights. In order to maintain our qualification as a REIT, we must declare a dividend of the undistributed amount and pay the declared dividends through a cash distribution or distribution-in-kind prior to September 15, 2008. Because these distributions were not made prior to December 31, 2007, we will incur an excise tax on a portion of our undistributed REIT taxable income at a rate of 4.00%, payable on March 15, 2008. We are currently considering various options related to the payment of the dividend.
Financial Condition
     Mortgage-backed securities
     Our investment strategy includes purchases of U.S. agency and other AAA-rated single-family adjustable-rate and hybrid adjustable-rate MBS and purchases of credit-sensitive residential MBS and other asset-backed securities that have credit ratings below AAA.
     The following table presents our MBS classified as either residential mortgage credit portfolio assets or spread portfolio assets and further classified by type of issuer and/or by rating categories.

Asset Quality
(dollars in thousands)

	December 31, 2007		December 31, 2006
		Percentage of		Percentage of
		Total		Total
		Mortgage-		Mortgage-
		backed		backed
	Fair Value	Securities	Fair Value	Securities
Residential Mortgage Credit Portfolio
Investment-grade MBS:
AA/Aa rating	$27,747	6.4%	$129,096	4.4%
A/A rating	70,802	16.1	238,623	8.1
BBB/Baa rating	40,904	9.4	273,359	9.3

Total Investment-grade MBS	139,453	31.9	641,078	21.8

Weighted-average credit rating	A		A-
Non-investment-grade MBS:
BB/Ba rating	44,101	10.1	145,741	5.0
B/B2 rating	7,621	1.8	—	—
CCC/Caa and below	35,986	8.3	—	—
Not rated	4,177	1.0	11,196	0.4

Total non-investment-grade MBS	91,885	21.2	156,937	5.4

Weighted-average credit rating (1)	B		BB

Total residential mortgage credit portfolio	231,338	53.1	798,015	27.2

Weighted-average credit rating (1)	BBB		BBB+
Spread Portfolio
Agency MBS	—	—	106,648	3.7
AAA/Aaa rating	204,547	46.9	2,026,275	69.1

Total spread portfolio	204,547	46.9	2,132,923	72.8

Weighted-average credit rating	AAA		AAA
Total mortgage-backed securities	$435,885	100.0%	$2,930,938	100.0%

Weighted-average credit rating	A		AA

(1)	Weighted-average credit rating excludes non-rated MBS of $4.2 million and $11.2 million at December 31, 2007 and 2006, respectively, and includes the effect of credit-related derivative instruments that are a direct economic hedge of a specific security.

     Loans held-for-investment
Residential Loans Held-For Investment Product Data
(dollars in thousands)

				Weighted-
				Average
				Months to
				Reset of					Number of
				Loans After		Principal	Seriously		Seriously
		Weighted-	Weighted-	Effect of		Amount of	Delinquent	Number of	Delinquent
	Weighted-	Average	Average	Cost of		Seriously	Loans as a	Seriously	Loans as a
	Average	Maturity	Months to	Funds	Principal	Delinquent	Percentage of	Delinquent	Percentage of
	Interest Rate	Date	Reset	Hedging (1)	Balance	Loans (2)	Total Principal	Loans (2)	Total Loans
December 31, 2007
Floating rate mortgage	8.15%	2038	1	1	$3,045,983	$199,985	4.84%	451	4.30%
Hybrid mortgage	6.61%	2036	47	20	1,087,837	54,062	1.31	150	1.43

Total	7.72%	2037	12	5	$4,133,820	$254,047	6.15%	601	5.73%

December 31, 2006
Floating rate mortgage	8.02%	2037	1	1	$4,089,015	$20,830	0.38%	45	0.33%
Hybrid mortgage	6.57%	2036	54	33	1,383,310	13,053	0.24	30	0.21

Total	7.65%	2037	14	9	$5,472,325	$33,883	0.62%	75	0.54%

(1)	We attempt to mitigate our interest rate risk by hedging the cost of liabilities related to our hybrid residential mortgage loans. Amounts reflect the effect of these hedges on the months to reset of our residential mortgage loans. In addition at December 31, 2007 and December 31, 2006, the financing for $0.2 billion and $0.3 billion of our hybrid residential mortgage loans, respectively is, like the underlying collateral, fixed for a period of three to five years and then becomes variable based upon the average rates of the underlying loans which will adjust based on LIBOR. The weighted-average period to reset of the debt we use to acquire residential mortgage loans was match funded approximately five months and nine months at December 31, 2007 and December 31, 2006, respectively.

(2)	Seriously delinquent loans are loans 90 or more days past due and loans in foreclosure.
     At December 31, 2007 and December 31, 2006, our residential mortgage loans held-for-investment included unamortized premium of $95.7 million and $124.4 million, respectively. Our residential mortgage loans at December 31, 2007 consisted of $4.1 billion mortgage loans that collateralize mortgage-backed notes. Our residential mortgage loans held-for-investment at December 31, 2006 consisted of $4.7 billion of mortgage loans that collateralized mortgage-backed notes and $0.8 billion of unsecuritized adjustable-rate mortgage loans.

Residential Mortgage Loans Key Metrics
(dollars in thousands)

	December 31, 2007	December 31, 2006
Unpaid principal balance	$4,133,820	$5,472,325
Number of loans	10,491	13,942
Average loan balance	$394	$393
Weighted-average coupon rate	7.71%	7.65%
Weighted-average lifetime cap	10.66%	10.64%
Weighted-average original term, in months	376	375
Weighted-average remaining term, in months	356	366
Weighted-average effective loan-to-value ratio (LTV)(1)	71.8%	72.6%
Weighted-average FICO score	711	713
Number of loans with FICO scores below 620	8	11
Percentage of loans with FICO scores above 700	55.6%	58.5%
Percentage of loans with LTV greater than 80%	7.2%	6.8%
Percentage of loans with LTV greater than 90%	1.3%	1.3%
Percentage of loans with effective LTV greater than 80% (1)	0%	0%
Percentage of no documentation loans	2.2%	2.5%
Percentage of loans originated for refinancing purposes	58.3%	58.0%
Top five geographic concentrations (% exposure):
California	56.5%	57.4%
Florida	9.7%	8.6%
Arizona	4.3%	4.1%
Virginia	3.9%	3.7%
Nevada	3.7%	3.4%
Occupancy status:
Owner-occupied	85.8%	86.5%
Investor	14.2%	13.5%
Property type:
Single-family	83.1%	83.6%
Condominium	10.2%	9.7%
Other residential	6.7%	6.7%
Collateral type:
Alt A – first lien	100.0%	100.0%

(1)	Including the effect of mortgage insurance purchased to cover an additional $1.1 billion of loan principal at December 31, 2007.
     The following table presents our residential mortgage loan portfolio grouped by the percentages in each of three different documentation types, further stratified by loan-to-value ratios, net of mortgage insurance, and FICO scores:

Residential Mortgage Loan Quality

	FICO Scores
December 31, 2007	<620	620-659	660-699	700-739	740+	Total
Full Documentation:(1)
LTV:
< 60%	0.0%	0.2%	0.2%	0.2%	0.2%	0.8%
60.01 – 70%	0.0	1.1	1.9	1.9	2.1	7.0
70.01 – 80%	0.0	1.6	2.4	1.9	2.1	8.0
> 80%	0.0	0.0	0.0	0.0	0.0	0.0

Total Full Documentation	0.0%	2.9%	4.5%	4.0%	4.4%	15.8%

Reduced Documentation:(2)
LTV:
< 60%	0.0%	0.5%	1.3%	1.3%	2.1%	5.2%
60.01 – 70%	0.0	2.1	10.7	9.3	7.7	29.8
70.01 – 80%	0.1	3.8	16.7	14.8	11.6	47.0
> 80%	0.0	0.0	0.0	0.0	0.0	0.0

Total Reduced Documentation	0.1%	6.4%	28.7%	25.4%	21.4%	82.0%

No Documentation:(3)
LTV:
< 60%	0.0%	0.0%	0.2%	0.2%	0.2%	0.6%
60.01 – 70%	0.0	0.1	0.3	0.4	0.5	1.3
70.01 – 80%	0.0	0.0	0.1	0.1	0.1	0.3
> 80%	0.0	0.0	0.0	0.0	0.0	0.0

Total No Documentation	0.0%	0.1%	0.6%	0.7%	0.8%	2.2%

Total Portfolio:
LTV:
< 60%	0.0%	0.7%	1.7%	1.7%	2.5%	6.6%
60.01 – 70%	0.0	3.3	12.9	11.6	10.3	38.1
70.01 – 80%	0.1	5.4	19.2	16.8	13.8	55.3
> 80%	0.0	0.0	0.0	0.0	0.0	0.0

Total Portfolio	0.1%	9.4%	33.8%	30.1%	26.6%	100.0%

	FICO Scores
December 31, 2006	<620	620-659	660-699	700-739	740+	Total
Full Documentation:(1)
LTV:
< 60%	0.0%	0.2%	0.2%	0.2%	0.5%	1.1%
60.01 – 70%	0.0	0.8	1.2	1.2	1.5	4.7
70.01 – 80%	0.0	1.6	3.1	2.5	3.1	10.3
> 80%	0.0	0.0	0.0	0.0	0.0	0.0

Total Full Documentation	0.0%	2.6%	4.5%	3.9%	5.1%	16.1%

Reduced Documentation:(2)
LTV:
< 60%	0.0%	0.6%	1.3%	1.5%	2.4%	5.8%
60.01 – 70%	0.0	2.0	7.9	7.3	6.7	23.9
70.01 – 80%	0.1	3.7	18.1	16.0	13.8	51.7
> 80%	0.0	0.0	0.0	0.0	0.0	0.0

Total Reduced Documentation	0.1%	6.3%	27.3%	24.8%	22.9%	81.4%

No Documentation:(3)
LTV:
< 60%	0.0%	0.0%	0.2%	0.2%	0.4%	0.8%
60.01 – 70%	0.0	0.1	0.3	0.3	0.4	1.1
70.01 – 80%	0.0	0.0	0.1	0.3	0.2	0.6
> 80%	0.0	0.0	0.0	0.0	0.0	0.0

Total No Documentation	0.0%	0.1%	0.6%	0.8%	1.0%	2.5%

Total Portfolio:
LTV:
< 60%	0.0%	0.8%	1.7%	1.9%	3.3%	7.7%
60.01 – 70%	0.0	2.9	9.4	8.8	8.6	29.7
70.01 – 80%	0.1	5.3	21.3	18.8	17.1	62.6
> 80%	0.0	0.0	0.0	0.0	0.0	0.0

Total Portfolio	0.1%	9.0%	32.4%	29.5%	29.0%	100.0%

(1)	Full documentation includes verification of the borrower’s income, employment, assets and liabilities.

(2)	Reduced documentation, sometimes referred to as Alt-A, includes mortgages that comply with most, but not all, of the Federal National Mortgage Association and Federal Home Loan Mortgage Corporation criteria for a conforming mortgage. Alt-A mortgages are generally high quality, with less than full documentation verified.

(3)	No documentation loans include loans where there has been no verification of borrower’s income, employment or assets.

     Delinquencies and Allowance for Loan Losses
Residential Mortgage Loan Delinquency Status
(dollars in thousands)

	December 31, 2007		December 31, 2006
	Number of	Principal	Number of	Principal
	Loans	Amount	Loans	Amount
Delinquency status:
30 to 59 days	475	$184,814	285	$112,372
60 to 90 days	230	98,735	46	16,390
90 days or more	299	123,959	47	18,495

Total	1,004	407,508	378	147,257

Foreclosures	302	130,088	28	15,388

Total Delinquencies	1,306	$537,596	406	$162,645

     Our delinquency statistics compare favorably to December 31, 2007 industry statistics for loans seasoned for the same time period as our loans based on a recent survey by UBS. Our hybrid mortgage loans greater than 60 days past due were 7.15% compared to the industry average of 11.1% at December 31, 2007. Our floating rate mortgage loans greater than 60 days past due were 9.8% compared to the industry average of 12.1% at December 31, 2007.
     We analyzed our allowance for loan losses at December 31, 2007 and recorded a $39.3 million provision for loan losses for the year ended December 31, 2007. Based on our loan loss analysis as of December 31, 2006, we recorded a provision for loan losses of $5.2 million for the year ended December 31, 2006. Our allowance for loan loss analysis resulted in our $36.0 million and $4.9 million general allocated allowance at December 31, 2007 and 2006, respectively. We recorded a specific reserve for loans greater than $1.0 million and 90 days or more past due of $2.1 million and zero at December 31, 2007 and 2006, respectively. Our allowance for loan losses represented 15.0% and 14.8% of our loans 90 days or more past due at December 31, 2007 and 2006, respectively.
     Usage of the allowance occurs when a loan proceeds through the foreclosure process and becomes real estate owned, or REO. When a loan becomes REO, we obtain updated information on the value of the property that collateralizes the loan and estimate the specific loss on that loan, if any, based on the expected net proceeds from the final disposition of the property and reduce the allowance for loan losses by that amount. We also reduce the allowance for any loans that are disposed of at a loss prior to their becoming REO. We used $6.2 million and $156 thousand of the allowance for loan losses for the years ended December 31, 2007 and 2006, respectively. We expect delinquencies and losses to continue to increase as our portfolio seasons but due to our extensive due diligence procedures performed on loans prior to our purchase of them and our additional protection against losses provided by our supplemental mortgage insurance, we expect losses to be lower than industry loss averages. Our use of the allowance for loan losses does not equate to a realized loss for REIT taxable income purposes.
     At December 31, 2007 and 2006, 110 and 9 of the residential loans we owned with an fair value of $34.7 million and $3.6 million, respectively, were REO as a result of foreclosure on delinquent loans. We reclassified these loans from loans held-for-investment to other assets on our consolidated balance sheet at the lower of cost or estimated fair value less costs to dispose of the property.
     Asset Repricing Characteristics
Asset Repricing Characteristics
(dollars in thousands)

	December 31, 2007		December 31, 2006
	Carrying	Portfolio	Carrying	Portfolio
	Value	Mix	Value	Mix
Residential Mortgage Credit Portfolio
ARM residential loans:
Reset 1 month or less	$3,042,491	65.7%	$4,089,015	48.0%
Reset >1 month but < 12 months	24,803	0.5	284	nm
Reset >12 months but < 60 months	909,440	19.7	1,180,727	13.9
Reset > 60 months	157,085	3.4	202,299	2.4
Unamortized premium	95,669	2.1	124,412	1.5
Allowance for loan losses	(38,145)	(0.8)	(5,020)	(0.1)

Sub-total	4,191,343	90.6	5,591,717	65.7

ARM residential mortgage-backed securities:
Reset 1 month or less	225,436	4.9	796,539	9.3
Reset >1 month but < 12 months	900	nm	—	—
Reset >12 months but < 60 months	—	—	—	—
Reset > 60 months	—	—	—	—

Sub-total	248,507	4.9	796,539	9.3

Fixed-rate residential mortgage-backed securities:	5,002	0.1	1,476	nm
Spread Portfolio
Residential mortgage-backed securities:
Reset 1 month or less	204,547	4.4	2,024,275	23.7
Reset >1 month but < 12 months	—	—	108,648	1.3
Reset >12 months but < 60 months	—	—	—	—
Reset > 60 months	—	—	—	—

Sub-total	204,547	4.4	2,132,923	25.0

Total mortgage assets	$4,627,228	100.0%	$8,522,655	100.0%

nm	= not meaningful
     At December 31, 2007 and 2006, the weighted-average period to reset of our total mortgage assets was approximately 11 months and 10 months, respectively. We attempt to mitigate our interest rate risk by hedging the cost of liabilities related to our hybrid residential mortgage loans. Our net asset/liability duration gap was approximately four months and one month at December 31, 2007 and 2006, respectively.

     Our total mortgage assets had a weighted-average coupon of 7.54% and 7.03% at December 31, 2007 and 2006, respectively.
     Our mortgage assets are typically subject to periodic and lifetime interest rate caps. Periodic interest rate caps limit the amount by which the interest rate on a mortgage can increase during any given period. Lifetime interest rate caps limit the amount by which an interest rate can increase through the term of a mortgage. The weighted-average lifetime cap of our MBS was 11.69% and 12.32% at December 31, 2007 and 2006, respectively. The weighted-average lifetime cap of our loans held-for-investment was 10.66% and 10.64% at December 31, 2007 and 2006, respectively.
     Our mortgage assets have contractual periodic adjustment to their coupon rate based on changes in an objective index. The percentages of the mortgage assets in our investment portfolio that were indexed to interest rates are as follows:
Index rates

						Fixed
						Rate
						or
	LIBOR	Treasury		MTA	COFI	Other
December 31, 2007
Mortgage-backed securities	99%	nm	%	—%	—%	1%
Loans held-for-investment	28	—		72	nm	—

December 31, 2006
Mortgage-backed securities	98%	2%		—%	—%	—%
Loans held-for-investment	26	—		74	nm	—

nm	= not meaningful
     The constant payment rate on our total mortgage assets, an annual rate of principal paydowns for our mortgage assets relative to the outstanding principal balance of our total mortgage assets, was 11% and 17% for the three months ended December 31, 2007 and 2006, respectively. The constant payment rate attempts to predict the percentage of principal that will paydown over the next 12 months based on historical principal paydowns. The principal payment rate is not considered an indication of future principal repayment rates because actual changes in market interest rates will have a direct impact on the principal prepayments on our mortgage assets.
     Securitizations
     We create securitization entities as a means of securing long-term collateralized financing for our residential mortgage loan portfolio and certain MBS in our portfolio, matching the income earned on the investments with the cost of related liabilities, otherwise referred to as “match-funding” our balance sheet. We may use derivative instruments, such as interest rate swaps, to achieve this result. We transfer residential mortgage loans or mortgage-backed assets to a separate bankruptcy-remote legal entity from which private-label multi-class securities are issued. On a consolidated basis, we account for our securitizations as secured financings and, therefore, record no gain or loss in connection with securitizations. We evaluate each securitization entity in accordance with FIN 46(R), and we have determined that we are the primary beneficiary of most of the securitization entities. As such, we consolidate those securitization entities into our consolidated balance sheet subsequent to securitization. In the third quarter of 2007, we sold certain interests in our 2007-2 securitization trust, which resulted in our no longer qualifying as the primary beneficiary of that trust. The assets and liabilities of that trust have been deconsolidated from our balance sheet and the remaining interests that we have retained are recorded as MBS on our balance sheet at December 31, 2007. Residential mortgage loans or MBS transferred to securitization entities collateralize the securities issued, and, as a result, those investments are not available to us, our creditors or our stockholders.
     Mortgage-Backed Notes
     At each of December 31, 2007 and 2006, we had mortgage-backed notes, net of unamortized discounts, with an outstanding balance of $3.9 billion, with a weighted-average borrowing rate of 3.95% and 5.60% per annum, respectively. Each series of mortgage-backed notes that we have issued consists of various classes of securities that bear interest at varying spreads to LIBOR. The borrowing rates of the mortgage-backed notes at December 31, 2007 and 2006 reset monthly based on LIBOR except for $0.2 billion and $0.3 billion, respectively, of notes which, like the underlying loan collateral, are fixed for a period of 3 to 5 years and then become variable based on the average rates of the underlying loans which will adjust based on LIBOR. The stated maturities of our mortgage-backed notes at December 31, 2007 were from 2035 to 2047. The maturity of each class of securities is directly affected by the rate of principal repayments on the associated residential mortgage loan collateral. As a result, the actual maturity of each series of mortgage-backed notes may be shorter than its stated maturity.
     At December 31, 2007 and 2006, we had pledged residential mortgage loans with an estimated fair value of $3.7 billion and $3.9 billion, respectively, as collateral for mortgage-backed notes issued.
     The following table highlights the securitizations we have completed through December 31, 2007, by year of securitization transaction. Amounts presented include both securitizations that are consolidated on our balance sheet and the Luminent Mortgage Trust 2007-2 securitization that is not consolidated with our balance sheet.

Loan Securitization Highlights
(dollars in thousands)

	At	At
	Securitization Date	December 31, 2007
Number of securitizations	10	10
Loans, unpaid principal balance	$6,528,104	$4,796,520
Mortgage-backed notes issued to third parties	5,656,654	4,493,850
Debt retained	871,450	302,670
Retained investment grade %(1)	11.3%	3.1%
Retained non-investment grade %(1)	1.6%	3.2%
Cost of debt on AAA-rated mortgage-backed notes — spread to LIBOR(2)	0.22%	0.22%

(1)	Retained tranches as a percentage of total mortgage-backed notes issued.

(2)	LUM 2006-3 cost of debt excludes $0.3 billion of AAA-rated mortgage-backed notes which, like the underlying loan collateral, are fixed for three to five years and then become variable based upon the average rates of the underlying loans which will adjust based on LIBOR.

     The following table presents the rating categories and balances of the mortgage-backed notes issued in our loan securitizations.
Loan Securitizations Mortgage-Backed Notes Ratings
(dollars in thousands)

	At	At
	Securitization Date	December 31, 2007
Mortgage-backed notes issued to third-party investors
AAA/Aaa rating	$5,423,405	$4,236,268
AA/Aa rating	208,867	225,918
A/A rating	21,741	21,741
BBB/Baa rating	2,641	4,800
Not rated	—	5,122

Total mortgage-backed notes issued to third-party investors	$5,656,654	$4,493,849

Percentage of total collateral	86.7%	93.7%
Debt retained
AAA/Aaa rating	$551,441	$18,454
AA/Aa rating	57,631	28,324
A/A rating	80,396	46,491
BBB/Bbb rating	68,670	61,467
BB/Ba rating	40,584	37,182
B/B rating	24,630	56,024
CCC rating	—	13,690
Not rated	36,055	33,927

Total mortgage- backed notes retained	859,407	295,559
Overcollateralization	12,043	7,112

Total debt retained	$871,450	$302,671

Percentage of total collateral	13.3%	6.3%

     Collateralized Debt Obligations
     In March 2007, we issued $400.0 million of CDOs from Charles Fort CDO I, Ltd., our qualified REIT subsidiary. The CDOs are in the form of floating-rate pass-through certificates that were collateralized at closing by $289.1 million of our MBS available-for-sale and $59.1 million of MBS which we retained from prior whole loan securitizations as well as an uninvested cash balance which was subsequently used to purchase additional securities. Of the $400.0 million of CDOs issued at the closing of the securitization, third-party investors purchased $296.0 million of non-recourse certificates that provide permanent financing for the MBS in the CDO, and we retained $104.0 million of certificates including $22.9 million of subordinated certificates, which provide credit support to the certificates issued to third-party investors. The interest rates on the certificates reset quarterly and are indexed to three-month LIBOR. As of December 31, 2007, the fair value of the collateral on the CDOs was $117.8 million, our CDOs had an outstanding balance, net of unamortized discounts, of $294.4 million and a weighted-average interest rate of 5.55%. Subsequent to December 31,

2007 we sold an additional $64.0 million par value of AAA-rated CDOs that we had originally retained at the securitization closing.
     As of December 31, 2007, nine securities with a fair value of $1.9 million that collateralize the CDO were deemed to be in default by way of ratings downgrades. These securities have continued to make principal and interest payments as required by their individual structures. Because these securities are deemed to be in default, the principal payment structure of the CDO has converted from a pro-rata principal payment structure to a sequential payment structure where principal payments are made to the highest rated bonds first and then will be made sequentially to each class of bond from highest to lowest. In addition, all interest payments collected by the trust on the securities that are deemed to be in default are made as principal payments on a sequential pay basis.
Exemption from the Investment Company Act of 1940
     We seek to conduct our business so as not to become regulated as an investment company under the 1940 Act. Under Section 3(a)(1) of the 1940 Act, a company is deemed to be an investment company if:
•	it neither is, nor holds itself out as being, engaged primarily, nor proposes to engage primarily, in the business of investing, reinvesting or trading in securities; and

•	it neither is engaged nor proposes to engage in the business of investing, reinvesting, owning holding or trading in securities and does not own or propose to acquire investment securities having a value exceeding 40% of the value of its total assets on an unconsolidated basis (the “40% Test”).
     Prior to June 30, 2007, we relied on the 40% Test. Because of the recent market deterioration and resulting defaults, several of our subsidiaries designed to rely on Section 3(c)(5)(C) currently fail to hold at least 55% of their assets in mortgage loans or other qualifying assets (the “55% Test”), and as a result must rely on Section 3(c)(7) to avoid registration as investment companies. As a result, we no longer satisfy the 40% Test.
     We now rely on Rule 3a-2 for our exemption from registration under the 1940 Act. That rule provides a safe harbor exemption, not to exceed one year, for companies that have a bona fide intent to be engaged in an excepted activity but that temporarily fail to meet the requirements for another exemption from registration as an investment company. As required by the rule, after we learned that we were out of compliance, our board of directors promptly adopted a resolution declaring our bona fide intent to be engaged in excepted activities within a one-year period.

     Reliance upon Rule 3a-2 is permitted only once every three years. As a result, if we otherwise fail to maintain our exclusion from registration, within that three-year period, and another exemption is not available, we may be required to register as an investment company, or we may be required to acquire and/or dispose of assets in order to meet the 55% Test or other tests for exclusion.
Liquidity and Capital Resources
     As previously noted, we announced in a press release on August 6, 2007 that the mortgage industry and the financing methods upon which the mortgage industry has historically relied deteriorated significantly and in an unprecedented fashion. Effectively, the secondary market for MBS closed, and as a result, we simultaneously experienced a significant increase in margin calls from certain of our repurchase agreement lenders and a decrease in the amount of financing our lenders would provide on a given amount of collateral. These events resulted in a significant loss of liquidity for us over a very short period of time and raised substantial doubt about our ability to continue as a going concern. We lost $721.0 million in the year ended December 31, 2007, which included $481.7 million in impairment losses on MBS, $39.3 million in provisions for loan losses, $181.1 million in losses on sales of securities and $45.1 million in losses on sales of loans. In addition, we recorded $21.3 million in corporate state and federal income taxes due to our inability to meet the threshold for tax benefit recognition as it relates to our qualification as a REIT.
     Progress in the stabilization of our lending facilities includes the following achievements.
•	We obtained new financing arranged by Arco in the form of repurchase agreement financing and a revolving line of credit with a maximum amount of $190 million, which expires on September 26, 2012. See Note 5 and Note 14 to the December 31, 2007 consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information about our borrowings from Arco and its affiliates and our relationship with Arco.

•	As of December 31, 2007, we had completed the sale of approximately $2.4 billion of MBS to repay lenders and meet required margin calls at a net loss of approximately $181.1 million.

•	We completed the sale or refinancing of assets financed by our asset-backed commercial program, and we no longer have any outstanding commercial paper liabilities under our asset-backed commercial paper program.

•	We sold approximately $1.0 billion of loans and repaid all of our warehouse lines of credit that were used to finance whole loan purchases. One warehouse line for $1.0 billion was terminated prior to September 30, 2007, and an additional warehouse line for $500.0 million expired in October 2007. No balances are currently outstanding on the remaining warehouse line totaling $1.0 billion. See Note 5 to our December 31, 2007 consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information on our warehouse facilities.
•	As of December 31, 2007, we stabilized $538.4 million of repurchase agreement financing with five repurchase agreement lenders by meeting all required margin calls. We are working to further stabilize our repurchase agreement financing by moving our repurchase agreement financing to Arco and its affiliates.

•	We are working with an additional repurchase agreement lender to resolve a dispute on the fair value of the underlying collateral for that agreement to settle an additional $8.0 million of repurchase agreement financing.
     We have taken additional measures to improve our liquidity position, which include the implementation of operating expense reductions including a personnel reduction, the closure of our San Francisco, California corporate office on December 31, 2007 and the establishment of our corporate headquarters in Philadelphia, Pennsylvania where we have substantial operations.
     Currently, our main source of liquidity is our cash flow from operations, primarily monthly principal and interest payments we receive on our MBS and repurchase agreements including $142.3 million of repurchase agreement financing arranged by Arco as of December 31, 2007. In addition, Arco has entered into a definitive credit agreement with us to provide a liquidity line of credit. Total available financing on this credit facility is $190.0 million. We are working to stabilize our repurchase agreement financing by moving our repurchase agreement financing to Arco and its affiliates. As of March 12, 2008, we had moved $166.2 million of third-party repurchase agreement financing to this facility and the total outstanding was $182.1 million. There can be no assurance that the financing provided by Arco or its affiliates will be sufficient for our future operations or that we will able to obtain alternative financing at profitable levels.
     Our long-term financing includes a combination of the issuance of mortgage-backed notes that provide financing for our whole loan portfolio and CDOs for the financing of certain MBS. At December 31, 2007, we had $3.9 billion of mortgage-backed notes with a weighted-average borrowing rate of 3.95% and $294.4 million of CDOs with a weighted-average borrowing rate of 5.55%. This long-term financing is structured to permanently finance the related whole loans MBS. The financing is non-recourse to us and is not subject to margin calls.

     Our immediate goal is to stabilize our portfolio by ensuring stable financing for the securities we intend to hold and liquidating assets we do not intend to hold in order to repay borrowings and provide us with additional liquidity. As part of this stabilization effort, management has implemented cost reduction strategies including reductions in personnel in an effort to ensure that our current cash flow meets our liquidity needs. We regularly review opportunities in the market to improve our liquidity and maximize profitability for the long-term. If our cash resources at any time are insufficient to satisfy our liquidity requirements, we may be required to liquidate additional mortgage-related assets or incur additional debt, sell equity securities or consider other strategic alternatives. If required, the sale of mortgage-related assets at prices lower than the carrying value of such assets could result in additional losses.
     On May 9, 2007, we paid a cash distribution of $0.30 per share to our stockholders of record on April 11, 2007, and on June 27, 2007, we declared a cash distribution of $0.32 per share to our stockholders of record on July 11, 2007. We suspended the payment of the dividend that we declared on June 27, 2007 due to liquidity considerations. See Note 1 to our consolidated financial statements for further information about our liquidity. The distributions that we pay are likely to be taxable dividends, rather than a return of capital. We did not distribute an estimated $9.6 million of our REIT taxable net income for 2006. As a result, we elected for a portion of our dividends paid in 2007 to relate back to 2006. See Note 11 to our consolidated financial statements for further information on the payment of dividends. If in the event we fail to qualify as a REIT, we would owe U.S. federal and state income tax on our net taxable income at a combined effective tax rate of 42.0%. See the “REIT Taxable Income” section of Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a reconciliation of GAAP net income to REIT taxable income.
     In November 2005, we announced a program permitting us to repurchase up to 2,000,000 shares of our common stock. In February 2006, we announced an additional repurchase authorization to acquire an incremental 3,000,000 shares. On May 7, 2007, our board approved the repurchase of an additional 5,000,000 shares of common stock. On April 11, 2007, we adopted a stock repurchase plan under Rule 10b5-1 of the Exchange Act. Rule 10b5-1 allows a public company to adopt a written, prearranged stock repurchase plan when it does not have material, non-public information in its possession. The adoption of this stock repurchase plan allows us to repurchase shares during periods when we otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods. We repurchase our common stock at levels when the return on equity from doing so is competitive or higher than the return on equity that we can obtain from other investment opportunities. During the year ended December 31, 2007, we repurchased 4,904,765 shares for $41.3 million under this program. We have repurchased a total of 7,629,215 shares under the repurchase program through December 31, 2007. Currently, due to liquidity considerations, we have no immediate plans to repurchase additional shares on the open market.

Contractual Obligations and Commitments
     The table below summarizes our contractual obligations. The table excludes unamortized discounts and premiums and debt issuance costs as well as accrued interest payable for variable rate obligations and derivative contracts because those contracts do not have fixed and determinable payments. Fixed rate obligations include accrued interest:
Contractual Obligations
(in millions)

	Payments Due by Period
		Less
		than 1	1 – 3	3 – 5
	Total	year	years	years	More than 5 years
December 31, 2007
Mortgage-backed notes (1)	$3,890.2	$1,077.7	$1,774.3	$912.5	$125.7
Repurchase agreements	546.4	546.4	—	—	—
CDOs (1)	295.1	4.7	19.4	19.4	251.6
Junior subordinated notes	105.4	4.2	8.4	—	92.8
Convertible senior notes	240.7	7.8	15.5	15.5	201.9
Revolving credit facility (2)	15.8	—	—	15.8	—
Facilities leases	0.1	0.1	—	—	—

Total	$5,093.7	$1,640.9	$1,817.6	$963.2	$672.0

(1)	The mortgage-backed notes and CDOs have stated maturities through 2047; however, the expected maturity is subject to change based on the prepayments and loan losses of the underlying mortgage loans or MBS. In addition, we may exercise a redemption option and thereby effect termination and early retirement of the debt.

The payments represented reflect our assumptions for prepayment and credit losses at December 31, 2007 and assume we will exercise our redemption option.

(2)	The revolving credit facility has a stated maturity of 2012. The terms of the facility require repayment from the sale of assets and excess cash flows as defined in the agreement.
Off-Balance Sheet Arrangements
     To date, we have completed ten mortgage loan securitizations and one CDO where we have retained an interest in the securitizations. All of our securitizations were initially structured as financing arrangements. Due to the amount of our retained interests in these securitizations, we were the primary beneficiary in the securitizations and therefore the securitizations qualified for consolidation with our financial statements. In accordance with FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities, or FIN 46, we reconsider whether these securitizations continue to qualify for consolidation if any of the following three events occurs:

•	If the governing documents or contractual arrangements are changed in a manner that the obligation to absorb expected losses or rights to receive expected residual returns are reallocated among the primary beneficiary and other unrelated parties;

•	If we sell or otherwise dispose of all or a part of our beneficial interest to unrelated parties; or

•	If new interests are issued by the securitization trust.
     In the third quarter of 2007, we sold some of our interests in certain securitizations. These sales of securities constituted a reconsideration event, and we performed a new analysis to determine if we continued to be the primary beneficiary in each of these securitizations. As a result of our analysis, we determined that we were no longer the primary beneficiary of our 2007-2 securitization, and, therefore, our 2007-2 securitization no longer qualified for consolidation with our consolidated financial statements. We removed residential mortgage loans in the amount of $642.5 million from our balance sheet along with the related debt of $620.8 million. We continue to hold MBS with a fair value of $6.4 million at December 31, 2007, related to the 2007-2 trust. We included these assets in our MBS portfolio. These security sales have no effect on the tax treatment of the securitizations or on the securitization trusts status as a special purpose entity. We have no obligation to provide additional support to this securitization and our exposure to losses is limited to the $6.4 million of securities we have retained from this trust. Because the terms and structure of the securitization were established at the inception of the securitization, the only way we would consider a reconsolidation of the securitization would be if we were to repurchase additional securities issued by this trust on the open market. We do not currently plan to repurchase any securities issued by this trust.
     At December 31, 2007, the 2007-2 trust has $619.6 million of residential mortgage loans.
     In 2005, we completed two trust preferred securities offerings in the aggregate amount of $90.0 million. We received proceeds, net of debt issuance costs, from the preferred securities offerings in the amount of $87.2 million. See Note 5 to our December 31, 2007 consolidated financial statements contained elsewhere herein for further information.
Recent Accounting and Reporting Developments
     See Note 2 to our December 31, 2007 consolidated financial statements contained elsewhere herein for a discussion of recently issued or proposed accounting pronouncements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
     The primary components of our market risk are credit risk and interest rate risk. We seek to assume risk that can be quantified from historical experience, to manage that risk, to earn sufficient compensation to justify taking that risk and to maintain capital levels consistent with the risk we undertake or to which we are exposed.
     As we announced on August 6, 2007, the mortgage industry and the financing methods upon which the mortgage industry has historically relied deteriorated significantly and in an unprecedented fashion. Effectively, the secondary market for MBS closed, and as a result, we simultaneously experienced a significant increase in margin calls from certain of our repurchase agreement lenders and a decrease in the amount of financing our lenders would provide on a given amount of collateral. These events resulted in a significant loss of liquidity for us over a very short period of time and raised substantial doubt about our ability to continue as a going concern. These events have impacted and we expect will continue to impact our ability to finance our MBS portfolio on a short-term basis for the foreseeable future.
Short-Term Financing Risks
     We are subject to risks in connection with our usage of short-term financing for our MBS and whole loan purchases. We finance our purchases of MBS and whole loans through a combination of repurchase agreements, warehouse lines of credit and, in the past, have used commercial paper financing, until we secure permanent financing through the issuance of non-recourse mortgage-backed notes or CDOs. We obtain short-term financing by borrowing against the market value of our securities or whole loans. At any given time, our ability to borrow depends on our lender’s estimate of the credit quality of our securities, liquidity and expected cash flow as well as our lender’s advance rates on securities. The securities that we purchase are subject to daily fluctuations in market pricing and as market pricing changes we may be subject to margin calls from our financing counterparties. A margin call requires us to post additional collateral or cash with our financing counterparties to maintain the financing on our securities. We face the risk that we might not be able to meet our debt service obligations or margin calls and, to the extent that we cannot, we might be forced to liquidate some or all of our assets at disadvantageous prices that would adversely impact our results of operations and financial condition. A default on a collateralized borrowing could also result in an involuntary liquidation of the pledged asset, which would adversely impact our results of operations and financial condition. Furthermore, if our lenders do not allow us to renew our borrowings or we cannot replace maturing borrowings on favorable terms or at all, we might be forced to liquidate some or all of our assets at disadvantageous prices which would adversely impact our results of operations or financial condition.

Credit Risk
     We are subject to credit risk in connection with our investments in residential mortgage loans and credit-sensitive MBS and other asset-backed securities rated below AAA. The credit risk related to these investments pertains to the ability and willingness to pay of the borrowers whose mortgages collateralize these investments, which is assessed before credit is granted or renewed and periodically reviewed throughout the loan or security term. We believe that loan credit quality is primarily determined by the borrowers’ credit profiles and loan characteristics.
     We use a comprehensive credit review process. Our analysis of loans includes borrower profiles, as well as valuation and appraisal data. Our resources include sophisticated industry and rating agency software. We also outsource underwriting services to review higher risk loans, either due to borrower credit profiles or collateral valuation issues. Since June 2006, we have evaluated the accuracy of every appraisal on every loan we have purchased. In addition to statistical sampling techniques, we create adverse credit and valuation samples, which we review individually. We reject loans that fail to conform to our standards. We accept only those loans that meet our careful underwriting criteria.
     Once we own a loan, our surveillance process includes ongoing analysis through our proprietary data warehouse and servicer files. We are proactive in our analysis of payment behavior and in loss mitigation through our servicing relationships.
     In addition, we, from time to time, purchase derivative securities such as credit default swaps or other instruments which change in value based on changes in asset-backed securities indexes. We use these derivative securities to attempt to mitigate the effect of unforeseen increases in losses on the investment securities in our portfolio. We may use single-name credit default swaps to economically hedge changes in value, due to credit, of certain specific investment securities or use derivative instruments as economic hedges of portions of the investment portfolio generally. Hedging strategies involving the use of derivative securities are highly complex and may produce volatile returns.
     We are also subject to credit risk in connection with our investments in MBS in our spread portfolio, which we mitigate by holding securities that are either guaranteed by government or government-sponsored agencies or have credit ratings of AAA.
Concentration Risk
     Inadequate diversification of our loan portfolio, such as geographic regions, may result in losses. As part of our underwriting process, we seek to diversify the geographic concentration risk exposure in our portfolios. See Note 4 to our December 31, 2007 consolidated financial statements contained elsewhere herein for additional information on geographic concentrations of our mortgage loan portfolio.

Interest Rate Risk
     We are subject to interest rate risk in connection with our investment securities and our related debt obligations.
Effect on Net Interest Income
     We finance our mortgage loans held-for-investment through a combination of warehouse lending facilities initially and non-recourse mortgage-backed notes following the securitization of our loans. Our mortgage loan assets consist of a combination of adjustable-rate mortgage loans and hybrid adjustable-rate mortgage loans. The interest rates on our warehouse lending facilities and non-recourse mortgage-backed notes generally reset on a monthly basis. In general, we use derivative contracts to match-fund the cost of our related borrowings with the income that we expect to earn from our hybrid adjustable-rate mortgage loans that currently have fixed coupon rates. If our hedging activities are effective, over a variety of interest rate scenarios the change in income from our mortgage loans, plus the benefit or cost of our related hedging activities, will generally offset the change in the cost of our related borrowings such that the net interest spread from our mortgage loans will remain substantially unchanged.
     Our repurchase agreements and CDOs all reset on a short-term basis and therefore the fair value of these instruments would not change materially based on changes in interest rates. The following sensitivity analysis table shows the estimated impact on the fair value of our interest rate-sensitive instruments assuming rates instantaneously fall 100 basis points, rise 100 basis points and rise 200 basis points.

Interest Rate Sensitivity
(dollars in millions)

	Interest Rates		Interest Rates	Interest Rates
	Fall 100		Rise 100	Rise 200
	Basis Points	Unchanged	Basis Points	Basis Points
December 31, 2007:
Mortgage-Backed Securities
Fair value	$436.2	$435.9	$435.5	$435.2
Change in fair value	0.4	—	(0.4)	(0.7)
Change as a percent of fair value	0.1%	—	(0.1)%	(0.2)%
Hedge Instruments
Fair value	$(18.8)	$(10.5)	$1.7	$20.9
Change in fair value	(8.3)	—	12.2	31.4
Change as a percent of fair value	(79.0)%	—	116.2%	299.0%
Mortgage Loans Held-for-Investment(1)
Fair value	$3,705.7	$3,668.8	$3,631.8	$3,594.8
Change in fair value	37.0	—	(37.0)	(74.0)
Change as a percent of fair value	1.0%	—	(1.0)%	(2.0)%
Mortgage-backed Notes (1)
Fair value	$3,692.9	$3,688.7	$3,683.0	$3,678.3
Change in fair value	4.2	—	(5.7)	(10.3)
Change as a percent of fair value	0.1%	—	(0.2)%	(0.3)%
Senior convertible Notes(1)
Fair value	$68.4	$66.2	$63.7	$61.5
Change in fair value	2.2	—	(2.5)	(4.7)
Change as a percent of fair value	3.3%	—	(3.8)%	(7.1)%
Junior Subordinated Notes(1)
Fair value	$52.8	$49.5	$46.6	$44.0
Change in fair value	3.3	—	(2.9)	(5.5)
Change as a percent of fair value	6.7%	—	(5.9)%	(11.1)%

(1)	This asset or liability is carried on our consolidated balance sheet at amortized cost, and, therefore, a change in interest rates would not affect the carrying value of the asset or liability. See Note 2 to the consolidated financials statements contained elsewhere in this proxy statement/prospectus for information about the adoption of SFAS No. 159 on January 1, 2008 and the effect on the changes in the carrying balance of our assets and liabilities.
     It is important to note that the impact of changing interest rates on fair value can change significantly when interest rates change beyond 100 basis points from current levels. Therefore, the volatility in the fair value of our assets could increase significantly when interest rates change beyond 100 basis points. In addition, other factors impact the fair value of our interest rate-sensitive investments and hedging instruments, such as the shape of the yield curve, market expectations as to future interest rate changes and other market conditions. Accordingly, in the event of changes in actual interest rates, the change in the fair value of our assets would likely differ from that shown above, and such difference might be material and adverse to our stockholders.
     To the extent consistent with maintaining our qualification as a REIT, we seek to manage our interest rate risk exposure to protect our portfolio of MBS and related debt against the effects of major interest rate changes. We generally seek to manage our interest rate risk by:
•	monitoring and adjusting, if necessary, the reset index and interest rate related to our MBS and our borrowings;

•	attempting to structure our borrowing agreements to have a range of different maturities, terms, amortizations and interest rate adjustment periods;

•	using derivatives, financial futures, swaps, options, caps, floors and forward sales to adjust the interest rate-sensitivity of our MBS and our borrowings; and

•	actively managing, on an aggregate basis, the interest rate indices, interest rate adjustment periods and gross reset margins of our MBS and the interest rate indices and adjustment periods of our borrowings.
     Extension Risk
     Hybrid adjustable-rate mortgage loans and hybrid adjustable-rate MBS have interest rates that are fixed for the first few years of the mortgage loan or MBS — typically three, five, seven or ten years — and thereafter their interest rates reset periodically. At December 31, 2007 and 2006, 23.0% and 16.6%, respectively, of our total assets consisted of hybrid adjustable-rate mortgage loans, and we held no hybrid adjustable-rate MBS. We compute the projected weighted-average life of hybrid adjustable-rate mortgage assets based on the market’s assumptions regarding the rate at which the borrowers will prepay these assets. During a period of interest rate increases, prepayment rates on our hybrid adjustable-rate assets may decrease and cause the weighted-average life of these assets to lengthen. During a period of interest rate decreases, prepayment rates on our hybrid adjustable-rate assets may increase and cause the weighted-average life of these assets to shorten. The possibility that our hybrid adjustable-rate assets may lengthen due to slower prepayment activity is commonly known as “extension risk.” See Prepayment Risk below. We may purchase a variety of hedging instruments to mitigate these risks. Depending upon the type of derivative contract that we use to hedge these borrowing costs however, extension risk related to the hybrid adjustable-rate assets being hedged may cause a mismatch with the hedging instruments and negatively impact the desired result from our hedging activities. In extreme situations, we may be forced to sell assets and incur losses to maintain adequate liquidity.
     Interest Rate Cap Risk
     We also invest in residential mortgage loans and MBS that are based on mortgages that are typically subject to periodic and lifetime interest rate caps. These interest rate caps limit the amount by which the coupon rate of these assets may change during any given period. However, the borrowing costs related to our mortgage assets are not subject to similar restrictions. Therefore, in a period of increasing interest rates, interest rate costs on the borrowings for our mortgage assets could increase without the limitation of interest rate caps, while the corresponding increase in coupon rates on mortgage assets could be limited by interest rate caps. This problem will be magnified to the extent that we acquire mortgage assets that are not based on mortgages that are fully-indexed.
     In addition, our mortgage assets may be subject to periodic payment caps that result in some portion of the interest being deferred and added to the principal outstanding. The presence of these payment caps could result in our receipt of less cash income on our mortgage assets than we need in order to pay the interest cost on our related borrowings. These factors could lower our net interest income or cause a net loss during periods of rising interest rates, which would negatively impact our financial condition, cash flows and results of operations. We may purchase a variety of hedging instruments to mitigate these risks.
     Prepayment Risk
     Prepayments are the full or partial unscheduled repayment of principal prior to the original term to maturity of a loan. Prepayment rates for mortgage loans and mortgage loans underlying MBS generally increase when prevailing interest rates fall below the market rate existing when the mortgage loans were originated. Prepayment rates on mortgage loans and MBS generally increase when the difference between long-term and short-term interest rates declines or becomes negative. In the event that we owned such loan or security and it is prepaid prior to or soon after the time of adjustment to a fully-indexed rate, then we would have held such loan or security while it was less profitable and lost the opportunity to receive interest at the fully-indexed rate over the expected life of asset. In addition, we currently own mortgage loans and MBS that were purchased at a premium. The prepayment of such mortgage loans and MBS at a rate faster than anticipated would result in a write-off of any remaining capitalized premium amount and a consequent reduction of our net interest income by such amount. At December 31, 2007, 67% of our mortgage loans contained prepayment penalty provisions compared to 65% at December 31, 2006. Generally, mortgage loans with prepayment penalty provisions are less likely to prepay than mortgage loans without prepayment penalty provisions.
Inflation
     Virtually all of our assets and liabilities are financial in nature. As a result, interest rates and other factors influence our performance far more so than inflation does. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the U.S., and primarily base our distributions on our REIT taxable income; in each case, we measure our activities and balance sheet reference to historical cost and fair market value without considering inflation.

OUR ANNUAL MEETING
     This section contains information for our stockholders about our annual meeting of stockholders which we have called for the election of directors and to consider the approval of the merger proposal.
General
     This proxy statement/prospectus is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at our annual meeting to be held on                     , 2008 at the offices of Duane Morris LLP, United Plaza, 12th Floor, 30 South 17th Street, Philadelphia, Pennsylvania and any adjournments or postponements of our annual meeting.
When and Where Our Annual Meeting Will Be Held
     Our annual meeting will be held on                     ,                                          , 2008 at                      a.m., prevailing time, at the offices of Duane Morris LLP, United Plaza, 12th Floor, 30 South 17th Street, Philadelphia, Pennsylvania, subject to any adjournment or postponement of our annual meeting.
Matters to Be Considered
     The purposes of our annual meeting are to consider and vote upon:
•	Proposal No. 1 – the election of three Class II directors for a term of three years and until the election of their successors;

•	Proposal No. 2 – A proposal to approve the merger of us with and into Sub and the other transactions contemplated by the merger agreement among Sub, LLC and us; and

•	Any adjournment or postponement of our annual meeting.
     Our stockholders must approve Proposal No. 2 for the merger and the conversion to occur. If our stockholders do not approve the merger proposal, neither the merger nor the conversion will occur.
     At this time, our board of directors is unaware of any other matters, other than as set forth above, that may be presented for action at our annual meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

Record Date; Shares Outstanding and Entitled to Vote
     Our board of directors has fixed the close of business on                     , 2008 as the record date for the determination of holders of our common stock entitled to notice of, and to vote at, our annual meeting and any adjournments or postponements of our annual meeting. Our board of directors has fixed the close of business on                     , 2008 as the record date for the determination of our stockholders entitled to notice of, and to vote at, our special meeting and any adjournment or postponement of our special meeting. One or more persons who together are, and for at least six months have been, stockholders of record of at least 5% of our outstanding common stock may inspect and copy our stock ledger during normal business hours upon request addressed to us, c/o Corporate Secretary, One Commerce Square, 21st Floor, 2005 Market Street, Philadelphia, PA 19103.
     On the record date, we had                      issued and outstanding shares of common stock that are entitled to vote at our annual meeting and are held by approximately                      holders of record. Each share of our common stock is entitled to cast one vote on all matters that are properly submitted to our stockholders at our annual meeting.
     On the record date, we had no issued and outstanding shares of preferred stock. Holders of preferred stock are not entitled to vote at our annual meeting.
Quorum
     The presence, in person or by proxy, of the holders entitled to cast at least a majority of the votes which all holders of our outstanding common stock as of the record date are entitled to cast is necessary to constitute a quorum at our annual meeting. A quorum must be present in order to conduct business at our annual meeting.
     All shares of our common stock present in person or represented by proxy and entitled to vote at our annual meeting, no matter how they are voted or whether they abstain from voting, will be counted in determining the presence of a quorum.
     Based on the number of shares of our common stock issued and outstanding as of the record date, the holders of at least                      shares of our common stock must be present in person or be represented by proxy at our annual meeting to constitute a quorum.
Stockholder Vote Required
     Proposal to Approve the Merger and the Other Transactions Contemplated by the Merger Agreement. Under the MGCL and our charter, the approval of the merger proposal requires the affirmative vote of a majority of our outstanding shares of common stock entitled to vote at our annual meeting. Therefore, an abstention will have the legal effect of a vote against approval of the merger proposal.

     Election of Class II Directors. The three persons nominated in accordance with our by-laws who receive the highest number of FOR votes cast by the holders of our common stock will be elected as Class II directors. A properly executed proxy marked Withhold Authority will not be voted with respect to the nominee or nominees so indicated although the shares represented by the proxy will be counted for the purpose of determining whether a quorum is present. Our charter and bylaws do not authorize cumulative voting in the election of directors.
     If your shares are held in street name by your broker, bank, nominee or other holder of record, you should instruct your broker how to vote your shares using the instructions provided by your broker. Your broker may not vote your shares on the merger proposal without instructions from you.
Appraisal Rights
     Appraisal rights are statutory rights that enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. The holders of our common stock are not entitled to exercise appraisal rights in connection with the merger.
     Our stockholders do not have appraisal rights in connection with the merger proposal as long as our common stock remains listed on the NYSE or on another national securities exchange.
Director and Executive Officer Voting
     As of the record date, our directors and executive officers and their affiliates beneficially owned                      shares of our common stock, or approximately                     %, of our issued and outstanding shares entitled to vote at our annual meeting. Immediately prior to the record date, Arco held a warrant exercisable in full at any time to acquire 49% of the voting power of our common stock. Arco may exercise this warrant in its sole discretion and has informed us that it is considering exercising its warrant prior to the record date. If Arco exercises the warrant in full and votes for our director nominees and the approval of the merger proposal, our nominees for election as Class II directors are likely to be elected and the merger proposal is likely to be approved even if substantially all of our stockholders other than Arco do not vote for our nominees for election as Class II directors and vote against approval of the merger proposal.

Proxies
     Voting at Our Annual Meeting. Whether or not you expect to attend our annual meeting, we urge you to vote.
     If you are a registered stockholder, you may vote by mail, telephone or electronically through the internet by following the instructions enclosed with your proxy card. You should review your proxy card for information on all three options. If you vote by telephone or electronically through the internet, you do not need to return your proxy card. If your shares are held in street name, please check your proxy card or contact your broker, bank, nominee or other record holder to determine whether you will be able to vote by telephone or electronically through the internet. If you vote by mail, please sign, date and promptly return the enclosed proxy. We enclose a self-addressed envelope for your convenience; no postage is required if mailed in the United States. If you submit a signed proxy card or submit your proxy by telephone or electronically through the internet, but do not indicate how you want your shares voted, the persons named in the enclosed proxy will vote your shares FOR the election of our nominees for Class II directors and FOR the merger proposal.
     Revocability. You may revoke your proxy at any time before the vote is taken at our annual meeting. If you are a stockholder of record, you may revoke your proxy by:
•	submitting written notice of revocation to our chief financial officer prior to the voting of that proxy at our annual meeting;

•	submitting a later-dated proxy by telephone, internet or mail; or

•	voting in person at our annual meeting.
     However, simply attending our annual meeting without voting will not revoke an earlier proxy.
     Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:
Luminent Mortgage Capital, Inc.
One Commerce Square, 21st Floor
2005 Market Street
Philadelphia, PA 19103
Attention: Karen Chang, Chief Financial Officer
Telephone:   215-564-5900
Facsimile:   215-564-5990
     If your shares are held in street name, you should follow the instructions of the bank, broker, nominee or other holder of record regarding the revocation of proxies.

     How Proxies Are Counted. All shares of our common stock represented by a proxy received before or at our annual meeting and not revoked will be voted in accordance with the instructions indicated in the proxy.
     If you submit a signed proxy card or submit your proxy by telephone or electronically through the internet but do not indicate how you want your shares voted, the persons named in the enclosed proxy will vote your shares FOR the election of our nominees for Class II directors and FOR the merger proposal.
     Solicitation. We will pay for the costs of our annual meeting and for the mailing of this proxy statement/prospectus to our stockholders, as well as all other costs we incur in connection with the solicitation of proxies from our stockholders.
     In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies by e-mail, telephone or in person. Our directors, officers and employees will not be specially compensated for these activities. Upon request, we will reimburse the reasonable expenses of brokers, banks, nominees and other holders of record in mailing proxy material to the beneficial owners of our shares.
Recommendations of Our Board of Directors
     Our board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Based on our reasons for the merger described elsewhere in this proxy statement/prospectus, our board of directors believes that the merger is in our best interests and those of our stockholders. Accordingly, our board of directors unanimously recommends that our stockholders vote FOR approval of the merger proposal. See “Proposal No. 2 – The Merger – Proposal to Approve the Merger and the Other Transactions Contemplated by the Merger Agreement” and – Reasons for the Merger; Recommendation by Our Board of Directors” beginning on page ___for a more detailed discussion of the recommendations of our board of directors.
Attending Our Annual Meeting
     If your shares are held in street name and you want to attend your annual meeting and vote in person, you must obtain a proxy from your holder of record that you may vote yourself.
Questions and Additional Information
     Luminent
     If you have more questions about the proposal to be acted upon at our annual meeting or how to submit your proxy card, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, please call Karen Chang, our Chief Financial Officer, collect at (215) 564-5900.
INFORMATION ABOUT LUMINENT
Business Plan
Overview
     We were incorporated in Maryland in April 2003 to invest primarily in U.S. agency and other highly-rated, single-family, MBS. We began substantive operations in mid-June 2003 after completing a private placement of our common stock. In 2005, we expanded our mortgage investment strategy to include mortgage loan acquisition and securitization, as well as investments in MBS that have credit ratings of below AAA.
     We are currently a REIT and intend to relinquish our REIT qualification upon our deemed liquidation and conversion to a publicly traded partnership, or PTP, pursuant to the merger.
     We believe the merger and the conversion are in the best interests of our stockholders, and since LLC will not be required to comply with the REIT income and asset tests and distribution requirements, it will significantly enhance its flexibility for investment diversification and cash management purposes. We believe that the merger and the conversion will allow us to benefit from the possibility, depending on the fair market value of the assets, net of liabilities, transferred by us to LLC in connection with the merger, of meeting the REIT distribution requirements for our taxable years ended December 31, 2007 and ending on the effective date of the merger, and continuing to be taxed as a pass-through entity for U.S. federal income tax purposes with the reduced risk associated with the potential failure to comply with complex REIT tax requirements under U.S. federal income tax law.
     Following the merger and the conversion, we anticipate that LLC will continue to operate using our existing business plan and will benefit from the merger and the conversion through the additional flexibility the PTP structure will provide as described below.
     We intend to use a combination of investment strategies to drive stable, long-term competitive returns for our stockholders. In all of our investment strategies, we will seek to acquire or manage mortgage-related assets, and/or lever our credit and risk management competencies. We will seek to invest our own capital in U.S. mortgages and MBS with carefully managed credit risk parameters. We will also seek to enter into, through one or more taxable corporate subsidiaries, fee-based asset management businesses, by providing our expertise on a fee basis to third parties interested in investing in real estate-related debt.

Business Strategy
Investment Strategy
     Through 2007, our domestic residential mortgage credit portfolio strategy was to invest primarily in residential mortgage loans underwritten to our specifications. During the summer of 2007, the capital markets, particularly non-Fannie Mae and non-Freddie Mac agency markets, seized up with a complete loss of liquidity in our core investment strategy, prime quality non-agency RMBS. Although we believe that the market for private label primary quality non-agency RMBS will return, we are already working on alternative business strategies to take advantage of our credit and investment skills.
Management Services
     We believe our existing credit management infrastructure is readily adaptable for use by both us and third parties in two distinct channels.
Credit Risk Management
     We offer Credit Risk Management, or CRM, to holders of existing MBS or whole loan positions to provide forensic underwriting, loss mitigation, servicer oversight, contract enforcement and surveillance services. We currently perform these functions in conjunction with managing our own loan and MBS portfolios and have the capacity to extend these services to third parties. We obtained our first assignment in the first quarter of 2008.
     We are in the process of finalizing a joint venture arrangement with the creator of our operating platform software and have developed a proprietary system for CRM services. The system has electronic links to third-party property valuation, credit and fraud tools via its fully integrated gateway. The joint venture’s proprietary software is a dynamic system that optimizes process flows to enhance loan level surveillance, loss forecasting and repurchase activity. Our CRM capacity monitors prepayment penalties, early pay defaults, and mortgage insurance recoveries. The core feature of the system’s analytical tools center around servicer oversight and the ability to target loans with high expected loss. Loans are evaluated using our proprietary multi-dimensional program to identify candidate loans for forensic underwriting review. When a breach is discovered, we pursue full recovery through the enforcement of loan level representations and warranties in the underlying agreements.
     In addition, we can offer comprehensive management expertise to selected partners from loan acquisition through securitization in the following areas: product sourcing, contract negotiation, transaction management, loan level and counter-party due diligence, structuring and loan surveillance through the life of the transaction.

     We can reduce loss frequency for our clients though our contract enforcement capabilities. Our enforcement of representations and warranties made by the issuer in a transaction takes advantage of provisions that have always been present in MBS, but rarely examined and seldom enforced. Many investors do not have either the contractual or underwriting expertise to obtain redress. We can be the advocate for the investor using our existing infrastructure we have developed for ourselves. Initially, we expect a substantial proportion of losses we mitigate will be due to fraud in the origination process. Our ability to sort electronically by expected severity of loss and on-line fraud detection suites of software will allow us to focus on the loans with the greatest chance of recovery.
     We also expect to be able to reduce loss severity for our clients. Our software allows us to monitor all servicing comments, and mandate, if possible, the best course of action by the servicer using our experienced loss mitigation team. We can assist with compliance with servicing procedures mandated by the servicing agreements.
     We are also constructing a proprietary loss model which can forecast losses up to the succeeding 24 months. We expect this model to be useful to potential investors in MBS, opposed to existing holders of MBS, who will be attracted to our contract enforcement and surveillance offerings.
     For the near-term, we believe we can take advantage of our existing resources to absorb CRM business without a significant increase in expense as our own portfolio has decreased from $5.9 billion to $4.2 billion as of December 31, 2007 primarily due to prepayments.
Asset Management
     We intend to seek asset management engagements, both in conjunction with partners or as stand-alone assignments. Certain of our potential partners have extensive contacts with institutional investors including, but not limited to, foundations and other non-profit entities, state and municipal governmental entities, fund of funds, wealthy individuals and family offices, money managers, financial institutions and REITs. If we act as a sub-manager for any of these partners, we expect to receive approximately one-half of the fee payable to the manager.
     Therefore, as we gain experience as a sub-manager, we expect to seek the necessary approvals to act as an investment manager and then to obtain assignments as a primary asset manager. Our investment philosophy will be to generate the highest risk-adjusted return consistent with no or modest leverage, thus reducing liquidity issues. Currently, we see excellent opportunities in well-structured, well-protected AAA securities and seasoned non-investment grade jumbo loan securities. The actual choice of investment will vary as market conditions vary.

     Our CRM platform will give us a competitive advantage in asset management. We have an integrated system that tracks counterparties, including representations made, due diligence on ability to pay, credit and appraisal, servicing oversight, including loss mitigation from the earliest state of bankruptcy, master servicing of payments made by the mortgagor, data validation tools, quality control and contract enforcement; loss forecasting and REO management. We have a proprietary data base of actual performance on almost two million loans as well as third-party cash flow forecasting models and tools licensed from the rating agencies.
     We will conduct all of the foregoing fee-based activities through corporate subsidiaries that are subject to corporate income tax.
Non-Domestic Activities
     We intend to identify one Latin American and possibly one Eastern European country in which we can extend our credit underwriting skills and credit management infrastructure. We intend to invest in both loans and MBS created from loans within these jurisdictions.
     We have benefited from the addition of four new members to our board of directors who provide expertise in both domestic and international markets. We believe we can utilize the experience of these board members to develop new business opportunities in real estate management that will compliment the skills we have in managing our own investment portfolio.
     Although we believe the current market environment provides significant opportunities to us to develop these new services, which would be closely aligned with our current expertise, we can provide no assurance that we will be successful in our efforts to establish these new business activities.
Assets
     Historically, we have invested in two core mortgage investment strategies. Under our residential mortgage credit strategy, we invested primarily in residential mortgage loans as well as subordinated MBS and other asset-backed securities that have credit ratings below AAA. Under our spread strategy, we invested in U.S. agency and other highly-rated single-family, adjustable-rate and hybrid adjustable-rate MBS with AAA credit ratings.
     MBS have experienced significant declines in market values in the second half of 2007, and we have been forced to sell a significant portion of our investments in these securities at a loss due to our inability to meet required margin calls or finance them profitably. At December 31, 2007, AAA-rated securities and securities rated below AAA represented 4.3% and 4.9% of our total assets, respectively. We securitized the loans and some of the MBS that we had purchased and retained the securitization tranches that we believe are the most valuable tranches. Our securitizations reduced our sensitivity to interest rates and helped match the income we earned on our mortgage assets with the cost of our related liabilities. The debt that we incurred in these securitizations is non-recourse to us; however, we pledged our mortgage loans and MBS as collateral for the securities we issued. As of December 31, 2007, mortgage loans represent 88.8% of our total assets. Given current market conditions, we do not intend to make new investments in our residential mortgage credit or spread strategies in the near-term. We review our investment strategy regularly and will resume investing under our residential mortgage credit and spread strategies when we believe the market for mortgage-related securities has stabilized and opportunities arise.
     We have diversified our portfolio to limit undue geographic, product, originator, servicer and other types of concentrations. We employ rigorous due diligence and underwriting criteria to qualify whole loan assets for our portfolio in order to mitigate risk. This due diligence includes performing compliance sampling in states with predatory lending statutes, evaluation analysis and layered credit risk using software screening tools.
Portfolio Activities
     The disruption in the RMBS market is profound. We expect that losses experienced by mortgage investors will continue in the near-term, extending the depression of the market for RMBS. We believe that after the first half of 2008, the impact of the so-called “subprime meltdown” will be largely known, although the actual defaults on mortgage loans, which generate losses, and loss mitigation activities may continue through 2009 and perhaps beyond.
     In light of these considerations, we do not expect that liquidity for well-underwritten prime, private label RMBS will begin to be available in the latter half of 2008, particularly as the securitization market has been virtually nonexistent since August 2007. We will then attempt to resume our residential mortgage loan purchases from high quality originators and our securitization activities as soon as we can make a prudent determination that we have a reasonable expectation of returns above our hurdle rates, conservative underwriting and a favorable risk/reward set of scenarios in our pricing.
     The originators perform the credit review of the borrower, the appraisal of the property and the quality control procedures. We generally only consider the purchase of loans when the borrowers have had their employment and assets verified, their credit checked and appraisals of the properties have been obtained. Generally, our whole loan target market includes prime borrowers with FICO scores that average more than 700, full documentation, owner-occupied property, moderate loan size and moderate loan-to-value ratio. We also seek to diversify geographic concentration to mitigate the impact of localized adverse market conditions. We, or a third party under our supervision, then perform an independent underwriting review of the underwriting and loan closing methodologies that the originators used in qualifying a borrower for a loan. We review all of the loans in a pool, selecting loans for extensive underwriting review based upon specific risk-based criteria such as property location, loan size, effective loan-to-value ratio, borrowers’ credit score and other criteria we believe to be important indicators of credit risk. Loans that meet our risk characteristics are reviewed for appraisal accuracy, reasonableness of income and indications of fraud, flipping or other undesirable characteristics. In addition, prior to the purchase of loans, we review the originator’s underwriting guidelines and exception policies and then also obtain representations and warranties from each originator to the effect that each loan is underwritten in accordance with its guidelines. An originator who breaches its representations and warranties may be obligated to repurchase the loan from us. As added security, we retain a third-party document custodian to insure the quality and accuracy of all individual mortgage loan legal documents and to hold the documents in safekeeping. As a result, the original loan collateral documents that are signed by the borrower, other than the original credit verification documents, are examined and held by the custodian.
     We do not service our residential mortgage loan portfolio. Whole loan mortgages we purchase are typically acquired on a servicing retained basis, which means the servicing is retained by the third-party servicer. In general, the servicers servicing our loans are highly-rated by the rating agencies. We also conduct a due diligence review of each servicer before executing a servicing agreement. Servicing procedures typically follow Fannie Mae guidelines but are specified in each servicing agreement. All of our servicing agreements meet standards for inclusion in highly-rated mortgage- or asset-backed securitizations. In 2006, we established a relationship with a servicer, Central Mortgage Co., who services certain of our residential mortgage loans in exchange for a fee. This relationship allows us to purchase residential mortgage loans with servicing released while maintaining our objective of operational efficiency.
     We acquire residential mortgage loans for our portfolio with the intention of securitizing them and retaining them in our portfolio. In order to facilitate the securitization or financing of our loans, we generally create subordinate certificates, which provide a specified amount of credit enhancement. We issue securities through securities underwriters and generally finance them through repurchase agreements. Our investment policy limits the amount we may retain of these below investment grade subordinate certificates to 10% of total assets, measured on an historical cost basis.
     Despite our intentions, however, we may not be successful in securitizing these mortgage loans. To meet our investment criteria, mortgage loans we acquire will generally conform to underwriting guidelines consistent with high quality mortgages. Applicable banking laws generally require that an appraisal be obtained in connection with the original issuance of mortgage loans by the lending institution. We do not originate mortgage loans or provide other types of financing to the owners of real estate, such as second liens. We do not purchase sub-prime mortgage loans. We require mortgage insurance on all loans with loan-

to-value ratios in excess of 80% and, since July 2006, we have purchased supplemental mortgage insurance on current loan-to-value ratios of 75% or greater.
     An additional channel of our residential mortgage credit strategy has been investment in credit-sensitive residential MBS from securitizations where we did not contribute collateral. These MBS have credit ratings from AAA to not-rated, and are sometimes referred to as private label, i.e. not issued by a government-sponsored entity, residential MBS or non-agency RMBS. We analyze basic parameters of non-agency RMBS (i.e., sector, rating and cash flow) and the available financing on the MBS and then perform a yield analysis to ascertain if the MBS meet our hurdle rates for return. If a security meets the applicable hurdle rate, we evaluate the loan credit characteristics and compare them to characteristics of comparable securitizations. Credit characteristics include, but are not limited to, loan balance distribution, geographic concentration, property type, occupancy, product type, periodic and lifetime cap, weighted-average loan-to-value ratio and weighted-average FICO score. Qualifying securities are then analyzed using base line expectations of expected prepayments and losses from given sectors, issuers and the current state of the fixed income market. We stress losses and prepayments simultaneously based on a credit risk-based model. We monitor securities in this portfolio for variance from expected prepayments, frequencies of default, actual losses and cash flow.
     Our spread strategy primarily consists of investments in AAA-rated single-family MBS. We have acquired these investments in the secondary market. We seek to acquire assets that will produce competitive returns after considering the amount and nature of the anticipated returns from the investments, our ability to pledge the investments for secured, collateralized borrowings and the costs associated with financing, managing, securitizing and reserving for these investments. We do not construct our overall investment portfolio in order to express a directional expectation for interest rates or mortgage prepayment rates. Future interest rates and mortgage prepayment rates are difficult to predict, and as a result, we seek to acquire MBS that we believe provides acceptable returns over a broad range of interest rate and prepayment scenarios. Due to current market conditions, we are not currently investing in our spread strategy.
     When evaluating new acquisitions for our portfolio, we analyze whether the purchase will permit us to continue to satisfy SEC requirements such that we are not deemed an investment company under the 1940 Act. We also assess the relative value of the MBS and how well it fits into our existing portfolio of MBS. Many aspects of a MBS or loan pool and the dynamic interaction of its characteristics with those of our portfolio can influence our valuation. The characteristics of each potential investment we analyze generally include, but are not limited to, origination year, originator, coupon, margin, periodic cap, lifetime cap, time-to-reset, loan-to-value, geographic dispersion and expectations as to price and prepayment. We do not assign a particular weight to any factor because the relative importance of the various factors varies depending upon the characteristics we seek for our portfolio and our borrowing cost structure.
Financing Strategy
     We historically financed the acquisition of our residential mortgage loans with a warehouse lending facility, in the form of repurchase agreements. We used these financing facilities while we were accumulating residential mortgage loans for securitization. We permanently finance our acquisitions of residential mortgage loans through the issuance of mortgage-backed notes.
     We finance the acquisition of our MBS with short-term borrowings and term loans with a term of less than one year and, to a lesser extent, equity capital. The amount of borrowing we employed depends on, among other factors, the amount of our equity capital. We use leverage to attempt to increase potential returns to our stockholders. Pursuant to our capital/liquidity and leverage policies described below, we seek to strike a balance between the under-utilization of leverage, which reduced potential returns to our stockholders, and the over-utilization of leverage, which increases risk by reducing our ability to meet our obligations to creditors during adverse market conditions. Our policy on the use of leverage is designed to be effective under most economic scenarios but is not designed for the most extreme market conditions such as we have experienced in the second half of 2007. Please see “Risk Factors” for additional information on the risks of our liquidity and use of leverage. We are actively managing our repurchase agreement financing by increasing the use of affiliates to provide financing.
     We borrow at short-term rates using repurchase agreements. We seek to manage the adjustment periods actively and the selection of the interest rate indices of our borrowings against the adjustment periods and the selection of indices on our MBS in order to limit our liquidity and interest rate related risks. We generally seek to diversify our exposure by entering into repurchase agreements with multiple lenders. In addition, we only enter into repurchase agreements with institutions that we believe are financially sound and that meet credit standards approved by our board of directors.
Growth Strategy
     In addition to the assets we currently own, we may seek to raise new capital in the future to invest as described above. Currently, we believe that there are ample opportunities to invest in well- structured, sound credit enhanced AAA-rated private label MBS at attractive yields with modest leverage. We also believe that equally attractive opportunities exist in purchasing non-investment grade MBS created from excellent quality, fixed-rate jumbo transactions. We would not currently seek to invest in BBB-rated securities.

Pending Litigation
     Shareholder Lawsuit
     Following the August 6, 2007 announcement of actions taken by the board of directors, we and certain officers and directors were named as defendants in six purported class action lawsuits. A consolidated complaint has been filed, on behalf of a purported class of investors who purchased our securities between June 25, 2007 and August 6, 2007. The lawsuit alleges generally, that the defendants violated federal securities laws by making material misrepresentations to the market concerning our operations and prospects, thereby artificially inflating the price of our common stock. The complaints seek unspecified damages.
     The case involves complex issues of law and fact and has not yet progressed to the point where we can:
•	predict its outcome;

•	estimate damages that might result from the case; or,

•	predict the effect that final resolution that the case might have on our business, financial condition or results of operations, although such effect could be materially adverse. We believe these allegations to be without merit. We intend to seek dismissal of the lawsuit for failure to state a valid legal claim, and if the case is not dismissed on motion, to vigorously defend ourselves against these allegations. We maintain directors and officers liability insurance which we believe should provide coverage to us and our officers and directors for most or all of any costs, settlements or judgments resulting from the lawsuit.
     In addition, a stockholder derivative action was filed on August 31, 2007 in the Superior Court of the State of California, County of San Francisco, in which an individual stockholder purports to assert claims on our behalf against numerous directors and officers for alleged breach of fiduciary duty, abuse of control and other similar claims. We believe the allegations in the stockholder derivative complaint to be without merit and filed motions to dismiss all claims. In response to these motions, plaintiff voluntarily filed an amended derivative complaint. We intend to file motions to dismiss the amended complaint; those motions are currently scheduled to be filed on April 13, 2008. Furthermore, any recovery in the derivative lawsuit would be payable to us, and this lawsuit is therefore unlikely to have a material negative effect on our business, financial condition or results of operations.
     Repurchase Agreement Litigation
     We have initiated legal proceedings against two repurchase agreement counterparties in U.S. District Court for the Southern District of New York regarding those counterparties’

disposition of certain mortgage-backed securities that were posted with them pursuant to certain repurchase agreements. The lawsuits allege that during the summer of 2007 the counterparties, among other things, failed to act in good faith and in a commercially reasonable manner in purportedly attempting to liquidate the securities posted with them and/or in attempting to credit Luminent for the value of those securities, after certain margin calls were not met.
     Both of the defendants dispute the lawsuits’ allegations and are claiming that the liquidation of the posted collateral resulted in a deficit that is owed by Luminent. One of the defendants has asserted counterclaims in the lawsuit against us, alleging that it is owed approximately $6.6 million (purportedly consisting of the alleged deficit amount plus certain principal and interest amounts paid on the securities it had seized) and demanding legal fees. The other counterparty has not yet asserted a counterclaim in the lawsuit against it, but had previously claimed a deficit of approximately $7.7 million.
     On December 21, 2007, a repurchase agreement lender alleged that an event of default existed for an unspecified reason on our part under a master repurchase agreement. As a result, the repurchase agreement lender alleged that the repurchase date for reverse repurchase transactions by us having an aggregate repurchase price of approximately $8.0 million calculated as of December 21, 2007, would occur (to the extent that the repurchase date had not already occurred), and the repurchase agreement lender demanded our payment of that aggregate repurchase price, together with interest thereon and expenses. Subsequent to December 31, 2007, the repurchase agreement lender informed us that it had sold the collateral for the repurchase agreement at a deficit of $7.3 million.
     We do not agree with the repurchase agreement lender that the above-described event of default exists. Furthermore, we believe that most of the securities subject to the related reverse repurchase transactions were sponsored, issued and underwritten by affiliates of the repurchase agreement lender and then sold to us by the underwriter, which is an agent of the repurchase agreement lender, in violation of federal and state securities laws. We seek to rescind the related sale. Approximately $7.0 million of the approximately $8.0 million demanded by the repurchase agreement lender relates to the securities sponsored, issued, and underwritten by affiliates of the repurchase agreement lender.
     On December 24, 2007, we filed a lawsuit against affiliates of the repurchase agreement lender relating to the issuance and sale of the aforementioned securities. The lawsuit alleges that the defendants misrepresented, and failed to disclose, material information relating to the securities they offered and sold to the Company and an affiliate, entitling us to rescission and/or monetary damages.
     The cases are in the early stages of discovery. We cannot predict the effect that final resolution of the cases might have on our business, financial condition or results of operations, although such effect could be materially adverse. We believe the counterparties’

claims are without merit and we intend to vigorously defend ourselves against them if and to the extent they are pursued in the lawsuits.
Properties
     Our principal offices are located at 2005 Market Street, 21st Floor, Philadelphia, Pennsylvania 19103. Our sublease for 4,700 square feet at this location expires in 2008.
Employees
     At December 31, 2007, we had 26 full-time employees.
PROPOSAL NO. 1 – ELECTION OF DIRECTORS
     Our board of directors is divided into three classes of directors who serve staggered three-year terms. As a result, one class of our directors is elected to serve for a term of three years and until the election of the director’s successor.
     At our annual meeting, our stockholders will vote to elect three Class II directors, whose terms will expire at our annual meeting of stockholders in 2011 and upon the election of their successors.
     The persons named in the enclosed proxy will vote to elect Robert B. Goldstein, Jay A. Johnston and Francesco Piovanetti as Class II directors, unless you withhold authority to vote for the election of one or more of the nominees by marking your proxy to that effect. Each nominee is currently a director.
Nominees for Election as Class II Directors
     Robert B. Goldstein, age 67, is a Class II director who has been one of our independent directors since 2003. Mr. Goldstein has been a founding principal of CapGen Capital Advisors LLC since August 2006. CapGen is a private equity fund specializing in banks and financial services companies with offices in Washington, D.C. and New York, New York. Mr. Goldstein has been a member of the board of directors of RSGroup Holdings, Inc. since August 2003 and a member of the board of directors, audit committee and executive committee of F.N.B. Corporation, a financial holding company, as well as chairman of its compensation committee since July 2003. Mr. Goldstein was chairman of the board of Bay View Capital Corporation, where he served from 2001 until April 2006. Since January 2007, Mr. Goldstein has also been a member of the board of directors of The BANKshares, Inc. and of its member bank, Bank Brevard, and a member of the executive network of Glencoe Capital LLC. Mr. Goldstein served as president of the Jefferson Division of Hudson United Bank in Philadelphia from 2000 to 2001, when Hudson United acquired Jeff Banks Inc., and was president of Jeff Banks Inc. from 1998 to 2000. Mr. Goldstein was chairman and chief executive officer of Regent Bancshares Corp. and Regent National Bank in Philadelphia, Pennsylvania, from 1997 to 1998, and from 1993 to 1996, he served as president and chief executive officer of Lafayette American Bank in Connecticut. Mr. Goldstein holds a B.B.A. degree from Texas Christian University, from which he graduated magna cum laude, and also served for seven years on the faculty of Southern Methodist University’s Graduate School of Banking.
     Jay A. Johnston, age 46, is a Class II director who became one of our directors on September 26, 2007. Mr. Johnston has served as the chairman and chief executive officer of Arco since September 13, 2006 and the chief executive officer of Arco’s manager since August 4, 2006. Since September 1999, Mr. Johnston has been the co-managing partner of Gramercy Advisors LLC, or Gramercy, where he has co-managed the portfolio investments of the GEMF and other accounts managed by Gramercy. Prior to joining Gramercy, from 1998 to 1999, Mr. Johnston was managing director and head of emerging markets fixed income sales at Deutsche Bank Securities, Inc., where he was responsible for a 13-person sales group. From 1996 to 1998, Mr. Johnston was a senior vice president at Lehman Brothers in the Emerging Markets Group. From 1984 to 1996, Mr. Johnston worked in institutional fixed income, emerging market and high yield sales at a variety of institutions including ING Baring Securities, Inc., Oppenheimer & Company, Inc. and Dean Witter Reynolds, Inc. From 1983 to 1984, Mr. Johnston was a portfolio manager at Patterson Capital Corporation responsible for managing a $1.3 billion portfolio of MBS for a variety of U.S. savings and loans association. Mr. Johnston received a B.S. degree in finance from the University of Florida.
     Francesco Piovanetti, age 33, is a Class II director who became one of our directors on September 26, 2007. Mr. Piovanetti has served as President and Chief Operating Officer and as a director of Arco since September 13, 2006 and as the President of Arco’s manager since August 4, 2006. Mr. Piovanetti has more than a decade of experience working in various areas of corporate finance, capital markets and investment banking. From 2003 until joining Arco and its manager, Mr. Piovanetti was a Managing Director for Asset Sourcing at Gramercy Advisors LLC. Prior to joining Gramercy, from 1997 to 2003, Mr. Piovanetti was employed as an analyst and later as an associate, a vice president and then as a director at Deutsche Bank in its Structured Capital Markets Group, which executed proprietary and client arbitrage transactions. From 1995 to 1997, he was a senior analyst in Deloitte & Touche LLC’s Corporate Finance Group where he consulted in the areas of commercial lending, mergers and acquisitions, management buyouts, capital sourcing and valuation services. Mr. Piovanetti received a BA/BS in Economics and Finance at Bryant College and an MBA in Finance from Columbia Business School.
     OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE ABOVE-NAMED NOMINEES. PROXIES RECEIVED WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFICALLY INDICATE OTHERWISE IN THEIR PROXY.

     Certain information regarding our Class I and Class III directors whose terms of office will continue after our annual meeting until the expiration of their respective terms is as follows:
     Craig A. Cohen, age 46, is a Class III director who became our chairman of the board and one of our directors on September 26, 2007. Mr. Cohen has served as one of Arco’s directors since September 29, 2006. He co-founded Proprietary Capital LLC, a mortgage securities hedge fund manager based in Denver, Colorado, in 1997 where he has been managing partner since such time. At Proprietary Capital LLC, Mr. Cohen is responsible for portfolio management and prepayment modeling and forecasting of the firm’s mortgage-related portfolios, most notably the Lynx Fund I, the firm’s flagship hedge fund. Prior to his work at Proprietary Capital LLC, Mr. Cohen was a senior vice president at Oppenheimer & Co. in Los Angeles from 1990 to 1995, where he was responsible for managing fixed-income portfolios for the firm’s corporate clients. From 1985 to 1989, Mr. Cohen was a mortgage-related securities salesman for Dean Witter Reynolds, advising and effecting transactions in mortgage securities with large institutional mortgage investors. Throughout his career, Mr. Cohen has focused his efforts on uncovering non-traditional approaches to improving risk-adjusted performance for fixed-income investors. Mr. Cohen is a frequent lecturer at investment conferences, speaking on topics such as non-traditional rebalancing disciplines, utilizing volatility to enhance portfolio returns, absolute return compared to relative return fixed-income investing and interviewing hedge fund managers. He is a member of the board of directors of the University of Florida Investment Management Company, the management company for the University of Florida Foundation’s $1 billion endowment fund.
     Bruce A. Miller, CPA, age 65, is a Class III director who has been our lead independent director since our formation in June 2003. Mr. Miller is a retired managing partner of the E&Y Kenneth Leventhal Real Estate Group, San Francisco, California, where he served from 1980 to 1999. Mr. Miller is a certified public accountant and a member of the American Institute of Certified Public Accountants. Mr. Miller is the chairman of the board of LumenIQ, Inc., president of the board of The San Francisco Food Bank and is a director of Great Circle Water (Technologies), Inc. and California Center for Land Recycling and Whitney Cressman Limited. Mr. Miller is also a retired director of AMB Institutional Alliance REIT I, Inc. and Whitney Cressman Limited. Mr. Miller has been an advisor to David J. Brown Real Estate Investor since 1980. Mr. Miller earned a B.A. degree from Drexel University and an M.B.A. degree from New York University.
     S. Trezevant Moore, Jr., age 54, is a Class I director who is our president and has been a member of our board of directors since November 2005. He has served as our chief executive officer since May 2007. From November 2005 until May 2007, Mr. Moore served as our chief operating officer. For five years prior to joining us in March 2005, Mr. Moore was the executive vice president of capital markets for Radian Guaranty Inc. Prior to his service at Radian, Mr. Moore held several senior level positions in the mortgage industry, including

First Union National Bank from 1997 to 2000, Nationsbanc Capital Markets from 1994 to 1997, Citicorp Securities from 1989 to 1994 and First Boston from 1984 to 1989. Mr. Moore earned both his B.A. and M.B.A. degrees from the University of Pennsylvania.
     Zachary H. Pashel, age 35, is a Class I director who became one of our independent directors on September 26, 2007. Mr. Pashel is currently an executive vice president and head of structured finance of The Chotin Group Corporation overseeing its asset management business. The Chotin Group Corporation currently manages approximately $6 billion of structured product assets, primarily focused on residential mortgage credit and collateralized debt obligations. From 1997 through 2003, Mr. Pashel was a principal at Deson & Co. and Greyrock Capital Partners, both groups specializing in middle market private equity and M&A advisory services.
     Frank L. Raiter, age 60, is a Class III director who has been one of our independent directors since March 2007. Mr. Raiter also serves on the board of directors of Clayton Holdings Inc. Mr. Raiter is the retired managing director of Standard & Poor’s Ratings Group, or S&P, where he served from 1995 to 2005. Prior to his service at S&P, Mr. Raiter was the chief investment officer and treasurer of Caliber Bank, or Caliber, in Phoenix, Arizona from March 1994 to September 1994 when Caliber was sold to Norwest Bank, and served from April 1990 to April 1994 as the assistant director, Office of Securities Transactions, of the Resolution Trust Corporation. Mr. Raiter also served as captain and company commander in the United States Marine Corps. Mr. Raiter earned a B.A. in Economics with honors from North Carolina State University and an MBA in Finance from the University of North Carolina.
     Joseph E. Whitters, CPA, age 49, is a Class I director who has been one of our independent directors since August 2003. Mr. Whitters has been a senior advisor to Frazier Health Care Ventures since 2006. Mr. Whitters has served on the board and as chairman of the audit committee of Omnicell, a publicly-owned medication-dispensing technology company since 2003 and has served as chairman of the board and chairman of the compensation committee of Mentor Corp., a medical products company, since 2004. Mr. Whitters was with First Health Group Corp., a managed health care company, where he most recently served as an executive vice president from March 2004 until the company was sold in January 2005. He joined First Health Group Corp. as its controller in October 1986, served as its vice president of finance from August 1987 to March 2004 and its chief financial officer from March 1988 to March 2004. From 1984 through 1986, he served as controller of United HealthCare Corp., a diversified medical services company. From 1983 to 1984, he served as manager of accounting and taxation for Overland Express, a publicly traded trucking company. From 1980 to 1983, he was a senior manager for audit and tax matters at Peat Marwick, a public accounting firm. Mr. Whitters holds a B.A. degree in accounting from Luther College in Decorah, Iowa.

     Our board of directors currently consists of nine members. Under our bylaws, the number of directors may be increased or decreased by our board, but may not be fewer than one nor more than 15. Any vacancy on our board of directors, whether resulting from the resignation or removal of a director or from an increase in the size of our board of directors, may be filled only by a vote of our directors; alternately, a vacancy resulting from removal of a director may be filled by a vote of our stockholders. Five of our nine directors are independent as determined under the independence standards of the NYSE.
     Our bylaws require that a majority of the members of our board of directors must be independent directors. Our bylaws also provide that all of the members of our audit committee, our compensation committee and our governance and nominating committee must be independent directors.
     As required by the rules of the NYSE, our board of directors considered the independence of each of our directors under the NYSE’s standards of independence. Our board of directors affirmatively determined that Messrs. Miller, Pashel, Goldstein, Raiter and Whitters have no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a material relationship with us and are, thus, independent under the NYSE’s independence standards.
2007 Meetings
     During 2007, our board of directors held nine meetings. Each member of our board of directors attended 75% or more of the meetings held by our board of directors and the committees of our board of directors on which the director served during 2007.
     We have a policy that actively encourages, but does not obligate, our directors to attend our annual stockholders’ meetings because we believe this policy provides our stockholders with an opportunity to communicate with the members of our board of directors. Of our five directors who were directors at the time of our 2007 annual meting, Mr. Goldstein and Mr. Whitters were unable to attend our 2007 annual meeting of stockholders.
Section 16(a) Beneficial Ownership Reporting Compliance
     Under Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, our directors, executive officers and persons holding 10% or more of our common stock are required to file forms reporting their beneficial ownership of our common stock and subsequent changes in that ownership with the SEC. Such persons are also required to furnish us copies of the forms so filed. Based solely upon a review of copies of such forms filed with us, we believe that during 2007 our executive officers and directors and our stockholders owning 10% or more of our common stock complied with the Section 16(a) filing requirements on a timely basis, except that an amendment was filed to Francesco Piovanetti’s initial Form 3 report to disclose a holding that should have been reported in his initial Form 3 report and another acquisition of shares was reported with respect to Francesco Piovanetti on a Form 4 report that was reported late, and an acquisition of shares was reported with respect to Jay A. Johnston on a Form 4 report that was reported late.
Committees of our Board of Directors
     Since our formation in 2003, our board of directors has maintained an audit committee, a compensation committee and a governance and nominating committee. Our board of directors may establish other committees from time to time.
     Audit Committee
     Our audit committee is currently composed of three directors: Bruce A. Miller, CPA (chairman), Robert B. Goldstein and Joseph E. Whitters, CPA. Our board of directors has determined that all three members of our audit committee satisfy the independence requirements of the NYSE. Our board of directors has also determined that:
•	all members of our audit committee qualify as an “audit committee financial expert,” as defined by the SEC;

•	all members of our audit committee are “financially literate,” within the meaning of the NYSE rules; and

•	“independent” under the audit committee independence standards under the Exchange Act.
     Our audit committee acts pursuant to a written charter. Among other things, our audit committee charter calls upon our audit committee to:
•	oversee our accounting and financial reporting processes, including the oversight of the financial reports, financial statements and other financial information we provide to governmental and regulatory bodies, the public and others who rely thereon;

•	oversee our systems of internal accounting and financial controls, including our compliance with the Sarbanes-Oxley Act of 2002;

•	select and evaluate the retention of our independent registered public accounting firm;

•	evaluate, no less frequently than annually, the qualifications and independence of our independent registered public accounting firm;

•	oversee the annual independent audit of our financial statements in accordance with generally accepted accounting principles in the United States consistently applied;

•	review our compliance with applicable legal and regulatory requirements; and

•	take such other actions from time to time within the scope of its charter as our committee deems necessary or appropriate or as our board of directors may request.
     In 2007, our audit committee held eight meetings.
     Compensation Committee
     Our compensation committee is currently comprised of Robert B. Goldstein (chairman), Bruce A. Miller, CPA, and Frank L. Raiter. Our board of directors has determined that all of our compensation committee members qualify as:
•	“independent directors” under the NYSE independence standards;

•	“non-employee directors” under Exchange Act rule 16b-3; and

•	“outside directors” under the Code section 162(m).
     Our board of directors has delegated authority to our compensation committee to administer all of our equity incentive plans, to ensure our compensation plans are designed to recruit and retain executive officers of superior talent and create a significant relationship between compensation and benefit levels and performance, to determine the salary and bonus of our executive officers and to make salary and bonus recommendations to our board of directors regarding all other employees. Our compensation committee acts pursuant to a written charter. Among other things, our compensation committee charter calls upon our compensation committee to:
•	develop our overall compensation policies, and establish performance-based incentives that support and reinforce our long-term strategic goals, organizational objectives and align the interests of our executive officers with the interests of our stockholders;

•	review and approve goals and objectives relevant to the compensation of our chief executive officer, evaluate the performance of our chief executive officer in light of those goals and objectives and set the compensation of our chief executive officer;

•	consider and approve the selection, retention and compensation arrangements for our other executive officers and establish, review and approve compensation plans in which executive officers are eligible to participate;

•	establish from time to time the compensation of the members of our board of directors and the members of the committees of our board of directors;

•	monitor and make recommendations with respect to succession planning for our chief executive officer;

•	produce an annual report on executive compensation for inclusion in our proxy statement in accordance with applicable rules and regulations; and

•	take such other actions from time to time within the scope of its charter as our committee deems necessary or appropriate or as our board of directors may request.
     In 2007, our compensation committee held five meetings.
     Compensation Committee Interlocks
     None of the members of our compensation committee is a current or former officer or employee of ours. During 2007, none of our executive officers served as members of the board of directors or of the compensation committee of any entity that has one or more executive officers who served on our board of directors or our compensation committee.
     Governance and Nominating Committee
     Our governance and nominating committee develops and monitors corporate governance best practices for our board of directors and nominates candidates for election to our board of directors. Our governance and nominating committee is currently comprised of Robert B. Goldstein (chairman), Bruce A. Miller and Zachary H. Pashel. Our governance and nominating committee is composed entirely of independent directors as required by NYSE rules.
     Our governance and nominating committee operates pursuant to a written charter. Among other things, our governance and nominating committee charter calls upon our governance and nominating committee to:
•	develop and recommend to our board of directors policies and processes designed to provide for effective and efficient corporate governance, including but not limited to, policies for evaluation of the members of our board of directors and its chairperson, election and consideration for reelection of the members of our board of directors and succession planning for the chairman and other members of our board of directors;

•	have responsibility for board education, including new director orientation;

•	prepare an initial draft of our annual goals and objectives for review by our board of directors;

•	evaluate the size and composition of our board of directors, develop criteria for membership on our board of directors and determine the independence under applicable laws of existing and prospective members of our board of directors;

•	seek and evaluate qualified individuals to become our directors; and

•	take such other actions from time to time within the scope of its charter as our committee deems necessary or appropriate or as our board of directors may request.
     In 2007, our governance and nominating committee held one meeting.
Nominations by Stockholders
     Our governance and nominating committee will consider nominees recommended by stockholders. Any nominations should be submitted in writing to the chairman of our governance and nominating committee at our principal business address. The submission must include:
•	the nominating stockholder’s name, address and telephone number and a statement of the number of shares of our stock the nominating stockholder beneficially owned during the year preceding the date of nomination;

•	the nominee’s name, address and telephone number; and

•	a statement of the nominee’s qualifications for board membership.
     The written materials must be submitted within the time permitted for submission of a stockholder proposal for inclusion in our proxy statement for our annual meeting. Our governance and nominating committee will evaluate prospective nominees suggested by stockholders in the same manner and utilizing the same criteria as any other prospective nominee identified by any other source. In general, the criteria and processes that our governance and nominating committee follows are described below. In connection with this year’s annual meeting of stockholders, we did not receive any director nomination from stockholders beneficially owning 5% or more of our common stock. For information regarding nominations or stockholder proposals from stockholders, see “Other Matters” and “Shareholder Proposals.”
Criteria for Evaluating Potential Nominees to Our Board
     Our governance and nominating committee follows the following criteria for evaluating potential nominees to our board of directors and the nomination of current directors for reelection.
     Minimum Criteria. Any prospective board candidate must meet the following minimum criteria:
•	reputation of integrity, strong moral character and adherence to high ethical standards;

•	holds or has held a generally recognized position of leadership in the community and/or chosen field of endeavor and has demonstrated high levels of accomplishment;

•	demonstrated business acumen and experience and ability to exercise sound business judgment and common sense in matters that relate to our current and long-term objectives;

•	ability to understand our financial statements and related financial information;

•	commitment to understand our business, industry and strategic objectives;

•	commitment and ability to attend and participate in meetings of our board of directors and board committees;

•	ability to fulfill the responsibilities as one of our directors in light of the candidate’s other obligations, including obligations to the other boards on which the candidate serves;

•	willingness to represent and act in the interests of all of our stockholders rather than the interests of a particular group;

•	good health and an ability to serve;

•	for prospective non-employee directors, independence under SEC and NYSE rules and the absence of any material conflict of interest or legal impediment to, or restriction on, the nominee serving as one of our directors; and

•	willingness to accept a nomination to serve as one of our directors.

     Other Factors. Our governance and nominating committee also considers the following factors in connection with its evaluation of each prospective director nominee:
•	whether the prospective nominee will foster a diversity of skills and experiences;

•	whether the nominee possesses the requisite education, training and experience to qualify as “financially literate” or as an audit committee “financial expert” under applicable SEC and NYSE rules;

•	for directors standing for re-election, the incumbent director’s performance during his or her term, including the number of meetings attended, level of participation and overall contribution to us; and

•	the composition of our board and whether the prospective nominee will add to or complement our board’s existing strengths.
Process for Selecting Nominees to Our Board
     Our governance and nominating committee uses the following process for selecting nominees to recommend to our board of directors.
     Our committee initiates the process by preparing a slate of potential candidates who, based on their biographical information and other information available to our committee, appear to meet the criteria specified above and/or who have specific qualities, skills or experience being sought by our committee. Potential candidates may be considered based on informal input from our board of directors, management and/or stockholders or may come to our committee’s attention from the following other sources:
•	Outside Advisors. Our committee may engage a third-party search firm or other advisors to assist in identifying prospective nominees.

•	Stockholder Suggestions. As described above, our committee will consider nominees suggested by our stockholders.

•	Incumbent Directors. Our committee will consider whether incumbent directors whose terms are expiring should be nominated for reelection. Nomination of incumbent directors is not automatic, but will be based on continuing qualification under the criteria set forth above. Incumbent directors are likely to be renominated because of their understanding of REITs and specialty finance companies and their ability to interact successfully with our board of directors and management. Our committee assesses the incumbent director’s performance during his or her term, including the number of meetings attended, his or her level of participation and overall contribution to us, the number of other boards on which the individual serves, the individual’s effect on the composition of our board of directors and any changed circumstances affecting the individual director that may bear on his or her ability to continue to serve on our board of directors.

•	Key Members of Management. Our governance and nominating committee believes it is important that no more than three members of our management participate on our board of directors. In any event, the number of our officers serving on our board of directors at any time should be limited such that, at all times, we have a majority of independent directors under applicable SEC and NYSE rules.
     After reviewing appropriate biographical information and qualifications, the best qualified first-time candidates are interviewed by the chairman of our governance and nominating committee and at least one other member of our committee and by our chairman of the board. Upon completion of these procedures, our governance and nominating committee selects the potential candidates to be recommended to our board of directors for nomination for election at our annual meeting. Our board of directors is expected, but not required, to select its nominees from those candidates recommended to it by our governance and nominating committee.
Corporate Governance
     Corporate Governance Guidelines
     On the recommendation of our governance and nominating committee, our board of directors has adopted corporate governance guidelines. These guidelines address matters such as the frequency of board meetings, director tenure, director compensation, executive sessions of our independent directors and communication with and among our directors.
     Lead Independent Director and Executive Sessions
     On the recommendation of our governance and nominating committee and in accordance with NYSE rules, our independent directors meet in regularly scheduled executive sessions without the presence of management. Our board of directors has established the position of lead independent director and our independent directors have elected Mr. Miller to serve in that position. Mr. Miller’s responsibilities as lead independent director include:
•	scheduling and chairing meetings of our independent directors and setting agendas for their meetings;

•	facilitating communications between our independent directors and management; and

•	acting as a point of contact for persons who wish to communicate with our independent directors.
     Communications With Our Board and Independent Directors
     Anyone wishing to communicate with our board of directors or our independent directors may write to Mr. Miller in care of our independent outside counsel, Frederick W. Dreher, Esq., Duane Morris LLP, 30 South 17th Street, Philadelphia, Pennsylvania 19103.
     Code of Business Conduct and Ethics
     Our board of directors has established a code of business conduct and ethics. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:
•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of our code of ethics to appropriate persons identified in our code of ethics; and

•	accountability for adherence to our code of ethics.
     Public Availability of Corporate Governance Documents
     Our key corporate governance documents, including our corporate governance guidelines, our code of business conduct and the charters of our audit committee, compensation committee and governance and nominating committee are posted on our website at www.luminentcapital.com and available in print to any stockholder who requests them from our corporate secretary.

OUR MANAGEMENT
     Certain information regarding our executive officers as of January 1, 2008 is as follows:

Name	Age	Position
S. Trezevant Moore, Jr.	54	President and Chief Executive Officer

Karen Chang	33	Senior Vice President and Chief Financial Officer

Dimitri Papatheoharis	36	Senior Vice President and Chief Investment Officer
     Business Experience of Our Executive Officers
     Set forth below is a brief account of the business experience of our chief financial officer and our chief investment officer.
     Karen Chang has been our senior vice president and chief financial officer since January 2008. From November 2003 until December 2007, Ms. Chang served as our vice president and controller, joining us shortly before our initial public offering in 2003. From 1996 to 2003, Ms. Chang was employed by Deloitte & Touche LLP, where she provided assurance services to clients in the financial services industry. Ms. Chang is a certified public accountant and has a bachelor of science degree in accounting from Boston College.
     Dimitri Papatheoharis is our senior vice president and chief investment officer. For seven years prior to joining us in 2007, Mr. Papatheoharis held several senior management positions at Radian Group Inc., most recently as senior vice president, capital markets, where he led the structured finance, credit derivatives and securitizations areas. For five years prior thereto, he was director of risk management at Commonwealth Mortgage Assurance Company, where he was in charge of credit risk and prepayment modeling and pricing. Mr. Papatheoharis holds a bachelors degree in risk management and actuarial science from Temple University and an MBA/MSC in Finance and Urban Land Economics from the University of British Columbia. He is also a CFA charter holder, a member of the Risk Management and Insurance Society and a member of the New York Society of Securities Analysts.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     Introduction
     The compensation committee of our board of directors, which we refer to as our compensation committee, oversees our compensation and benefit plans and policies, administers our plans, including reviewing and approving equity awards to our executive officers, and reviews and approves annually all compensation decisions relating to our executive officers.
     Our compensation committee believes that the primary objectives of our compensation programs for our executive officers are to:
•	attract and retain talented and dedicated executive officers to oversee the growth, development and profitability of our business;

•	link the annual and long-term cash and stock incentive compensation of our executive officers to our financial and operational performance and to the performance of our stock; and

•	provide long-term compensation to our executive officers that motivates our executive officers to create stockholder value.
     To achieve these objectives, we compensate our executive officers through a combination of base salary, annual cash bonuses and long-term equity compensation designed to be competitive with the compensation paid by comparable mortgage companies. To assist our compensation committee in its analysis, we have prepared compensation and performance data for comparison purposes relating to an informal peer group of mortgage companies we believe are similar to us.
     In 2007, our compensation committee engaged Mercer Human Resource Consulting, a nationally recognized independent compensation consulting firm, to make recommendations for the compensation of our executive officers in 2008.
     Our Compensation Philosophy and Objectives
     The basic principles our compensation committee utilizes in establishing and reviewing the compensation of our executive officers are as follows:
•	the decision-making process of our compensation committee should include a review of the compensation recommendations made by our independent compensation consultants, including their analysis of the compensation of our executive officers compared to the compensation of other companies that our compensation consultants considered;

•	our compensation should enable us to attract, motivate and retain executive officers with the ability and talent to oversee meaningful growth and long-term profitability;

•	our compensation should be fair, competitive and reasonable in light of the responsibilities of our executive officers, their experience and their performance and should not exceed the median compensation of similarly positioned executive officers of the mortgage companies in the peer group we have analyzed for comparative purposes; and

•	a significant portion of the compensation of our executive officers should be “at risk,” i.e., contingent on the achievement by our executive officers of individual goals and objectives as well as our corporate objectives as established by our board of directors. These objectives relate to net income after tax, establishment of fee-based businesses and reduction of leverage.
     The Compensation of Our Named Executive Officers
     Our executive officers receive the following types of compensation:
     • Base Salary. The base salaries of our executive officers are established based on the scope of their responsibilities, taking into account compensation paid by other mortgage companies in our peer group and the recommendations of our independent compensation consultants. We generally believe that the base salaries of our executive officers should be comparable to the compensation range for executive officers with similar responsibilities at comparable mortgage companies. Our compensation committee reviews the base salaries of our executive officers annually and adjusts those salaries in response to market levels after taking into account individual responsibilities, performance, experience and compensation history.
     • Annual Cash Bonus. The practice of our compensation committee is to pay annual cash bonuses to our executive officers. The annual cash bonuses of our executive officers are based on the achievement of our financial and operating goals and their individual performance. These objectives vary according to the individual, but generally relate to our results of operations, success in raising capital and increasing the book value of our common stock. The annual cash bonuses approved by our compensation committee are paid in a single installment following the completion of a given fiscal year. Under the employment agreements we have with our senior vice president and chief financial officer and our senior vice president and chief investment officer, each of them is entitled to a minimum annual bonus. However, our compensation committee may increase the annual cash bonus paid to our executive officers based upon the recommendations of our independent compensation consultants and the evaluation of our compensation committee.
     • Long-Term Equity Incentives. We believe that we can best maximize our long-term performance when the performance of our executive officers is motivated by equity- based awards that provide value based on our long-term performance. Our equity compensation plans have been designed to provide all of our employees, including our executive officers, with equity incentives to foster the alignment of the interests of our employees and executive officers with the interests of our stockholders, and our compensation committee believes the use of equity-based awards helps us realize the objectives of our compensation philosophy. Our equity-based compensation plans provide the principal method by which our executive officers can acquire significant ownership of our common stock. We believe that the aggregate annual value of our equity-based awards to our executive officers are comparable to the stock-based awards granted by other mortgage companies delineated by our independent compensation consultants and our peer group analysis.
     The primary form of equity compensation that we have historically awarded to our executive officers is restricted stock awards. Our compensation committee determines the dollar amount of equity compensation that it wants to provide to an individual executive officer and then awards a number of shares of restricted common stock that have a fair market value equal to that amount on the date of award. We determine the fair market value of our restricted stock awards based on the closing price of our common stock on the NYSE on the day our compensation committee makes an award.
     We have stock option plans that authorize us to grant options to purchase shares of our common stock to our employees, officers, directors and consultants. We did not grant any stock options in 2006 or 2007. As a result of the adoption of Statement of Financial Accounting Standards No. 123(R), the accounting treatment of stock options has become less favorable to issuers. As a result, our compensation committee has determined to provide equity compensation to our officers and employees in the future only by granting restricted stock awards and not to grant stock options in the future except in currently unforeseen circumstances.
     • Severance Benefits and Retention Agreements. During 2007, we had employment agreements with Gail P. Seneca, S. Trezevant Moore, Jr. and Christopher J. Zyda.
     On September 26, 2007, Gail Seneca resigned as Chairman of our Board and as a director. We did not pay any severance compensation to Ms. Seneca. On December 31, 2007, Christopher J. Zyda resigned as our Senior Vice President and Chief Financial Officer because of the relocation of our headquarters to Philadelphia, Pennsylvania. We did not pay any severance compensation to Mr. Zyda.

     As part of the downsizing of our workforce that commenced in August 2007, we entered into retention agreements with S. Trezevant Moore, Jr., our President and Chief Executive Officer, and Christopher J. Zyda, then our Senior Vice President and Chief Financial Officer. These agreements provided for the payment of a retention bonus of $1.0 million to Mr. Moore and $750,000 to Mr. Zyda, which were in lieu of any other bonus compensation due them in respect of their employment agreements with us. The purpose of the retention agreements was to incentivize Mr. Moore and Mr. Zyda to remain in our employ through December 31, 2007 in light of the unprecedented conditions affecting the mortgage industry since the second half of 2007. The retention bonuses were paid in full in 2007, except for one payment to Mr. Moore that we made in January 2008.
     On August 31, 2007, one of our subsidiaries entered into a retention agreement with Eleanor Cornfeld Melton, then our Senior Vice President and Chief Credit Officer, pursuant to which we paid her a retention bonus of $91,623 in two equal installments through the termination of her employment on September 30, 2007.
     On September 25, 2007, one of our subsidiaries entered into a retention and separation agreement with Ronald Viera, then our Senior Vice President and Chief Risk Officer. Pursuant to the agreement, Mr. Viera ceased to be one of our executive officers as of September 30, 2007 and his employment relationship with us terminated on December 31, 2007. Under the agreement, Mr. Viera received his regular salary and a 2007 target bonus of $285,000 less applicable withholding all of which was paid in 2007.
     On September 28, 2007, one of our subsidiaries entered into a separation agreement with Ms. Melton, then our Senior Vice President and Chief Credit Officer. Pursuant to the agreement, Ms. Melton received her regular salary through December 31, 2007. Ms. Melton’s employment and her position as our Senior Vice President and Chief Credit Officer ended effective September 30, 2007. We also entered into a consulting agreement with Ms. Melton on September 28, 2007. We paid her a retainer fee of $2,000 for entering into the consulting agreement with us and agreed to pay her at the rate of $200 per hour for services rendered. No such services have been rendered to date, nor have we made any payments to Ms. Melton under this agreement.
     We currently have an employment agreement described in greater detail below with Mr. Moore that continually renews one day at a time so that the unexpired term of Mr. Moore’s employment agreement is three years at all times. In addition, we have employment agreements with Ms. Chang and Mr. Papatheoharis, who became executive officers in January 2008, that continually renew one day at a time so that the unexpired term of their employment agreements is two years at all times. In the event that the employment of Mr. Moore, Ms. Chang or Mr. Papatheoharis is terminated without “cause” or Mr. Moore, Ms. Chang or Mr. Papatheoharis terminates his or her employment with us for “good reason”, they are entitled to payment of their base salary and minimum annual cash bonus for the remaining term of their employment agreements and any unvested portion of restricted stock awards held by them automatically vests immediately.
     In general, “cause” means:
•	the executive officer’s willful and continued failure substantially to perform his or her material duties with us or a violation of a material law after written notice from us and a reasonable opportunity to cure such failure or violation;

•	fraud, breach of fiduciary duty, dishonesty, misappropriation or other action by the executive officer that causes intentional material damage to our property or business;

•	repeated absences from work for other than physical or mental impairment or weakness;

•	admission or conviction of a felony or other crime, that, in the reasonable opinion of our board of directors, adversely affects the ability of the executive officer to perform his or her obligations under his or her employment agreement; or

•	the failure of the executive officer to devote substantially all of his or her business time and attention to the performance of his or her duties under his or her employment agreement.
     In general, “good reason” exists when:
•	the position or scope of the executive officer’s authority, duties or responsibilities are materially diminished;

•	we commit a material breach of the employment agreement that is not cured after notice; or

•	the employment of the executive officer is terminated without cause.
     Our executive officers have no contractual rights to receive any payments from us merely because we have undergone a change of control. However, upon a change of control, any unvested portion of any restricted stock awards held by our executive officers would vest upon the occurrence of the change of control.
     • 401(k) Plans. We maintain a 401(k) plan for all of our employees, including our executive officers. We do not make matching contributions to the plan.
     • Employee Benefit Plans. Our employees, including our named executive officers, are entitled to receive various employee benefits, including medical and dental care plans,

flexible spending accounts for healthcare, life, accidental death and dismemberment disability insurance, employee confidential counseling programs, benefit advocacy counseling, a 401(k) plan and paid vacation.
     • Perquisites and Other Benefits. The perquisites and other benefits we provide to our executive officers are less than $10,000 per year in the aggregate, except for tuition reimbursement expenses and fees we have agreed to pay for Karen Chang.
     The Operation of Our Compensation Process
     Our compensation committee recommends all compensation and awards to our executive officers for final discretionary action by our board of directors. Our compensation committee, in recommending the annual compensation of our executive officers for approval by our board of directors, reviews the performance and compensation of our executive officers and considers the recommendations of our independent compensation consultants. In assessing the performance of our executive officers in relation to the objectives established by our board of directors, our compensation committee reviews specific achievements associated with attainment of the objectives, the degree of difficulty of the objectives and the extent to which significant unforeseen obstacles or favorable circumstances affected their performance.
     To assist the analysis of our compensation committee, we have established a list of mortgage companies that we consider as our peer group. We use the compensation data from the companies in this group for developing a comparison with our executive officers with similar responsibilities. The mortgage companies we currently consider as part of our peer group are Impac Mortgage, Redwood Trust, MFA, Anworth, Annaly, Friedman Billings Ramsey, North Star Realty Finance and Capital Trust.
     Our compensation committee utilizes the following governance procedures in discharging its responsibilities:
•	the chairman of our compensation committee meets with our chief executive officer in advance of each compensation committee meeting to review the agenda for the compensation committee meeting. When appropriate, our independent compensation consultants participate in these meetings;

•	documentation relevant to the matters to be considered at each meeting of our compensation committee is provided several days in advance to each member of our compensation committee to provide the members of our compensation committee adequate time for review;

•	our compensation committee has the authority to request, and has requested, the participation of our independent compensation consultants and our independent legal counsel at compensation committee meetings;

•	our compensation committee holds an executive session as part of each of its meetings at which none of our executive officers are present;

•	our compensation committee provides minutes of all of its meetings to our board of directors and consults with our independent directors as appropriate about significant compensation matters, including matters affecting the compensation of our chief executive officer, our chief financial officer and our chief investment officer;

•	our compensation committee conducts its business in accordance with its charter, which is available on our website at www.luminentcapital.com,

reviews its charter annually in light of developments affecting the compensation of executive officers of public corporations and develops an annual schedule for compliance with each of the mandates of our compensation committee’s charter; and

•	our compensation committee conducts an annual self-evaluation of its performance.
Restatements
     It is the policy of our board of directors that our compensation committee will, to the extent legally permitted, have the sole authority to make retroactive adjustments to any cash or equity-based compensation paid to our executive officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, and seek to recover any amount subsequently determined to have been inappropriately received by any of our executive officers.
Tax Matters
     Section 162(m) of the Code generally does not allow a deduction to us for U.S. federal income tax purposes to the extent that the annual compensation we pay to any of our executive officers named in the Summary Compensation Table in this proxy statement/prospectus is in excess of $1 million. However, compensation paid to such an executive officer that is paid pursuant to a performance-based plan is generally not subject to the Section 162(m) limitation. Our restricted stock awards are not considered “performance-based” compensation for the purposes of Section 162(m). Although our compensation committee is aware of the Section 162(m) limitation, our compensation committee believes that it is equally important to maintain flexibility and competitive effectiveness of the compensation of our named executive officers. Our compensation committee may, therefore, from time to time, authorize compensation that is not deductible for federal income tax purposes if our compensation committee believes it is in our best interests and the best interests of our stockholders to do so.

Summary Compensation Table
     The following table summarizes the compensation we paid during 2006 and 2007 to our chairman and chief executive officer, our president and chief operating officer who became our chief executive officer during 2007, our senior vice president and chief financial officer and Eleanor Cornfeld Melton and Ronald Viera, who served as our executive officers during 2007 but who were not executive officers at December 31, 2007. We refer to these persons, who are named in the table below, as our named executive officers. We do not provide any pension or deferred compensation benefits to our named executive officers.

Name and				Stock	All Other
Principal Position	Year	Salary($)	Bonus($)(1)	Awards($)(1)	Compensation($)(2)	Total($)
Gail P. Seneca,	2007	356,057	—	1,504,250	86,644	1,946,951
Chairman of the Board and Chief Executive Officer to May 10, 2007	2006	650,000	350,000	1,552,000	125,000	2,677,000

S. Trezevant Moore, Jr.,	2007	577,180	750,000	1,421,937	91,522	2,840,639
President and Chief Operating Officer to May 10, 2007 Chief Executive Officer since May 10, 2007	2006	350,000	500,000	432,859	83,303	1,366,162

Christopher J. Zyda,	2007	429,824	750,000	1,227,681	55,956	2,463,461
Senior Vice President and Chief Financial Officer to December 31, 2007	2006	250,000	450,000	138,305	19,943	858,248

Eleanor Cornfeld Melton	2007	264,188	91,623	184,930	14,156	554,898
Senior Vice President and Chief Credit Officer to September 30, 2007	2006	234,000	409,000	22,903	6,747	672,652

Ronald Viera	2007	267,768	285,000	244,239	19,083	816,110
Senior Vice President and Chief Risk Officer to September 30, 2007	2006	202,500	275,000	34,961	11,300	523,961

(1)	Amounts determined by our compensation committee. In accordance with SEC rules, this column represents the dollar amounts we recognized for financial statement reporting purposes for 2007 and 2006 for restricted stock awards granted during these and prior years in accordance with SFAS 123R. No named executive officer forfeited any stock awards during 2007 or 2006. For additional information on the valuation assumptions underlying the value of these awards, see Note 7 to our consolidated financial statements for the year ended December 31, 2007 included elsewhere in this proxy statement/prospectus. All unvested restricted stock awards vested in full on August 30, 2007 because the issuance of the warrant to Arco, which constituted a change of control as defined in our restricted stock agreements.

(2)	All other compensation consisted primarily of dividend equivalent rights on shares of our common stock that are the subject of unvested restricted stock awards and life insurance premiums we pay on behalf of our executive officers. The perquisites we provided during 2007 to our named executive officers were less than $10,000 in the aggregate.
Employment Agreements
     With the approval of our compensation committee, we entered into employment agreements effective as of January 1, 2008 with S. Trezevant Moore, Jr. and Dimitri Papatheoharis and entered into an employment agreement with Karen Chang effective as of October 17, 2007. Ms. Chang and Mr. Papatheoharis became executive officers in January 2008. For a discussion regarding severance benefits and retention agreements with our named executive officers, see “Compensation Discussion and Analysis – The Compensation of Our Named Executive Officers.” A summary of the principal provisions of these employment agreements follows:
     S. Trezevant Moore, Jr.
     Base Salary. Mr. Moore’s employment agreement provides for an annual base salary and his fixed annual base salary for 2008 is $700,000.
     Annual Cash Bonus. Mr. Moore’s employment agreement provides for an annual cash bonus of up to $700,000 as determined by our compensation committee based on objective criteria adopted by our compensation committee.
     Restricted Stock Awards. Mr. Moore’s employment agreement provides that he shall receive annual restricted stock awards of that number of shares of our common stock as may be fixed in the discretion of our board of directors based upon our performance and the contribution of Mr. Moore to that performance. Each award vests over three years at the rate of one-third each year on the anniversary date of each award.
     Change of Control. Our employment agreement with Mr. Moore provides that, upon a change of control, any then unvested restricted stock awards held by Mr. Moore automatically become fully vested. Accordingly, the restricted stock awards held by Mr. Moore vested in August 2007 following the issuance of the warrant to Arco.
     Employment Term. Our employment agreement with Mr. Moore provides for an employment term of three years. The employment term automatically extends every day by one day so that the employment term is three years at all times, unless Mr. Moore or we notify the other of his termination of employment under the employment agreement.

     Karen Chang
     Base Salary. Ms. Chang’s employment agreement provides for an annual base salary and her fixed annual base salary for 2008 is $300,000.
     Annual Cash Bonus. Ms. Chang’s employment agreement provides for a minimum annual cash bonus of $300,000 for 2008 and a minimum annual bonus of not less than $125,000 in subsequent years as determined by our compensation committee based upon objective criteria adopted by our compensation committee.
     Restricted Stock Awards. Ms. Chang’s employment agreement provides that she shall receive annual restricted stock awards of that number of shares of our common stock as may be fixed in the discretion of our board of directors based upon our performance and the contribution of Ms. Chang to that performance. Each award vests over three years at the rate of one-third each year on the anniversary date of each award.
     Change of Control. Our employment agreement with Ms. Chang provides that, upon a change of control, any then unvested restricted stock awards held by Ms. Chang automatically become fully vested.
     Employment Term. Our employment agreement with Ms. Chang provides for an employment term of two years. The employment term automatically extends every day by one day so that the employment term is two years at all times, unless Ms. Chang or we notify the other of her termination of employment under the employment agreement.
     Tuition Reimbursement. We have agreed to reimburse Ms. Chang for her tuition-related expenses, fees and travel expenses in connection with her graduate MBA program.
     Dimitri Papatheoharis
     Base Salary. Mr. Papatheoharis’s employment agreement provides for an annual base salary and his fixed annual base salary for 2008 is $300,000.
     Annual Cash Bonus. Mr. Papatheoharis’s employment agreement provides for a minimum annual cash bonus of $300,000 for 2008 and a minimum annual bonus of not less than $125,000 in subsequent years as determined by our compensation committee based on objective standards adopted by our compensation committee.
     Restricted Stock Awards. Mr. Papatheoharis’s employment agreement provides that he shall receive annual restricted stock awards of that number of shares of our common stock as may be fixed in the discretion of our board of directors based upon our performance and the contribution of Mr. Papatheoharis to that performance. Each award vests over three years at the rate of one-third each year on the anniversary date of each award.

     Change of Control. Our employment agreement with Mr. Papatheoharis provides that, upon a change of control, any then unvested restricted stock awards held by Mr. Papatheoharis automatically become fully vested.
     Employment Term. Our employment agreement with Mr. Papatheoharis provides for an employment term of two years. The employment term automatically extends every day by one day so that the employment term is two years at all times, unless Mr. Papatheoharis or we notify the other of his termination of employment under the employment agreement.
Grants of Plan-Based Awards
     Our compensation committee approved restricted stock awards to our named executive officers in 2007 as follows:

All Other
		Stock Awards:	Grant Date
		Number of Shares	Fair Value of Stock
Name	Grant Date	of Stock or Shares(#)	and Option Awards($)
Gail P. Seneca	1/2/07	75,000 (1)	$782,250
S. Trezevant Moore, Jr.	—	—	—
Christopher J. Zyda	1/2/07	75,000 (1)	782,250
Eleanor Cornfeld Melton	—	—	—
Ronald Viera	—	—	—

(1)	One-half of this award was scheduled to vest on January 2, 2008 and one-half was scheduled to vest on January 2, 2009. These awards vested on August 30, 2007 because the issuance of the warrant to Arco constituted a change of control under our restricted stock award agreements.
Stock Incentive Plans
     We have a stock incentive plan and an outside advisors stock incentive plan pursuant to which awards relating to our common stock can be authorized at the discretion of our compensation committee. The purpose of the plans is to provide long-term incentive awards to our employees, consultants and advisors as a means to attract, motivate, retain and reward eligible persons.
     We have reserved 1,850,000 shares under our stock incentive plan and 150,000 shares under our outside advisors stock incentive plan. If shares covered by an option cease to be issuable for any reason, that number of shares may again become the subject of options granted under the plans. The awards can take the form of incentive stock options, non-qualified stock options, stock appreciation rights, stock shares and other stock-based awards. With the exception of outstanding options to purchase a total of 55,000 shares granted in 2003 at a weighted-average exercise price of $14.82, we have not utilized these plans in the past and we do not intend to utilize these plans for the grant of stock options in the future absent currently unforeseen circumstances. The term of each outstanding option is ten years from the date the option was granted. All outstanding options are fully vested.
     The number and kind of shares available for grants under our plans and options outstanding under our plans and the exercise price of outstanding options are subject to adjustment by our compensation committee in the event of a merger, consolidation, reorganization, stock split, stock dividend or other event affecting the number of outstanding shares of our common stock. Unless otherwise provided in individual option agreements, the vesting of unvested options do not automatically accelerate in the event of a business combination or in the event of the sale of all or substantially all of our assets.
     Our compensation committee has:
•	the authority to determine the persons eligible to be granted options, the number of shares subject to each option, the exercise price of each option, the vesting schedule, circumstances in which the vesting of options is accelerated and any extension of the period for exercise; and

•	full discretionary authority to determine any matters relating to options granted under our plans.
     Our board of directors has the authority to suspend, amend or terminate our plans, except as would adversely affect the rights of persons holding outstanding awards without the consent of such person.
Outstanding Equity Awards at Fiscal Year End
     The following table summarizes the outstanding equity awards held by our named executive officers at December 31, 2007:

	Option Awards				Stock Awards
Market
					Number of	Value of
					Shares or	Shares or
	Number of Securities				Shares of	Shares of
	Underlying		Option	Option	Stock That	Stock That
	Unexercised Options		Exercise	Expiration	Have Not	Have Not
Name	Exercisable(#)	Unexercisable(#)	Price($)	Date	Vested(#)	Vested($)
Christopher J. Zyda	50,000	—	$15.00	3/30/08	—	—

Option Exercises and Stock Vested
     The following table summarizes stock options exercised and restricted stock vested for our named executive officers during the year ended December 31, 2007:

	Option Exercises and Stock Vested
	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized on Exercise	Acquired	Realized on
Name of Executive Officer	on Exercise (#)	($)(1)	on Vesting (#)	Vesting ($)(1)
Gail P. Seneca	—	—	275,000	1,236,625
S. Trezevant Moore, Jr.	—	—	165,083	491,120
Christopher J. Zyda	—	—	130,043	227,523
Eleanor Cornfeld Melton	—	—	21,500	62,673
Ronald Viera	—	—	30,000	97,919

(1)	Value realized is based upon the average of the high and low trading price of our common stock on the NYSE on the date of exercise or vesting.
Pension Benefits
     None of our named executive officers participated in or had an account balance in qualified or non-qualified defined benefit plans that we sponsored in 2007, and none is contemplated for 2008.
Non-Qualified Deferred Compensation
     None of our named executive officers participated in or had account balances in non-qualified deferred compensation plans or other deferred compensation plans that we maintained in 2007, and none is contemplated for 2008.
Director Compensation
     During 2007, we paid:
•	each of our non-officer directors a fee at the annual rate of $40,000;

•	our lead independent director an additional fee at the annual rate of $20,000;

•	the chairperson of the audit committee of our board of directors an additional fee at the annual rate of $20,000;

•	the chairperson of the compensation committee of our board of directors an additional fee at the annual rate of $10,000;

•	the chairperson of the governance and nominating committee of our board of directors an additional fee at the annual rate of $10,000; and

•	each member of a committee of our board of directors an attendance fee of $1,500 per meeting.
     We also reimburse all of our directors for their expenses in attending meetings of our board of directors and the committees of our board of directors.
     We do not currently compensate any of our named executive officers for serving as a member of our board of directors or its committees. We pay Craig A. Cohen an annual retainer of $100,000 for serving as Chairman of the Board.
     The following table sets forth a summary of the compensation we paid to our non-officer directors during 2007. Leonard Auerbach and Donald H. Putnam served as directors from January 1, 2007 until September 26, 2007. Jay A. Johnston, Francesco Piovanetti and Zachary H. Pashel have served as directors since September 26, 2007.

Name	Year	Fees Earned or Paid in Cash($)	Stock Awards	Total($)(1)
Leonard Auerbach	2007	30,002	5,833	35,835
Craig A. Cohen	2007	12,488	—	12,488
Robert B. Goldstein	2007	84,002	5,833	89,835
Jay A. Johnston	2007	10,000	—	10,000
Bruce A. Miller	2007	119,835	5,833	125,668
Zachary H. Pashel	2007	11,500	—	11,500
Francesco Piovanetti	2007	10,000	—	10,000
Donald H. Putnam	2007	36,002	5,833	41,835
Frank L. Raiter	2007	42,335	5,833	48,168
Joseph E. Whitters	2007	59,502	5,833	65,335

(1)	Excludes expense reimbursement.
     Equity Compensation
     For 2007, each non-employee director received a grant of restricted stock determined by dividing $30,000 by the closing price of our common stock on the NYSE on May 23, 2007, the date of our annual meeting of stockholders. The restricted stock award will vest ratably over three years.
     Our compensation committee maintains stock ownership guidelines for our non-employee directors. Under these guidelines, each non-employee director is expected to own shares of our common stock equal in market value to three times the value of the annual grant of restricted stock the non-employee director receives. By way of example, assuming the value of the annual restricted stock award is $30,000, the target ownership level for a director would be $90,000. Our policy further contemplates that none of our non-employee directors would sell any of our common stock under circumstances that would cause that director not to own shares of our common stock with a value of at least $90,000.
Related Person Transactions
     We have adopted a policy formalizing the manner in which we deal with a proposed transaction between us and a related person because we recognize that related person transactions present a heightened risk of conflicts of interest and can create the appearance of a conflict of interest. Under our policy, all proposed related person transactions must receive the prior approval of the audit committee of our board of directors before we can enter into the transaction, and, if the transaction continues for more than one year, the continuation must be approved annually by the audit committee of our board of directors.
     Beginning in August 2007, we entered into a number of transactions with Arco in order to meet margin calls and provide us with liquidity to discharge our other obligations to creditors. In the opinion of our board of directors, each of our transactions with Arco have been effected on terms and conditions that are no less advantageous to us than the terms and conditions that would be available from an independent third party. These transactions included:
•	In August 2007, we entered into a letter of intent with Arco, which contemplated, subject to the negotiation and execution of definitive agreements, the following:
•	a master reverse repurchase agreement, pursuant to which certain of our subsidiaries financed MBS for an aggregate amount of approximately $64.9 million;

•	the issuance of a warrant to Arco described below; and

•	additional transactions that would provide us with additional capital with the intention of addressing margin calls and financing maturities and allow us to further stabilize our repurchase lines.
•	In August 2007, we entered into a warrant agreement pursuant to which we issued a warrant to Arco that entitles Arco to purchase up to a 49% voting interest and a 51% economic interest in us on a fully diluted basis at an exercise price of $0.18 per common share, exercisable for a five-year period beginning August 30, 2007. As long as our 8.125% convertible senior notes due 2027 are outstanding and the holders of those convertible notes have the right to cause their convertible notes to be redeemed following a change in control, the maximum number of shares of common stock that could be issued to Arco upon the exercise of the warrant granted under the warrant agreement is the number that, together with all other shares of our common stock beneficially owned by Arco, would result in Arco owning no more than 49% of the issued and outstanding shares of our common stock. We entered into the warrant agreement and issued the warrant to Arco in consideration of the letter of intent from Arco described above.

•	In August 2007, we and certain of our affiliates entered into the interim credit agreements and instruments with or in favor of Arco. Under those agreements and instruments, we received a loan of approximately $18.25 million having a maturity of one month and an annual interest rate equal to one-month LIBOR plus 4.00%. We used the proceeds of the loan to address margin calls and financing maturities. Repayment of the loan under the interim agreements was collateralized by a security interest in property owned by us or certain of our affiliates, and the loan was guaranteed by certain of our affiliates.

•	On September 12, 2007, we and certain of our affiliates entered into an amendment to the interim credit agreement with Arco. The amendment increased the maximum principal amount of loans outstanding at any one time under the credit agreement from $18.5 million to $23.5 million. We used the proceeds of the loan to address margin calls and financing maturities.

•	On September 26, 2007, we entered into a definitive credit agreement with Arco. The definitive credit agreement provided for a revolving credit facility in the amount of the lesser of up to $60.0 million or 85% of eligible asset values as defined in the definitive credit agreement. Existing loans of approximately $33.3 million under the interim credit agreement were combined with an additional borrowing of $10.0 million on the closing date for an aggregate principal amount outstanding of $43.3 million. The maturity date under the definitive credit agreement is September 26, 2012 or such earlier termination of the commitments as is provided in the definitive credit agreement. We may make voluntary prepayments and may become obligated to make mandatory prepayments under certain circumstances. Interest on the loans made under the definitive credit agreement is payable at a rate equal to the sum of one-month LIBOR plus 4.0%. We are obligated to pay a commitment fee quarterly at an annual rate of 0.5% of the daily average undrawn portion of the commitment under the definitive credit agreement. We may reduce or cancel the undrawn portion of the commitment as long as the reduction is at least $5 million or whole multiples of $500,000 in excess of that amount.

•	Under the definitive credit agreement with Arco, Arco may from time-to-time, in its sole discretion upon our request, provide guarantees or other direct or contingent credit support in respect of our obligations, which would constitute borrowings under the definitive credit agreement. We have agreed to indemnify Arco against losses that Arco may incur under circumstances specified in the definitive credit agreement. The definitive credit agreement contains certain affirmative covenants and subjects us to certain negative covenants, including:
•	prohibitions on making certain investments;

•	incurring liens on any of our assets or revenues, except for pre-existing liens;

•	creating certain other indebtedness;

•	entering into any plan of merger, consolidation or liquidation;

•	amending our charter or bylaws or changing our fiscal year;

•	making certain restricted payments such as dividends or other distributions on our capital stock, with certain exceptions;

•	making changes to the nature of our business;

•	entering into transactions with affiliates;

•	entering into certain contractual obligations;

•	using proceeds of any loan under the definitive credit agreement to purchase margin stock;

•	entering into any sale and leaseback transaction; or

•	permitting our fixed charge coverage ratio, as defined in the definitive credit agreement for the twelve-month period ending on the last day of any fiscal quarter to be less than (a) 0.85 : 1.0 at September 30, 2007 and December 31, 2007, (b) 1.0 : 1.0 for any fiscal quarter with an end date from March 31, 2008 through December 31, 2008 and (c) 1.2 : 1.0 for all fiscal quarters thereafter.

•	Repayment of the loans under the definitive credit agreement is collateralized by a security interest in property owned by us or certain of our affiliates, and the loans are guaranteed by certain of our affiliates, pursuant to the terms of the amended and restated security and pledge agreement and the amended and restated subsidiary guarantee agreement.

•	Upon an event of default, as specified in the definitive credit agreement, Arco may declare the commitment terminated, declare all or any portion of the unpaid principal amount of outstanding loans due and payable and exercise all rights and remedies available under the definitive credit agreement and related documents described below. One specified event of default would occur if we were to undergo a “change of control” as defined in the definitive credit agreement. Repayment of the loans under the definitive credit agreement is collateralized by a security interest in property owned by us or certain of our affiliates, and the loans are guaranteed by certain of our affiliates, pursuant to the terms of the amended and restated security and pledge agreement and the amended and restated subsidiary guarantee agreement.
•	On September 26, 2007, as contemplated by the letter of intent, our board of directors increased the number of our directors from eight directors to nine directors in three classes of three members each and accepted the resignations of three of our directors and appointed new directors. Our board of directors appointed Jay A. Johnston as a Class II director, Francesco Piovanetti as a Class II director, Zachary H. Pashel as a Class I director and Craig A. Cohen as a Class III director and accepted the resignations of Gail P. Seneca as chairman of the board and as a Class II director, Leonard Auerbach as a Class II director and Donald H. Putnam as a Class III director. Our board of directors also appointed Craig A. Cohen as chairman of the board.

•	As of December 7, 2007, we entered into an amendment to our amended and restated credit agreement with Arco in order to provide for increases in repurchase agreement financings from a subsidiary of Arco. We used the proceeds of the additional financings for general corporate purposes, to make interest and other payments on outstanding obligations and, as required by the credit facility, to repay borrowings under the credit facility. The amendment to the credit agreement increased to $190.0 million the cap on total outstanding amounts of such purchase agreements and credit agreement borrowings and decreased the revolving credit facility commitment to the lesser of up to $16.0 million or 85% of eligible asset values, subject in all cases to the terms and conditions of the amended and restated credit agreement. In addition, the interest rate charged on repurchase agreement financing was increased to LIBOR plus 6.00%. In connection with these transactions, we and certain of our subsidiaries also entered into a collateral security, setoff and netting agreement dated as of December 7, 2007, or the master netting agreement, with Arco and certain affiliated entities of Arco, or the Arco Group, pursuant to which we and certain of our subsidiaries have granted to the Arco Group a continuing security interest in property owned by us or certain of our affiliates. Under the master netting agreement, the respective members of the Arco Group have rights to aggregate, setoff and net any payment obligations arising under the repurchase transactions and the amended and restated credit agreement.
     Since August 2007, we have been liquidating our MBS in order to meet margin calls and provide us with liquidity to discharge our other obligations to counterparties. In late December 2007, we learned, through the independent broker-dealer we use to sell our MBS, that a client of a firm affiliated with Craig A. Cohen, the chairman of our board of directors, had submitted a bid to purchase certain MBS we had offered for sale. The audit committee of our board of directors, which administers our policy on transactions with related parties reviewed this transaction.
     On January 7, 2008, our audit committee met and adopted a protocol under which we may sell MBS to a related party provided all of the following conditions have been met:
•	we have publicly bid MBS for sale through an independent broker/dealer;

•	we have received at least one reasonably contemporaneous bid for the MBS from an unaffiliated third party;

•	our chief executive officer shall have determined that the sale of the MBS to the related party at the price offered by the related third party is equal to or higher than the reasonably contemporaneous bid from the unaffiliated third party; and

•	either our chief executive officer or our chief investment officer shall have executed a certificate setting forth the facts demonstrating that sale is at fair market value.
     On January 7, 2008, our audit committee approved the sale of the bonds to the client of Mr. Cohen’s firm after determining that the bid price represented fair market value based on contemporaneous bids received from unaffiliated third parties. We received $132.3 million from the sale of these MBS which we carried on our financial statements at a price of $132.6 million.
Limitation of Liability and Indemnification
     Our charter includes a provision that limits, to the maximum extent permitted by Maryland law, the liability of our directors and officers to us and to our stockholders for money damages except for liability resulting from:
•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty established by a final judgment as being material to the cause of action.

     This limitation does not, however, apply to violations of the federal securities laws, nor does it limit the availability of non-monetary relief in any action or proceeding.
     Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any person who is or was a party to, or is threatened to be made a party to, any threatened or pending action, suit or proceeding by reason of the fact that such person is or was one of our directors or officers, or, while one of our directors or officers, is or was serving, at our request, as a director or officer of another entity. Insofar as indemnification for liabilities arising under the federal securities laws may be permitted to our officers and directors pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in such laws and is unenforceable.
     In addition, our charter and bylaws permit us, at our expense, to purchase and maintain insurance to protect us and any director, officer or employee against any liability of any character asserted against or incurred by us or any such director, officer or employee, or arising out of any such person’s corporate status, whether or not we would have the power to indemnify such person against such liability under Maryland law. We also have and intend to maintain directors’ and officers’ liability insurance.
Evaluation of Executive Performance in 2007 and Executive Compensation
     Our compensation committee does not restrict its evaluation of the performance of our named executive officers to predetermined formulas or a limited set of criteria. Our compensation committee considers our achievement during 2007 of the short-term and long-term objectives described below:
•	overcoming the negative effects of the inversion of the yield curve;

•	converting from a primarily spread portfolio to a primarily credit-oriented portfolio;

•	improving our return on equity to a double-digit level;

•	expansion of our warehouse credit facilities;

•	raising equity capital;

•	communicating our new strategy to increase stockholder value;

•	growing our securitization business;

•	developing a collateralized debt program to help finance our credit-sensitive bond portfolio;

•	enhancing the skills of our personnel;

•	becoming fully internally managed; and

•	developing an external servicing capacity so we could expand our network of mortgage originators.
     Our compensation committee met on December 20, 2007 and January 14, 2008 to determine the annual cash bonuses and restricted stock awards of our named executive officers for 2007 and adjustments to their 2008 compensation.
     Our President and Chief Executive Officer
     Base Salary. S. Trezevant Moore’s employment agreement provides for a base salary for 2008 of $700,000.
     Annual Cash Bonus. Mr. Moore’s employment agreement has no provision for a minimum annual cash bonus and provides for a bonus in the discretion of the compensation committee of up to $700,000 based on objective criteria that our compensation committee is developing. In order to assure ourselves of Mr. Moore’s continued availability following the beginning of the disruptions in the mortgage market, we entered into a retention agreement with Mr. Moore in August 2007 providing for his retention through December 31, 2007 and his receipt of a bonus of $1,000,000 to be paid to Mr. Moore in installments through December 31, 2007.
     Restricted Stock Awards. Our guideline for annual restricted stock awards to Mr. Moore was between 5% and 80% of his base salary. On January 14, 2008, our compensation committee awarded 50,000 shares of restricted stock to Mr. Moore that vest over three years with an award date value of $32,500, or approximately 5% of his 2008 base salary.
     The total annual compensation projected for Mr. Moore in 2008 is below the 25th percentile of our peer group as reported by Mercer Human Resources.
     Our Senior Vice President and Chief Financial Officer
     Base Salary. Karen Chang’s employment agreement provides for a base salary of $300,000 for 2008.
     Minimum Annual Cash Bonus. Ms. Chang’s employment agreement provides for a minimum annual cash bonus of $300,000 for 2008 and $125,000 for each year thereafter.
     Restricted Stock Awards. Our guideline for annual restricted stock awards to Ms. Chang is between 1% and 60% of her base salary. On January 14, 2008, our compensation committee awarded Ms. Chang 10,000 shares of restricted common stock that vest over three years, with an award date value of $6,500, or approximately 1% of her 2008 base salary.

     Our compensation committee currently believes that the total annual compensation projected for Ms. Chang in 2008 is below the 25th percentile of our peer group for comparable positions.
     Our Senior Vice President and Chief Investment Officer
     Base Salary. Dimitri Papatheoharis who joined us in 2007 has an employment agreement providing a base salary of $300,000 for 2008.
     Annual Cash Bonus. Mr. Papatheoharis’s employment agreement provides for a minimum annual cash bonus of $300,000 for 2008 and not less than $125,000 for each year thereafter.
     Restricted Stock Awards. Our guideline for annual restricted stock awards to Mr. Papatheoharis is between 1% and 60% of his base salary. Our compensation committee awarded Mr. Papatheoharis 10,000 shares of restricted common stock that vests over three years, with an award date fair value of $6,500, or approximately 1% of his 2008 base salary.
     Our compensation committee currently believes that Mr. Papatheoharis’s projected total annual compensation projected for Mr. Papatheoharis for 2008 is below the 25th percentile of our peer group for comparable positions.
Report of Our Compensation Committee
     The following report of our compensation committee does not constitute proxy solicitation material and shall not be deemed filed or incorporated by reference into any of our filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this compensation committee report by reference therein.
     Our compensation committee reviewed and discussed the compensation discussion and analysis that appears under the caption “Executive Compensation” of this proxy statement/prospectus with management.
     Based on the review and discussion by our compensation committee with management, the members of our compensation committee recommended to our board of directors that our board of directors approve the inclusion of the compensation discussion and analysis set forth in this proxy statement/prospectus under the caption “Executive Compensation” for filing with the SEC.

January 30, 2008	MEMBERS OF THE COMPENSATION COMMITTEE

Robert B. Goldstein, Chairman
Bruce A. Miller, CPA
Frank L. Raiter

Website Access to Our Periodic SEC Reports
     Our corporate website address is www.luminentcapital.com. We make our periodic SEC reports on Forms 10-K and 10-Q and current reports on Form 8-K, as well as the beneficial ownership reports filed by our directors, officers and 10% or greater stockholders on Forms 3, 4 and 5 available free of charge through our website as soon as reasonably practicable after they are filed electronically with the SEC. We may from time to time provide important disclosures to investors by posting them in the investor relations section of our website, as allowed by SEC rules. The information on our website is not a part of this proxy statement/prospectus.
     Materials we file with the SEC may be read and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains our reports, proxy and information statements, and other information regarding us that we file electronically with the SEC.
     We are in compliance with the requirements of the NYSE to make available on our website and in printed form upon request our Code of Business Conduct and Ethics and the respective charters of our audit committee, compensation committee and governance committee and nominating committee.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK
     The following table sets forth information pertaining to the beneficial ownership of the outstanding shares of our common stock as of March 14, 2008 by (a) persons known to us to own more than five percent of the outstanding shares of our common stock, (b) each of our directors and executive officers and (c) our directors and executive officers as a group. The information contained herein has been obtained from our records and from information furnished to us by each individual. We know of no person who owns, beneficially or of record, either individually or with associates, more than 5% of our common stock, except as set forth below.

	Shares of Common Stock
	Beneficially Owned
Name of Beneficial Owner	Number of Shares		Percent
Arco Capital Corporation Ltd. (“Arco”)
Arco LUM Holdings Ltd. (“Arco LUM”)
Arco Capital Management LLC (“ACM”)
Western Gailes Capital Management LLC (“WGC”)
ISTAN LLC (“Istan”)
Interinvestco LLC (“Intervestco”)
Dilek Koenigsberger
Robert Koenigsberger
Jay A. Johnston
Ailsa Craig Capital Management LP (“Ailsa”)	38,975,219	(1)	49.0%

LSV Asset Management(2)	2,496,900		5.8

	Shares of Common Stock
	Beneficially Owned
	Number of Shares		Number of Shares
Name of Individual or Identity of Group:(3)
Directors:
Craig A. Cohen(4)	30,000		*
Robert B. Goldstein	71,381		*
Jay A. Johnston	37,616,821	(5)	47.3	(5)
Bruce A. Miller, CPA	11,360		*
S. Trezevant Moore, Jr.	211,000		*
Zachary H. Pashel	—
Francesco Piovanetti	36,358,424	(5)	45.7	(5)
Frank L. Raiter	11,310		*
Joseph E. Whitters, CPA	123,460		*

Executive Officers:
Karen Chang(6)	37,413		*
Dimitri Papatheoharis	108,084		*
All directors and executive officers as a group (11 persons)	38,224,055	(5)(6)	48.1%

*	Owns less than one percent.

(1)	As reported in the most recently available amendment to the Schedule 13D filed with the SEC by this group. The business address for WGC and Interinvestco is 20 Dayton Avenue, Greenwich, CT 06830. The business address for Istan is 1 Devereux Court, Rye, New York 10580. The business address for each other person is c/o ACM, City View Plaza, Suite 800, Road 165 Km. 1.2, Guaynabo, PR 00968.

WGC directly owns 150,000 shares (representing approximately 0.35% of the shares outstanding). WGC is wholly owned by Ailsa, which therefore may be deemed to share beneficial ownership of those shares. Jay A. Johnston, as the general partner of Ailsa, also may be deemed to share beneficial ownership of those shares.

Interinvestco owns 2,216,795 shares (representing approximately 5.1% of the shares outstanding). Interinvestco is owned by two trusts whose settlors are Jay A. Johnston and Robert Koenigsberger.

Istan owns 250,000 shares (representing approximately 0.58% of the shares outstanding). Istan is wholly owned by Dilek Koenigsberger, who therefore may be deemed to share beneficial ownership of those shares.

ACM directly owns 100,000 shares. In addition, ACM acts as Arco’s investment adviser and it may be deemed to share beneficial ownership of the shares issuable upon exercise of the warrant.

Pursuant to a warrant agreement we entered into with Arco on August 17, 2007, Arco has the right to purchase, at a price of $0.18 per share, at any time until the fifth anniversary of the date of the warrant agreement, a combination of shares of our common stock and shares of a newly-created class of non-voting preferred stock that in the aggregate represent 51% of our equity. So long as our 8.125% Convertible Senior Notes due 2027 are outstanding and the holders of the convertible notes have the right to cause their convertible notes to be redeemed following a change in control of us, the maximum number of shares that may be issued to Arco upon the exercise of the warrant granted under the warrant agreement is the number that, together with all other shares beneficially owned by Arco, would result in Arco owning 49% of the issued and outstanding shares. Based upon 43,282,839 shares of common stock outstanding, if Arco were deemed to be the beneficial owner of the 2,716,795 shares reported above as beneficially owned by the other persons, the maximum number of shares that Arco could acquire upon exercise of the warrant would be 36,258,424 (representing approximately 45.6% of the shares that would be outstanding following the exercise). Arco subsequently transferred the warrant to its wholly owned subsidiary, Arco LUM.

Each of the persons disclaims beneficial ownership of any outstanding shares that are not directly owned by that person or by an entity that is controlled by that person and each person other than Arco disclaims beneficial ownership of the shares that are issuable upon exercise of the warrants.

(2)	As reported in a Schedule 13G filed with the SEC. The address of LSV Asset Management is 1 N. Wacker Drive, Suite 400, Chicago, Illinois, 60606.

(3)	The address of each of our officers and directors is c/o Luminent Mortgage Capital, Inc., Commerce Square, 2005 Market Street, 21st Floor, Philadelphia, Pennsylvania 19103. None of the shares beneficially owned by our officers and directors are pledged as security.

(4)	These shares are beneficially owned by Mr. Cohen’s wife.

(5)	We refer you to footnote (1) under “Beneficial Owners of 5% or More of Our Common Stock.”

(6)	Includes currently exercisable stock options to purchase 5,000 shares of our common stock.

AUDIT AND NON-AUDIT FEES
     Our independent registered public accounting firm for the year ended December 31, 2007 was Grant Thornton LLP, or Grant Thornton. Our independent registered public accounting firm the years ended December 31, 2003, 2004, 2005 and 2006 was Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and its respective affiliates, which we refer to collectively as Deloitte & Touche in this proxy statement/prospectus.
     Representatives of Grant Thornton will be present at our annual meeting to respond to appropriate questions and to make such statements as they desire.
Audit Fees
     We were billed by Grant Thornton LLP $1,184,000 for audit services rendered for the year ended December 31, 2007. These fees related to:
•	the audit of our financial statements;

•	the audit of our internal control over financial reporting;

•	the review of our quarterly financial statements; and

•	the review of and the required procedures related to our quarterly financial statements and other financial data included in our filings with the SEC.
     We paid Deloitte & Touche $345,925 for audit services rendered for the year ended December 31, 2007 prior to their resignation and our appointment of Grant Thornton LLP. These fees related to:
•	the audit of our financial statements;

•	the audit of our internal control over financial reporting;

•	the review of our quarterly financial statements;

•	the required procedures related to issuing comfort letters for issuances of common stock during those periods; and

•	the review of and the required procedures related to our quarterly financial statements and other financial data included in our filings with the SEC.
     We paid Deloitte & Touche $795,594 for audit services rendered for the year ended December 31, 2006. These fees related to:
•	the review of our quarterly financial statements;

•	the audit of our internal control over financial reporting;

•	the required procedures related to issuing comfort letters for issuances of common stock and convertible debt during those periods; and

•	the review of and the required procedures related to our quarterly financial statements and other financial data included in our filings with the SEC.
Audit-Related Fees
     We paid Deloitte & Touche $85,500 for audit-related services for the year ended December 31, 2007. These fees related to services provided by Deloitte & Touche in connection with our securitization transactions.
     We paid Deloitte & Touche $280,500 for audit-related services for the year ended December 31, 2006. These fees related to services provided by Deloitte & Touche in connection with our securitization transactions and accounting and documentation for our interest rate derivatives and hedging activities subject to Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities.”
Tax Fees
     We paid Deloitte & Touche $42,000 for tax services for the year ended December 31, 2007 and $43,580 for tax services for the year ended December 31, 2006. These fees related to income tax compliance and related tax services.
     On November 9, 2007, our audit committee engaged Grant Thornton as our independent registered public accounting firm. During our fiscal years ended December 31, 2005 and 2006 and through November 8, 2007, we did not consult with Grant Thornton on any matters described in Item 304(a)(2)(i) and Item 304(a)(2)(ii) of Regulation S-K.
All Other Fees
     We did not pay Grant Thornton any other fees for services for the year ended December 31, 2007.
     We did not pay Deloitte & Touche any other fees for services for the year ended December 31, 2006.
Change in Our Independent Registered Public Accounting Firm
     On October 4, 2007, Deloitte & Touche notified us of its resignation as our independent registered public accounting firm. Deloitte & Touche’s report on our audited financial statements for each of the two fiscal years ended December 31, 2005 and December

31, 2006 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. We had no disagreement with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure during those two fiscal years and the interim period from December 31, 2006 to the date of Deloitte & Touche’s resignation.
     On November 9, 2007, our audit committee engaged Grant Thornton as our independent registered public accounting firm. During our fiscal years ended December 31, 2005 and 2006 and through November 8, 2007, we did not consult with Grant Thornton on any matters described in Item 304(a)(2)(i) and Item 304(a)(2)(ii) of Regulation S-K.
Audit Committee Pre-Approval Policies and Procedures
     Our audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. As part of this responsibility, our audit committee is required to pre-approve the audit and non-audit services performed by our independent registered public accounting firm in order to assure that these services do not impair the independence of our independent registered public accounting firm from us. Accordingly, our audit committee has adopted an audit and non-audit services pre-approval policy, which sets forth the procedures and the conditions pursuant to which services our independent registered public accounting firm proposes to perform for us may be pre-approved. Our audit committee believes that the combination of a general pre-approval approach and specific pre-approval approach will result in an effective and efficient procedure to pre-approve services provided by our independent registered public accounting firm. Unless a type of service has received general pre-approval, it requires specific pre-approval by our audit committee if it is to be provided by our independent registered public accounting firm. Any proposed services exceeding pre-approved cost levels or budgeted amounts also require specific pre-approval by our audit committee.
     The services to be provided by our independent registered public accounting firm and pre-approved by our audit committee include audit, audit-related, tax and all other services. The term of any general pre-approval is 12 months from the date of the pre-approval, unless our audit committee considers a different period and states otherwise. Our audit committee annually reviews and pre-approves the services that may be provided by our independent registered public accounting firm on a general pre-approval basis. Our audit committee will add or subtract to the list of general pre-approved services from time to time based on subsequent determinations.
     Our audit committee may delegate either type of pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decision to our audit committee at its next scheduled meeting.

     Pre-approval fee levels or budgeted amounts for all services to be provided by our independent registered public accounting firm are established annually by our audit committee. Any proposed services exceeding these levels or amounts require specific pre-approval by our audit committee. Our management and our independent registered public accounting firm report to our audit committee at each regularly scheduled meeting on the status of fees incurred fiscal year-to-date for each category of service as well as any changes to expected fee levels for such services.
REPORT OF OUR AUDIT COMMITTEE
     The following report of our audit committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.
     The charter of our audit committee specifies that the purpose of our audit committee is to assist our board of directors in:
•	the oversight of our accounting and financial reporting processes, including the oversight of the financial reports, financial statements and other financial information we provide to governmental and regulatory bodies, the public and others who rely thereon;

•	the oversight of our systems of internal accounting and financial controls, including our compliance with the Sarbanes-Oxley Act;

•	the selection, evaluation and retention of our independent registered public accounting firm;

•	the evaluation, no less frequently than annually, of the qualifications and independence of our independent registered public accounting firm;

•	the oversight of the annual independent audit of our financial statements in accordance with generally accepted accounting principles in the United States consistently applied;

•	the review of our compliance with applicable legal and regulatory requirements; and

•	the taking of such other actions from time to time within the scope of the charter as our audit committee deems necessary or appropriate or as our board of directors may request.
     In carrying out these responsibilities, our audit committee, among other things:

•	monitors the preparation of quarterly and annual financial reports by our management;

•	supervises the relationship between us and our independent registered public accounting firm, including having direct responsibility for its appointment, compensation and retention; reviewing the scope of its audit services; approving audit and non-audit services and confirming the independence of our independent registered public accounting firm; and

•	oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of our policies relating to legal and regulatory compliance, ethics and conflicts of interest and review of our internal audit program.
     As part of its oversight of our financial reporting process, our audit committee reviews our annual and quarterly financial statements and discusses them with our independent registered public accounting firm and with management prior to the issuance of the statements. Specifically, our audit committee has reviewed and discussed the audited financial statements for the year ended December 31, 2007 with management. During 2007, management and our independent registered public accounting firm advised our audit committee that each of our financial statements had been prepared in accordance with accounting principles generally accepted in the United States of America. They also reviewed significant accounting and disclosure issues with our audit committee. These reviews included discussions with our independent registered public accounting firm as to the matters required to be discussed pursuant to Statement of Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance), including the accounting principles we employ, the reasonableness of significant judgments made by our management and the transparency of our financial statements. Our audit committee discussed with Grant Thornton LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from Grant Thornton LLP to our audit committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).
     Our audit committee also reviewed methods of enhancing the effectiveness of our internal and disclosure control systems. Our audit committee, as part of this process, analyzed steps taken to implement recommended improvements in our internal control procedures.
     Based on our audit committee’s reviews and discussions as described above, the members of our audit committee recommended to our board of directors that our board of directors approve the inclusion of our audited financial statements in our annual report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

March 25, 2008	Members of the Compensation Committee
Bruce A. Miller, CPA, Chairman
Robert B. Goldstein
Joseph E. Whitters, CPA
PROPOSAL NO. 2 – PROPOSAL TO APPROVE THE MERGER AND THE OTHER
TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT
     The following discussion contains material information pertaining to the merger. This discussion is subject, and qualified in its entirety by reference, to the merger agreement included as Appendix A to this proxy statement/prospectus. We encourage you to read the merger agreement carefully as well as the discussion in this proxy statement/prospectus.
Background of the Merger and the Conversion
     Subsequent to June 30, 2007, a number of material and adverse changes occurred in the availability of financing for prime quality mortgage-related securities. These market changes accelerated in an unprecedented manner in early August 2007, when traditional lenders to the mortgage industry substantially reduced and, in some cases, eliminated debt financing to the mortgage industry. These changes also included a significant reduction in the availability of various types of short-term financing, including repurchase agreements and asset-backed commercial paper. Lenders also increased their margin requirements, which resulted in numerous margin calls and distressed prices for MBS. These market conditions created a liquidity crises that has materially adversely affected many companies in the mortgage business, including us. We have incurred significant losses from the sale of assets at depressed prices to meet margin calls, seizures of certain assets by counterparties and defaults under our financing agreements, among other adverse developments. These developments resulted in a rapid and significant loss of liquidity over a short period of time and caused substantial doubt about our ability to remain in business for a reasonable period of time.
     On August 2, 2007, Bank of America informed us that it was no longer willing to carry our AAA-rated commercial paper on its balance sheet commencing on August 6, 2007. We received a similar message from Goldman Sachs & Co. on August 3, 2007. Bank of America, Goldman Sachs & Co. and JPMorgan Chase further indicated on August 3, 2007 that they would no longer be able to place our AAA-rated commercial paper with private investors given the state of the market. The possibility that we would be unable to sell our AAA-rated commercial paper was unprecedented in the experience of our management. As a result, we needed to obtain financing to repurchase approximately $166.0 million of our RMBS for which financing was due to expire on August 6, 2007.

     From August 3, 2007 through August 6, 2007, various of our executive officers and directors had ongoing discussions in person, by phone and by e-mail regarding potential methods for addressing our developing liquidity problems and seeking alternative financing. Our management also contacted attorneys at Duane Morris LLP and Hunton & Williams LLP to discuss our deteriorating financial condition and to discuss various courses of action, including the commencement of bankruptcy proceedings.
     On August 6, 2007, our board of directors held a regularly scheduled meeting at the offices of Duane Morris LLP in Philadelphia, Pennsylvania. Our board of directors held an extensive discussion about our financial condition. Representatives of Duane Morris LLP and Hunton & Williams LLP participated in portions of the meeting. At this meeting, our board of directors authorized the following actions:
•	the suspension of our second quarter cash dividend;

•	the extension of the maturity of certain outstanding commercial paper issued by one of our subsidiaries;

•	advising the NYSE of these developments; and

•	consideration of a personnel reduction.
     Between August 7, 2007 and August 9, 2007, we received notices of default from eight of our repurchase agreement counterparties as a result of our alleged failure to post margin or repurchase assets under various master repurchase agreements. As a result, we became obligated to repurchase approximately $1.6 billion of our repurchase agreements.
     The repurchase agreement defaults also caused a default under an indenture relating to $90.0 million of our convertible senior notes, and the indenture trustee declared the notes to be immediately due and payable. This event of default also caused a default to occur with respect to asset-backed commercial paper issued by one of our subsidiaries, as a result of which the agent for the holders of that commercial paper demanded immediate repayment of approximately $580.0 million.
     On August 13, 2007, we had an initial meeting with representatives of Arco, including Jay A. Johnston and Francesco Piovanetti. Representatives of Duane Morris LLP also participated in this meeting. During this meeting and continuing on August 14, 2007, Arco’s representatives conducted due diligence on us. Arco presented us and our counsel with a letter of intent with respect to repurchase agreement financing and a revolving line of credit. The draft letter of intent also provided for our issuance of a warrant to Arco to purchase up to 49% of the voting interest in us and 51% of the economic interest in us.
     Our board of directors held a meeting by telephone conference on August 13, 2007. Representatives of Hunton & Williams LLP and Duane Morris LLP participated in this meeting. Our chief executive officer provided an update on the status of the negotiations with Arco. Our board of directors approved an exemption under our charter that permitted Arco and its affiliates to exceed the 9.8% ownership limit set forth in our charter. Our board of directors also took action to exempt Arco and its affiliates from the restriction under the Maryland Business Corporation Act relating to a future business combination between us and Arco or its affiliates.
     Our board of directors held a meeting by telephone conference on August 14, 2007. Representatives of Hunton & Williams LLP and Duane Morris LLP participated in this meeting. Our chief executive officer updated our board of directors on the offer extended by Arco as set forth in a draft letter of intent which had been previously furnished to all of our directors. After extended discussion, our board of directors approved the offer from Arco in the form before the meeting. Our board of directors also approved our obtaining of an exception under the NYSE’s distressed company rules for issuance of the warrant to Arco without first obtaining the approval of our stockholders.
     Our board of directors held a meeting by conference telephone on August 17, 2007. Representatives of Duane Morris LLP and Hunton & Williams LLP participated in the meeting. Mr. Moore updated our board of directors on the execution of the letter of intent with Arco and the execution of an interim secured line of credit from Arco pending the documentation of the financing transactions contemplated by the letter of intent. Our board of directors also noted the execution of the warrant agreement with Arco. Our board of directors further reserved the shares of our common stock issuable upon exercise of the warrant and the listing of those shares on the NYSE.
     Reference is made to “Executive Compensation – Related Party Transactions” beginning on page ___for information regarding financing transactions between Arco and us, including the August 21, 2007 interim agreements, amendments thereto dated September 12, 2007 and September 21, 2007 and a definitive credit agreement dated September 26, 2007.
     On September 26, 2007, our board of directors held a meeting by telephone conference. At this meeting, our board of directors:
•	received a report from Mr. Moore regarding the execution of the definitive credit agreement with Arco;

•	approved an engagement letter with Heller Ehrman LLP to serve as our counsel in connection with class action complaints filed against us;

•	increased the number of our directors from eight directors to nine directors;

•	accepted the resignations of Gail P. Seneca as chairman of our board of directors and as a director, Leonard Auerbach as a director and Donald H. Putnam as a director; and

•	elected Jay A. Johnston, Francesco Piovanetti and Zachary H. Pashel as directors and Craig A. Cohen as chairman of our board of directors and as a director.
     On October 8, 2007, our board of directors held a meeting at the Greenwich Hyatt in Greenwich, Connecticut. A representative of Duane Morris LLP also attended the meeting. At this meeting, our board of directors, among other actions, discussed on a preliminary basis our conversion from a REIT to a PTP in order to provide us with greater financial flexibility.
     Between October 8, 2007 and December 20, 2007, our representatives, Arco’s representatives, including members of Clifford Chance US LLP, Hunton & Williams LLP and Duane Morris LLP held a number of telephone conferences to discuss various elements of the contemplated restructuring.
     On December 20, 2007, our board of directors held a meeting by telephone conference. A portion of this meeting was devoted to a discussion of our proposed conversion to a PTP. Our board of directors also reviewed our potential future plans, including the following:
•	scaling up of our external management;

•	other steps toward a fee-based model;

•	a possible entry into the mortgage insurance business; and

•	seeking global mortgage opportunities in areas where Arco has expertise.
     Our vice president of tax made a presentation regarding the implementation of the PTP conversion. Items discussed included the cost of the transaction, possible conflicts of interests, the formation of OT Realty Trust and whether we should retain a financial advisor. After extensive discussion, our board of directors authorized the following actions:
•	the formation of OT Realty Trust; and

•	the authorization of our conversion to a PTP, subject to further consideration at a board meeting to be scheduled with formal presentations by a financial advisor and by counsel.
     Between January 15, 2008 and March 26, 2008, representatives of Duane Morris LLP, Clifford Chance US LLP and Hunton & Williams LLP prepared and exchanged drafts of this proxy statement/prospectus, the merger agreement and the LLC agreement and also exchanged written comments on these documents. These representatives, as well as our representatives and representatives of Arco held numerous telephone conference calls during this time period to discuss revisions to these documents.

     On February 6, 2008, our board of directors held a meeting by conference telephone to discuss our proposed conversion. Representatives of Clifford Chance US LLP, Hunton & Williams LLP and Duane Morris LLP also attended the board meeting. Our board concluded that we should defer filing this proxy statement/prospectus with the SEC until after we have filed our Form 10-K Annual Report with the SEC on March 28, 2008 and released our results of operations for 2007, and that we utilize the intervening time to determine our intrinsic value and the value of our residuals.
     Mr. Moore then reviewed elements of our new business plan with the members of the board, including a proposal to a county government to manage its distressed mortgage assets along with Arco.
     Our board of directors discussed various strategies relating to discussions with the holders of our convertible notes and trust preferred securities.
     The independent members of our board of directors discussed the governance and nominating committee’s role in serving as a special committee and its responsibilities, such as the review of any potential issues arising in connection with the proposed liquidating distribution in which the interests of Arco and its affiliates may differ from the interests of our other stockholders. The independent members of our board of directors also discussed the selection of legal counsel to the special committee. After extensive discussion, our board of directors referred this matter to our governance and nominating committee for determination.
     Our governance and nominating committee held a meeting on February 6, 2008 following the meeting of our board of directors and determined to retain Duane Morris LLP as its counsel.
     On March 18, 2008, our board of directors held a meeting principally to discuss the proposed PTP conversion and our new business opportunities in greater depth. Mr. Moore reported that we obtained an engagement to conduct a credit risk management for a client. Mr. Moore also reported on potential asset management and mortgage insurance opportunities.
     On March 26, 2008, our board of directors met by telephone conference and, without dissent, approved the conversion and authorized the filing of this proxy statement/prospectus with the SEC.
Structure of LLC Following the Merger
     The Merger
     Set forth below is a summary chart of the anticipated structure of LLC and its subsidiaries after the completion of the conversion. The percentage ownership interests in

LLC are shown on a fully diluted basis. All entities are wholly-owned except as otherwise indicated.

1   To satisfy REIT requirements regarding minimum number of stockholders, OT Realty Trust issued preferred stock to approximately 130 unaffiliated stockholders
     Luminent LLC
     We recently formed LLC as a Delaware limited liability company. We anticipate that after the merger LLC will be treated as a PTP. If our stockholders approve the merger and the conversion occurs, LLC is the entity that will issue common shares to you in the merger. LLC has not conducted, and will not conduct, any business prior to completion of the merger.
     The corporate governance structure of LLC will be substantially similar to that of a traditional holding company formed as a Delaware corporation. After the merger, LLC will have the same board of directors as we had immediately prior to the merger and in the same classes for the same remaining terms. The directors of LLC will owe fiduciary duties to LLC and its equity holders that are substantially similar to those owed by the directors of a Delaware business corporation to the corporation and its stockholders. See “Comparison of Stockholders Rights” on page ___.

     Holding Sub LLC
     LLC will own 100% of the outstanding equity interests of Sub. Sub is a recently formed Maryland limited liability company that, after the merger, will be a holding company that will provide holders of shares of Sub with earnings from its subsidiaries and assets. Sub has not conducted and will not conduct any business prior to completion of the merger.
     OT Realty Trust
     Sub owns 100% of the outstanding common equity interests of OT Realty Trust which intends to qualify as a REIT for U.S. federal income tax purposes. Approximately 130 unaffiliated persons hold the outstanding preferred equity interests of OT Realty Trust. OT Realty Trust is a Maryland real estate investment trust formed in 2007 that holds the Class B-2, Class B-3, Class B-4, Class B-5 and Class B-6 securities issued by Luminent Mortgage Trust 2005-1 and the owner trust certificate in Luminent Mortgage Trust 2005-1. It is expected that these securities will generate income that OT Realty Trust will distribute to LLC and the holders of LLC common shares.
     Other Subsidiaries
     Sub owns a number of subsidiaries other than OT Realty Trust. Immediately prior to the merger, we will convert most of our corporate subsidiaries to limited liability companies that will own investments and conduct certain activities. However, after the merger, Sub will continue to own one or more corporate subsidiaries, which are expected to conduct our investment management and advisory business, including the management of Charles Fort CDO I, Ltd., and other fee-based businesses. Sub also will continue to own 100% of the ordinary and preferred shares in Charles Fort, our Cayman Islands subsidiary that has issued collateralized debt obligations (“CDOs”).
Our Reasons for the Merger; Recommendation of Our Board of Directors
     We believe that maintaining our qualification as a REIT is no longer beneficial to us or our stockholders. The purpose of the merger is to restructure us by converting us from a Maryland corporation qualified as a REIT to a Delaware limited liability company that is a PTP. We believe the merger and the conversion are in the best interests of our stockholders, and since LLC will not be required to comply with the REIT income and asset tests and distribution requirements, it will significantly enhance its flexibility for investment diversification and cash management purposes. In addition, following the merger, we will diversify our business by offering, through one or more taxable corporate subsidiaries, fee-based services, including credit risk management, asset management advisory services and sub-manager services for investment funds. We believe that the merger and the conversion will also allow us to benefit from the possibility, depending on the amount by which the fair market value of our assets exceeds our liabilities, which is likely to be determined by the trading price of LLC common shares immediately after the merger, to meet the REIT distribution requirements for our taxable year ended December 31, 2007 and our taxable year ending on the effective date of the merger, and continuing to be taxed as a pass-through entity for U.S. federal income tax purposes with the reduced risk associated with the failure to comply with complex REIT tax qualification provisions under U.S. federal income tax law.
Structure of LLC Following the Merger and the Merger Consideration
     Before the end of our taxable year ended December 31, 2007, we formed OT Realty Trust and acquired 100% of its common stock. During January 2008, OT Realty Trust issued shares of its preferred stock to approximately 130 unaffiliated holders to satisfy certain REIT requirements.
     Prior to the merger discussed below, we will convert most of our qualified REIT subsidiaries and taxable REIT subsidiaries, either through mergers or by filing the necessary corporate elections, into limited liability companies that will be disregarded entities that are consolidated with LLC for U.S. federal and state tax purposes.
     LLC is a newly formed Delaware limited liability company of which we are the initial member. Sub is a newly formed Maryland limited liability company of which LLC is the sole member. We have entered into a merger agreement with LLC and Sub pursuant to which, following approval of our existing shareholders and approval of the equity holders of LLC and Sub, we will merge with and into Sub with Sub surviving as a wholly owned subsidiary of LLC. As a result of the merger, our shareholders will receive one-third of a newly issued LLC common share for each share of our common stock they currently hold.
     Our board of directors, the board of directors of LLC and the board of directors of Sub have approved the merger agreement, subject to stockholder approval of each entity. The merger will become effective upon the acceptance of the articles of merger for record by the State Department of Assessments and Taxation of Maryland, or later, but not to exceed 30 days from the acceptance for record of the articles of merger, if so specified in the articles of merger. We anticipate that the merger will be completed during the second quarter of 2008, following the approval by our stockholders of the merger at our annual meeting and the satisfaction or waiver of the other conditions to the merger, as described below under “Conditions to Completion of the Merger.” However, we reserve the right, in our sole and absolute discretion, to cancel or defer the merger even if our stockholders voted to approve the merger and the other conditions to the completion of the merger are satisfied or waived.

Procedures for the Exchange of Our Common Stock for LLC Common Shares
     Exchange Fund. As of the effective time of the merger, LLC will deposit with the exchange agent certificates representing the aggregate number of LLC common shares required to effect the exchange of our common stock for LLC common shares.
     After the effective time of the merger, each holder of a certificate representing our common stock who has surrendered such certificate, or customary affidavits and indemnification regarding the loss or destruction of such certificate, together with duly executed transmittal materials to the exchange agent, will be entitled to receive a certificate representing the number of whole LLC common shares to which such holder would be entitled to receive under the merger agreement.
     Holders of our common stock should not submit their stock certificates for exchange until they receive the transmittal instructions from LLC or its exchange agent.
     If your stock certificate representing our common stock has been lost, stolen or destroyed, you may receive LLC common shares if you make an affidavit of that fact. LLC may require that you post a bond in a reasonable amount as an indemnity against any claim that may be made against LLC with respect to the lost, stolen or destroyed stock certificate.
     Until you exchange your stock certificates, you will not receive any dividends or distributions with respect to any LLC common shares you are entitled to receive in connection with the merger. Once you exchange your stock certificates for LLC common shares, you will receive, without interest, any dividends or distributions with a record date after the effective time of the merger and payable with respect to your LLC common shares, as well as any dividends or other distributions payable with respect to such LLC common shares with a record date after the effective date but with a payment date subsequent to surrender.
     After completion of the merger, no transfers of our common stock outstanding immediately prior to the completion of the merger will be allowed. If certificates representing shares of our common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for LLC common shares in book-entry form in accordance with the procedures set forth in the merger agreement.
     Any holder of certificates representing our common stock who has not exchanged our common stock for LLC common shares within one year after the effective date shall thereafter look only to LLC for the release of the previously reserved LLC common shares deliverable in respect of our common stock and dividends paid or other distributions on the LLC common shares for the benefit of such holder, without any interest thereon.

     LLC will not issue any fractional common shares in the merger. Rather, in lieu thereof, the number of LLC common shares to which each holder of our common stock would otherwise be entitled will be rounded down to the next whole number of LLC common shares. Because the merger provides that each share of our common stock will be converted into the right to receive one-third of an LLC common share, the relative ownership interest and voting power of each holder of LLC common shares will be the same immediately after the merger as the relative ownership interest and voting power of each holder of our common stock immediately prior to the merger, except for any minor differences that may occur due to rounding down of LLC common shares in lieu of the issuance of fractional LLC common shares. If more than one certificate is surrendered for the account of the same holder, the number of LLC common shares for which certificates have been surrendered will be computed on the basis of the aggregate number of shares represented by the surrendered certificates.
     Neither LLC, Sub, the exchange agent nor we will be liable to any former holder of our common stock for any LLC common shares that are delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.
Interests of Our Directors and Executive Officers in the Merger
     Employment Agreements. LLC will assume all obligations under our existing employment agreements with our officers.
     Incentive Plan. LLC will assume all obligations under the stock incentive plan and all rights of participants to acquire shares of our common stock under the stock incentive plan will be converted into rights to acquire LLC common shares in accordance with the terms of the incentive plan. All vesting and other restrictions contained in the outstanding awards under the stock incentive plan will remain following the merger and participants rights to acquire LLC common shares will remain subject to such vesting and other restrictions following the merger.
     Ownership by Directors and Officers.
     As of March 14, 2008, our directors and executive officers as a group beneficially owned 38,224,055 shares of our common stock, or approximately 48.1% of our outstanding common stock.
     Indemnification. LLC and Sub will provide our current directors and executive officers with indemnification from certain claims and directors’ and officers’ liability insurance. Such insurance may vary from the insurance we currently provide as a result of the laws governing Delaware limited liability companies being different from the laws governing Maryland REITs.

Public Trading Markets
     Our common stock is currently listed on the NYSE under the symbol “LUM,” although we have received a notice from the NYSE that we no longer comply with its continued listing standards. Upon completion of the merger, our common stock will be deregistered under the Exchange Act and, accordingly, delisted by the NYSE. LLC intends to apply to list the LLC common shares issuable to our stockholders pursuant to the merger agreement on the NYSE. As a result of our noncompliance with the NYSE continued listing standards, we can give no assurance that our common stock will remain listed or that the NYSE will accept the LLC common shares to be issued for listing on the NYSE. If the LLC common shares are not listed on the NYSE, LLC intends to apply to list the LLC common shares on NASDAQ or another national securities exchange. We can give no assurance that LLC’s efforts to list the LLC common shares will be successful. We can also give no assurance that any trading market will develop for LLC common shares even if they are accepted for listing.
     The LLC common shares to be issued in connection with the merger will be freely transferable under the Securities Act, except for shares issued to any of our stockholders that may be deemed an affiliate of LLC at or after the effective time of the merger, as discussed in “– Restrictions on Transfer “ beginning on page ___.
Dividend and Distribution Policy
     Both we and LLC have agreed in the merger agreement not to declare or pay any dividends or make other distributions until consummation of the merger or termination of the merger agreement.
     The holders of LLC common shares will be entitled to receive cash dividends when and if declared by its board of directors out of funds legally available for the payments thereof. The board of directors of LLC will, on a quarterly basis, consider the payment of dividends, taking into account its financial condition and level of net income, its future prospects, economic conditions, industry practices and other factors. Although LLC intends to pursue a policy of paying regular distributions, the board of directors of LLC will have full authority and discretion to determine whether a distribution by LLC should be declared and paid to holders of LLC common shares, as well as the amount and timing of any distribution. The board of directors of LLC may, based on its review of LLC’s financial condition, liquidity and results of operations, determine to reduce or eliminate distributions.
     The primary source of LLC’s funds for cash dividends to our stockholders will be dividends received from its subsidiaries, initially Sub, after the merger and any other businesses in which LLC engages in the future.
     All distributions from LLC will be made at the sole discretion of the board of directors of LLC and will depend on a number of factors affecting LLC, including:

•	LLC’s financial condition;

•	general business conditions;

•	actual results of operations;

•	the timing of the deployment of capital and leverage;

•	debt service requirements of us and our subsidiaries;

•	cash distributions from our subsidiaries;

•	LLC’s operating expenses;

•	LLC’s taxable income;

•	LLC’s capital expenditure requirements;

•	LLC’s liquidity requirements;

•	distribution restrictions contained in our current or future financing facilities;

•	LLC’s distribution yield relative to its peers;

•	restrictions under Delaware law;

•	any contractual, legal and regulatory restrictions on the payment of distributions by us to holders of our shares or by our subsidiaries to us; and

•	other factors LLC’s board of directors in its discretion deems relevant.
     LLC will be a holding company with no operations and will be dependent upon the ability of its subsidiaries to generate and distribute revenue to LLC. LLC expects to cause its subsidiaries to pay distributions to it in order to fund any such distributions, subject to applicable law and the other considerations discussed above.
     If we do not complete the merger and the conversion, we do not have any intention of changing our existing distribution policy.
     Currently, as a REIT, we generally need to distribute at least 90% of our taxable income each year, subject to certain adjustments, to our stockholders so that we can qualify as a REIT under the Code. In order to maintain our qualification as a REIT for our taxable year ended December 31, 2007 and our taxable year ending on the effective date of the merger, we must distribute at least 90% of our REIT taxable income with respect to each such year through cash distributions or distributions-in-kind. Depending on the amount by which the fair market value of our assets exceeds our liabilities, the deemed distribution of our assets, subject to our liabilities, to our stockholders that will be treated as occurring for U.S. federal income tax purposes upon the merger may enable us to satisfy the REIT distribution requirements for 2007 and 2008. The starting point for determining the fair market value of our assets distributed will likely be the trading price of LLC common shares immediately after the merger, although such amount is not necessarily determinative of the value of such assets in our hands. As the trading price of LLC common shares immediately after the merger cannot be known at the time that our stockholders vote with respect to the merger agreement, no assurance can be given that we will satisfy the distribution requirement for either such year. If we fail the REIT distribution requirement for our taxable year ended December 31, 2007, we would fail to qualify as a REIT for such year and our taxable year ending on the effective date of the merger. If we fail the REIT distribution requirements for our taxable year ending on the effective date of the merger, we would fail to qualify as a REIT for such year. Based upon the recent trading price of our common stock, the value of the deemed distribution of our assets, subject to our liabilities, may not be sufficient to meet the 90% distribution requirement for 2007 and 2008. See “Risk Factors—Legal and Tax Risks” for a discussion of the consequences of our failure to qualify as a REIT. If the merger is completed, you will hold LLC common shares rather than shares of our common stock and LLC will not be subject to the distribution requirements to which REITs are currently subject.
Appraisal Rights
     Appraisal rights are statutory rights that enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.
     Our stockholders are not entitled to appraisal rights under Maryland law provided our common stock remains listed on the NYSE through the completion of the merger.
THE MERGER AGREEMENT
     The following section describes certain aspects of the merger, including the material provisions of the merger agreement. The following description summarizes the material provisions of the merger agreement, but is subject to, and qualified in its entirety by reference to, the merger agreement, which we have included as Appendix A to this proxy statement/prospectus and it is incorporated by reference in this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety.
Terms of the Merger
     The merger agreement provides for our merger with and into Sub. Sub will be the surviving entity in the merger. Each share of our common stock issued and outstanding immediately prior to the completion of the merger will be converted into the right to receive one-third of an LLC common share representing a limited liability company interest in LLC.
     LLC will not issue any fractional common shares in the merger. Rather, in lieu thereof, the number of LLC common shares to which each holder of our common stock would otherwise be entitled will be rounded down to the next whole number of LLC common shares. Because the merger provides that each share of our common stock will be converted into the right to receive one-third of an LLC common share, the relative ownership interest and voting power of each holder of LLC common shares will be the same immediately after the merger as the relative ownership interest and voting power of each holder of our common stock immediately prior to the merger, except for any minor differences that may occur due to rounding down of LLC common shares in lieu of the issuance of fractional LLC common shares.
     Upon the merger, the board of directors of LLC will consist of the members of our board of directors prior to the merger. LLC’s board of directors will be separated into the same classes with the same remaining terms. The executive officers of LLC immediately after the merger will be our executive officers immediately prior to the merger.
Treatment of Our Restricted Stock Grants
     The merger agreement provides that, upon completion of the merger, each unvested and vested outstanding and unexercised stock option to acquire shares of our common stock will cease to represent the right to acquire or receive shares of our common stock and will be converted into an option to acquire that number of LLC common shares equal to the number of shares of our common stock covered by the option immediately prior to the effective time, with the per share exercise price of each converted common share option, and each option will remain subject to the same vesting periods and other restrictions equaling the per share exercise price of our stock option.
Closing and Effective Time of the Merger
     The merger will become effective when we file the articles of merger with and it is accepted for record by the State Department of Assessments and Taxation of Maryland. In the merger agreement, we and LLC have agreed to cause the completion of the merger to occur on a date that is mutually agreeable to us, Sub and LLC, but in no event prior to the satisfaction or waiver of the conditions specified in the merger agreement. We, Sub and LLC currently anticipate that the effective time of the merger will occur during the second quarter of 2008, but neither we nor LLC can guarantee when or if the merger will be completed. The limited liability company agreement of LLC as in effect immediately prior to the effective time of the merger will, at the time of the merger, be replaced by the LLC agreement included with this proxy statement/prospectus as Appendix B.

Conditions to Completion of the Merger
     The respective obligations of LLC, Sub and us to complete the merger require the satisfaction or, where permitted, waiver, of the following conditions:
•	approval of the merger and the other transactions contemplated by the merger agreement by the requisite vote of the stockholders or holders of shares or membership interests, as applicable, of LLC, Sub and us;

•	receipt by LLC from our special counsel, Hunton & Williams LLP, of an opinion, in form and substance satisfactory to LLC , to the effect that LLC will be treated for U.S. federal income tax purposes as a partnership, and not as an association or publicly traded partnership taxable as a corporation and of an opinion, in form and substance satisfactory to LLC, to the effect that after the merger, LLC will not be required to register as an investment company under the 1940 Act, as amended;

•	receipt from our special counsel, Hunton & Williams LLP, of an opinion, in form and substance satisfactory to us, which includes reliance by Hunton & Williams LLP on certain tax opinions issued by Duane Morris LLP in prior years regarding our qualification as a REIT for U.S. federal income tax purposes for prior years, to the effect that, based on an assumption that we will distribute amounts otherwise qualifying as a dividend for purposes of the REIT dividends paid deduction in an amount such that the distribution requirement applicable to REITs has been met or will be met both for our taxable year ended December 31, 2007, and our taxable year ending on the effective date of the merger, commencing with our taxable year ended December 31, 2003, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT, and our current method of operation will enable us to continue to qualify as a REIT for our taxable year ending on the effective date of the merger.

•	the amendment and restatement of the LLC agreement to be in the form included as Appendix B to this proxy statement/prospectus or in such other form as is agreed upon by the parties to the merger agreement;

•	our directors and executive officers immediately before the merger will be the directors and executive officers of LLC after the merger;

•	the effectiveness of the registration statement, of which this proxy statement/prospectus is a part, without the issuance of a stop order or initiation of any proceeding seeking a stop order by the SEC;

•	no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the merger or any of the transactions related thereto, is in effect; and

•	receipt of all governmental approvals and third party consents to the merger and other transactions described in this proxy statement/prospectus, except for consents as would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of LLC, us and LLC’s and our subsidiaries taken as a whole.
     Neither we nor LLC can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, neither we nor LLC had any reason to believe that any of these conditions will not be satisfied. We currently anticipate that the merger and the conversion will be completed during the second quarter of 2008.
Amendment of the Merger Agreement
     Subject to applicable law, we, Sub and LLC may amend the merger agreement at any time before or after approval of the merger agreement by our stockholders and the equity holders of LLC and Sub by written agreement signed by all parties to the merger agreement. However, after approval of the merger proposal by our stockholders and the equity holders of LLC and Sub, there may not be, without further approval of our stockholders and the equity holders of LLC and Sub, any amendment of the merger agreement that by law requires such further approval.
Termination of the Merger Agreement
     The merger agreement provides that it may be terminated and the merger abandoned at any time prior to its completion, before or after approval of the merger by our stockholders by either:
•	the mutual written consent of our board of directors, the board of directors of LLC and the board of directors of Sub, or

•	our board of directors in its sole discretion.
     We have no current intention of abandoning the merger subsequent to the annual meeting if stockholder approval is obtained and the other conditions to the merger are satisfied or waived. However, we reserve the right to cancel or defer the merger even if our stockholders vote to approve the merger and the other conditions to the completion of the merger are satisfied or waived.

Effect of Termination
     If the merger agreement is terminated, it will become void, and there will be no liability on the part of Sub, LLC or us to any other party to the merger agreement.
Employee Benefit Plans
     Following the merger, our current employees will continue to enjoy the same benefits they currently enjoy as our employees because Sub or one of its subsidiaries will assume their existing employment agreements and continue to operate their existing employee benefit plan.
Regulatory Approvals
     We are not aware of any U.S. federal, state or local regulatory requirements that must be complied with or approvals that must be obtained prior to consummation of the merger pursuant to the merger agreement, other than compliance with applicable federal and state securities laws, the filing of articles of merger as required under the MGCL and various state governmental authorizations.
TRANSACTION AGREEMENT
     Simultaneous with the merger agreement we, LLC and a number of our QRS and TRS subsidiaries entered into a transaction agreement, or transaction agreement. The transaction agreement has been approved by our board of directors and the board of directors of LLC. The transaction agreement provides for the conversion of certain of these subsidiaries into Delaware limited liability companies by way of election or merger. In addition, the transaction agreement provides that:
•	If necessary, LLC will file a registration statement with the SEC on an appropriate form to register the LLC common shares issuable upon exercise of the converted common share options, and LLC will apply to list the additional LLC common shares on the NYSE, NASDAQ or such other national securities exchange, if any, on which the LLC common shares are then listed and will take such other action as is required to consummate such registration and listing.

•	Sub or one of its subsidiaries will assume our existing employment agreements and continue to operate our existing employee benefit plan.
     The transaction agreement automatically terminates upon the termination of the merger agreement.

ACCOUNTING TREATMENT
     For accounting purposes, the merger and related transactions will be treated as a transaction between entities under common control. The accounting basis used to record the assets and liabilities of LLC initially will be at historical costs. Accordingly, the stockholders’ equity (deficit) of LLC will be that carried over from us.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
Introduction
     The following summary discusses the material U.S. federal income tax consequences of the merger and the conversion and the ownership and disposition of LLC common shares. This summary is based on current law, is for general information only and is not tax advice. This discussion is based on the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as currently in effect and which are subject to change or differing interpretations, possibly with retroactive effect. This summary assumes that shares of our common stock are held as capital assets for U.S. federal income tax purposes and that LLC common shares will be held as capital assets for U.S. federal income tax purposes following the merger and the conversion. This summary is not intended to be a complete description of all of the U.S. federal income tax consequences of the merger, the conversion and the ownership and disposition of the LLC common shares. In addition, except as specifically set forth below, this summary does not discuss any state or local income taxation or foreign income taxation or other tax consequences. This discussion does not address all of the aspects of U.S. federal income taxation that may be relevant to a particular holder of our common stock or LLC common shares in light of its personal circumstances, or to holders of our common stock or LLC common shares that are subject to special treatment under U.S. federal income tax laws, including but not limited to:
•	dealers in securities or foreign currencies;

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations, except to the extent discussed in “U.S. Federal Income Tax Consequences of the Ownership and Disposition of LLC Common Shares—Tax-Exempt Holders” and “Material U.S. Federal Income Tax Considerations Related to Investments in REITs—Taxation of Holders of REIT Shares—Tax-Exempt Holders of REIT Shares”;

•	non-U.S. individuals and foreign corporations, except to the extent discussed in “U.S. Federal Income Tax Consequences of the Ownership and Disposition of

LLC Common Shares—Non-U.S. Holders” and “Material U.S. Federal Income Tax Considerations Related to Investments in REITs—Taxation of Holders of REIT Shares—Non-U.S. Holders of REIT Shares”;

•	persons who are subject to the alternative minimum tax, except to the extent discussed in “U.S. Federal Income Tax Consequences of the Ownership and Disposition of LLC Common Shares—Alternative Minimum Tax”;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	persons that hold their shares of our common stock, or will hold LLC common shares, as part of a hedge, straddle, constructive sale or conversion;

•	persons whose functional currency is not the U.S. dollar;

•	persons who are, or who hold shares of our common stock or will hold LLC common shares through partnerships or other pass-through entities; or

•	holders of options granted by us or by LLC or persons who acquired our common stock or LLC common shares as compensation.
     The tax treatment of partners in a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) that holds our common stock or will hold LLC common shares generally depends on both the status of the partner, rather than the partnership, and the activities of the partnership and is not specifically addressed herein. Partners in partnerships that hold our common stock or will hold LLC common shares should consult their tax advisors.
     As used below, a “U.S. holder” is a beneficial holder of LLC common shares, or our common stock, as applicable, and who is, for U.S. federal income tax purposes:
•	a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a U.S. person.

     The term “non-U.S. holder” means a beneficial owner of LLC common shares, or our common stock, as applicable, that is not a U.S. holder or a partnership (or other entity treated as a partnership for U.S. federal income tax purposes). The term “holders” includes both a U.S. holder and a non-U.S. holder.
     The U.S. federal income tax laws are complex, and your circumstances may affect your tax consequences. Consequently, you are urged to consult your tax advisors as to the specific tax consequences to you of the merger and the conversion and the ownership and disposition of LLC common shares, including the applicability and effect of federal, state and local or foreign income and other tax laws to your particular circumstances.
U.S. Federal Income Tax Consequences of the Merger and the Conversion
General
     The following is a summary of the material anticipated U.S. federal income tax consequences of the merger and the conversion. Although the merger is, for state law purposes, a merger of us with and into Sub, we intend to treat the merger for U.S. federal income tax purposes as a taxable liquidating distribution by us of all of our assets to our stockholders, followed by a contribution by such stockholders of those assets to LLC in exchange for LLC common shares.
Consequences to LLC and to Us
     Assuming our treatment of the merger as a taxable liquidating distribution for U.S. federal income tax purposes is respected, we will recognize gain or loss upon the liquidating distribution deemed to occur for U.S. federal income tax purposes as if we had sold our assets to our stockholders for fair market value and our stockholders had assumed our liabilities as part of the consideration for the sale. Assuming we continue to qualify as a REIT, we expect that we will receive a dividends paid deduction equal to the amount by which the fair market value of our assets exceeds our liabilities. The starting point for determining the fair market value of our assets distributed will likely be the trading price of LLC common shares immediately after the merger, although such amount is not necessarily determinative of the value of such assets in our hands. We intend to designate part or all of such deemed liquidating distribution of our assets subject to our liabilities as a dividend paid with respect to our taxable year ended December 31, 2007. To the extent so designated, we expect such distribution to be counted toward the 90% distribution requirement for maintaining our REIT qualification for our taxable year ended December 31, 2007. We expect any remaining part of such deemed liquidating distribution to be treated as a dividend paid with respect to our taxable year ending on the effective date of the merger and to be counted toward the 90% distribution requirement for such year.

     LLC’s tax basis in the assets received in the merger will be equal to their fair market value at the time of the merger. We anticipate that LLC generally will receive a lower tax basis in the assets than our tax basis in such assets because many of our assets will likely have a built-in loss at the time of the merger. As a result, the assets in LLC’s hands likely will produce more market discount and other “phantom” income. LLC would recognize taxable market discount income if it receives proceeds from the disposition of, or principal payments on, debt securities that have a stated redemption price at maturity that is greater than its tax basis in those securities. In addition, in order to avoid deferral of interest expense for U.S. federal income tax purposes and to minimize book-tax differences, LLC may make an election to accrue and recognize market discount income on a current basis for U.S. federal income tax purposes, which potentially could result in the recognition of “phantom” ordinary income followed by corresponding capital losses on disposition of a debt security. This character mismatch could reduce the after-tax return that a U.S. holder derives from its investment in LLC common shares.
Consequences to U.S. Holders
     If you are a U.S. holder, you will recognize gain or loss equal to the difference between (i) your proportionate share of the fair market value, net of liabilities, of the assets transferred in the merger from us to LLC and (ii) your adjusted tax basis in our shares of common stock exchanged for LLC common shares. It is likely that the starting point for determining the amount in clause (i) of the preceding sentence will be determined based on the trading price of the LLC common shares immediately after the merger, although such amount is not necessarily determinative of the value of such distribution. Your aggregate tax basis in the LLC common shares received in the merger will be equal to the amount in clause (i) of the second preceding sentence plus your allocable share of LLC’s initial liabilities. Your holding period for the LLC common shares acquired in the merger will begin on the effective date of the merger. Although, as described above, we expect that part or all of our liquidating distribution will be treated as paid in our taxable year ended December 31, 2007 for purposes of determining our dividends paid deduction for such taxable year, you will be treated as receiving such liquidating distribution on the effective date of the merger, and accordingly, you will recognize the entire gain or loss in your current taxable year.
Consequences to Non-U.S. Holders
     If you are a non-U.S. holder, you generally will not recognize gain or loss on the exchange of our stock for LLC common shares, unless your are subject to special treatment under U.S. federal income tax law (as described in “U.S. Federal Income Tax Consequences of the Ownership and Disposition of LLC Common Shares —Non-U.S. Holders”). Your aggregate tax basis in the LLC common shares received in the merger will be equal to your proportionate share of the fair market value, net of liabilities, of the assets transferred in the merger from us to LLC plus your allocable share of LLC’s initial liabilities. Your holding period for the LLC common shares acquired in the merger will begin on the effective date of the merger.
The IRS May Attempt to Recharacterize the Merger
     Notwithstanding the foregoing, there can be no assurance that the IRS will not assert that the merger should be treated as a non-liquidating distribution by us of substantially all of our assets, followed by a contribution by our stockholders of those assets and our shares to LLC in exchange for LLC common shares. This characterization of the merger could be based on our formation of OT Realty Trust, a subsidiary that we formed in 2007 that intends to qualify as a REIT, to own the securities that we previously held in Luminent Mortgage Trust 2005-1 and would generally require a conclusion that OT Realty Trust be treated for U.S. federal income tax purposes as a continuation of us. We do not believe such treatment is likely as OT Realty Trust was formed during 2007, and significantly more than a majority of our assets, after the merger, will be held not by OT Realty Trust, but rather by LLC, which will be taxed as a partnership for U.S. federal income tax purposes.
     If the IRS were to successfully recharacterize the merger, and we were to recognize gain on the distribution and a portion of your distribution could be treated as a capital gain dividend. Otherwise, you would be treated as receiving an ordinary dividend distribution to the extent of our undistributed earnings and profits. U.S. holders would be subject to tax on the amount treated as an ordinary dividend at ordinary income rates (currently 35%), and non-U.S. holders would be subject to U.S. withholding tax at a 30% rate (or lower rate provided by an applicable tax treaty) on any such amount treated as a dividend. You would not be subject to tax on any portion of such a deemed dividend distribution that exceeds our undistributed earnings and profits if the distribution does not exceed your adjusted basis in our stock. Instead, the distribution would reduce the adjusted basis of such stock.
     Any portion of such a distribution that exceeds both our current and accumulated earnings and profits and a stockholder’s adjusted basis in our stock would be taxed as long-term capital gain, or short-term capital gain if our stock has been held for one year or less, assuming the stock is a capital asset in the hands of such holder. Non-U.S. holders generally would not be taxed on this portion of the distribution, unless the holder is subject to special treatment under U.S. federal income tax law (as described in “U.S. Federal Income Tax Consequences of the Ownership and Disposition of LLC Common Shares—Non-U.S. Holders”).
     We would recognize gain but not loss with respect to such a non-liquidating distribution of our assets, and would receive a dividends paid deduction equal to the fair market value of the assets distributed to our stockholders. In addition, we could potentially be liable for failure to withhold tax on any payments made to non-U.S. holders. LLC’s tax basis would be equal to the fair market value of our assets immediately after the merger.

     The discussion above assumes that we will qualify as a REIT for our taxable year ended December 31, 2007 and our taxable year ending on the effective date of the merger. However, as described in “U.S. Federal Income Tax Consequences of Our Qualification as a REIT Prior to the Merger” below, it is possible that we may not be able to qualify as a REIT with respect to such taxable years in which case we would be treated as a taxable corporation for U.S. federal income tax purposes for such years. In that event, we would not receive a dividends paid deduction with respect to any portion of the deemed distribution of our assets to our stockholders, and we would be subject to full corporate level tax (at a 35% rate) on our taxable income for such taxable years as well as any gain resulting from such deemed distribution of our assets in connection with the merger.
U.S. Federal Income Tax Consequences of Our Qualification as a REIT Prior to the Merger
     The recent dislocations in the U.S. residential mortgage market and the corresponding changed economic conditions led to our suspension of payment of our second quarter 2007 dividend and the omission of third and fourth quarter 2007 dividends, respectively, due to liquidity concerns. As of December 31, 2007, we estimate that we had approximately $45.0 million of undistributed REIT taxable income. In order to maintain our qualification as a REIT for our taxable year ended December 31, 2007 and our taxable year ending on the effective date of the merger, we must distribute at least 90% of our taxable income for each year through cash distributions or distributions-in-kind. We believe that, as a result of treating the merger as a liquidating distribution by us for U.S. federal income tax purposes, and making an election to treat part or all of that liquidating distribution as a dividend paid in our taxable year ended December 31, 2007, we will receive a dividends paid deduction in such taxable year with respect to that portion of the liquidating distribution. We believe that depending on the amount by which the fair market value of our assets exceeds our liabilities, the deemed liquidating distribution of assets to our stockholders occurring for U.S. federal income tax purposes upon the merger could potentially allow us to satisfy the REIT distribution requirement for such taxable years. The starting point for determining the fair market value of our assets distributed will likely be the trading price of LLC common shares immediately after the merger, although such amount is not necessarily determinative of the value of such assets in our hands. As the trading price of LLC common shares immediately after the merger will not be known prior to our stockholders’ vote to approve the merger, there can be no assurance that the amount of this deemed distribution will be sufficient to allow us to satisfy the distribution requirements for either our taxable year ended December 31, 2007 or our taxable year ending at the effective date of the merger. Based on the current trading price of our common stock, the amount of the deemed distribution may not be sufficient to allow us to satisfy the REIT distribution requirement for one or both of those years. In the event that we determine that the deemed distribution is likely to be insufficient to satisfy the REIT distribution requirement for one or both of those taxable years, we intend to declare an in-kind dividend of our equity securities immediately prior to the merger in an amount that will allow us to meet that requirement for those taxable years. In such event, we anticipate declaring an in-kind dividend consisting of shares of our common stock and providing an election under which our stockholders can receive cash in lieu of part or all of the shares of common stock that they would be entitled to receive, subject to an aggregate cap on cash amounts received by all stockholders equal to 32% of the total dividend amount. Nonetheless, the amount of any such in-kind dividend, when combined with the deemed distribution occurring pursuant to the merger, may be insufficient to allow us to maintain our REIT qualification. If we fail the REIT distribution requirement for our taxable year ended December 31, 2007, we would fail to qualify as a REIT for such year and our taxable year ending on the effective date of the merger. If we failed the REIT distribution requirement for our taxable year ending on the effective date of the merger, we would fail to qualify as a REIT for such year. In that event, we would be taxed as a regular domestic corporation for the relevant taxable year or years, and we would be unable to deduct dividends to stockholders in computing our taxable income and would be subject to U.S. federal and state income tax on our taxable income at regular corporate tax rates on the full amount of our taxable income (whether or not distributed) for such taxable years. Any resulting tax liability would likely be substantial, and material to the results of our operations for 2007 and 2008.
     At the time of the closing of the merger, Hunton & Williams LLP is expected to deliver an opinion to us, based on an assumption that we will distribute amounts otherwise qualifying as a dividend for purposes of the REIT dividends paid deduction in an amount such that the distribution requirement applicable to REITs has been met or will be met both for our taxable year ended December 31, 2007, and our taxable year ending on the effective date of the merger, that, commencing with our taxable year ending December 31, 2003, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT and our current method of operation will enable us to continue to qualify as a REIT for our taxable year ending on the effective date of the merger. If, contrary to the assumption of Hunton & Williams LLP, we do not satisfy the distribution requirement applicable to REITs for either of such years, then we will not qualify as a REIT for one or both of such years. This opinion will not be binding on the IRS or the courts. The opinion of Hunton & Williams LLP will rely on customary representations about factual matters relating to our organization and operation and will rely on certain tax opinions issued by Duane Morris LLP in prior years regarding our qualification as a REIT for U.S. federal income tax purposes for prior years. In addition, Hunton & Williams LLP’s opinion will be based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change, possibly with retroactive effect.
     Even if we qualify as a REIT for 2007, because we did not make sufficient distributions on or before December 31, 2007, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions for such taxable year were less than the sum of (i) 85% of our REIT ordinary income for 2007, (ii) 95% of our REIT capital gain net income for 2007 and (iii) 100% of any undistributed taxable income from prior years. We would also be subject to full corporate level tax on any undistributed taxable income to the extent we distribute 90% but not 100% of such taxable income.
     The U.S. federal income tax treatment of our stockholders depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences of the conversion and of holding our shares to any particular stockholder will depend on such stockholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the specific tax consequences, including the U.S. federal, state, local, and foreign tax consequences, to you of the merger and our conversion to a PTP in light of your particular investment or tax circumstances.
     No ruling has been or will be requested from the IRS with respect to the tax consequences of the merger. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth above.
U.S. Federal Income Tax Consequences of the Ownership and Disposition of LLC Common Shares
     The following discussion addresses the U.S. federal income tax consequences to you if the conversion is consummated and you hold LLC common shares.
Classification of LLC
     As a condition to consummation of the merger, LLC will receive the opinion of Hunton & Williams LLP to the effect that LLC will be treated for U.S. federal income tax purposes as a partnership, and not as an association or a publicly traded partnership taxable as a corporation. It must be emphasized that the opinion of Hunton & Williams LLP will be based on various assumptions and representations relating to LLC’s organization, operation, assets, activities and income, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this proxy statement/prospectus are completed in a timely fashion and that LLC, at all times, has operated and will continue to operate in accordance with the method of operation described in its organizational documents and this proxy statement/prospectus, and is conditioned upon factual representations and covenants regarding LLC’s organization, assets, income and present and future conduct of its activities and operations and assumes that such representations and covenants are accurate and complete.
     There is limited statutory, administrative and judicial authority addressing the treatment of securities similar to the LLC common shares for U.S. federal income tax purposes. No assurance can be given that the IRS would not successfully assert a position contrary to any of the tax aspects set forth below. Moreover, no advance rulings have been sought from the IRS regarding any matter discussed in this proxy statement/prospectus.

Accordingly, you are urged to consult your tax advisors with regard to the U.S. federal income tax consequences to you of the merger and of acquiring, owning and disposing of the LLC common shares, as well as the effects of state, local and non-U.S. tax laws, including potential state tax filing requirements.
     While LLC believes that it has been organized and intends to operate so that it will qualify to be treated for U.S. federal income tax purposes as a partnership, and not as an association or a publicly traded partnership taxable as a corporation, given the highly complex nature of the rules governing partnerships, the ongoing importance of factual determinations and the possibility of future changes in LLC’s circumstances, no assurance can be given by Hunton & Williams LLP or LLC that it will so qualify for any particular year. Hunton & Williams LLP will have no obligation to advise LLC or you of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. LLC’s taxation as a partnership will depend on its ability to meet, on a continuing basis, through actual operating results, the “qualifying income exception”, as described below, the compliance with which will not be reviewed by Hunton & Williams LLP on an ongoing basis. Accordingly, no assurance can be given that the actual results of LLC’s operations for any taxable year will satisfy the qualifying income exception. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.
     If, for any reason, including LLC’s failure to meet the qualifying income exception, LLC were treated as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, LLC would be subject to U.S. federal income tax on its taxable income at regular corporate income tax rates, without deduction for any distributions to you, thereby materially reducing the amount of any cash available for distribution to you.
     Under Section 7704 of the Code, unless certain exceptions apply, a publicly traded partnership is generally treated and taxed as a corporation, and not as a partnership, for U.S. federal income tax purposes. A partnership is a publicly traded partnership if interests in the partnership are traded on an established securities market or interests in the partnership are readily tradable on a secondary market or the substantial equivalent thereof. LLC believes that, after the merger, it will be treated as a publicly traded partnership for U.S. federal income tax purposes.
     If 90% or more of the income of a publicly traded partnership during each taxable year consists of “qualifying income” and the partnership would not be included in the definition of regulated investment company, or RIC, in Section 851(a) of the Code if it were a domestic corporation, which is referred to as the “qualifying income exception,” then the partnership will be treated as a partnership, and not as an association or publicly traded partnership taxable as a corporation, for U.S. federal income tax purposes. Qualifying income generally includes rents, dividends, interest and capital gains from the sale or other disposition of stocks, bonds and real property. Qualifying income also includes other income derived from the business of investing in, among other things, stocks and securities. Interest is not qualifying income if it is derived in the “conduct of a financial or insurance business” or is based, directly or indirectly, on the income or profit of any person. LLC’s income will consist primarily of interest income, dividends, income and gain from hedging transactions, and income inclusions with respect to foreign corporate subsidiaries, all of which will generally be qualifying income for purposes of the qualifying income exception.
     Although LLC expects that it will satisfy the qualifying income exception for each of its taxable years, LLC may realize certain types of income, the qualification of which is not entirely clear for purposes of the qualifying income exception. Accordingly, there can be no assurance that the IRS will not challenge LLC’s compliance with the qualifying income exception and, therefore, assert that it is taxable as a corporation for U.S. federal income tax purposes. In such event, the amount of cash available for distribution to you could be reduced materially.
Taxation of Holders of Shares on LLC’s Profits and Losses
     By reason of its taxation as a partnership for U.S. federal income tax purposes, LLC will not be subject to U.S. federal income tax. Rather, in computing your U.S. federal income tax liability for a taxable year, you will be required to take into account your allocable share of items of LLC’s income, gain, loss, deduction and credit for the taxable year of LLC ending within or with your taxable year, regardless of whether you have received any distributions. It is possible that your U.S. federal income tax liability with respect to your allocable share of the earnings of LLC in a particular taxable year could exceed the cash distributions to you, thus requiring an out-of-pocket tax payment by you. See “– Non-Cash Income from LLC’s Investments.” The characterization of an item of LLC’s income, gain, loss, deduction or credit generally will be determined at the LLC level rather than at the shareholder level.
Allocation of Profits and Losses
     For each fiscal year of LLC, items of income, gain, loss, deduction or credit realized by LLC will be allocated among the holders of LLC common shares in accordance with their allocable shares of LLC’s items of income, gain, loss, deduction and credit. The allocable share of such items for a holder of LLC common shares will be determined by the LLC agreement, provided such allocations either have “substantial economic effect” or are determined to be in accordance with such holder’s interest in LLC. If the allocations provided by the LLC agreement do not have “substantial economic effect” and were successfully challenged by the IRS, the redetermination of the allocations to a particular holder for U.S. federal income tax purposes could be less favorable than the allocations set forth in the LLC agreement.
     LLC will apply a monthly convention pursuant to which its taxable income and losses will be determined annually and will be prorated on a monthly basis. Then the income and losses will be apportioned among the holders in proportion to the shares owned by each of them as of the opening of the NYSE on the first business day of the month, or the allocation date. However, gain or loss realized on a sale or other disposition of LLC’s assets other than in the ordinary course of business will be allocated among the holders owning shares on the allocation date in the month in which that gain or loss is recognized. As a result, holders transferring shares may be allocated items of income, gain, loss, deduction and credit realized after the date of transfer. In addition, as a result of such allocation method, you may be allocated taxable income even if you do not receive any cash distributions. Moreover, you may be allocated differing amounts of income, gain, loss, deduction and credit of LLC than other holders of LLC common shares as a result of Section 704(c) of the Code and the Treasury Regulations promulgated thereunder.
     Section 706 of the Code generally requires that items of partnership income and deductions be allocated between transferors and transferees of partnership interests on a daily basis. It is possible that transfers of LLC common shares could be considered to occur for U.S. federal income tax purposes when the transfer is completed without regard to LLC’s monthly convention for allocating income and deductions. In that event, LLC’s allocation method might be considered a monthly convention that does not literally comply with the requirements of Section 706 of the Code. If LLC’s monthly convention is not allowed by the Treasury Regulations (or only applies to transfers of less than all of a holder’s shares) or if the IRS otherwise does not accept LLC’s convention, the IRS may contend that taxable income or losses of LLC must be reallocated among the holders of the shares. If such a contention were sustained, your income or loss allocation could be adjusted, possibly to your detriment. The board of directors is authorized to revise LLC’s method of allocation between transferors and transferees (as well as among holders whose interests otherwise could vary during a taxable period).
Adjusted Tax Basis of Shares
     LLC distributions generally will not be taxable to you to the extent of your adjusted tax basis in the LLC common shares. In addition, you will be allowed to deduct your allocable share of LLC’s losses, if any, only to the extent of your adjusted tax basis in your LLC common shares at the end of the taxable year in which the losses occur. Your initial tax basis in the LLC common shares received in the merger will be generally equal to the fair market value of such shares immediately after the merger plus your allocable share of LLC’s initial liabilities, and will be generally increased by your allocable share of LLC’s profits (and items of income and gain). You will have a single average tax basis in your LLC common shares, regardless of whether some shares were acquired at different prices than others. Your adjusted tax basis in your shares will be generally decreased by your allocable share of LLC’s losses (and items of loss, deduction and expense), the amount of cash distributed to you and LLC’s tax basis in property, other than cash, distributed to you by LLC. Moreover, your tax basis will be adjusted for any increase or decrease in your allocable share of LLC’s liabilities.

     To the extent your allocable share of LLC’s losses is not allowed because you had insufficient adjusted tax basis in your shares, you would be able to carry over such disallowed losses to subsequent taxable years and such losses would be allowed if and to the extent of your adjusted tax basis in your shares in subsequent taxable years.
Treatment of Distributions
     Cash distributions by LLC with respect to shares or in redemption of less than all of your LLC common shares generally will not be taxable to you. Instead, such distributions will reduce, but not below zero, your adjusted tax basis in your LLC common shares immediately before the distribution. If such distributions exceed a U.S. holder’s adjusted tax basis in the shares, the excess will be taxable to the holder as gain from a sale or exchange of shares (as described in "—Disposition of Shares” below). It is possible that partial redemptions made during a taxable year could result in taxable gain to a holder where no gain would otherwise have resulted if the same partial redemption were made at the end of the taxable year. A reduction in a holder’s allocable share of LLC’s liabilities and certain distributions of marketable securities by LLC are treated as cash distributions for U.S. federal income tax purposes.
Disposition of Shares
     If you are a U.S. holder, a sale or other taxable disposition of all or a part of your LLC common shares (including a redemption for cash of all of your LLC common shares) generally will result in the recognition of gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition, including your share of indebtedness, if any, of LLC, and your adjusted tax basis in your LLC common shares (as described in “—Adjusted Tax Basis of Shares” above). Your adjusted tax basis will be adjusted for this purpose by your allocable share of LLC’s income or loss for the year of such sale or other disposition. Any gain or loss recognized with respect to such sale or other disposition generally will be treated as capital gain or loss and will be long-term capital gain or loss if your holding period for your LLC common shares exceeds one year. A portion of such gain, however, will be treated as ordinary income under the Code to the extent attributable to your allocable share of unrealized gain or loss in assets of LLC to the extent described in Section 751 of the Code.
     Shareholders who purchase common shares at different times and intend to sell all or part of the common shares within a year of their most recent purchase are urged to consult their tax advisors regarding the application of certain “split holding periods” rules to them and the treatment of any gain or loss as long term or short term capital gain or loss. For example, a selling shareholder may use the actual holding period of the portion of such shareholder’s transferred common shares, provided such common shares are divided into identifiable common shares with ascertainable holding periods, the selling shareholder can identify the portion of the common shares transferred, and the selling shareholder elects to use the identification method for all sales or exchanges of our common shares.
Limitation on Deductibility of Capital Losses
     If you are an individual, any capital losses generated by LLC, or upon a disposition of LLC common shares, generally will be deductible only to the extent of your capital gains for the taxable year plus up to $3,000 of ordinary income, $1,500 in the case of a married individual filing a separate return. Excess capital losses may be carried forward by individuals indefinitely. If you are a corporation, any capital losses generated by LLC, or upon a disposition of LLC common shares, generally will be deductible to the extent of your capital gains for the taxable year. Corporations may carry capital losses back three years and forward five years. You should consult your tax advisor regarding the deductibility of capital losses.
Limitation on Deductibility of Certain of LLC’s Losses
     Individuals and certain closely held C corporations will be allowed to deduct their allocable share of LLC’s losses, if any, only to the extent of each such holder’s “at risk” amount in LLC at the end of the taxable year in which the losses occur. The amount for which a holder is “at risk” with respect to its interest generally is equal to its adjusted tax basis for such interest, less any amounts borrowed:
•	in connection with its acquisition of such interest for which it is not personally liable and for which it has pledged no property other than its interest;

•	from persons who have a proprietary interest in LLC and from certain persons related to such persons; and

•	for which the holder is protected against loss through nonrecourse financing, guarantees or similar arrangements.
     To the extent that a holder’s allocable share of LLC’s losses is not allowed because the holder has an insufficient amount at risk in LLC, such disallowed losses may be carried over by the holder to subsequent taxable years and will be allowed if and to the extent of the holder’s at risk amount in subsequent years.
     It is not expected that LLC will generate any material amount of income or losses from “passive activities” for purposes of Section 469 of the Code. However, to the extent that LLC generates any income from “passive activities,” such income will not be treated as passive activity income for purposes of Section 469 of the Code, and may not be used to offset your passive activity losses from other activities. To the extent that LLC generates any losses from “passive activities,” such losses will be suspended and will only be allowed as an offset to passive activity income from LLC in future years or allowed as a loss upon the complete disposition of a holder’s interest in LLC. Accordingly, income allocated by LLC to you generally will not be able to be offset by your passive activity losses, and losses allocated to you generally will not be able to be used to offset your passive activity income. You should consult your tax advisor regarding the possible application of the limitations on the deductibility of losses from certain passive activities contained in Section 469 of the Code.
Mutual Fund Holders
     U.S. mutual funds that are treated as RICs for U.S. federal income tax purposes are required, among other things, to meet the annual 90% gross income test and the quarterly 50% and 25% asset value tests under Section 851(b) of the Code to maintain their favorable U.S. federal income tax treatment. The treatment of an investment by a RIC in LLC common shares for purposes of these tests will depend on whether LLC will be treated as a “qualified publicly traded partnership.” If LLC is so treated, then the shares themselves are the relevant asset for purposes of the 50% and 25% asset value tests and the net income from the shares is the relevant gross income for purposes of the 90% gross income test. In addition, the aggregate amount that a RIC can invest in the securities of one or more “qualified publicly traded partnerships” is limited to 25% of the RIC’s total assets. If, however, LLC is not treated as a “qualified publicly traded partnership,” then the relevant assets are the RIC’s allocable share of the underlying assets held by LLC and the relevant gross income is the RIC’s allocable share of the underlying gross income earned by LLC. However, the 25% limitation on a RIC’s ability to invest in the securities of “qualified publicly traded partnerships” would not apply. LLC will qualify as a “qualified publicly traded partnership” if it derives less than 90% of its income from sources that are qualifying income for purposes of the RIC 90% gross income test. We anticipate that LLC will not be treated as a “qualified publicly traded partnership.” However, because such qualification will depend on the nature of our future investments and income, no complete assurance can be provided as to whether we will be treated as a “qualified publicly traded partnership” in any particular year. RICs should consult their tax advisors regarding an investment in LLC common shares.
Tax-Exempt Holders
     We expect that tax-exempt holders of shares will recognize a significant amount of “unrelated business taxable income,” or UBTI, as a result of the indebtedness LLC will incur with respect to its assets and as a result of excess inclusion income allocated to LLC from OT Realty Trust. A holder that is a tax-exempt organization for U.S. federal income tax purposes and, therefore, is generally exempt from U.S. federal income taxation, may nevertheless be subject to “unrelated business income tax” to the extent, if any, that its allocable share of LLC’s income consists of UBTI. A tax-exempt partner in a partnership, or an entity treated as partnership for U.S. federal income tax purposes, that regularly engages in a trade or business that is unrelated to the exempt function of the tax-exempt partner must include in computing its UBTI, its pro rata share, whether or not distributed, of such partnership’s gross income derived from such unrelated trade or business. Moreover, such tax-exempt partner could be treated as earning UBTI to the extent that such entity derives income from “debt-financed property,” or if the partnership interest itself is debt financed. Debt-financed property means property held to produce income with respect to which there is “acquisition indebtedness,” i.e., indebtedness incurred in acquiring or holding property. We expect that LLC will incur “acquisition indebtedness” with respect to certain of its assets.
     To the extent LLC recognizes income in the form of dividends and interest from securities with respect to which there is “acquisition indebtedness” during a taxable year, the percentage of the income that will be treated as UBTI generally will be equal to the amount of the income times a fraction, the numerator of which is the “average acquisition indebtedness” incurred with respect to the securities and the denominator of which is the “average amount of the adjusted basis” of the securities during the period such securities are held by LLC during the taxable year.
     To the extent LLC recognizes gain from disposition of securities with respect to which there is “acquisition indebtedness,” the portion of the gain that will be treated as UBTI will be equal to the amount of the gain times a fraction, the numerator of which is the highest amount of the “acquisition indebtedness” with respect to the securities during the twelve-month period ending with the date of their disposition, and the denominator of which is the “average amount of the adjusted basis” of the securities during the period such securities are held by LLC during the taxable year.
     In addition, LLC owns all of the common shares of OT Realty Trust, a subsidiary that intends to qualify as a REIT and that owns an equity interest in a non-REMIC securitization trust that is a taxable mortgage pool. As a result, OT Realty Trust may recognize excess inclusion income with respect to its assets. Recently issued IRS guidance indicates that OT Realty Trust’s excess inclusion income will be allocated among its stockholders in proportion to dividends paid. Because LLC will be a partnership for U.S. federal income tax purposes, you will be allocated a share of any excess inclusion income that we are allocated from OT Realty Trust. Excess inclusion income represents UBTI in the hands of an otherwise tax-exempt stockholder. See “Material U.S. Federal Income Tax Consequences Relating to Investments in REITs” below. In addition, to the extent a “disqualified organization,” which is generally a tax-exempt organization not subject to tax on its allocable share of UBTI, is the record holder of LLC common shares, LLC will be subject to tax at the highest corporate rate on any excess inclusion income allocable to such disqualified organization. If a disqualified organization holds LLC common shares in “street name” or otherwise through a nominee, the broker-dealer through whom the shares are held or other nominee will be liable for the tax on any excess inclusion income allocable to the disqualified organization. A regulated investment company or other pass-through entity owning LLC common shares will be subject to tax at the highest corporate tax rate on excess inclusion income allocated to its record name owners that are disqualified organizations.
     A charitable remainder trust will not be exempt from U.S. federal income tax under the Code for any year in which it has UBTI. Given that LLC will likely produce significant amounts of UBTI, charitable remainder trusts should not hold LLC common shares.
     Tax-exempt holders are strongly urged to consult their tax advisors regarding the tax consequences of owning LLC common shares.
Investment Interest Limitation
     Individuals and other non-corporate holders of shares will be allowed to deduct their allocable share of LLC’s “investment interest,” (within the meaning of Section 163(d) of the Code and the Treasury Regulations promulgated thereunder), only to the extent of each such holder’s net investment income for the taxable year. A holder’s net investment income generally is the excess, if any, of the holder’s investment income from all sources, (which is gross income from property held for investment), over investment expenses from all sources, (which are deductions allowed that are directly connected with the production of investment income). Investment income excludes net capital gain attributable to the disposition of property held for investment, as well as “qualified dividend income” that is taxable as long-term capital gains, unless the holder elects to pay tax on such gain or income at ordinary income rates.
     To the extent that your allocable share of LLC’s investment interest is not allowed as a deduction because you have insufficient net investment income, you may carry over such disallowed investment interest to subsequent taxable years and such disallowed investment interest will be allowed if and to the extent of your net investment income in subsequent years. If you borrow to finance the purchase of the shares, any interest paid or accrued on the borrowing will be allocated among LLC’s assets for purposes of determining the portion of such interest that is investment interest subject to the foregoing limitations or passive activity interest subject to the passive activity rules under Section 469 of the Code. The portion of such interest allocated to property held for investment, such as bonds or other securities, will be treated as investment interest. You should consult your tax advisors regarding the application to you of the allocation of such interest among the assets of LLC. Since the amount of a holder’s allocable share of LLC’s investment interest that is subject to this limitation will depend on the holder’s aggregate investment interest and net investment income from all sources for any taxable year, the extent, if any, to which LLC’s investment interest will be disallowed under this rule will depend on your particular circumstances each year.
     Limitation on Deduction of Certain Other Expenses

     An individual, estate or trust may deduct so-called “miscellaneous itemized deductions,” which include fees and other expenses of LLC, only to the extent that such deductions, in the aggregate, exceed 2% of the holder’s adjusted gross income. The amount of a holder’s allocable share of such expenses that is subject to this disallowance rule will depend on the holder’s aggregate miscellaneous itemized deductions from all sources and adjusted gross income for any taxable year. Thus, the extent, if any, to which such fees and expenses will be disallowed will depend on your particular circumstances each year. There are also limitations on the deductibility of itemized deductions by individuals whose adjusted gross income exceeds a specified amount, adjusted annually for inflation. In addition, these expenses are not deductible in determining the alternative minimum tax liability of a U.S. holder. You are urged to consult your tax advisor regarding your ability to deduct expenses incurred by LLC.
     Organizational expenses of LLC are not currently deductible, but must be amortized ratably over a period of 15 years. Syndication expenses of LLC, i.e., expenditures made in connection with the marketing and issuance of shares, are neither deductible nor amortizable.
Tax Elections
     Under Section 754 of the Code, LLC is permitted to elect to have the basis of its assets adjusted in the event of a distribution of property to a holder or in the event of a transfer of an interest in LLC by sale or exchange or as a result of the death of a holder. Pursuant to the terms of the LLC agreement, LLC, in its sole discretion, is authorized to, and currently intends to, make such election. Such an election, if made, can be revoked only with the consent of the IRS. LLC will also be required to reduce the tax basis in its assets in connection with certain redemptions and dispositions of shares.
     The calculations under Section 754 of the Code are complex, and there is little legal authority concerning the mechanics of the calculations in the context of publicly traded partnerships. To help reduce the complexity of those calculations and the resulting administrative costs to LLC, LLC will apply certain conventions in determining and allocating basis adjustments. It is possible that the IRS will successfully assert that the conventions that LLC intends to use do not satisfy the technical requirements of the Code or the Treasury Regulations and, thus, will require different basis adjustments to be made. Such different basis adjustments could adversely affect the manner in which income, gain, loss, deduction and credit of LLC is allocated to certain holders of LLC common shares.
Nature of LLC’s Business Activities
     LLC intends to invest, directly or indirectly, in a variety of assets, including, but not limited to:

•	MBS and other mortgage-related assets;

•	common shares of OT Realty Trust;

•	the stock of one or more corporate subsidiaries; and

•	hedging instruments related to its mortgage assets.
Such investments have different tax consequences, which may vary depending on their particular terms and your particular circumstances. Certain of LLC’s intended business activities are subject to special and complex U.S. federal income tax provisions that may, among other things:
•	disallow, suspend or otherwise limit the allowance of certain losses or deductions;

•	convert lower taxed long-term capital gain or “qualified dividend income” into higher taxed short-term capital gain or ordinary income;

•	convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited);

•	cause LLC, and thus you, to recognize income or gain without, or in advance of, the corresponding receipt of cash;

•	adversely affect the timing as to when a purchase or sale of stock or securities is deemed to occur; and

•	adversely alter the tax characterization of certain complex financial transactions.
     The discussion below describes the U.S. federal income tax considerations that may be relevant to some, but not to all, of our investments and contemplated investments, including the qualification of such income for purposes of the qualifying income exception. Accordingly, you are urged to consult your tax advisors with regard to the U.S. federal income tax consequences to you of our business activities.
Interest Income
     Interest income derived by LLC will generally be qualifying income for purposes of the qualifying income exception for publicly traded partnerships provided the income is not derived from “the conduct of a financial or insurance business” and is not based, directly or indirectly, on the profits of any person. Although there is no direct authority defining what constitutes “the conduct of a financial or insurance business,” we believe that LLC’s proposed investment activities will not constitute “the conduct of a financial or insurance business” for purposes of the qualifying income exception. To ensure that our activities are not so treated, LLC intends not to originate loans, either directly or indirectly through its affiliates. Despite such measures, there can be no assurance that the IRS will not successfully contend that all or a portion of LLC’s interest income is related to the “conduct of a financial or insurance business,” in which case such interest income would not be treated as qualifying income for the qualifying income exception and LLC could fail to qualify for that exception. LLC intends to conduct its operations so that all, or substantially all, of its interest income is qualifying income for purposes of the qualifying income exception.
Qualified Dividends and Certain Capital Gains
     Dividends and capital gains earned by LLC will generally be qualifying income for purposes of the qualifying income exception. Tax legislation enacted in 2003 and 2006 reduced the U.S. federal income tax rates on capital gains received by taxpayers taxed at individual rates and “qualified dividend income” received by taxpayers taxed at individual rates from certain domestic and foreign corporations. Subject to the discussion under “—Disposition of Shares,” the reduced rates applicable to capital gains generally will also apply to capital gains recognized by holders of shares who sell the shares that they have held for more than one year. The reduced rates, which do not apply to short-term capital gains, generally apply to long-term capital gains from sales or exchanges recognized prior to December 31, 2010.
     For a more detailed discussion of the tax considerations related to the dividends and capital gains attributable to OT Realty Trust common stock, see “Material U.S. Federal Income Tax Considerations Relating to LLC’s Investment in OT Realty Trust.”
Taxation of Domestic Corporate Subsidiaries
     After the conversion, LLC may form one or more domestic corporate subsidiaries to make, from time to time, certain investments that could generate income that would not be qualifying income if earned directly by LLC. Any such domestic corporate subsidiaries will be subject to U.S. federal, state, and local corporate income tax on their income. To the extent that any such domestic corporate subsidiaries pay any taxes, they will have less cash available for distribution to LLC, which would reduce the amount of cash available for distribution to holders of shares.
Reporting of Income from Foreign Corporate Subsidiaries
     Following the conversion, LLC will own all of the ordinary and preferred shares in Charles Fort, a foreign CDO issuer. Charles Fort will be treated as a corporation for U.S. federal income tax purposes. In the future, LLC may conduct additional CDO securitizations through foreign CDO issuers that are treated as corporations for U.S. federal income tax purposes. In addition, LLC may form one or more foreign corporate subsidiaries that are not CDO issuers to make, from time to time, certain investments that could generate income that would not be qualifying income if earned by LLC directly. LLC expects that most of its foreign subsidiaries that are taxed as corporations for U.S. federal income tax purposes will be treated as controlled foreign corporations, or CFCs. LLC may own less than all of the equity interests in certain foreign corporations, and such entities may be treated as passive foreign investment companies, or PFICs rather than CFCs. The rules applicable to an investment in non-U.S. entities are complex, and, by necessity, the discussion below is only a summary. Thus, you are urged to consult your tax advisors in this regard.
     CFCs. A non-U.S. entity will be treated as a CFC if it is treated as a non-U.S. corporation for U.S. federal income tax purposes and if more than 50% of (i) the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote or (ii) the total value of the stock of the non-U.S. entity, is owned within the meaning of Section 958(a) of the Code or is treated as owned by reason of applying the attribution rules of ownership of Section 958(b) of the Code, by U.S. Shareholders (as defined below) on any day during the taxable year of such non-U.S. entity.
     For purposes of this discussion, a “U.S. Shareholder” with respect to a non-U.S. entity means a U.S. person (within the meaning of Section 957(c) of the Code) that owns (within the meaning of Section 958(a) of the Code) or is treated as owning (by reason of applying the attribution rules of ownership of Section 958(b) of the Code) 10% or more of the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote (whether actually or in substance). Because LLC will own all of the ordinary and preferred shares of Charles Fort, Charles Fort will be treated as a CFC, and LLC will be a U.S. Shareholder of such CFC for U.S. federal income tax purposes.
     If a non-U.S. entity owned by LLC directly or indirectly is treated as a CFC for an uninterrupted period of 30 days or more during the tax year, and if LLC is a U.S. Shareholder with respect to such non-U.S. entity and is treated as owning (within the meaning of Section 958(a) of the Code) shares in such non-U.S. entity on the last day of the non-U.S. entity’s tax year, each holder, of LLC common shares generally will be required to include in income its allocable share of LLC’s “Subpart F Inclusions,” regardless of whether LLC receives any cash distributions with respect to its ownership interest in such non-U.S. entity or makes any distributions to the holders of LLC common shares. “Subpart F Inclusions” are LLC’s pro rata share of such non-U.S. entity’s income from dividends, interest, net gains from the sale or other disposition of stocks or securities (determined in accordance with the Code and Treasury Regulations) and certain other income as described under Section 951 of the Code and the Treasury Regulations promulgated thereunder. The aggregate Subpart F Inclusions in any taxable year for a non-U.S. entity treated as a CFC are limited to such entity’s current earnings and profits. Subpart F Inclusions are treated as ordinary income, whether or not such inclusions are attributable to net capital gains. Thus, you may be required to report as ordinary income your allocable share of LLC’s Subpart F Inclusions without receiving corresponding cash distributions and may not benefit from capital gain treatment with respect to the portion of LLC’s earnings, if any, attributable to net capital gains of the CFC. The tax basis of LLC in the shares of such non-U.S. entity, and your tax basis in your LLC common shares, will be increased to reflect Subpart F Inclusions. Subpart F Inclusions will be treated as income from sources within the United States, for certain foreign tax credit purposes, to the extent derived by the CFC from U.S. sources. Subpart F Inclusions will not be eligible for the favorable tax rate applicable to “qualified dividend income” for individual U.S. holders of LLC common shares. Amounts included as Subpart F Inclusions with respect to direct and indirect investments generally will not be taxed again when actually distributed to the U.S. Shareholder. Moreover, any gain allocated to you from a disposition of stock in a CFC by LLC would be treated as ordinary income to the extent of LLC’s allocable share of the current and/or accumulated earnings and profits of the CFC. In this regard, earnings and profits would not include any amounts previously taxed pursuant to the CFC rules. Net losses, if any, of a non-U.S. entity owned by LLC that is treated as a CFC will not, however, pass-through to LLC or the holders of LLC common shares.
     If a foreign corporate subsidiary, including a foreign CDO issuer held by LLC and taxed as a corporation for U.S. federal income tax purposes, is classified as a CFC, and a holder is required to include amounts in income with respect to such foreign corporate subsidiary pursuant to this subheading, then the consequences described under this subheading “CFCs”, and not the consequences described under the subheading “PFICs” below, generally will apply to the holder. If LLC’s ownership percentage in a foreign corporate subsidiary, including a foreign CDO issuer taxed as a corporation for U.S. federal income tax purposes, changes such that LLC is no longer a U.S. Shareholder with respect to such entity, then LLC and you may be subject to both the PFIC and the CFC rules. The interaction of these rules is complex, and we urge you to consult your tax advisors in this regard.
     PFICs. In the event that LLC is not a “U.S. Shareholder” with respect to one or more non-U.S. entities that are treated as corporations for U.S. federal income tax purposes or such entities do not qualify as CFCs, then those entities likely will be treated as PFICs. A non-U.S. entity will be treated as a PFIC for U.S. federal income tax purposes if (i) such entity is treated as a non-U.S. corporation for U.S. federal income tax purposes and (ii) either 75% or more of the gross income of such entity for the taxable year is “passive income” (as defined in Section 1297 of the Code and the Treasury Regulations promulgated thereunder), or the average percentage of assets held by such entity during the taxable year which produce passive income or which are held for the production of passive income is at least 50%. A U.S. person will be subject to the PFIC rules for an investment in a PFIC without regards to its percentage ownership.

     LLC currently intends to make an election with respect to each non-U.S. entity treated as a corporation for U.S. federal income tax purposes that is not a CFC but would otherwise qualify as a PFIC to treat each entity as a “qualified electing fund”, or a QEF election, in the first year it holds an ownership interest in such entity. A QEF election is effective for the taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the IRS.
     As a result of a QEF election, you will be required to include in your gross income each year your allocable share of LLC’s pro rata share of such non-U.S. corporation’s ordinary earnings and net capital gains, at ordinary income and long-term capital gain rates, respectively, such inclusions in gross income, “QEF Inclusions”, for each year in which the non-U.S. corporation owned directly or indirectly by LLC is a PFIC, regardless of whether LLC receives cash distributions in respect of its income or you receive distributions from LLC. Thus, you may be required to report taxable income as a result of QEF Inclusions without receiving corresponding cash distributions. You may, however, elect to defer, until the occurrence of certain events, payment of the U.S. federal income tax attributable to QEF Inclusions for which no current distributions are received, but you will be required to pay interest on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. Net losses, if any, of a non-U.S. corporation owned by LLC that is treated as a PFIC will not, however, pass through to LLC or holders of LLC common shares and may not be carried back or forward in computing such PFIC’s ordinary earnings and net capital gain in other taxable years. Consequently, you may, over time, be taxed on amounts that, as an economic matter, exceed the net profits of LLC. LLC’s tax basis in the shares of such non-U.S. corporations, and of a holder of LLC common shares, will be increased to reflect QEF Inclusions. No portion of a QEF Inclusion attributable to ordinary income will be eligible for the favorable tax rate applicable to “qualified dividend income” for individual U.S. persons. Amounts included as QEF Inclusions with respect to direct and indirect investments generally will not be taxed again when actually distributed to the U.S. person.
     If LLC does not make a QEF election with respect to a foreign corporate subsidiary treated as a PFIC and such entity is not treated as a CFC, the Code will treat all gain on a disposition by LLC of shares of such entity, gain on the disposition of the shares by a holder thereof at a time when LLC owns shares of such entity, as well as certain other defined “excess distributions,” as if the gain or excess distribution were ordinary income earned ratably over the shorter of the period during which the investor held its LLC common shares or the period during which LLC held its shares in such entity. For gain and excess distributions allocated to prior years, (i) the tax rate will be the highest in effect for that taxable year and (ii) the tax will be payable generally without regard to offsets from deductions, losses and expenses. You will also be subject to an interest charge for any deferred tax. No portion of this ordinary income will be eligible for the favorable tax rate applicable to “qualified dividend income” for taxpayers taxed at individual rates.

Taxation of Foreign Corporate Subsidiaries
     As described above, following the merger, LLC will own all of the ordinary and preferred shares of Charles Fort that will be treated as a corporation for U.S. federal income tax purposes. In addition, LLC may form one or more other foreign corporate subsidiaries in the future. The Code and the Treasury Regulations promulgated thereunder provide a specific exemption from U.S. federal income tax to non-U.S. corporations that restrict their activities in the United States to trading in stock and securities, or any activity closely related thereto, for their own account whether such trading, or such other activity, is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. Notwithstanding these rules, any gain recognized by a foreign corporation with respect to U.S. real property is subject to U.S. tax as if the foreign corporation were a U.S. taxpayer. It is not anticipated that any of our foreign corporate subsidiaries will hold U.S. real property other than by foreclosure. Nevertheless, gain (if any) realized on foreclosed U.S. real property would be subject to U.S. tax.
     It is currently expected that LLC’s foreign corporate subsidiaries that are treated as corporations for U.S. federal income tax purposes generally will either rely on the exemption described above or otherwise operate in a manner so that they will not be subject to U.S. federal income tax on their net income at the entity level. There can be no assurance, however, that LLC’s foreign corporate subsidiaries will be able to satisfy the requirements for such exemption and, therefore, will not be subject to U.S. federal income tax on their income on a net basis. In addition, such foreign corporate subsidiaries may receive income that may be subject to withholding taxes imposed by the United States or other countries. To the extent that such entities are subject to U.S. federal income taxes on their income on a net basis or to withholding taxes, LLC’s return on its investment in such entities will be correspondingly reduced.
Hedging Income
     From time to time, LLC will enter into hedging transactions with respect to its assets and liabilities. Its hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. We expect that LLC’s hedging transactions will generally be treated as “notional principal contracts” for U.S. federal income tax purposes. For purposes of the qualifying income exception, income from notional principal contracts, other than for partnerships in the business of entering into notional principal contracts, is treated as qualifying income, provided the property, income, or cash flow that measures the amounts to which the partnership is entitled under the contract would give rise to qualifying income if held or received directly by the partnership. It is expected that, in general, payments under LLC’s hedging instruments will be measured by reference to an interest rate or interest rate index, with a cash flow that would be treated as interest income if received directly. As stated above, interest, other than interest derived from the “conduct of a financial or insurance business” or interest that is based, directly or indirectly, on the profits of any person, is qualifying income for purposes of the qualifying income exception. Accordingly, LLC expects that the income and gain from such hedging transactions will be qualifying income for purposes of the qualifying income exception. However, the rules regarding notional principal contracts are complex, and there can be no assurance that the IRS will not successfully challenge LLC’s characterization of a hedging transaction as a notional principal contract. In addition, LLC may enter into hedging transactions that do not produce qualifying income for the qualifying income exception. LLC intends to use its best efforts to structure any hedging transactions in a manner that does not jeopardize its satisfaction of the qualifying income exception.
Non-U.S. Currency Gains or Losses
     If LLC makes an investment denominated in a currency other than the U.S. dollar, then LLC may recognize gain or loss attributable to fluctuations in such currency relative to the U.S. dollar. LLC may also recognize gain or loss on such fluctuations occurring between the time it obtains and disposes of non-U.S. currency, between the time it accrues and collects income denominated in a non-U.S. currency, or between the time it accrues and pays liabilities denominated in a non-U.S. currency. Such gains or losses generally will be treated as ordinary income or loss, and such gain generally will be treated as qualifying income under the qualifying income exception.
Non-Cash Income from LLC’s Investments
     As discussed below, it is likely that LLC will make investments that will cause it and thus you to recognize income or gain without a corresponding receipt of cash. This so-called “non-cash” or “phantom income” could arise for a variety of reasons, including:
•	LLC will recognize taxable income in advance of the related cash flow if any debt security is deemed to have original issue discount. The accrued original issue discount will be treated as interest income by LLC and an applicable portion will be passed through to you, even though LLC will generally not receive payments corresponding to this income until the maturity of or the disposition of the debt security.

•	LLC may recognize taxable market discount income when it receives the proceeds from the disposition of, or principal payments on, debt securities that have a stated redemption price at maturity that is greater than its tax basis in those debt securities, even though such proceeds will be used to make non-deductible principal payments on related borrowings. In addition, in order to avoid deferral of interest expense for U.S. federal income tax purposes and to minimize book-tax differences, LLC may make an election to accrue and recognize market discount income on a current basis for U.S. federal income tax purposes, which potentially could result in the recognition of “phantom” ordinary income followed by corresponding capital losses on disposition of a debt security. This character mismatch could cause a U.S. holder to incur a tax liability in excess of its allocable share of the economic gain or income associated with such debt security. The amount of market discount with respect to our assets likely will increase as a result of the merger due to an expected aggregate decrease in the tax basis of our assets.
     You will be required to take such “non-cash” or “phantom income” income into account in determining your taxable income, regardless of whether you receive a cash distribution from LLC. Accordingly, you may not receive cash distributions equal to your tax liability attributable to your share of LLC’s taxable income.
“Anti-Stapling” Rules
     If LLC or any of its majority-owned subsidiaries, including OT Realty Trust, were subject to the “anti-stapling” rules of Section 269B of the Code, LLC, OT Realty Trust or LLC’s non-U.S. subsidiaries could incur a significant tax liability as a result of LLC owning (i) more than 50% of the value of both a domestic corporate subsidiary and a foreign corporate subsidiary or (ii) more than 50% of both a REIT and another subsidiary or as a result of LLC being considered stapled to OT Realty Trust. When a foreign corporate subsidiary and a domestic corporate subsidiary are treated as “stapled entities,” the foreign corporate subsidiary is treated as a domestic corporation, and therefore, subject to U.S. federal corporate income tax. When a REIT and another entity are treated as “stapled entities,” the REIT and such other entity are treated as one entity for purposes of the tax requirements applicable to REITs, which could result in the REIT failing to qualify as a REIT for U.S. federal income tax purposes.
     If the “anti-stapling” rules applied to LLC following the merger, Charles Fort and/or any other foreign corporation in which LLC has a greater than 50% interest could be treated as a domestic corporation, which would cause it to be subject to U.S. federal corporate income taxation. In addition, OT Realty Trust and LLC, or any other entity in which LLC has a greater than 50% interest could be treated as a single entity for purposes of the REIT qualification requirements, which could, depending on the assets held by and the level of operational activities of LLC or such entities, result in OT Realty Trust failing to qualify as a REIT and being subject to U.S. federal income taxation. LLC will own and manage a substantial portion of its investments directly or through entities that are treated as partnerships or disregarded entities for U.S. federal income tax purposes. In addition, LLC’s subsidiaries will represent investment vehicles rather than a means of avoiding the REIT requirements of the Code. Accordingly, LLC does not believe that the “anti-stapling” rules will apply to it. However, there can be no assurance that the IRS would not successfully assert a contrary position.

Non-U.S. Taxes
     Certain dividend, interest and other income received by LLC from sources outside of the United States may be subject to withholding taxes imposed by other countries. LLC may also be subject to capital gains taxes in certain other countries where it purchases and sells stocks and securities. Tax treaties between the United States and other countries may affect, reduce or eliminate such taxes. You will be required to include such taxes in your income and generally will be entitled to claim either a credit (subject, however, to various limitations on foreign tax credits) or a deduction (subject to the limitations generally applicable to deductions) for your share of such non-U.S. taxes in computing your U.S. federal income taxes.
Alternative Minimum Tax
     In certain circumstances, individuals, corporations and other taxpayers may be subject to an alternative minimum tax in addition to regular tax. Your potential alternative minimum tax liability may be affected by reason of an investment in the shares. The extent, if any, to which the alternative minimum tax applies will depend on your particular circumstances for each taxable year.
Technical Terminations of LLC
     Subject to the electing large partnership rules described below, LLC will be considered to have been terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in its capital and profits within a 12-month period. The termination of LLC would result in the closing of its taxable year for all holders of shares. In the case of a holder reporting on a taxable year other than a fiscal year ending on LLC’s year end, which is expected to be the calendar year, the closing of LLC’s taxable year may result in more than 12 months of its taxable income or loss being includable in the holder’s taxable income for the year of termination. LLC would be required to make new tax elections after a termination, including a new tax election under Section 754 of the Code. A termination could also result in penalties, if LLC were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject LLC to, any tax legislation enacted before the termination.
Information Returns
     We have agreed to use reasonable efforts to furnish to you tax information, including IRS Schedule K-1, as promptly as possible, which describes your allocable share of LLC’s income, gain, loss, deduction and credit for its preceding taxable year. In preparing this information, LLC will use various accounting and reporting conventions to determine your allocable share of income, gain, loss and deduction, including the monthly convention described above under “—Allocation of Profits and Losses”. Delivery of this information will be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from an investment in which LLC holds an interest. It is therefore possible that, in any taxable year, you will need to apply for extensions of time to file your tax returns. The IRS may successfully contend that certain of these reporting conventions are impermissible, which could result in an adjustment to your income or loss. If you are not a U.S. person there can be no assurance that this information will meet your jurisdiction’s tax compliance requirements.
     It is possible that LLC may engage in transactions that subject LLC and, potentially, the holders of LLC common shares to other information reporting requirements with respect to an investment in LLC. You may be subject to substantial penalties if you fail to comply with such information reporting requirements. You should consult with your tax advisors regarding such information reporting requirements.
Nominee Reporting
     Persons who hold our shares as nominees for another person are required to furnish to us (i) the name, address and taxpayer identification number of the beneficial owner and the nominee; (ii) whether the beneficial owner is (1) a person that is not a U.S. person, (2) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (3) a tax-exempt entity; (iii) the amount and description of shares held, acquired or transferred for the beneficial owner and (iv) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition costs for purchases, as well as the amount of net proceeds from sales.
     Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on shares they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the shares with the information furnished to us.
Taxable Year
     A partnership is required to have a tax year that is the same tax year as any partner, or group of partners, that owns a majority interest (more than 50%) in the partnership. A partnership also is required to change its tax year every time a group of partners with a different tax year end acquires a majority interest, unless the partnership has been forced to change its tax year during the preceding two-year period. In the event the majority interest of LLC changes to a group of holders with a different tax year and LLC has not been forced to change its tax year during the preceding two-year period, it would be required to change its tax year to the tax year of that group of holders. We may request permission from the IRS to adopt a tax year end of December 31.
Elective Procedures for Large Partnerships
     The Code allows large partnerships to elect streamlined procedures for income tax reporting. If this election were made, LLC would calculate, with certain adjustments, taxable income at the limited liability company level and would report that taxable income to holders of shares on IRS Schedules K-1. Such an election would reduce the number of items that must be separately stated on IRS Schedules K-1 that are issued to the holders of the shares, and these IRS Schedules K-1 would have to be provided on or before March 15 following the close of each taxable year. In addition, this election would prevent LLC from suffering a “technical termination” (which would close its taxable year) if, within a 12-month period, there is a sale or exchange of 50% or more of its total interests. If an election is made, IRS audit adjustments will flow through to the holders of the shares for the year in which the adjustments take effect, rather than the holders of the shares in the year to which the adjustment relates. In addition, LLC, rather than the holders of the shares individually, generally will be liable for any interest and penalties that result from an audit adjustment. However, in calculating the taxable income of LLC, the electing large partnership rules would disallow 70% of LLC’s miscellaneous itemized deductions. Furthermore, LLC would be treated as a “disqualified organization” for purposes of the tax on excess inclusion income. As a result, LLC would be subject to tax at the highest corporate rate on any excess inclusion income, including the excess inclusion income allocated to LLC from OT Realty Trust. See “—Material U.S. Federal Income Tax Considerations Relating to LLC’s Investment in OT Realty Trust—Taxation of a REIT.” LLC will review the large partnership procedures with our legal counsel and certified public accountants to determine whether it appears advantageous to elect to be subject to the large partnership procedures.
Treatment of Amounts Withheld
     If LLC is required to withhold any U.S. tax on distributions made to any holder of shares, it will pay such withheld amount to the IRS. That payment, if made, will be treated as a distribution of cash to the holder of the shares with respect to whom the payment was made and will reduce the amount of cash to which such holder would otherwise be entitled.
Tax Audits
     Adjustments in tax liability with respect to LLC items generally will be made at the LLC level in a partnership proceeding rather than in separate proceedings with each holder. LLC’s “tax matters partner,” who will be appointed by LLC’s board of directors, will represent LLC during any audit and in any dispute with the IRS. LLC’s board of directors will have the authority to replace the tax matters partner. Each holder will be informed of the commencement of an audit of LLC. In general, the tax matters partner may enter into a settlement agreement with the IRS on behalf of, and that is binding upon, the holders of shares.
Non-U.S. Holders
     A non-U.S. holder will generally be subject to U.S. federal withholding taxes at the rate of 30% (or such lower rate provided by an applicable tax treaty) on its share of LLC’s gross income from dividends, interest, other than interest that constitutes “portfolio interest” within the meaning of the Code, and certain other income that is not treated as effectively connected with a U.S. trade or business. Although the matter is not entirely clear, income from hedging transactions may also be subject to U.S. federal withholding taxes. We expect that most of the interest income of LLC will constitute “portfolio interest” that is not subject to the 30% withholding tax. We also expect LLC will earn significant dividend income that will be subject to the 30% withholding tax. In certain circumstances, the amount of any withholding tax could exceed the amount of cash that would have otherwise been distributed to a holder.
     Non-U.S. holders treated as engaged in a U.S. trade or business are generally subject to U.S. federal income tax at the graduated rates applicable to U.S. holders on their net income which is considered to be effectively connected with such U.S. trade or business. Non-U.S. holders that are corporations may also be subject to a 30% branch profits tax on such effectively connected income. The 30% rate applicable to branch profits may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the non-U.S. person resides or is organized.
     While it is expected that LLC’s method of operation will not result in LLC generating income treated as effectively connected with the conduct of a U.S. trade or business with respect to non-U.S. holders, there can be no assurance that LLC will not inadvertently generate effectively connected income or that the IRS will not successfully assert that some portion of LLC’s income is properly treated as effectively connected income with respect to such non-U.S. holders. If a holder who is a non-U.S. person were treated as being engaged in a U.S. trade or business in any year because an investment of LLC in such year constituted a U.S. trade or business, such holder generally would be required to file a U.S. federal income tax return for such year reporting its allocable share, if any, of LLC’s income or loss effectively connected with such trade or business and pay U.S. federal income tax at regular U.S. tax rates on any such income. Moreover, a holder who is a corporate non-U.S. holder might be subject to a U.S. branch profits tax on its allocable share of LLC’s effectively connected income. In addition, distributions to a non-U.S. holder would be subject to withholding at the highest applicable tax rate to the extent of the non-U.S. holder’s allocable share of LLC’s effectively connected income. Any amount so withheld would be creditable against such non-U.S. holder’s U.S. federal income tax liability, and such non-U.S. holder could claim a refund to the extent that the amount withheld exceeded such non-U.S. person’s

U.S. federal income tax liability for the taxable year. Finally, if LLC is engaged in a U.S. trade or business, a portion of any gain recognized by an investor who is a non-U.S. holder on the sale or exchange of its shares may be treated for U.S. federal income tax purposes as effectively connected income, and hence such non-U.S. holder may be subject to U.S. federal income tax on the sale or exchange.
     In general, different rules from those described above apply in the case of non-U.S. holders subject to special treatment under U.S. federal income tax law, including a non-U.S. holder (i) who has an office or fixed place of business in the United States or is otherwise carrying on a U.S. trade or business; (ii) who is an individual present in the United States for 183 or more days or has a “tax home” in the United States for U.S. federal income tax purposes; or (iii) who is a former citizen or resident of the United States.
     If you are a non-U.S. holder, you are urged to consult your tax advisors with regard to the U.S. federal income tax consequences to you of owning and disposing of the LLC common shares, as well as the effects of state, local and non-U.S. tax laws.
Tax Shelter Regulations
     In certain circumstances, a holder who disposes of an interest in a transaction resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction (a “reportable transaction”) in accordance with recently issued regulations governing tax shelters and other potentially tax-motivated transactions, or the “tax shelter regulations.” In addition, an investment in LLC may be considered a “reportable transaction” if, for example, LLC recognizes certain significant losses in the future. You should consult your tax advisors concerning any possible disclosure obligation under the tax shelter regulations with respect to the disposition of your shares or your allocable share of certain losses incurred by LLC.
Certain State, Local and Non-U.S. Tax Matters
     Holders of LLC common shares, as well as LLC itself, and various vehicles in which it invests, may be subject to various state, local and non-U.S. taxes and tax filing requirements. You are urged to consult your tax advisors with respect to the state, local and non-U.S. tax consequences of owning and disposing of your shares, including potential state tax filing requirements.
Backup Withholding
     LLC will be required in certain circumstances to backup withhold on certain payments paid to noncorporate holders of the shares who do not furnish us with their correct taxpayer identification number, in the case of individuals, their social security number, and certain certifications, or who are otherwise subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments made to you may be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.
Potential New Legislation or Administrative or Judicial Action
     The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, frequently resulting in unfavorable precedent or authority on issues for which there was precedent or authority or on issues for which there was previously no clear precedent or authority as well as revised interpretation of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. No assurance can be given as to whether, or in what form, any proposals affecting LLC or LLC common shares will be enacted. The IRS pays close attention to the proper application of tax laws to partnerships. The present U.S. federal income tax treatment of an investment in LLC common shares may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect assets LLC already own. For example, changes to the U.S. federal income tax laws and interpretations thereof could make it more difficult or impossible to meet the qualifying income exception for us to be treated as a publicly traded partnership that is not taxable as a corporation for U.S. federal income tax purposes.
     As an example, legislation was introduced in the U.S. Congress in 2007 that would tax publicly traded partnerships that directly or indirectly derive certain types of income as corporations. Under the proposed legislation, the exception from corporate treatment for a publicly traded partnership would not apply to any partnership that, directly or indirectly, has any item of income or gain the rights to which are derived from services provided by any person as an investment adviser, as defined in the Investment Advisers Act of 1940, or as a person associated with an investment adviser, as defined in that Act. The exception from corporate treatment also would not apply to a partnership that, directly or indirectly, has any item of income or gain the rights to which are derived from asset management services provided by an investment adviser, a person associated with an investment adviser, or any person related to either, in connection with the management of assets with respect to which investment adviser services were provided. Under the proposed legislation, the determination as to whether services are provided as an investment adviser is made without regard to whether the person is required to register as an investment adviser under the 1940 Act.
     If the proposed legislation or similar legislation were to become law, it is possible that LLC could become taxable as a corporation for U.S. federal income tax purposes. Accordingly, LLC and its shareholders could be adversely affected by any such change in, or any new, tax law, regulation or interpretation.

Material U.S. Federal Income Tax Considerations Relating to LLC’s Investment in OT Realty Trust
General
     After the conversion, LLC will own all of the common stock of OT Realty Trust. In addition, LLC may own shares of other REITs in the future. In light of those investments and the complexity of the REIT rules, certain aspects of such rules are discussed below.
REIT Qualification of OT Realty Trust After the Conversion
     Subject to our qualifying as REIT for our taxable year ended December 31, 2007, Hunton & Williams LLP is expected to deliver an opinion to LLC to the effect that commencing with its taxable year ended December 31, 2007, OT Realty Trust has been organized and operated in conformity with the requirement for qualification and taxation as a REIT under the Code and its proposed method of organization and operation will enable it to continue to so qualify. This opinion will not be binding on the IRS or the courts. The opinion of Hunton & Williams LLP will rely on customary representations made by LLC about factual matters relating to the organization and operation of OT Realty Trust. In addition, Hunton & Williams LLP’s opinion will be based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change, possibly with retroactive effect. Moreover, OT Realty Trust’s qualification and taxation as a REIT depends upon its ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws and upon our qualifying as a REIT for our taxable year ended December 31, 2007. See “—Taxation of a REIT” below. Hunton & Williams LLP will not review OT Realty Trust’s compliance with those tests on a continuing basis. Accordingly, no assurance can be given that OT Realty Trust’s actual results of operations for any particular taxable year will satisfy such requirements.
QRS Qualification of Luminent Mortgage Trust 2005-1
     OT Realty Trust owns securities issued by Luminent Mortgage Trust 2005-1 and the owner trust certificate in Luminent Mortgage Trust 2005-1, which is a QRS. A QRS is a corporation that is wholly owned by a REIT. A QRS is not treated as a separate corporation, and all assets, liabilities, and items of income, deduction and credit of the QRS are treated as assets, liabilities, and such items of its parent REIT. If OT Realty Trust failed to qualify as a REIT, including as a result of our failure to qualify as a REIT for our 2007 taxable year, however, Luminent Mortgage Trust 2005-1 would no longer be a QRS, would be subject to tax as a regular domestic corporation and would be ineligible to file a consolidated return with OT Realty Trust. In such event, the amount of cash available for distribution from Luminent Mortgage Trust 2005-1, and therefore from OT Realty Trust, could be reduced materially.

     As mentioned above, subject to our qualifying as a REIT for our taxable year ended December 31, 2007, Hunton & Williams LLP is expected to deliver an opinion to LLC to the effect that commencing with its taxable year ended December 31, 2007, OT Realty Trust has been organized and operated in conformity with the requirement for qualification and taxation as a REIT under the Code and its proposed method of organization and operation will enable it to continue to so qualify. This opinion will not be binding on the IRS or the courts.
Taxation of a REIT
     Under the Code, a REIT itself is generally not subject to tax to the extent that it currently distributes its income to its stockholders. To qualify as a REIT, an entity is required to meet a number of technical U.S. federal income tax requirements, including various tests regarding the sources of its income, the nature and diversification of its assets, the amounts it distributes to its stockholders and the ownership of its shares. In summary form, these technical requirements include the following:
•	a REIT must have at least 100 stockholders (the “100 stockholder rule”);

•	no more than 50% in value of the REIT’s outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined to include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts certain entities), during the last half of any calendar year (the “5/50 test”);

•	a REIT generally must distribute 90% of its net taxable income each year (excluding net capital gains) to its stockholders (the “90% distribution requirement”);

•	75% of a REIT’s gross income must be from rents from real property, interest on mortgages and certain real estate related income (the “75% gross income test”), and 95% of the REIT’s gross income must be derived from those sources together with certain types of passive investment income, including interest and dividends (the “95% gross income test”);

•	at least 75% of the value of a REIT’s total assets at the end of each calendar quarter must be represented by real estate assets, which generally includes interest in real property, stock or other entities that qualify as REITs, interest in mortgage loans secured by real property, investments in stock or debt instruments during the one-year period following the receipt of new capital and regular and residual interests in a REMIC, cash and cash items and government securities;

•	the amount of securities of a single issuer, other than a taxable REIT subsidiary, that a REIT holds at the end of each calendar quarter generally must not exceed either 5% of the value of its gross assets or 10% of the vote or value of such issuer’s outstanding securities;

•	a REIT is subject to limits on its ability to receive rent or interest that is dependent upon income or profits;

•	a REIT generally cannot directly receive any substantial income from managing properties or performing other services; and

•	a REIT is subject to a 100% prohibited transaction tax on the sale of inventory or property held for sale to customers in the ordinary course of business.
     In order to preserve the REIT qualification of OT Realty Trust, the LLC agreement generally prohibits any person from directly or indirectly owning more than 9.8% in value or in number of the shares, whichever is more restrictive. This restriction will apply only during such time as OT Realty Trust intends to qualify as a REIT for U.S. federal income tax purposes.
     A portion of a REIT’s income from a residual interest in a REMIC or a taxable mortgage pool arrangement may be treated as “excess inclusion income.” OT Realty Trust currently holds a residual interest in a non-REMIC securitization trust that is a taxable mortgage pool. Recently issued IRS guidance indicates that excess inclusion income will be allocated among a REIT’s stockholders in proportion to its dividends paid. Because we will be a partnership for U.S. federal income tax purposes, you will be allocated a share of any excess inclusion income that we are allocated from OT Realty Trust. A stockholder’s share of excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to U.S. stockholders, (ii) would be subject to tax as UBTI in the hands of most tax-exempt stockholders and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate of 30%, without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. If at any time a “disqualified organization,” as defined in Section 860E(c)(5) of the Code, is a record holder of LLC common shares, LLC would be subject to tax at the highest corporate tax rate on any excess inclusion income allocable to such disqualified organization.
     OT Realty Trust and any other REIT in which we invest will generally not be subject to U.S. federal income tax on the portion of its ordinary income and capital gain it distributes currently to its stockholders. The REIT would be subject to tax at corporate rates on any net ordinary income or capital gain not so distributed. The REIT would also be subject to a tax equal to 100% of net income from any prohibited transaction and to alternative minimum tax liability, which could arise if it has significant items of tax preference. A “prohibited transaction” is a sale of inventory or property held for sale to customers in the ordinary course of business. We generally do not anticipate that any REIT in which we invest, including OT Realty Trust, will generate significant amounts of income from prohibited transactions.
     If OT Realty Trust failed to qualify as a REIT and was not able to cure such failure under the applicable provisions of the Code, it would be subject to U.S. federal income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates, and it would not be permitted to deduct distributions to its stockholders. In addition, to the extent of current and accumulated earnings and profits, all distributions would be taxable as dividend income and, subject to certain limitations under the Code, corporate distributees could be eligible for the dividends-received deduction and individual U.S. holders could be eligible for the reduced U.S. federal income tax rate on corporate dividends. Unless entitled to relief under specific statutory provisions, OT Realty Trust would also be disqualified from taxation as a REIT for the four taxable years following the year in which it lost its qualification. It is not possible to state whether in all circumstances OT Realty Trust would be entitled to this statutory relief.
Taxation of Holders of REIT Shares
     After the conversion, you will be allocated a portion of the income that LLC realizes with respect to its ownership of the common stock of OT Realty Trust. You generally will be taxed with respect to this allocated income in the same manner as if you held the OT Realty Trust shares directly.
     U.S. Holders of REIT Shares. Distributions made by a REIT to its taxable U.S. stockholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will be taken into account by them as ordinary income and will not be eligible for the dividends-received deduction for corporations or the reduced rate of U.S. federal income tax on dividend income for taxpayers taxed at individual rates. Distributions that a REIT designates as capital gain dividends will be taxed as long-term capital gains, to the extent they do not exceed the REIT’s actual net capital gain for the taxable year, without regard to the period for which the stockholder has held its stock. Corporate stockholders, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will generally not be taxable to a stockholder to the extent that they do not exceed the stockholder’s adjusted basis in its shares, but rather will reduce such adjusted basis. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less, assuming the shares are a capital asset in the hands of the stockholder. Any consent dividends deemed paid by a REIT will be taxable as ordinary income to the stockholders to the extent of earnings and profits, even though no cash will be distributed by the REIT. Stockholders may not include in their income tax returns any net operating losses or capital losses of a REIT. A U.S. stockholder’s share of excess inclusion income would not be allowed to be offset by any net operating losses otherwise available to the stockholder.
     A stockholder’s gain on the sale of its shares in a REIT will be taxed at long-term or short-term capital gain rates, depending on how long the shares were held, and assuming the shares were a capital asset in the hands of the stockholder. In general, however, any loss upon a sale or exchange of shares by a stockholder that has held such shares for six months or less after applying certain holding period rules will be treated as a long-term capital loss to the extent of previous distributions from a REIT to the stockholder that were required to be treated by such stockholder as long-term capital gain.
     Tax-Exempt Holders of REIT Shares. Unless the REIT is a “pension-held REIT,” distributions by a REIT to a stockholder that is a tax-exempt entity generally will not constitute UBTI, other than any amounts that represent excess inclusion income, assuming the shares are not debt-financed or used in an unrelated business of such holder. Tax-exempt holders of LLC common shares may derive significant UBTI as a result of excess inclusion income produced by the REIT shares that it holds. See “U.S. Federal Income Tax Consequences of the Ownership and Disposition of LLC Common Shares—Tax-Exempt Holders.” Tax-exempt holders are strongly urged to consult their tax advisors regarding the tax consequences of owning shares.
     Taxation of Non-U.S. Holders of REIT Shares. Dividends from a REIT that are not attributable to gains from the sale of “United States real property interests” would be subject to U.S. withholding tax at a 30% rate subject to reduction by applicable treaty. For most types of foreign stockholders, dividends that are attributable to excess inclusion income would be subject to withholding at the maximum rate of 30%, without reduction for any otherwise applicable income tax treaty. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed on distributions and may be subject to the 30% branch profits tax in the case of corporate non-U.S. stockholders.
     Dividends that are attributable to gains from the sale of “United States real property interests,” as defined for U.S. federal income tax purposes, would be subject under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, to withholding tax at rate of 35% and would be considered income effectively connected with a U.S. trade or business which would require the filing of U.S. federal income tax returns by non-U.S. persons and which would be subject to the branch profits tax for corporate non-U.S. stockholders. For these purposes, dividends paid are first considered attributable to gains from the sale of United States real property interests, if any. The term “United States real property interest” does not include mortgage loans or MBS. As a result, we do not anticipate that OT Realty Trust will generate gain that would be subject to FIRPTA.

     If at least 50% of the assets a REIT holds are U.S. real property interests, gains from the sale of the REIT shares by a non-U.S. stockholder would be subject to FIRPTA tax. We believe it is unlikely that gains from the sale of OT Realty Trust common stock will be subject to the FIRPTA tax. Gains on the sale of shares in a REIT are also not subject to the FIRPTA tax, so long as the REIT is “domestically controlled.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. persons. As a result of Arco’s ownership of LLC common shares, there can be no assurance that OT Realty Trust will be considered a “domestically controlled REIT.”
     You should consult your tax advisors regarding the application and effect of state, local and foreign income and other tax laws on the indirect investment in stock or other securities of any REIT in which LLC invests.
DESCRIPTION OF LLC COMMON SHARES
General
     The following is a summary of the material terms of the shares representing limited liability company interests in LLC. We will enter into the amended and restated LLC agreement of LLC, a copy of which is included as Appendix B to this proxy statement/prospectus, which we refer to as the LLC agreement, in connection with the merger. The LLC agreement provides for the issuance of the shares, as well as the distributions on and voting rights of the holders of the shares. The following description is subject to the provisions of the DLLCA and the terms of the LLC agreement. Certain provisions of the LLC agreement are intended to be consistent with the DGCL, and that the powers of LLC, the governance processes and the rights of holders of LLC common shares are generally intended to be similar in many respects to those of a Delaware corporation under the DGCL. The statements that follow are subject to and are qualified in their entirety by reference to all of the provisions of the LLC agreement and will govern your rights as a holder of LLC common shares.
Authorized Shares
     LLC is authorized, pursuant to action by the board of directors of LLC, to issue up to 100,000,000 common shares, and 10,000,000 preferred shares in one or more class or series and with such rights, preferences and privileges as are contained in the LLC agreement or any designation with respect to such class or series of shares.
     The board of directors of LLC may also from time to time issue LTIP shares to persons who provide services to LLC, for such consideration as the board of directors may determine to be appropriate, and admit such persons as holders of LLC common shares. LTIP shares shall be treated as LLC common shares, with all of the related rights, privileges and obligations that a holder of LLC common shares would have. LLC shall maintain at all times a one-to-one correspondence between LTIP shares and LLC common shares for conversion, distribution and other purposes. LTIP shares shall rank equally with LLC common shares as to the payment of regular and special periodic or other distributions and distribution of assets upon liquidation, dissolution or winding up.
Classification and Reclassification of Shares
     The LLC agreement provides that the board of directors may reclassify any unissued common shares from time to time in one or more classes or series of shares. The board may also classify any unissued preferred shares and reclassify any previously classified but unissued preferred shares of any series, in one or more classes or series of shares.
Distributions
     LLC, acting through its board of directors, may declare and pay distributions on the shares. Any distributions so declared will be paid on the shares in proportion to the number of shares held by each holder of shares. The board of directors of LLC may, in its sole discretion and at any time, declare and pay distributions of cash or other assets to the holders of its shares.
Voting and Consent Rights
     The LLC agreement grants holders of outstanding LLC common shares to one vote per common share. The LLC agreement further gives holders of LLC common shares the right, at the annual meeting of holders of LLC common shares, to vote for the election of all of the directors of LLC. Because the LLC agreement does not provide for cumulative voting rights, the holders of a plurality of the voting power of the then outstanding common shares represented at a meeting of the holders of the shares will effectively be able to elect all the directors of LLC standing for election.
Grantor Trust
     In the future, the board of directors of LLC may consider implementing a reorganization without the consent of holders of common shares whereby a Delaware statutory trust, or Trust, would hold substantially all of our outstanding shares and each holder of shares would receive common shares of the Trust in exchange for its common shares. The board of directors of LLC will have the power to decide in its sole discretion to implement such a trust structure. We would treat the Trust as a grantor trust for U.S. federal income tax purposes. As such, for U.S. federal income tax purposes, each holder of trust shares would be treated as the beneficial owner of a pro rata portion of LLC common shares held by the Trust and holders would receive annual tax information relating to their investment on tax information statements similar to IRS Forms 1099, rather than on IRS

Schedules K-1. The board of directors of LLC will not implement such a trust structure if it determines, in its sole discretion, that the reorganization would be taxable or would otherwise alter the benefits or burdens of ownership of the shares, including, without limitation, a holder’s allocation of items of income, gain, loss, deduction or credit or the treatment of such items for U.S. federal income tax purposes. The board of directors of LLC will also be required to implement the reorganization in such a manner that does not have a material adverse effect on the voting and economic rights of the shares.
     The IRS could challenge the Trust’s manner of reporting to investors, e.g., if the IRS asserts that the Trust constitutes a partnership or is ignored for U.S. federal income tax purposes. In addition, the Trust could be subject to penalties if it were determined that the Trust did not satisfy applicable partnership reporting requirements.
Elections by LLC
     The LLC agreement provides that LLC’s board of directors must use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of LLC as a partnership for federal and applicable state income tax purposes. However, LLC’s board of directors may, without the consent or vote of holders of the shares, cause LLC to elect to be treated as an association taxable as a corporation for U.S. federal income tax purposes if the board of directors determines that it is no longer in the best interests of LLC to continue as a partnership.
Dissolution of LLC
     The LLC agreement provides for the dissolution and winding up of LLC upon the occurrence of:
•	an election to dissolve LLC by the board of directors that is approved by the holders of a majority of the total votes that may be cast in the election of directors by holders of all outstanding shares entitled to vote;

•	the sale, exchange or other disposition of all or substantially all of the assets and properties of LLC;

•	the entry of a decree of judicial dissolution of LLC pursuant to the provisions of the DLLCA; or

•	at any time LLC has no holders of LLC common shares, unless the business of LLC is continued in accordance with the DLLCA.
     We refer to these events as dissolution events. Upon dissolution of LLC in accordance with the terms of the LLC agreement, the then holders of LLC common shares will be entitled to share in the assets of LLC legally available for distribution following satisfaction of liabilities to creditors in accordance with the positive balance in such holders’ tax-based capital accounts required by the LLC agreement, after giving effect to all contributions, distributions and allocations for all periods.
Restrictions on Ownership and Transfer
     Because LLC intends to have OT Realty Trust continue to qualify as a REIT under the Code after the merger, no more than 50% of the value of the outstanding LLC common shares may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities).
     The LLC agreement, subject to certain exceptions, contains restrictions on the number of shares that a person may own. The LLC agreement provides that (subject to certain exceptions described below) no person, other than Arco and certain excepted holders, may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value or in number, whichever is more restrictive, of the shares.
     The LLC agreement prohibits any person, other than Arco and certain excepted holders, from beneficially or constructively owning shares that would result in OT Realty Trust or any other subsidiary of LLC that elects to be taxed as a REIT, or a REIT subsidiary, being “closely held” under Section 856(h) of the Code or otherwise cause OT Realty Trust or any other REIT subsidiary to fail to qualify as a REIT. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of such shares which are transferred to a trust (as described below), will be required to give notice immediately to LLC and provide LLC with such other information as it may request in order to determine the effect of such transfer on any REIT subsidiary’s qualification as a REIT. The foregoing restrictions on transferability and ownership will not apply if the board of directors of LLC determines that it is no longer in the best interests of OT Realty Trust to continue to qualify as a REIT.
     The board of directors of LLC, in its sole discretion, may exempt a person from the foregoing restrictions. The person seeking an exemption must provide to the board of directors of LLC such representations, covenants and undertakings as the board of directors may deem appropriate in order to conclude that granting the exemption will not cause any REIT subsidiary to lose its qualification as a REIT. LLC’s board of directors may also require a ruling from the IRS or an opinion of counsel in order to determine or ensure each REIT subsidiary’s qualification as a REIT.
     To the extent permitted by applicable law, any attempted transfer which, if effective, would result in a violation of the foregoing restrictions, will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the transfer. Shares held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in the trust and will have no rights to the shares held in the trust. The trustee of the trust will have all voting rights and rights to distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any distribution paid prior to our discovery that shares have been transferred to the trust will be paid on demand to the trustee. Any distribution authorized but unpaid will be required to be paid by the recipient to the trustee when due. Any distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Delaware law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. If LLC has already taken irreversible action, however, then the trustee will not have the authority to rescind and recast the vote.
     Within 20 days of receiving notice from LLC that LLC common shares have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows: the proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price of the shares on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee from the sale or other disposition of the shares. The price may be reduced, however, by the amount of any distributions paid to the proposed transferee on the shares and owed by the proposed transferee to the trustee. Any net sales proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to discovery that shares have been transferred to the trustee, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.
     In addition, shares held in the trust will be deemed to have been offered for sale to LLC, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date LLC, or its designee, accepts the offer. The price may be reduced, however, by the amount of any distributions paid to the proposed transferee on the shares and owed by the proposed transferee to the trustee. LLC will have the right to accept the offer until the trustee has sold the shares. Upon a sale to LLC, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.
     All certificates representing LLC common shares will bear a legend referring to the restrictions described above applicable to such entity.
     Every owner of 0.5% or more (or such higher percentage as determined by the board of directors of LLC, in good faith, in order to maintain any REIT subsidiary’s qualification as a REIT) in the aggregate in value of LLC common shares, within 30 days after the end of each taxable year, will be required to give written notice to LLC stating the name and address of such owner, the number of shares of each class and series of shares which the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to LLC such additional information as it may request in order to determine the effect, if any, of the beneficial ownership on any REIT subsidiary’s qualification as a REIT and to ensure compliance with the ownership limitations. In addition, each such owner shall upon demand be required to provide to LLC such information as it may request, in good faith, in order to determine any REIT subsidiary’s qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.
     These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the shares or might otherwise be in the best interests of the holders of the shares.
Anti-Takeover Provisions
     Certain provisions of the LLC agreement may make it more difficult for third parties to acquire control of LLC by various means. These provisions could deprive the holders of LLC common shares of opportunities to realize a premium on the shares owned by them. In addition, these provisions may adversely affect the prevailing market price of the shares. These provisions are intended to:
•	enhance the likelihood of continuity and stability in the composition of LLC’s board of directors and in the policies formulated by the board of directors;

•	discourage certain types of transactions which may involve an actual or threatened change in control of LLC;

•	discourage certain tactics that may be used in proxy fights;

•	encourage persons seeking to acquire control of LLC to consult first with LLC’s board of directors to negotiate the terms of any proposed business combination or offer; and

•	reduce the vulnerability of LLC to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of the outstanding shares or that is otherwise unfair to holders of LLC common shares.
     In addition, the LLC agreement contains provisions based on Section 203 of the DGCL which prohibit LLC from engaging in a business combination with an interested holder of shares, an interested shareholder, unless such business combination is approved by the affirmative vote of the holders of 66 2/3% of the outstanding shares, excluding shares held by the interested shareholder or any affiliate or associate of the interested shareholder. An interested shareholder is (i) a person who, directly or indirectly, controls 15% or more of the outstanding LLC common shares at any time within the prior three-year period or (ii) a person who is an assignee of shares owned by an interested shareholder in a transaction not involving a public offering at any time within the prior three-year period. A business combination includes (i) a merger or consolidation of LLC or any subsidiary of LLC with or caused by an interested shareholder or any affiliate of an interested shareholder, (ii) a sale or other disposition of property or assets, or issuance or transfer of any securities of LLC or any subsidiary, with or caused by an interested shareholder or any affiliate of an interested shareholder having an aggregate market value equal to 10% or more of the aggregate market value of the outstanding LLC common shares and (iii) certain transactions that would increase the interested shareholder’s proportionate share ownership with respect to LLC.
     This provision does not apply (i) where the business combination or the transaction that resulted in the holder of shares becoming an interested shareholder is approved by LLC’s board of directors prior to the time the interested shareholder acquired its, his or her 15% interest or (ii) to Arco.
     The LLC agreement further provides that the board of directors of LLC will be divided into three classes with staggered terms of office of three years each. The classification and staggered terms of office of our directors make it more difficult for a third party to gain control of our board of directors. At least two annual meetings, instead of one, generally would be required to effect a change in the majority of our board of directors.
     The LLC agreement generally authorizes only LLC’s board of directors to fill vacancies on the board of directors. This provision could prevent a holder of shares from effectively obtaining an indirect majority representation on LLC’s board of directors by permitting the existing board of directors to increase the number of directors and to fill the vacancies with its own nominees. The LLC agreement also provides that any director, or the entire board of directors, may be removed, with cause, subject to the rights of holders of one or more classes or series of Preferred Shares, only by the affirmative vote of at least 66 2/3% of the votes entitled to be cast by holders of Shares generally in the election of directors.
     The LLC agreement also provides that holders of shares seeking to bring business before an annual meeting of holders of shares or to nominate candidates for election as directors at an annual meeting of holders of shares, must provide notice thereof in writing to LLC not less than 90 days and not more than 120 days prior to the anniversary date of the mailing of the notice of the preceding year’s annual meeting of holders of shares or as otherwise required by requirements of the Exchange Act. In addition, the holder of shares furnishing such notice must be a holder of shares of record on both (i) the date of delivering such notice and (ii) the date of the meeting, who is entitled to vote at such meeting. The LLC agreement specifies certain requirements as to the form and content of a holder’s notice, as the case may be. These provisions may preclude holders of shares from bringing matters at an annual meeting or from making nominations for directors at an annual or special meeting.
     Authorized but unissued shares are available for future issuance, without approval of the holders of LLC common shares. These additional shares may be utilized for a variety of purposes, including future public offerings to raise additional capital or to fund acquisitions, as well as any equity incentive plans of LLC or its businesses. The existence of authorized but unissued shares could render more difficult or discourage an attempt to obtain control of LLC by means of a proxy contest, tender offer, merger or otherwise.
     Under the LLC agreement, the board of directors has authority to issued preferred shares from time to time in one or more series and to establish the terms, preferences and rights of any such series of preferred shares, all without the approval of the holders of common shares.
     In addition, LLC’s board of directors has broad authority to amend the LLC agreement, as discussed below. LLC’s board of directors could, in the future, choose to amend the LLC agreement to include other provisions which have the intention or effect of discouraging takeover attempts.
Amendment of the LLC Agreement
     Certain provisions of the LLC agreement may be amended only by a majority vote of the board of directors of LLC, except that amending the following provisions requires an affirmative vote of holders of at least a majority of the outstanding shares entitled to vote:
•	the authorization of an increase in authorized shares;

•	the voting rights of the holders of the shares;

•	the merger or consolidation of LLC, the sale, lease or exchange of all or substantially all of LLC’s property or assets and certain other business combinations or transactions;

•	the right of holders of shares to vote on the dissolution, winding up and liquidation of LLC; and

•	the provision of the LLC agreement governing amendments thereof.
Transfer Agent and Registrar
     The transfer agent and registrar for LLC common shares will be Mellon Investor Services LLC.
COMPARISON OF STOCKHOLDER RIGHTS
     After the merger, our stockholders will become holders of LLC common shares and their rights will be governed by the LLC agreement and the DLLCA under which LLC is organized. The following summary discusses some of the differences between our charter and our bylaws, or our bylaws and the LLC agreement. For information as to how to obtain the full text of each document, see “Where You Can Find More Information” beginning on page                    .
     The following summary is not intended to be a complete statement of the differences affecting the rights of our stockholders who become holders of LLC common shares and the differences between our charter and bylaws and the LLC agreement, but rather summarizes the more significant differences affecting the rights of such stockholders and certain important similarities. The summary is qualified in its entirety by reference to our charter and bylaws, the LLC agreement and applicable laws and regulations. We encourage you to read carefully our charter and bylaws and the LLC agreement. A copy of the LLC agreement is included as Appendix B to this proxy statement/prospectus.
General
     If the merger and the conversion are completed, you will receive one-third of a common share representing a limited liability company interest in LLC in exchange for each share of our common stock you currently own. As a holder of our common stock, your rights are governed by Maryland law, our charter and our bylaws. If the merger and the conversion transaction are completed, your rights will be governed by Delaware law and the LLC agreement.
     The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of our common stock and those of holders of LLC common shares. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the DLLCA and MGCL, and by our governing corporate documents and those of LLC, to which we refer you.
     The LLC agreement will contain provisions that could have the effect of delaying, deferring or preventing a transaction or a change in control of LLC by various means that could deprive the holders of LLC common shares of opportunities to realize a premium on the shares owned by them. In addition, these provisions may adversely affect the prevailing market price of the shares. See “Description of LLC Common Shares—Anti-Takeover Provisions.”
Authorized Capital Stock/Shares
     Luminent. Our charter authorizes issuance of up to 110,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. As of December 31, 2007, we had 43,172,839 outstanding shares of common stock, and no outstanding shares of preferred stock were outstanding. Our bylaws provide that our board of directors may issue fractional shares of stock on such terms and under such conditions as they may determine.
     LLC. Each LLC common share represents a limited liability company interest in LLC. LLC is authorized, pursuant to action by LLC’s board of directors, to issue up to 100,000,000 common shares and 10,000,000 preferred shares in one or more series. Immediately following the consummation of the merger, LLC will have                      shares outstanding. Under the LLC agreement, LLC’s board of directors may not issue fractional shares.
     LLC’s board of directors may from time to time issue LTIP shares to persons who provide services to LLC, for such consideration as the board of directors may determine to be appropriate, and admit such persons as holders of LLC common shares. LTIP shares shall be treated as LLC common shares, with all of the related rights, privileges and obligations that a holder of LLC common shares would have. LLC shall maintain at all times a one-to-one correspondence between LTIP shares and LLC common shares for conversion, distribution and other purposes. LTIP shares shall rank equally with common shares as to the payment of regular and special periodic or other distributions and distribution of assets upon liquidation, dissolution or winding up.
Classification and Reclassification of Stock/Shares
     Luminent. Our charter provides that the board of directors may reclassify any unissued shares of common stock from time to time in one or more classes or series of stock. Our board of directors may also classify any unissued shares of preferred stock and reclassify any previously classified but unissued shares of preferred stock of any series, in one or more classes or series of stock. Further, under our bylaws, the board may issue units consisting of different securities of the corporation. Any security issued in a unit shall have the same characteristics as any identical securities issued by the corporation, except that the board of directors may provide that for a specified period securities of the corporation issued in such unit may be transferred on the books of the corporation only in such unit.
     LLC. The LLC agreement provides for substantially similar provisions to the our charter and our bylaws discussed directly above, except that the LLC will not issue units.
Amendment of Organizational Documents and Certain Agreements
     Luminent. Our charter may be amended only if declared advisable by our board of directors and approved by the affirmative vote of the holders of a majority of all the votes entitled to be cast on the matter; provided, however, that the affirmative vote of the holders of two-thirds of all the votes entitled to be cast on the matter is required to amend certain sections and articles relating to removal of directors.
     Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.
     LLC. Certain provisions of the LLC agreement may be amended only by a majority vote of the board of directors of LLC, except that amending the following provisions requires an affirmative vote of holders of at least a majority of the outstanding shares eligible to vote:
•	the authorization of an increase in authorized shares;

•	the voting rights of the holders of the shares;

•	the merger or consolidation of LLC, the sale, lease or exchange of all or substantially all of LLC’s property or assets and certain other business combinations or transactions; and

•	the right of holders of shares to vote on the dissolution, winding up and liquidation of LLC.
     The LLC agreement also provides that an affirmative vote of holders of at least 66 2/3% of the outstanding shares eligible to vote is required to amend the following provisions:
•	the provision of the LLC agreement governing amendments thereof;

•	the consent of the members with respect to the ability of LLC to enter into certain business combinations with interested members; and

•	the absence of cumulative voting rights of members with respect to the election of directors.

Right to Call Special Meetings; Action by Stockholders/Holders of Shares
     Luminent. Under our bylaws, special meetings of our stockholders may only be called by our president or our board of directors pursuant to a resolution approved by a majority of our board of directors or by our secretary upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting. Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous consent in lieu of a meeting (unless the charter provides for a lesser percentage, which our charter does not).
     LLC. The provisions of the LLC agreement with respect to right to call special meetings and action by holders of shares are similar in all material respects to the provisions of our bylaws and the MGCL.
Advance Notice Requirement of Proposals by Stockholders/Holders of Shares and Director Nominations
     Luminent. Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by our board of directors or (iii) by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of our annual meeting and who is entitled to vote at the meeting and who has complied with the advance notice procedures of our bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to our board of directors at a special meeting may be made only (i) pursuant to our notice of the meeting, (ii) by our board of directors or (iii) provided that our board of directors has determined that directors will be elected at the meeting, by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the special meeting and who is entitled to vote at the meeting and who has complied with the advance notice provisions of our bylaws.
     LLC. The provisions of the LLC agreement with respect to advance notice of proposals by holders of the shares and director nominations are similar in all material respects to the provisions of our bylaws.
Number and Election of Directors; Vacancies; Removal
     Luminent. Our charter provides that the number of directors will be set only by the board of directors in accordance with our bylaws and the MGCL. Our bylaws provide that a majority of the entire board of directors may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than one or more than 15. Our charter subjects the election to the provisions of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on the board of directors. Accordingly, except as may be provided by the board of directors in setting the terms of any class or series of stock, any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies.
     Subject to the rights of the holders of preferred stock, if any, our charter provides that a director may be removed only for cause, as defined in our charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.
     LLC. The provisions of the LLC agreement with respect to number and election of directors, vacancies and removal are similar in all material respects to the provisions of our bylaws.
Standard of Conduct
     Luminent. Maryland law requires a director of a Maryland corporation to perform his or her duties as a director (including his or her duties as a member of a committee of the board on which he or she serves) in good faith, in a manner he or she reasonably believes to be in the best interests of the corporation and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Maryland law provides that a person who performs his or her duties in accordance with the above standard has no liability by reason of being or having been a director of a corporation. An act of a director is presumed to satisfy the standard.
     LLC. The LLC Agreement provides that the duties of the directors of LLC will generally be consistent with the duties of a director of a Delaware corporation. A director of a Delaware corporation owes fiduciary duties of good faith, due care and loyalty to the corporation and its stockholders. As a presumption, the business judgment rule provides that the acts of independent directors will be presumed to be taken in good faith and with appropriate care.
Interested Directors
     Luminent. Our bylaws provide that any of our directors or officers, individually, or any firm of which any director or officer may be a member, or any corporation or association of which any director or officer may be a director or officer or in which any director or officer may be interested as the holder of any amount of its stock or otherwise, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction with us, and, in the absence of fraud, no contract or other transaction shall be thereby affected or invalidated; provided, however, that (a) such fact shall have been disclosed or shall have been known to the board of directors or the committee thereof that approved such contract or transaction and such contract or transaction shall have been approved or satisfied by the affirmative vote of a majority of the disinterested directors, (b) such fact shall have been disclosed or shall have been known to the stockholders entitled to vote, and such contract or transaction shall have been approved or ratified by a majority of the votes cast by the stockholders entitled to vote, other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity, or (c) the contract or transaction is fair and reasonable to us. Any of our directors who is also a director or officer of or interested in such other corporation or association, or who, or the firm of which he or she is a member, is so interested, may be counted in determining the existence of a quorum at any meeting of our board of directors which shall authorize any such contract or transaction, with like force and effect as if he or she were not such director or officer of such other corporation or association or were not so interested or were not a member of a firm so interested.
     LLC. The LLC agreement provides that a member of the board of directors may not vote (or be counted in the quorum) in respect of any resolution of the board directors or any of its committees concerning a transaction or proposal to which LLC is or is to be a party and in which he (together with any interest of any person connected with him) has an interest which is, to his knowledge, a material interest (other than by virtue of an interest in LLC common shares or other securities of LLC or otherwise in or through LLC). The prohibition does, however, not apply to a resolution concerning any of the following matters:
•	the giving of a guarantee, security or indemnity in respect of money lent or obligations incurred by him or any other person at the request of or for the benefit of LLC or any of its subsidiaries;

•	the giving of a guarantee, security or indemnity in respect of a debt or obligation of LLC or any of its subsidiaries for which he himself has assumed responsibility in whole or in part, either alone or jointly with others, under a guarantee or indemnity or by the giving of security;

•	a transaction or proposal concerning an offer of LLC common shares or other securities of LLC or any of its subsidiaries for subscription or purchase, in which offer he is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which he is to participate;

•	a transaction or proposal to which LLC is or is to be a party concerning another company in which the director is interested and whether as an officer, shareholder, member, creditor or otherwise, if he does not to his knowledge hold an interest in shares representing 1% or more of either a class of the equity share capital (or of any third party company through which his interest is derived) or of the voting rights in the relevant company; and

•	a transaction or proposal concerning the purchase and/or maintenance of any insurance policy for the benefit of directors or for the benefit of persons including directors.
     Under the LLC agreement a person is treated as being connected with a director if that person is:
     (i) a spouse, child (under the age of eighteen) or step child (under the age of eighteen) of the director; or
     (ii) an entity in which the director alone, or with connected persons, is directly or indirectly beneficially interested in 20% or more of the nominal value of the equity share capital or is entitled (alone or with connected persons) to exercise or control the exercise of more than 20% of the voting power at general meetings; or
     (iii) a trustee (acting in that capacity) of any trust, the beneficiaries of which include the director or persons falling within alternatives (i) or (ii) above, excluding trustees of an employees’ share scheme or pension scheme; or
     (iv) a partner (acting in that capacity) of the director or persons described in alternatives (i) to (iii) above.
     Under the LLC agreement a director may, notwithstanding his interest, be counted in the quorum present at any meeting whereat he or any other director is appointed to hold any such office of LLC, or whereat the terms of any such appointment are arranged or whereat any contract in which he is interested is considered, and he may vote on any such appointment or arrangement other than his own appointment or the arrangement of the terms thereof. Where proposals are under consideration concerning the appointment (including without limitation fixing or varying the terms of appointment or its termination) of two or more directors to offices with LLC or a company in which LLC is interested, such proposals are to be divided and a separate resolution considered in relation to each director. In such case each of the directors concerned (if not otherwise debarred from voting under these provisions) may vote (and be counted in the quorum) in respect of each resolution except that concerning his own appointment.
     The LLC agreement requires that any contract or arrangement with an interested director shall be entered into only on arm’s length terms.

Voting Rights
     Luminent. Under Maryland law, unless the charter provides for a greater or lesser number of votes per share or limits or denies voting rights, each stockholder represented at a meeting of stockholders is entitled to cast one vote for each share of stock held by such stockholder.
     LLC. Holders of outstanding LLC common shares are entitled to one vote per common share as provided in the LLC agreement.
Appraisal Rights
     Luminent. Holders of our common stock are not entitled to appraisal rights under the MGCL provided our common stock remains listed on the NYSE or another national securities exchange through the completion of the merger.
     LLC. As permitted by the DLLCA, holders of outstanding common shares are not entitled to appraisal rights.
Distributions
     Luminent. Subject to applicable law, the board of directors may authorize and the corporation may declare and pay dividends. However, under Section 2-311 of the MGCL, dividends may not be paid if, after giving effect to such dividends: (i) the corporation would not be able to pay its indebtedness as the indebtedness becomes due in the usual course of business, or (ii) the corporation’s total assets would be less than the sum of its total liabilities plus, unless the charter permits otherwise (including in articles supplementary classifying the terms of any class or series of stock), the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.
     LLC. Subject to applicable law, the board of directors of LLC may declare and pay distributions. However, under Section 18-607 of the DLLCA, a limited liability company may not make a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, all liabilities of the limited liability company (with the exception of certain liabilities) exceed the fair value of the assets of the limited liability company. To the extent a distribution to a member is made that violates the foregoing, the member may be obligated to repay any funds wrongfully distributed to it.

Dissolution
     Luminent Under Section 3-402 of the MGCL, a Maryland corporation may be voluntarily dissolved if a majority of the board of directors adopts a resolution declaring the dissolution advisable and if the dissolution is approved by the stockholders of the corporation by the affirmative vote of two-thirds of all of the votes entitled to be cast (unless the charter provides for approval by a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter). Our charter provides that a dissolution may be approved by the affirmative vote of a majority of all of the votes entitled to be cast on the matter. Under Section 3-413 of the MGCL, a Maryland corporation may be involuntarily dissolved by a petition to a Maryland court of equity filed by stockholders entitled to cast at least 25 percent of all the votes entitled to be cast in the election of directors of a corporation on grounds that (i) the directors are so divided respecting the management of the corporation’s affairs that the votes required for action by the board cannot be obtained, or (ii) the stockholders are so divided that directors cannot be elected. In addition, any stockholder may petition a court of equity to dissolve the corporation on grounds that: (i) the stockholders are so divided that they have failed, for a period which includes at least two consecutive annual meeting dates, to elect successors to directors whose terms would have expired on the election and qualification of their successors; or (ii) the acts of the directors or those in control of the corporation are illegal, oppressive, or fraudulent.
     Following a dissolution, the stockholders of a Maryland corporation are entitled to receive any remaining assets after payment, satisfaction and discharge of the corporation’s existing debts and obligations, including necessary expenses of liquidation. Section 3-412 of the MGCL provides that, if a Maryland corporation is voluntarily dissolved and assets are available for distribution to stockholders, the directors may notify the stockholders to prove their interests within a specified time at least 60 days after the date of notice. Stockholders proving their interests in accordance with the provisions of the MGCL are entitled to a distribution of their proportionate share of any remaining assets available for distribution.
     LLC. The LLC agreement provides for the dissolution and winding up of LLC upon the occurrence of:
•	an election to dissolve LLC by the board of directors that is approved by the holders of a majority of the total votes that may be cast in the election of directors by holders of all outstanding shares entitled to vote;

•	the sale, exchange or other disposition of all or substantially all of the assets and properties of LLC;

•	the entry of a decree of judicial dissolution of LLC pursuant to the provisions of the DLLCA; or

•	at any time that there are no holders of LLC common shares, unless the business of LLC is continued in accordance with the DLLCA.
Limitations on Director and Officer Liability
     Luminent Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from: (i) actual receipt of an improper benefit or profit in money, property or services, or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.
     LLC. The LLC agreement provides that a director of LLC will not be liable to it, any of its subsidiaries, or any holder of shares, for monetary damages for any acts or omissions arising from the performance of any of such director’s obligations or duties in connection with LLC, including breach of fiduciary duty, except as follows: (i) for any breach of the director’s duty of loyalty to LLC or the holders of the shares; (ii) for acts or omissions not in good faith, including a bad faith violation of the implied contractual covenant of good faith and fair dealing, or which involve intentional misconduct or a knowing violation of law; or (iii) for any transaction from which the director derived an improper personal benefit.
Indemnification
     Luminent. Maryland law authorizes indemnification for certain corporate representatives with regard to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative. In Maryland, unless limited by charter, indemnification is mandatory if a director has been successful on the merits or otherwise in the defense of any proceeding, or in the defense of any claim, issue or matter in the proceeding, covered by the indemnification statute. Mandatory indemnification covers all reasonable expenses incurred by the director in connection with the proceeding, claim, issue or matter in which the director has been successful, including attorneys’ fees. Indemnification is permissive unless it is established that (i) the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the director actually received an improper personal benefit in money, property or services, or (iii) in the case of a criminal proceeding, the director had reasonable cause to believe his conduct was unlawful. Permissive indemnification may extend to judgments, penalties, fines, settlements and reasonable expenses; however, if the proceeding was an action by or in the right of the corporation and the individual is adjudged to be liable to the corporation or an action where the individual is adjudged to be liable on the basis of improper receipt of a personal benefit, no indemnification may be made unless approved by a court and then only for expenses. Thus, expenses incurred in a derivative proceeding may be indemnified in Maryland.
     Our charter obligates us, to the fullest extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of the company and at the request of the company, serves or has served another corporation, partnership, joint venture, limited liability company, trust, real estate investment trust, employee benefit plan or other enterprise as a director, officer, agent, trustee, partner, member or employee from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.
     LLC. Section 18-108 of the DLLCA allows a limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The LLC agreement provides that, to the fullest extent permitted by law, LLC will indemnify its directors and officers or any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of LLC) by reason of the fact that the person is or was a director, officer, employee, tax matters member or agent of LLC, or is or was serving at the request of LLC as a director, officer, employee or agent of another company, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of LLC, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Restrictions on Transfer
     Luminent. Due to limitations on the concentration of ownership of a REIT imposed by the Code, our charter provides for several transfer restrictions related to maintaining our REIT qualification, including a provision stating that, subject to the rights of the board of directors to waive the ownership limitation or to establish less restrictive limits for certain persons, no person shall beneficially or constructively own in excess of 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of the outstanding shares of our capital stock. Any transfer that results in ownership in excess of 9.8% of the value or the number of shares (or any other applicable less restrictive ownership limit) results in the automatic transfer of the excess shares to a charitable trust, unless the transfer to the charitable trust would not be effective, in which case the transfer shall be void.
     LLC. See “Description of LLC Common Shares —Restrictions on Ownership and Transfer” above.

Mergers, Share Exchanges and Sales of Assets
     Luminent Under the MGCL, with limited exceptions, a merger, consolidation, share exchange or transfer of all or substantially all of the assets of a corporation must generally be declared advisable by the board of directors and approved by the stockholders by the affirmative vote of two-thirds of all votes entitled to be cast by the stockholders unless the charter contains a provision reducing the two-thirds supermajority stockholder vote to a lesser proportion which cannot be less than a majority. We have elected to reduce this vote to a majority of all shares entitled to be cast by stockholders on the matter.
     LLC. The LLC agreement prohibits the merger or consolidation of LLC with or into any limited liability company, corporation, statutory trust, business trust or association, real estate investment trust, common-law trust or any other unincorporated business, including a partnership, or the sale, lease or exchange of all or substantially all of LLC’s property or assets unless, in each case, LLC’s board of directors adopts a resolution by a majority vote approving such action and unless such action is approved by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon.
Business Combinations
     Luminent The Maryland Business Combination Act, which is contained in the MGCL, provides that unless exempted, a Maryland corporation may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, issuances of shares of stock or other specified transactions, with an “interested stockholder” or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder became an interested stockholder, and thereafter unless certain criteria specified in the Maryland Business Combination Act are met. These criteria include approval by an 80% supermajority vote of the stockholders and a two-thirds vote of the holders of voting stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless the stockholders receive, in any such business combination, a minimum price for the shares, determined in accordance with the provisions of the statute. An interested stockholder is generally a person owning or controlling, directly or indirectly, 10% or more of the voting power of the outstanding stock of a Maryland corporation. The Maryland Business Combination Act permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution that provides that any business combination between us and any other person is exempted from the provisions of the Maryland Business Combination Act, provided that the business combination is first approved by the board of directors. However, our board of directors may amend or repeal this resolution in the future, in which case certain business combinations will be governed by the Maryland Business Combination Act.

     LLC. The LLC agreement contains provisions based on Section 203 of the DGCL which prohibit LLC from engaging in a business combination with an interested shareholder for a period of three years following the time that the holder of shares became an interested shareholder unless such business combination is approved by the affirmative vote of the holders of 66 2/3% of the outstanding shares, excluding shares held by the interested shareholder or any affiliate or associate of the interested shareholder. An interested shareholder is (i) a person who, directly or indirectly, controls 15% or more of the outstanding voting LLC common shares at any time within the prior three-year period or (ii) a person who is an assignee of shares owned by an interested shareholder in a transaction not involving a public offering at any time within the prior three-year period. A business combination includes (i) a merger or consolidation of LLC or any subsidiary of LLC with or caused by an interested shareholder or any affiliate of an interested shareholder, (ii) a sale or other disposition of property or assets, or issuance or transfer of any securities of LLC or any subsidiary, with or caused by an interested shareholder or any affiliate of an interested shareholder having an aggregate market value equal to 10% or more of the aggregate market value of the outstanding LLC common shares and (iii) certain transactions that would increase the interested shareholder’s proportionate share ownership in LLC.
     This provision does not apply where the business combination or the transaction that resulted in the holder of shares becoming an interested shareholder is approved by LLC’s board of directors prior to the time the interested shareholder acquired his or her 15% interest nor does it apply to Arco.
Control Share Statute
     Luminent The Maryland Control Share Acquisition Act generally provides that “control shares” of a corporation acquired in a “control share acquisition” shall have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. “Control shares” means shares of stock, if aggregated with all other shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), that would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of the voting power: one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more of all voting power. “Control share acquisition” means the acquisition of control shares subject to certain exceptions. If voting rights or control shares acquired in a control share acquisition are not approved at a stockholders’ meeting, then subject to certain conditions and limitations, the issuer may redeem any or all of the control shares for fair value. If voting rights of such control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.
     The Maryland Control Share Acquisition Act does not apply (i) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation.
     Our bylaws contain a provision exempting any acquisitions of shares of stock of the corporation from the Maryland Control Share Acquisition Act. However, our board of directors may amend its bylaws in the future to repeal or modify this exemption, in which case any of our control shares acquired in a control share acquisition will be subject to the Maryland Control Share Acquisition Act.
     LLC. The DLLCA does not have a provision comparable to the Maryland Control Share Acquisition Act.
Other Statutory Takeover Provisions
     Luminent. The MGCL provides protection for Maryland corporations against unsolicited takeovers by protecting the board of directors with regard to actions taken in a takeover context. The MGCL provides that the duties of directors will not require them to:
•	accept, recommend or respond to any proposal by a person seeking to acquire control;

•	make a determination under the Maryland Business Combination Act or the Maryland Control Share Acquisition Act, as described above;

•	elect to be subject to any or all of the “elective provisions” described below; or

•	act or fail to act solely because of (i) the effect the act or failure to act may have on an acquisition or potential acquisition of control or (ii) the amount or type of consideration that may be offered or paid to stockholders in an acquisition.
     The MGCL also establishes a presumption that the act of a director satisfies the required standard of care. In addition, an act of a director relating to or affecting an acquisition or a potential acquisition of control is not subject under the MGCL to a higher duty or greater scrutiny than is applied to any other act of a director.
     Subtitle 8 of Title 3 of the MGCL allows publicly held Maryland corporations to elect to be governed by all or any part of Maryland law provisions relating to extraordinary actions and unsolicited takeovers. The election to be governed by one or more of these provisions can be made by a Maryland corporation in its charter or bylaws or by resolution adopted by the board of directors so long as the corporation has at least three directors who, at the time of electing to be subject to the provisions, are not:
•	officers or employees of the corporation;

•	persons seeking to acquire control of the corporation;

•	directors, officers, affiliates or associates of any person seeking to acquire control; or

•	nominated or designated as directors by a person seeking to acquire control.
     Articles supplementary must be filed with the Maryland State Department of Assessments and Taxation if a Maryland corporation elects to be subject to any or all of the provisions by board resolution or bylaw amendment. Stockholder approval is not required for the filing of articles supplementary. Subtitle 8 provides that a corporation can elect to be subject to all or any portion of the following provisions notwithstanding any contrary provisions contained in its existing charter or bylaws:
•	a classified board;

•	two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.
     Pursuant to Subtitle 8, we have elected to provide that vacancies on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualified. Provisions in our charter and our bylaws unrelated to Subtitle 8, we already require a two-thirds vote for the removal of any director from our board of directors for cause, vests in our board of directors the exclusive power to fix the number of directorships and fill vacancies and requires, unless called by the president or our board of directors, the request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting to call a special meeting of stockholders.

     LLC. The DLLCA has no provisions comparable to those discussed above. However, the LLC agreement provides for substantially similar provisions to the MGCL takeover provisions discussed directly above. In addition, the LLC agreement will provide that the duties of the directors of LLC will be generally consistent with the duties of a director of a Delaware corporation. Delaware corporate law imposes an enhanced level of scrutiny when a board implements anti-takeover measures in a change of control context and shifts the burden of proof to the board to show that the defensive mechanism adopted by a board is reasonable in relation to the threat posed. The LLC agreement will also provide for a classified board with three classes of directors with staggered terms of office of three years each.
MARKET PRICES
     Our common stock is currently listed on the NYSE, although we have been notified by the NYSE that we are no longer in compliance with the NYSE’s continued listing standards. No established trading market exists for LLC common shares.
     The following table sets forth the high and low trading prices of shares of our common stock as reported on the NYSE since January 1, 2006:

	High	Low
2006:
First quarter	$8.70	$7.18
Second quarter	9.26	7.58
Third quarter	10.50	8.98
Fourth quarter	10.84	9.60

2007:
First quarter	$10.46	$8.10
Second quarter	10.25	7.31
Third quarter	10.78	0.36
Fourth quarter	3.34	0.64

2008:
First quarter (through March 26, 2008)	$1.05	$0.49
     We advise you to obtain current market quotations for our common stock. The market price of our common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the merger. No assurance can be given concerning the market price of our common stock.

LEGAL MATTERS
     The validity of the LLC common shares being registered in connection with the merger has been passed upon for LLC by Clifford Chance US LLP. Certain U.S. federal income tax matters will be passed upon by Hunton & Williams LLP.
EXPERTS
     Our consolidated financial statements as of December 31, 2007 and for the year then ended, which are included in our annual report on Form 10-K for the year ended December 31, 2007, and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 included in our annual report on Form 10-K for the year ended December 31, 2007, which are included in this proxy statement/prospectus, have been audited by Grant Thornton, LLP, an independent registered public accounting firm, as indicated in their reports which are included in this proxy statement/prospectus and given upon the authority of said firm as experts in auditing and accounting. The consolidated financial statements as of December 31, 2006 and for the years ended December 31, 2006 and 2005 included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
OTHER MATTERS
     As of the date of this proxy statement/prospectus, we know of no other matter that will be presented for consideration at our annual meeting, other than the merger proposal and the election of Class II directors. However, if any other matters shall properly come before our annual meeting or any adjournment or postponement thereof and be voted upon, the enclosed proxies shall be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters.
     No person is authorized to give any information or make any representation other than those contained in this proxy statement/prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized by us or LLC.
     This proxy statement/prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, the LLC common shares offered by this proxy statement/prospectus, nor does it constitute the solicitation of a proxy, in any jurisdiction in which such offer or solicitation is not authorized or to or from any person to whom it is unlawful to make such offer or solicitation.

     The information contained in this proxy statement/prospectus speaks as of the date hereof unless otherwise specifically indicated. The delivery of this proxy statement/prospectus shall not, under any circumstances, create any implication that there has been no change in our or LLC’s affairs since the date of this proxy statement/prospectus or that the information in this proxy statement/prospectus is correct at any time subsequent to that date.
     This proxy statement/prospectus does not cover any resales of the LLC common shares offered hereby to be received by our stockholders deemed to be “affiliates” of LLC upon the consummation of the merger. No person is authorized to make use of this proxy statement/prospectus in connection with any such resales.
WHERE YOU CAN FIND MORE INFORMATION
     We file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information filed by us at the SEC’s public reference room at 100 F Street, N.W., Washington D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.
     LLC filed a registration statement on Form S-4 to register with the SEC under the Securities Act the issuance of its shares to our stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a proxy statement/prospectus of LLC and our proxy statement for our annual meeting. As allowed by the SEC rules, this proxy statement/prospectus does not contain all the information contained in the registration statement.
     We will furnish a copy of our annual report on Form 10-K for the year ended December 31, 2007 without charge upon written request to Karen Chang, our Senior Vice President and Chief Financial Officer at Luminent Mortgage Capital, Inc., One Commerce Square, 21st Floor, 2005 Market Street, Philadelphia, Pennsylvania 19103.

SHAREHOLDER PROPOSALS
     Any eligible shareholder desiring to present a proposal pursuant to Rule 14a-8 promulgated by the SEC to be considered at LLC’s 2009 annual meeting of shareholders should have submitted the proposal in writing to: S. Trezevant Moore, Jr., President and Chief Executive Officer, LLC, One Commerce Square, 21st Floor, 2005 Market Street, Philadelphia, Pennsylvania 19103 no later than                     , 2008. A shareholder wishing to submit a proposal other than pursuant to Rule 14a-8 must notify LLC in writing within a reasonable time prior to the annual meeting. In the absence of timely notice, management will exercise its discretionary power in voting on any such matter.
     Pursuant to the LLC agreement, if a shareholder wishes to present at LLC’s 2009 annual meeting of shareholders (i) a proposal relating to nominations for and election of directors or (ii) a proposal relating to a matter other than nominations for and election of directors, otherwise than pursuant to Rule 14a-8 of the proxy rules of the SEC, the shareholder must comply with the provisions relating to shareholder proposals set forth in the LLC agreement, which are summarized below. Written notice of any such proposal containing the information required under the LLC agreement, as described herein, must be delivered in person, by first class United States mail postage prepaid or by reputable overnight delivery service to S. Trezevant Moore, Jr., President and Chief Executive Officer, LLC, One Commerce Square, 21st Floor, 2005 Market Street, Philadelphia, Pennsylvania 19103 during the period commencing on                     , 2008 and ending on                     , 2008. Any such notice must contain the name and address of the proposing shareholder, as they appear on LLC’s records and the current name and address, if different, and the name and address of any other shareholder supporting the nominee for election as a director or the proposal of other business on the date of the shareholder’s notice. In order to present such proposal, the proposing shareholder must be a record shareholder, both at the time of giving of the notice under the LLC agreement and at the time of the annual meeting, who is entitled to vote at the meeting.
     A written nomination for a director must set forth:
•	the name, age, business address and residence address of each person so proposed;

•	the class, series and number of any LLC common shares that are beneficially owned by such individual;

•	the class, series and number of all LLC common shares that are beneficially owned by the proposing shareholder or by any associate of the proposing shareholder, including the number of shares held beneficially but not of record by such shareholder and by any such associate;

•	the date such LLC common shares were acquired and the investment intent of such acquisition;

•	all other information relating to such individual that is required to be disclosed in solicitations of proxies for election of directors pursuant to the proxy rules under the Exchange Act; and

•	the written consent of each person so proposed to serve as a director if nominated and elected as a director.
     With respect to nominations by shareholders, only candidates nominated by shareholders for election as a member of LLC’s board of directors in accordance with the LLC agreement provisions as summarized herein will be eligible for election as a member of LLC’s board of directors at LLC’s 2009 annual meeting of shareholders, and any candidate not nominated in accordance with such provisions will not be considered or acted upon for election as a director at LLC’s 2009 annual meeting of shareholders.
     A written proposal relating to a matter other than a nomination for election as a director must set forth information regarding the matter equivalent to the information that would be required under the proxy rules of the SEC if proxies were solicited for shareholder consideration of the matter at a meeting of shareholders, including but not limited to:
•	a description of such matter, the reasons for proposing such matter at the meeting and any material interest in such matter of such shareholder or any associate of such shareholder, individually or in the aggregate, including any anticipated benefit to the shareholder or any associate of such shareholder; and

•	the class, series and number of all LLC shares that are owned by such shareholder or by such associate, if any.
     Only shareholder proposals submitted in accordance with the LLC agreement provisions summarized above will be eligible for presentation at LLC’s 2009 annual meeting of shareholders, and any matter not submitted to LLC’s board of directors in accordance with such provisions will not be considered or acted upon at LLC’s 2009 annual meeting of shareholders.

FINANCIAL STATEMENTS AND INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Financial Statements of Luminent Mortgage Capital, Inc.:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Stockholders and Board of Directors
Luminent Mortgage Capital, Inc.
     We have audited the accompanying consolidated balance sheet of Luminent Mortgage Capital, Inc. (a Maryland corporation) (the Company) and subsidiaries as of December 31, 2007, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Luminent Mortgage Capital, Inc. and subsidiaries as of December 31, 2007 and the consolidated results of their operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
     As discussed in Note 11 to the consolidated financial statements, the Company adopted FIN 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007.
     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has lost $721.0 million for the year ended December 31, 2007, which included $481.7 million in impairment losses on mortgage-backed securities and the Company recorded $21.3 million in corporate, state and U.S. federal income taxes due to its inability to meet the threshold for tax benefit recognition as it related to its qualification as a REIT and the Company is in default under certain financing arrangements as discussed in Note 5 to the consolidated financial statements. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
     We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Luminent Mortgage Capital, Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 25, 2008 expressed an unqualified opinion on internal control over financial reporting.
/s/ GRANT THORNTON LLP
Philadelphia, Pennsylvania
March 25, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Luminent Mortgage Capital, Inc.
San Francisco, California
     We have audited the accompanying consolidated balance sheet of Luminent Mortgage Capital, Inc. and subsidiaries (the “Company”) as of December 31, 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2006 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2006, and the results of its operations and its cash flows for the years ended December 31, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.
/s/ Deloitte & Touche LLP
San Francisco, California
March 16, 2007

LUMINENT MORTGAGE CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(in thousands, except share and per share amounts)	2007	2006
Assets:
Cash and cash equivalents	$3,522	$5,902
Restricted cash	7,550	7,498
Loans held-for-investment and pledged as collateral, net of allowance for loan losses of $38,145 at December 31, 2007 and $5,020 at December 31, 2006	4,191,343	5,591,717
Mortgage-backed securities, at fair value	—	141,556
Mortgage-backed securities pledged as collateral, at fair value	435,885	2,789,382
Equity securities, at fair value	373	1,098
Interest receivable	16,129	36,736
Principal receivable	96	1,029
Derivatives, at fair value	101	13,021
Other assets	66,919	25,856

Total assets	$4,721,918	$8,613,795

Liabilities:
Mortgage-backed notes	$3,914,643	$3,917,677
Repurchase agreements	526,634	2,707,915
Warehouse lending facilities	—	752,777
Commercial paper	—	637,677
Collateralized debt obligations	294,416	—
Junior subordinated notes	92,788	92,788
Convertible senior notes	90,000	—
Derivatives, at fair value	10,605	—
Revolving line of credit	15,833	—
Cash distributions payable	13,857	14,343
Accrued interest expense	10,511	12,094
Warrant liability, at fair value	22,868	—
Accounts payable and accrued expenses	39,788	6,969

Total liabilities	5,031,943	8,142,240

Stockholders’ Equity:
Preferred stock, par value $0.001: 10,000,000 shares authorized; no shares issued and outstanding at December 31, 2007 and December 31, 2006	—	—
Common stock, par value $0.001: 100,000,000 shares authorized; 43,172,839 and 47,808,510 shares issued and outstanding at December 31, 2007 and December 31, 2006, respectively	43	48
Additional paid-in capital	548,474	583,492
Accumulated other comprehensive income	6,556	3,842
Accumulated distributions in excess of accumulated earnings	(865,098)	(115,827)

Total stockholders’ equity (deficit)	(310,025)	471,555

Total liabilities and stockholders’ equity (deficit)	$4,721,918	$8,613,795

The accompanying notes are an integral part of these statements

LUMINENT MORTGAGE CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year ended December 31,
	2007	2006	2005
	(in thousands, except share and per share amounts)
Revenues:
Interest income:
Mortgage loan and securitization portfolio	$348,674	$220,990	$6,740
Spread portfolio	88,474	94,738	167,073
Credit sensitive bond portfolio	83,730	41,409	7,608

Total interest income	520,878	357,137	181,421
Interest expense	428,732	268,618	137,501

Net interest income	92,146	88,519	43,920
Other Income (Expense):
Gains (losses) on derivative instruments, net	34,288	7,736	(808)
Gains (losses) on sales of mortgage-backed securities, net	(181,149)	993	(69)
Losses on sales of loans held-for-investment	(45,065)	—	—
Impairment losses on securities	(481,654)	(7,010)	(112,008)
Mortgage-backed securities, trading change in fair value	(22,177)	—	—
Warrant, change in fair value	(526)	—	—
Other expense	(141)	(829)	—

Total other income (expense)	(696,424)	890	(112,885)

Expenses:
Servicing expense	23,133	11,951	434
Provision for loan losses	39,293	5,176	—
Salaries and benefits	17,354	9,470	2,998
Professional services	6,302	3,133	2,225
Management compensation expense to related party	—	6,921	4,193
Other general and administrative expenses	8,396	5,792	4,514

Total expenses	94,478	42,443	13,930

Income (loss) before income taxes	(698,756)	46,966	(82,895)
Income tax expense	22,241	169	96

Net income (loss)	$(720,997)	$46,797	$(82,991)

Net income (loss) per share — basic	$(16.21)	$1.15	$(2.13)

Net income (loss) per share — diluted	$(16.21)	$1.14	$(2.13)

Weighted-average number of shares outstanding — basic	44,481,292	40,788,778	39,007,953

Weighted-average number of shares outstanding — diluted	44,481,292	41,003,620	39,007,953

Dividends declared per common share	$0.62	$0.925	$0.77

The accompanying notes are an integral part of these statements

LUMINENT MORTGAGE CAPITAL, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

					Accumulated
				Accumulated	Distributions
	Common Stock		Additional	Other	in Excess of
		Par	Paid-in	Comprehensive	Accumulated	Comprehensive
	Shares	Value	Capital	Income/(Loss)	Earnings	Income/(Loss)	Total
	(in thousands)
Balance, December 31, 2004	37,113	$37	$476,250	$(61,368)	$(9,416)		$405,503
Net loss					(82,991)	$(82,991)	(82,991)
Mortgage-backed securities available-for-sale, fair value adjustment				64,977		64,977	64,977
Derivative contracts, fair value adjustment				2,402		2,402	2,402
Futures contracts, net realized gains				1,065		1,065	1,065

Comprehensive loss						$(14,547)

Distributions to stockholders					(30,330)		(30,330)
Issuances of common stock	4,149	4	39,095				39,099
Repurchases of common stock	(675)		(5,000)				(5,000)
Amortization of stock options			2				2
Amortization of restricted stock			1,594				1,594

Balance, December 31, 2005	40,587	41	511,941	7,076	(122,737)		396,321
Net income					46,797	$46,797	46,797
Securities available-for-sale, fair value adjustment				4,380		4,380	4,380
Amortization of derivative gains				(7,614)		(7,614)	(7,614)

Comprehensive income						$43,563

Distributions to stockholders					(39,887)		(39,887)
Issuances of common stock	9,141	9	84,405				84,414
Repurchases of common stock	(1,919)	(2)	(15,830)				(15,832)
Amortization of restricted common stock			2,976				2,976

Balance, December 31, 2006	47,809	48	583,492	3,842	(115,827)		471,555

Net loss					(720,997)	$(720,997)	(720,997)
Securities available-for-sale, fair value adjustment				4,188		4,188	4,188
Amortization of derivative gains				(1,474)		(1,474)	(1,474)

Comprehensive loss						$(718,283)

Distributions to stockholders					(28,274)		(28,274)
Repurchases and retirement of common stock	(4,905)	(5)	(41,290)				(41,295)
Issuance and amortization of restricted common stock	269		6,272				6,272

Balance, December 31, 2007	43,173	$43	$548,474	$6,556	$(865,098)		$(310,025)

The accompanying notes are an integral part of these statements

LUMINENT MORTGAGE CAPITAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2007	2006	2005
	(in thousands)
Cash flows from operating activities
Net income (loss)	$(720,997)	$46,797	$(82,991)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization of premium/discount and depreciation	30,123	671	27,066
Impairment losses on mortgage-backed securities	481,654	7,010	112,008
Provision for loan losses	39,293	5,176	—
Net realized loss on real estate owned	2,550	—	—
Negative amortization of loans held-for-investment	(50,199)	(71,236)	—
Share-based compensation	6,272	2,976	2
Net realized and unrealized (gains) losses on derivative instruments	14,941	(9,664)	1,906
Net unrealized losses on securities classified as trading	22,177	—	—
Net change in the fair value of warrant	526	—	—
Net (gains) loss on sales of assets	181,149	(993)	69
Net losses on the sales of loans held-for-investment	45,065	—	—
Changes in operating assets and liabilities:
Decrease (increase) in interest receivable, net of purchased interest	(17,622)	(25,735)	4,448
Decrease (increase) in other assets	6,662	(3,418)	(3,079)
Increase in accounts payable and accrued expenses	25,222	3,688	1,001
Increase (decrease) in accrued interest expense	448	(9,029)	3,790
Increase (decrease) in management compensation payable, incentive compensation payable and other related party liabilities	—	(939)	214

Net cash provided by (used in) operating activities	67,264	(54,696)	64,434

Cash flows from investing activities
Purchases of mortgage-backed securities	(825,845)	(2,735,103)	(1,310,133)
Proceeds from sales of mortgage-backed securities	1,739,380	3,755,557	136,549
Principal payments of mortgage-backed securities	396,217	434,321	1,560,480
Purchases of loans held-for-investment	(1,678,193)	(5,543,538)	(532,508)
Proceeds from sale of loans held-for-investment	958,562	—	—
Principal payments of loans held-for-investment	1,381,814	519,247	23,854
Purchase of derivative instruments	(32,979)	(9,560)	(1,975)
Proceeds from derivative instruments	40,184	5,536	—
Purchase of debt security	(1,271)	—	—
Net change in restricted cash	(7,592)	(6,704)	(794)
Other	(409)	—	—

Net cash (provided by) used in investing activities	1,969,868	(3,580,244)	(124,527)

Cash flows from financing activities
Borrowings under repurchase agreements	34,843,176	39,099,107	19,419,024
Principal payments on repurchase agreements	(36,120,259)	(40,319,697)	(19,926,975)
Net borrowings (repayments) of warehouse lending facilities	(752,594)	752,777	—
Net borrowings (repayments) of commercial paper facility	(637,677)	637,677	—
Proceeds from issuance of mortgage-backed notes	1,457,657	3,827,489	498,589
Principal payments on mortgage-backed notes	(1,155,346)	(395,283)	(13,965)
Proceeds from issuance of collateralized debt obligations	291,027	—	—
Principal payments on collateralized debt obligations	(878)	—	—
Proceeds from issuance of convertible senior notes	90,000	—	—
Net proceeds from revolving line of credit	15,833	—	—
Proceeds from issuance of junior subordinated notes	—	—	89,968
Net borrowings (repayments) of margin debt	—	(3,548)	3,548
Capitalized financing costs	(396)	(10,966)	—
Net proceeds from issuance of common stock	—	84,414	38,909
Repurchases of common stock	(41,295)	(15,832)	(4,114)
Distributions to stockholders	(28,760)	(26,762)	(45,071)
Net realized gains on Eurodollar futures contracts	—	—	1,065

Net cash provided by (used in) financing activities	(2,039,512)	3,629,376	60,978

Net increase (decrease) in cash and cash equivalents	(2,380)	(5,564)	885
Cash and cash equivalents, beginning of the period	5,902	11,466	10,581

Cash and cash equivalents, end of the period	$3,522	$5,902	$11,466

The accompanying notes are an integral part of these statements

LUMINENT MORTGAGE CAPITAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	For the Year Ended December 31,
	2007	2006	2005
	(in thousands)
Supplemental disclosure of cash flow information
Interest paid	$422,763	$276,216	$142,825
Taxes paid	4,557	1,036	—

Non-cash investing and financing activities
(Increase) decrease in principal receivable	$933	$12,616	$(219)
Increase (decrease) in cash distributions payable to stockholders	(486)	13,125	(14,741)
Transfer of loans held-for-investment to real estate owned	42,847	3,602	—
De-recognition of mortgage-backed securities	(70,990)	—	—
De-recognition of repurchase agreements	70,990	—	—
Collateralized debt obligations	(3,986)	—	—
Principal payments on mortgage-backed securities	183	—	—
Repayment of warehouse lending facilities	(183)	—	—
Incentive compensation payable settled through issuance of restricted common stock	—	—	1,884
Deferred compensation reclassified to stockholders’ equity upon issuance of restricted common stock	—	—	(159)
Accounts payable and accrued expenses settled through issuance of restricted common stock	—	—	55
Unsettled repurchases of common stock	—	—	(886)
The accompanying notes are an integral part of these statements

LUMINENT MORTGAGE CAPITAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1—ORGANIZATION
          Luminent Mortgage Capital, Inc., or the Company, was organized as a Maryland corporation on April 25, 2003. The Company commenced its operations on June 11, 2003, upon completion of a private placement offering. On December 18, 2003, the Company completed the initial public offering of its shares of common stock and began trading on the New York Stock Exchange, or NYSE, under the trading symbol LUM on December 19, 2003. On March 29, 2004 and October 12, 2006, the Company completed follow-on public offerings of its common stock.
          The Company is a Real Estate Investment Trust, or REIT, which, together with its subsidiaries, invests in two core mortgage investment strategies. Under its Residential Mortgage Credit strategy, the Company invests in mortgage loans purchased from selected high-quality providers within certain established criteria as well as subordinated mortgage-backed securities that have credit ratings below AAA. Under its Spread strategy, the Company invests primarily in U.S. agency and other highly-rated single-family, adjustable-rate and hybrid adjustable-rate mortgage-backed securities.
     The Company manages its Residential Mortgage Credit strategy, which is comprised of a mortgage loan and securitization portfolio and a credit sensitive bond portfolio and its Spread strategy. Prior to September 26, 2006, one of the portfolios within the Company’s Spread strategy was managed by an external manager pursuant to a management agreement. The Company operates as only one operating segment as defined in Statement of Financial Accounting Standard, or SFAS No. 131, Disclosures about segments of an Enterprise and Related Information.
     Business Conditions and Going Concern
          The Company’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future. As the Company announced in a press release on August 6, 2007, the mortgage industry and the financing methods upon which the mortgage industry has historically relied deteriorated significantly and in an unprecedented fashion. Effectively, the secondary market for mortgage-backed securities is closed, and as a result, the Company simultaneously experienced a significant increase in margin calls from certain of its repurchase agreement lenders and a decrease in the amount of financing its lenders would provide on a given amount of collateral. These events resulted in a significant loss of liquidity for the Company over a very short period of time and raised substantial doubt about its ability to continue as a going concern. The Company lost $721.0 million in the year ended December 31, 2007, which included $481.7 million in impairment losses on mortgage-backed securities, $39.3 million in provisions for loan losses, $181.1 million in losses on sales of securities and $45.1 million in losses on sales of loans. In addition, the Company recorded $21.3 million in corporate state and U.S. federal income taxes due to its inability to meet the threshold for tax benefit recognition as it relates to its qualification as a REIT.
Progress in the Stabilization of the Business
          Progress in the stabilization of the Company’s lending facilities includes the following achievements.
•	The Company obtained new financing arranged by Arco Capital Corporation Ltd., or Arco, in the form of repurchase agreement financing and a revolving line of credit with a maximum amount of $190 million, which expires on September 26, 2012. See Note 5 and Note 14 for additional information about the Company’s borrowings from Arco and its affiliates and the Company’s relationship with Arco.

•	As of December 31, 2007, the Company had completed the sale of approximately $2.4 billion of mortgage-backed securities to repay lenders and meet required margin calls.

•	The Company completed the sale or refinancing of assets financed by its asset-backed commercial program, and it no longer has any outstanding commercial paper liabilities under its asset-backed commercial paper program.

•	The Company sold approximately $1.0 billion of loans and has repaid all of its warehouse lines of credit that were used to finance whole loan purchases. See Note 5 to the Company’s consolidated financial statements as of December 31, 2007 for additional information on its warehouse facilities.

•	As of December 31, 2007, the Company stabilized $538.4 million of repurchase agreement financing with five repurchase agreement lenders by meeting all required margin calls. The Company is working to further stabilize its repurchase agreement financing by moving its repurchase agreement financing to Arco and its affiliates.

•	The Company is working with one additional repurchase agreement lender to resolve a dispute on the fair value of the underlying collateral for that agreement to settle an additional $8.0 million of repurchase agreement financing.
          The Company has not yet met the REIT taxable income distribution requirements for 2007 and has suspended the payment of the $0.32 dividend declared on June 27, 2007. The Company is considering alternatives related to the payment of its dividend and other issues related to its current qualification as a REIT. See Note 11 for additional information on the Company’s REIT qualification.
NOTE 2—ACCOUNTING POLICIES
     Basis of Presentation
          The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, or GAAP.
          The Company consolidates all entities in which it holds a greater than 50% voting interest. The Company also consolidates all variable interest entities for which it is considered to be the primary beneficiary pursuant to the Financial Accounting Standards Board Interpretation, or FIN, 46(R), Consolidation of Variable Interest Entities. All inter-company balances and transactions have been eliminated in consolidation.
     Cash and Cash Equivalents
          Cash and cash equivalents include cash on hand and highly liquid investments with maturities of three months or less at the time of purchase.
     Restricted Cash
          Restricted cash includes cash that is held by third party trustees under certain of the Company’s securitization transactions.
     Investment Securities
          The Company classifies its securities as either trading, available-for-sale or held-to-maturity. Management determines the appropriate classification of the securities at the time they are acquired and evaluates the appropriateness of such classifications at each balance sheet date. The Company generally classifies its investment securities as available-for-sale securities. All assets that are classified as available-for-sale are carried at fair value on the consolidated balance sheet and unrealized gains or losses are included in accumulated other comprehensive income or loss as a component of stockholders’ equity. In the event that a security becomes other-than-temporarily impaired (e.g., if the fair value falls below the amortized cost basis and recovery is not expected before the security matures or is sold), the cost of the security is written down and the difference is reflected in current earnings.
          The Company holds certain securities which it has elected to account for as trading securities in accordance with Statement of Accounting Standards, or SFAS, No. 155, Accounting for Certain Hybrid Financial Instruments – an Amendment to FASB Statements No., 133 and 140, although these securities were not acquired for resale. Changes in the fair value of trading securities are required to be reported in the results of operations.
          The Company’s Spread portfolio of mortgage-backed securities has fair values based on estimates provided by independent pricing services and dealers in mortgage-backed securities. Because the price estimates may vary between sources, the Company makes certain judgments and assumptions about the appropriate price to use. Different judgments and assumptions could result in different presentations of value.

     The Company estimates the fair value of its Residential Mortgage Credit portfolio of mortgage-backed securities using internally generated cash flow analysis, available market information and other appropriate valuation methodologies. The Company believes the estimates used reflect the market values it may be able to receive should it choose to sell the mortgage-backed securities. These estimates involve matters of uncertainty, judgment in interpreting relevant market data and are inherently subjective in nature. Many factors are necessary to estimate market values, including, but not limited to, interest rates, prepayment rates, amount and timing of credit losses, supply and demand, liquidity, cash flows and other market factors. The Company applies these factors to its portfolio as appropriate in order to determine fair values.
     The Company evaluates the determination of other-than-temporary impairment at least quarterly. When the fair value of an available-for-sale security is less than amortized cost, the Company considers whether there is an other-than-temporary impairment in the value of the security. The Company considers several factors when evaluating securities for an other-than-temporary impairment, including the length of time and the extent to which the market value has been less than the amortized cost, whether the security has been downgraded by a rating agency and the Company’s continued intent and ability to hold the security for a period of time sufficient to allow for any anticipated recovery in market value. The determination of other-than-temporary impairment is a subjective process, requiring the use of judgments and assumptions. If the Company determines other-than-temporary impairment exists, it writes down the cost basis of the security to the then-current fair value, and records the unrealized loss as a reduction of current earnings as if it had realize the loss in the period of impairment. If future evaluations conclude that impairment now considered to be temporary is other-than-temporary, the Company may need to realize a loss that would have an impact on income. See Note 3 for further detail of temporary and other-than temporary impairment on the Company’s mortgage-backed securities.
     Recently, due to disruptions in the mortgage market resulting in the sale of securities to repay lenders and the Company’s ongoing liquidity concerns, it has determined that it may not have the ability to hold available-for-sale securities that are at an unrealized loss until the loss in market value is recovered. These securities are considered to be other-than-temporarily impaired, and, therefore, the Company has recognized all unrealized losses on available-for-sale securities in the statement of operations.
     The Company accounts for interest income on investments using the effective yield method. For investments purchased at par, the effective yield is the contractual coupon rate on the investment. The Company recognizes unamortized premiums and discounts on mortgage-backed securities in interest income over the contractual life, adjusted for actual prepayments, of the securities using the effective interest method. For securities representing beneficial interests in securitizations that are not highly rated (i.e., mezzanine and subordinate tranches of residential mortgage-backed securities), the Company recognizes unamortized premiums and discounts over the contractual life, adjusted for estimated prepayments and estimated credit losses of the securities using the effective interest method. The Company reviews actual prepayment and credit loss experience and recalculates effective yields when differences arise between prepayments and credit losses originally anticipated compared to amounts actually received plus anticipated future prepayments.
     Security transactions are recorded on the trade date. Realized gains and losses from security transactions are determined based upon the specific identification method.
  Loans Held-for-Investment
     The Company purchases pools of residential mortgage loans through its network of originators. Mortgage loans are designated as held-for-investment as the Company has the intent and ability to hold them for the foreseeable future or until maturity or payoff. Mortgage loans that are considered to be held-for-investment are carried at their unpaid principal balances, including unamortized premium or discount and allowance for loan losses.
     Interest income on mortgage loans is accrued and credited to income based on the carrying amount and contractual terms or estimated life of the assets using the effective yield method. The accrual of interest on impaired loans is discontinued when, in the Company’s opinion, the borrower may be unable to meet payments as they become due. Also, loans 90 days or more past due are placed on non-accrual status. When an interest accrual is discontinued, all associated unpaid accrued interest income is reversed against current period operating results. Interest income is subsequently recognized only to the extent cash payments are received.
  Allowance and Provision for Loan Losses
     The Company maintains an allowance for loan losses at a level that it believes is adequate based on an evaluation of known and inherent risks related to its loan investments. When determining the adequacy of the allowance for loan losses, the Company considers historical and industry loss experience, economic conditions and trends, the estimated fair values of its loans, credit quality trends and other factors that it determines are relevant. In its review of national and local economic trends and conditions the Company considers, among other factors, national unemployment data, changes in housing appreciation and whether specific geographic areas where it has significant loan concentrations are experiencing adverse economic conditions and events such as natural disasters that may affect the local economy or property values.
     To estimate the allowance for loan losses, the Company first identifies impaired loans. The Company evaluates loans purchased with relatively smaller balances and substantially similar characteristics collectively for impairment. The Company evaluates seriously delinquent loans with balances greater than $1.0 million individually. The Company considers loans impaired when, based on current information, it is probable that it will be unable to collect all amounts due according to the contractual terms of the loan agreement, including interest payments, or if it is unlikely that the seller will repurchase the loan in situations were the Company has the contractual right to request a repurchase. The Company carries impaired loans at the lower of the recorded investment in the loan or the fair value of the collateral less costs to dispose of the property.
     The Company establishes its allowance for loan losses using mortgage industry experience and rating agency projections for loans with characteristics that are similar to its portfolio. This analysis begins with actual 60 day or more delinquencies in its portfolio, and projects ultimate default experience (i.e., the rate at which loans will go to liquidation) on those loans based on mortgage industry loan delinquency migration statistics. For all loans showing indications of probable default, the Company applies a “severity” factor for each loan, again using loss severity projections. The Company then uses its judgment to ensure it has considered all relevant factors that could affect its loss levels and adjusts the allowance for loan losses if it believes that an adjustment is warranted. The Company includes the effect of its contractual right to put loans back to sellers in the event of early pay default or fraud. The Company has established procedures to perform contract enforcement and has been successful in this effort.
  Securitizations
     The Company creates securitization entities as a means of securing long-term collateralized financing for its residential mortgage loan portfolio and securities portfolio and matching the income earned on residential mortgage loans with the cost of related liabilities, otherwise referred to as match funding the Company’s balance sheet. Residential mortgage loans or securities are transferred to a separate bankruptcy-remote legal entity from which private-label multi-class mortgage-backed notes are issued. On a consolidated basis, securitizations are accounted for as secured financings as defined by SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and, therefore, no gain or loss is recorded in connection with the securitizations. Each securitization entity is evaluated in accordance with FIN 46(R), and if the Company has determined that it is the primary beneficiary of the securitization entities the securitization entities are consolidated into the Company’s consolidated balance sheet subsequent to securitization. Residential mortgage loans or securities transferred to securitization entities collateralize the notes issued, and, as a result, those investments are not available to the Company, its creditors or stockholders. All discussions relating to securitizations are on a consolidated basis and do not necessarily reflect the separate legal ownership of the loans by the related bankruptcy-remote legal entity.
  Investment in Subsidiary Trust and Junior Subordinated Notes
     On March 15, 2005 and December 15, 2005, Diana Statutory Trust I, or DST I, and Diana Statutory Trust II, or DST II, or collectively the Trusts, respectively, were created for the sole purpose of issuing and selling preferred securities. The Trusts are special purpose entities. In accordance with FIN 46(R), the Trusts are not consolidated into the Company’s financial statements because the Company’s investments in the Trusts are not considered to be variable interests. The Company’s investments in the Trusts are recorded in other assets on the consolidated balance sheet.
     Junior subordinated notes issued to the Trusts are accounted for as liabilities on the consolidated balance sheet. Deferred debt issuance costs are recorded in other assets on the consolidated balance sheet. Interest expense on the notes and amortization of debt issuance costs is recorded in the income statement.
     See Note 5 for further discussion on the preferred securities of the Trusts and junior subordinated notes.
  Share-Based Compensation
     In December 2004, the FASB issued SFAS No. 123(R) (revised 2004), Share-Based Payment. This Statement requires compensation expense to be recognized in an amount equal to the estimated fair value at the grant date of stock options and similar awards granted to employees. The accounting provisions of this Statement are effective for awards granted, modified or settled after July 1, 2005. The Company adopted this Statement as of January 1, 2005, and has applied its provisions to awards granted to employees and directors.
  Derivative Financial Instruments
     Prior to January 1, 2006, the Company entered into certain derivative contracts which were accounted for under hedge accounting as prescribed by SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted. Effective January 1, 2006, the Company discontinued the use of hedge accounting. All changes in value of derivative instruments that had previously been accounted for under hedge accounting are recognized in other income or expense.
  Real Estate Owned
     Real estate owned is included in other assets and is recorded at the lower of cost or estimated fair value less costs of disposal. When property is acquired, the excess, if any, of the loan balance over fair value is charged to the allowance for loan losses.  Periodically thereafter, the asset is reviewed for subsequent declines in the estimated fair value.  Subsequent declines, if any, and holding costs, as well as gains and losses on subsequent sale, are included in the consolidated statements of operations.
  Premiums and Discounts on Mortgage-Backed Notes Issued
     Premiums and discounts on mortgage-backed notes issued result from proceeds upon issuance to third parties in excess of or below the par value of the debt issued. Mortgage-backed notes are carried at their unpaid principal balances, net of any unamortized premium or discount, on the consolidated balance sheet. Premiums and discounts are amortized into income using an effective yield methodology and are recorded in interest expense on the consolidated statement of operations.
  Income Taxes
     The Company has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, or the Code. As such, the Company is required to distribute substantially all of the income generated from operations to its stockholders in order to maintain the tax benefit due to its qualification as a REIT. See Note 11 for further information on the Company’s qualification as a REIT.
     In June 2006, the FASB issued Interpretation, or FIN, No. 48, Accounting for Uncertainty in Income Taxes. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 was adopted on January 1, 2007.
  Incentive Compensation
     On September 26, 2006, the Company completed its transition to full internal management after reaching agreement with Seneca Capital Management LLC, or SCM, to terminate the Amended and Restated Management Agreement, or Amended Agreement. Prior to September 26, 2006, the Company’s Amended Agreement with SCM provided for the payment of incentive compensation to SCM if financial performance of the Company’s Spread business exceeded certain benchmarks. As of September 26, 2006, the Company also accelerated the vesting of 138,233 shares of restricted common stock issued to SCM.
     The cash portion of the incentive compensation was accrued and expensed during the period for which it was calculated and earned. The Company accounted for the restricted common stock portion of the incentive compensation in accordance with SFAS No. 123(R), and related interpretations and EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.
     In accordance with the consensus on Issue 1 in EITF 96-18, the measurement date of the shares issued for incentive compensation was the date when the SCM’s performance was complete. Since continuing service is required in order for the restrictions on issued shares to lapse and for ownership to vest, for each one-third tranche (based on varying restriction/vesting periods) of shares issued for a given period, performance was considered to be complete when the restriction period for that tranche ended and ownership vested. The period over which the stock was earned by SCM (i.e., the period during which services were provided before the stock vested) was both the period during which the incentive compensation was initially calculated and the vesting period for each tranche issued. Therefore, expense for the stock portion of incentive compensation issued for a given period was spread over five quarters for the first tranche (shares vesting one year after issuance), nine quarters for the second tranche (shares vesting two years after issuance) and 13 quarters for the third tranche. In accordance with the consensus on Issue 2 in EITF 96-18, the fair value of the shares issued was recognized in the same manner as if the Company had paid cash to SCM for its services. When the shares were issued, they were recorded in stockholders’ equity at the average of the closing prices of the common stock over the 30-day period ending three calendar days prior to the grant, with an offsetting entry to deferred compensation (a contra-equity account). The deferred compensation account was reduced and expense was recognized quarterly up to the measurement date, as discussed above. In accordance with the consensus in Issue 3 of EITF 96-18, fair value was adjusted quarterly for unvested shares, and changes in such fair value each quarter were reflected in the expense recognized in that quarter and in future quarters. By the end of the quarter in which performance was complete (i.e., the measurement date), the deferred compensation account was reduced to zero, and there were no further adjustments to equity for changes in fair value of the shares.
  Net Income (Loss) Per Share
     The Company calculates basic net income per share by dividing net income (loss) for the period by weighted-average shares of its common stock outstanding for that period. Diluted net income (loss) per share takes into account the effect of dilutive instruments, such as stock options and unvested restricted common stock, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted-average number of shares outstanding.
  Use of Estimates
     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates affecting the accompanying financial statements include the fair values of mortgage-backed securities and derivative instruments, the prepayment speeds used to calculate amortization and accretion of premiums and discounts on mortgage-backed securities and loans held-for-investment, default rates and loss frequency and severity used to determine the allowance for loan losses.
  Recent Accounting Pronouncements
     In February 2008, the FASB issued FSP FAS 140-3, to resolve questions about the accounting for repurchase financings. Under the FSP if a repurchase agreement is entered into contemporaneously, or in the contemplation of the initial transfer of an asset and is with the same counterparty as the asset transfer, then under most circumstances neither the asset nor the repurchase agreement liability will be recorded in the financial statements and the arrangement will be treated as a forward contract under SFAS No. 133. The FSP is effective for repurchase financings in which the initial transfer is entered into in fiscal years beginning after November 15, 2008. The initial adoption of this Statement will not have a material effect on the Company’s balance sheet or results of operations, but if the Company enters into significant transactions described in the statement the accounting would be significantly different from current practice where both the asset and liability are recorded on the Company’s statement of position and interest income and expense is recorded in the Company’s results of operations.
     In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, or SFAS No. 141(R). SFAS No. 141(R) requires the acquiring entity in a business combination to recognize the full fair value of assets acquired and liabilities assumed in the transaction, whether the assets are acquired from a full or partial acquisition; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; requires expensing of most transaction and restructuring costs; and requires the acquirer to disclose to investors and other users all of the information needed to evaluate and understand the nature and financial effect of the business combination. SFAS No. 141(R) applies to all transactions or other events in which the Company obtains control of one or more businesses, including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration, for example, by contract alone or through the lapse of minority veto rights. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after December 1, 2009.
     In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51, or SFAS No. 160. SFAS No. 160

requires reporting entities to present noncontrolling or minority interests as equity as opposed to as a liability or mezzanine equity, and provides guidance on the accounting for transactions between an entity and noncontrolling interests. SFAS No. 160 applies prospectively as of December 1, 2009, except for the presentation and disclosure requirements which will be applied retrospectively for all periods presented.
     In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This Statement allows entities to make an election to record financial assets and liabilities, with limited exceptions, at fair value on the balance sheet, with changes in fair value recorded in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company adopted the Statement as of January 1, 2008 and elected the fair value option for its loans held-for-investment, mortgage-backed securities, repurchase agreements, mortgage-backed notes, collateralized debt obligations, senior convertible notes, junior subordinated notes and lines of credit. By adopting this statement, the Company’s investment assets and related financing will be carried on the balance sheet at fair value with gains and losses on changes in the fair value of the assets and liabilities recorded in the statement of operations. At January 1, 2008, all differences between the carrying basis of these assets and liabilities as well as the effect of the write-off of certain related assets and liabilities such as premiums and discounts, deferred financing costs and valuation accounts will be recorded in stockholders’ equity as the adoption of a new accounting principle.
     The effect on the financial assets and financial liabilities selected for the fair value option as of January 1, 2008 will be as follows (in thousands):

	Carrying Value	Net Gain (loss)
	Prior to	upon	Carrying Value
	Adoption	Adoption	After Adoption
Loans held-for-investment	$4,191,343	$(522,588)	$3,668,755
Mortgage-backed securities	435,885	—	435,885
Debt issuance costs, a component of other assets	17,238	(17,238)	—
Mortgage-backed notes	3,914,643	280,007	3,634,636
Repurchase agreements	526,634	(19,795)	546,429
Collateralized debt obligations	294,416	171,283	123,133
Junior subordinated notes	92,788	43,242	49,546
Convertible senior notes	90,000	23,850	66,150

Pretax cumulative effect of adoption		(41,239)
Effect on deferred tax asset		—

Cumulative effect on stockholders’ equity		(41,239)
Reclassification from accumulated other comprehensive income (loss)		4,188

Cumulative effect on retained earnings		(37,051)

     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement defines fair value in GAAP and expands requirements for disclosure about fair value estimates. SFAS No. 157 does not require any new fair value measurements. The Company is required to adopt SFAS No. 157 for financial statements issued for fiscal years beginning after November 15, 2007. The statement will have no material impact on the Company’s consolidated financial statements other than the requirement to include expanded disclosure.
NOTE 3— INVESTMENT SECURITIES
     At December 31, 2007, the Company held $6.9 million of hybrid securities that are classified as trading in accordance with SFAS No. 155 which was effective beginning January 1, 2007. For the year ended December 31, 2007, the Company recognized decreases in fair value of trading securities of $22.2 million in its consolidated statement of operations.
     The following table summarizes the Company’s unrealized gains and losses on securities classified as available-for-sale, which are carried at fair value as of December 31, 2007 and 2006.

Unrealized Gains and Losses on Available-for-Sale Securities
(in thousands)

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
December 31, 2007
Mortgage-backed securities, available–for-sale	$424,838	$4,188	$—	$429,026
Equity securities	373	—	—	373

Total	$425,211	$4,188	$—	$429,399

December 31, 2006
Mortgage-backed securities, available–for-sale	$2,930,878	$7,549	$(7,489)	$2,930,938
Equity securities	1,050	48	—	1,098

Total	$2,931,928	$7,597	$(7,489)	$2,932,036

The above table excludes securities classified as trading Securities with an amortized cost of $25.1 million and a fair value of $6.9 million.
     At December 31, 2007 and 2006, mortgage-backed securities had a weighted-average amortized cost, excluding residual interests, of 51.1% and 99.0% of face amount, respectively.
     The Company had no unrealized losses on available-for-sale securities at December 31, 2007. The following table shows the Company’s available-for-sale mortgage-backed securities’ fair value and gross unrealized losses on temporarily impaired securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2006.
Holding Period of Gross Unrealized Losses on Available-for-Sale Securities
(in thousands)

	Less than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
December 31, 2006
Agency-backed
Mortgage-backed securities	$8,850	$(66)	$—	$—	$8,850	$(66)
Non-agency-backed
Mortgage-backed securities	971,034	(3,058)	138,210	(4,365)	1,109,244	(7,423)

Total temporarily impaired
Mortgage-backed securities	$979,884	$(3,124)	$138,210	$(4,365)	$1,118,094	$(7,489)

     The temporary impairment of securities at December 31, 2006 resulted from the fair value of the mortgage-backed securities falling below their amortized cost basis and was solely attributable to changes in interest rates. At December 31, 2006, the Company had the ability and intent to hold these securities for a period of time that is sufficient to recover all unrealized losses. As such, the Company does not believe any of these securities were other-than-temporarily impaired at December 31, 2006.
     The Company evaluates available-for-sale securities for other-than-temporary impairment on a quarterly basis, and more frequently when conditions warrant such evaluation. Impairment losses of $481.7 million for the year ended December 31, 2007 were primarily due to assumption changes on certain mortgage-backed securities for increased loss expectations and increases in the discount rates used to calculate the fair value of mortgage-backed securities on the Company’s Residential Mortgage Credit portfolio. As discussed in Note 1, due to current business conditions, the Company cannot say with certainty that it has the ability to hold these securities until recovery of the impairment loss, and, therefore, has recorded the impairment through its statement of operations. Impairment losses of $7.0 million were recognized for the year ended December 31, 2006 of which $2.2 million were recognized due to the Company’s decision to reposition the Spread portfolio and the remaining impairment loss was due to assumption changes on certain mortgage-backed securities for increased loss expectations. Impairment losses of $112.0 million were recognized for the year ended December 31, 2005 due to the Company’s decision to reposition the Spread portfolio.
     The Company accounts for certain of the mortgage-backed securities in its Residential Mortgage Credit portfolio in accordance with the Emerging Issues Task Force, or EITF, 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets. Under EITF 99-20, the Company evaluates whether there is other-than-temporary impairment by discounting projected cash flows using credit, prepayment and other assumptions compared to prior period projections. If the discounted projected cash flows have decreased due to a change in the credit, prepayment and other assumptions, then the mortgage-backed security must be written down to fair value if the fair value is below the amortized cost basis. If there have been no changes to the Company’s assumptions and the change in value is solely due to interest rate changes, the Company does not recognize an impairment of a mortgage-backed security in its consolidated statements of operations. It is difficult to predict the timing or magnitude of these other-than-temporary impairments and impairment losses could be substantial.
     During the year ended December 31, 2007, the Company had realized losses of $182.7 million and gains of $1.6 million on the sales of mortgage-backed securities. During the year ended December 31, 2006, the Company had realized gains of $10.0 million and realized losses of $9.0 million on the sale of mortgage-backed securities. During the year ended December 31, 2005, the Company had realized gains of $60 thousand and realized losses of $129 thousand.
     The weighted-average lives of the mortgage-backed securities as of December 31, 2007 in the table below are based upon data provided through subscription-based financial information services, assuming constant prepayment rates to the balloon or reset date for each security. The prepayment model considers current yield, forward yield, steepness of the yield curve, current mortgage rates, mortgage rates of the outstanding loans, loan age, margin and volatility. Actual maturities of the Company’s mortgage-backed securities are affected by the contractual lives of the underlying mortgages, periodic payments of principal and prepayments of principal, and are generally shorter than their stated maturities. The weighted-average lives of mortgage-backed securities, which includes the effects of prepayments is more representative of the actual life of the securities than the contractual maturity due to the tendency of the securities to prepay.
Weighted-Average Life of Mortgage-Backed Securities
(dollars in thousands)

			Weighted-
			Average
Weighted-Average Life	Fair Value	Amortized Cost	Coupon
Less than one year	$5,397	$5,397	7.97%
Greater than one year to five years	347,349	344,043	5.58
Greater than five years	83,139	100,844	6.30

Total	$435,885	$450,284	5.88%

     In January 2008, the Company sold mortgage-backed securities with a cost basis of approximately $132.6 million for proceeds of $132.3 million to an affiliated company of a director. This sale was reported to the audit committee of the board of directors in accordance with Company’s policy for such transactions and was deemed to be on terms that would have been obtained in an arms’ length transaction.

NOTE 4—LOANS HELD-FOR-INVESTMENT
     The following table summarizes the Company’s residential mortgage loans classified as held-for-investment, which are carried at amortized cost, net of allowance for loan losses.
Components of Residential Mortgage Loans Held-for-Investment
(in thousands)

	December 31,	December 31,
	2007	2006
Principal	$4,133,820	$5,472,325
Unamortized premium	95,668	124,412

Amortized cost	4,229,488	5,596,737
Allowance for loan losses	(38,145)	(5,020)

Total residential mortgage loans, net of allowance for loan losses	$4,191,343	$5,591,717

     At December 31, 2007 and December 31, 2006, residential mortgage loans had a weighted-average amortized cost of 102.3% of face amount.
Reconciliation of the Carrying Amounts of Loans Held-for-Investment
(in thousands)

	For the Year Ended December 31,
	2007	2006
Balance, beginning of period	$5,596,737	$507,177
Additions during the period:
Loan purchases, net of repurchases	1,675,375	5,545,103
Negative amortization	50,199	71,236

	1,725,573	5,616,339

Deductions during the period:
Collections of principal	1,389,069	519,247
Loan sales	989,299	—
Deconsolidation of securitization trust	642,500	—
Transfers to real estate owned	42,847	3,602
Amortization of premium	26,557	3,930
Charge-offs	2,550	—

	3,092,822	526,779

Balance, end of period	$4,229,488	$5,596,737

Detail of Carrying Amount of Loans Held-for-Investment
(carrying amount in thousands)

						Principal	Delinquent		Number of
			Weighted-	Weighted-		Amount of	Loans as a	Number of	Delinquent
			Average	Average	Carrying	Loans	Percentage	Loans	Loans as a
		Number	Interest	Maturity	Amount of	Delinquent	of Total	Delinquent	Percentage of
Description	Loan Balance	of Loans	Rate	Date	Mortgages	> 90 Days	Principal	> 90 Days	Total Loans
December 31, 2007:
Floating Rate	$0 - 250	1,989	8.23%	2040	$351,743	$14,226	0.34%	81	0.77%
	251 - 500	3,384	8.20	2040	1,255,786	87,060	2.06	233	2.22
	501 - 750	1,608	8.15	2041	954,042	58,054	1.37	99	0.94
	751 - 1,000	272	8.02	2040	229,904	17,488	0.41	21	0.20
	over 1,000	196	7.96	2041	252,838	23,157	0.55	17	0.16

		7,449			3,044,313	199,986	4.73	451	4.30

Hybrid	$0 - 250	1,178	6.68	2036	197,278	8,936	0.21	50	0.48
	251 - 500	1,253	6.59	2036	464,800	27,573	0.65	74	0.71
	501 - 750	467	6.53	2036	277,379	13,241	0.31	22	0.21
	751 - 1,000	107	6.58	2036	95,838	2,812	0.07	3	0.03
	over 1,000	37	6.90	2036	54,212	1,500	0.04	1	0.01

		3,042			1,089,507	54,062	1.28	150	1.43

Allowance for loan losses					(38,145)

Unamortized Premium					95,668

		10,491	7.72%		$4,191,343	$254,047	6.01%	601	5.73%

December 31, 2006:
Floating Rate	$0 - 250	2,802	8.12%	2046	$498,180	$1,976	0.04%	10	0.07%
	251 - 500	4,752	8.07	2046	1,775,980	7,825	0.14	22	0.16
	501 - 750	1,990	7.98	2046	1,177,712	4,520	0.08	8	0.06
	751 - 1,000	355	7.86	2046	302,649	995	0.02	1	0.01
	over 1,000	265	7.83	2046	334,494	5,514	0.10	4	0.03

		10,164			4,089,015	20,830	0.38	45	0.33

Hybrid	$0 - 250	1,452	6.68	2036	242,512	605	0.01	5	0.04
	251 - 500	1,570	6.49	2036	591,917	7,114	0.13	18	0.13
	501 - 750	548	6.51	2036	328,982	1,670	0.03	4	0.03
	751 - 1,000	152	6.67	2036	135,481	2,657	0.05	2	0.01
	over 1,000	56	6.75	2036	84,418	1,007	0.02	1	nm

		3,778			1,383,310	13,053	0.24	30	0.21

Allowance for loan losses					(5,020)
Unamortized Premium					124,412

		13,942	7.65%		$5,591,717	$33,883	0.62%	75	0.54%

nm	=	not meaningful
Geographic Concentrations of Loans Held-for-Investment

Top five geographic concentrations (% exposure):	December 31, 2007	December 31, 2006
California	56.5%	57.4%
Florida	9.7%	8.6%
Arizona	4.3%	4.1%
Virginia	3.9%	3.7%
Nevada	3.7%	3.4%

     The Company’s activity in the allowance for loan losses for the years ended December 31, 2007 and 2006 is as follows. The Company’s allowance for loan losses in the year ended December 31, 2005 was zero.
Allowance for Loan Losses
(in thousands)

	Year ended December 31,
	2007	2006
Balance, beginning of period	$5,020	$—
Provision for loan losses	39,293	5,176
Charge-offs	(6,168)	(156)

Balance, end of period	$38,145	$5,020

     At December 31, 2007 and 2006 $352.8 million and $50.3 million of loans were estimated to have been impaired and were included in our analysis of loan losses. At December 31, 2007 and 2006, residential mortgage loans in the amount of $11.8 million and $5.3 million, respectively, were individually evaluated and it was determined that no allowance for loan losses was required because the loan was eligible for putback to the seller or the value of the loan collateral, including any available mortgage insurance was sufficient and no loss was expected on the loan. At December 31, 2007 and 2006, $254.0 million and $33.9 million, respectively, of residential mortgage loans were 90 days or more past due all of which were on non-accrual status. Interest reversed for loans in non-accrual status at December 31, 2007 and 2006 was $10.5 million and $1.0 million, respectively. There were no loans in non-accrual status at December 31, 2005.
     At December 31, 2007 and 2006, the Company had $34.7 million and $3.6 million, respectively, of real estate owned that is included in other assets on its consolidated balance sheet.

NOTE 5—BORROWINGS
     The Company leverages its portfolio of mortgage-backed securities and loans held-for-investment through the use of various financing arrangements. The following table presents summarized information with respect to the Company’s borrowings.
Borrowings
(dollars in thousands)

		Weighted-
	Borrowings	Average Interest	Fair Value of	Final Stated
	Outstanding	Rate	Collateral(5)	Maturities (7)
December 31, 2007
Mortgage-backed notes (1)	$3,890,224	3.95%	$3,711,875	2046
Repurchase agreements (2)	546,429	7.23	396,657	2008
Collateralized debt obligations (3)	295,122	5.55	117,789	2047
Junior subordinated notes	92,788	8.42	none	2035
Convertible senior notes	90,000	8.63	none	2027
Revolving line of credit	15,833	9.10	none	2012

Total	$4,930,396	4.57%	$4,226,321

December 31, 2006
Mortgage-backed notes (1) (2)	$3,914,932	3.95%	$3,919,354	2046
Repurchase agreements	2,707,915	5.45	2,909,895	2008
Commercial paper facility (4)	639,871	5.36	643,823	2007
Warehouse lending facilities	752,777	5.80	794,420	(6)
Junior subordinated notes	92,788	8.58	none	2035

Total	$8,108,283	5.58%	$8,267,492

(1)	Outstanding balances for mortgage-backed notes exclude $24.4 million in unamortized premium at December 31, 2007 and $2.7 million at December 31, 2006. The carrying amount of loans pledged as collateral is $4.2 billion and $3.9 billion at December 31, 2007 and 2006, respectively.

(2)	Outstanding balances for repurchase agreements at December 31, 2007 excludes $19.8 million of unamortized discounts for the issuance of a warrant in conjunction with obtaining certain repurchase agreement financing.

(3)	Outstanding balance for collateralized debt obligations excludes $0.7 million of unamortized discounts at December 31, 2007.

(4)	The outstanding balance for commercial paper excludes $2.2 million of unamortized premiums at December 31, 2006 for commercial paper.

(5)	Collateral for borrowings consists of mortgage-backed securities and loans held-for-investment. Values listed as none are unsecured borrowings.

(6)	Borrowing has no stated maturity.

(7)	Mortgage-backed notes, repurchase agreements and collateralized debt obligations mature at various dates. The date above is the last maturity date for each type of borrowing. For mortgage-backed notes and collateralized debt obligations, the maturity of each class of securities is directly affected by the rate of principal repayments on the associated residential mortgage loan collateral. As a result, the actual maturity of each series of mortgage-backed notes may be shorter than the stated maturity.
     At December 31, 2007 and 2006, the Company had unamortized capitalized financing costs of $17.2 million and $15.9 million, respectively, related to the Company’s borrowings, which were deferred at the issuance date of the related borrowing and are being amortized using the effective yield method over the estimated life of the borrowing.
     Mortgage-Backed Notes
     The Company has issued non-recourse mortgage-backed notes to provide permanent financing for its loans held-for-investment. The mortgage-backed notes are issued through securitization trusts which are comprised of various classes of securities that bear interest at various spreads to the one-month London Interbank Offered Rate, or LIBOR. The borrowing rates of the mortgage-backed notes reset monthly except for $0.2 billion of the notes which, like the underlying loan collateral, are fixed for a period of three to five years and then become variable based on the average rates of the underlying loans which will adjust based on LIBOR. Loans held-for-investment collateralize the mortgage-backed notes. On a consolidated basis, the securitizations are accounted for as financings in accordance with SFAS No. 140 and qualify for consolidation with the Company’s balance sheet in accordance with FIN 46(R); therefore, the assets and liabilities of the securitization entities are consolidated on the Company’s consolidated balance sheet. See Note 12 for information on the deconsolidation of 2007-2.

     Repurchase Agreements
     The Company has entered into repurchase agreements with seven third-party financial institutions to finance the purchase of certain of its mortgage-backed securities. The repurchase agreements are short-term borrowings that bear interest rates based on one-month LIBOR plus a spread.
Repurchase Agreement Maturities
(in thousands)

	December 31, 2007	December 31, 2006
Overnight 1 day or less	$4,199	$—
Between 2 and 30 days	542,230	2,070,939
Between 31 and 90 days	—	201,976
Between 91 and 636 days	—	435,000

Total (1)	$546,429	$2,707,915

(1)	Balance at December 31, 2007 excludes $19.8 million of unamortized discounts for the issuance of a warrant in conjunction with obtaining certain repurchase agreement financing.
     In August 2007, the Company entered into repurchase agreement financing that was arranged by Arco, a related party. In exchange for the repurchase agreement financing, the Company issued a warrant that is accounted for as a debt discount that will be amortized over the life of the related financing. At December 31, 2007, unamortized discounts on repurchase agreements were $19.8 million. The Company recognized amortization of the discount of $2.5 million in interest expense for the year ended December 31, 2007.
Repurchase Agreement Amount at Risk
(dollars in thousands):

		Weighted-
		Average
		Days to
		Maturity of
	Amount at	Repurchase
Repurchase Agreement Counterparties	Risk(1)	Agreements
December 31, 2007:
Bear Stearns & Co.	$20,176	2
Greenwich Capital Markets Inc.	3,843	19

Total amount at risk	24,019	5

(1)	Equal to the sum of fair value of securities sold plus accrued interest income and the fair market value of loans pledged as collateral minus the sum of repurchase agreement liabilities plus accrued interest expense.
     The amount at risk table above excludes repurchase agreement counterparties where there are no amounts at risk in accordance with the calculation.
     On December 21, 2007, a repurchase agreement lender alleged that an event of default existed for an unspecified reason on the part of the Company and its affiliates under a master repurchase agreement. As a result, the repurchase agreement lender alleged that the repurchase date for reverse repurchase transactions by the Company and those affiliates having an aggregate repurchase price of approximately $8.0 million calculated as of December 21, 2007, would occur (to the extent that the repurchase date had not already occurred), and the repurchase agreement lender demanded payment by the Company of that aggregate repurchase price, together with interest thereon and expenses. Subsequent to December 31, 2007, the repurchase agreement lender informed the Company that it had sold the collateral for the repurchase agreement at a deficit of $7.3 million.
     The Company and its affiliates do not agree with the repurchase agreement lender that the above-described event of default exists. Furthermore, the Company and its affiliates believe that most of the securities subject to the related reverse repurchase transactions were sponsored, issued and underwritten by affiliates of the repurchase agreement lender and then sold to the Company by the underwriter, which is an agent of the repo lender, in violation of federal and state securities laws. The Company and an affiliate seek to rescind the related sale. Approximately $7.0 million of the approximately $8.0 million demanded by the repurchase agreement lender relates to the securities sponsored, issued, and underwritten by affiliates of the repurchase agreement lender.
     On December 24, 2007, the Company and an affiliate filed a lawsuit against affiliates of the repurchase agreement lender relating to the issuance and sale of the aforementioned securities. The lawsuit alleges that the defendants misrepresented, and failed to disclose, material information relating to the securities they offered and sold to the Company and an affiliate, entitling the Company and an affiliate to rescission and/or monetary damages.
Warehouse Lending Facilities
     Mortgage Loan Financing. The Company had used warehouse lending facilities that were structured as repurchase agreements to finance mortgage loan purchases. These warehouse lending facilities were short-term borrowings that were secured by the loans and bore interest based on LIBOR. In general, the warehouse lending facilities provided financing for loans for a maximum of 120 days. Proceeds from the issuance of mortgage-backed notes were used to pay down the outstanding balance of warehouse lending facilities.
     Asset-Backed Securities Financing. The Company maintained a warehouse lending facility with Greenwich Capital Financial Products, Inc. that was used to purchase mortgage-backed securities rated below AAA until the Company financed the securities permanently through collateralized debt obligations, or CDOs. This short-term warehouse lending facility was secured by asset-backed securities, bearing interest based on LIBOR. The facility was terminated in March 2007 concurrently with the permanent financing of the asset-backed securities by the CDOs.
     At December 31, 2007, the Company had no borrowing capacity under outstanding lines of credit. The following table details outstanding lines of credit at December 31, 2006:
Warehouse Lending Facilities
(in millions)

	At December 31, 2006
			Weighted-
	Borrowing	Borrowings	Average
Counterparty	Capacity	Outstanding	Interest Rate
Mortgage loan financing:
Greenwich Capital Financial Products, Inc.	$1,000.0	$455.2	5.80%
Barclays Bank plc	1,000.0	290.1	5.78
Bear Stearns Mortgage Capital Corp.	500.0	7.5	5.77
Asset-backed securities financing:
Greenwich Capital Financial Products, Inc.	500.0	—	—

Total	$3,000.0	$752.8	5.80%

     As of December 31, 2007 the Company was not in compliance with certain debt covenants related to a warehouse credit facility with a borrowing capacity of $1.0 billion. There were no borrowings on this facility and the Company has no intention to use the facility. The remaining three facilities with a $2.0 billion borrowing capacity have expired and were not renewed.
Commercial Paper Facility
     In August 2006, the Company established a $1.0 billion commercial paper facility, Luminent Star Funding I, to fund its mortgage-backed securities portfolio. Luminent Star Funding I was a single-seller commercial paper program that provided a financing alternative to repurchase agreement financing. It issued asset-backed secured liquidity notes that were rated by Standard & Poor’s and Moody’s. In August 2007, the commercial paper counterparty did not renew the Company’s commercial paper funding. The Company has liquidated all assets financed with commercial paper, and, as of September 30, 2007, the facility was closed.
Collateralized Debt Obligations
     In March 2007, the Company issued $400.0 million of collateralized debt obligations, or CDOs, from Charles Fort CDO I, Ltd., a qualified REIT subsidiary of the Company. The CDOs are floating-rate pass-through non-recourse certificates that were initially collateralized at closing by $289.1 million of the Company’s mortgage-backed securities and $59.1 million of mortgage-backed securities that the Company retained from prior whole loan securitizations as well as an uninvested cash balance that was used to purchase additional securities subsequent to the CDO closing. As of December 31, 2007, the fair value of the collateral on the CDOs was $117.8 million, third-party investors held $294.4 million of certificates net of unamortized debt discounts and the Company retained $103.7 million of certificates including $22.9 million of subordinated certificates, which provide credit support to the certificates issued to third-party investors. The interest rates on the certificates reset quarterly and are indexed to three-month LIBOR. The Company accounted for this securitization transaction as a financing of the mortgage-backed securities in accordance with SFAS No. 140, and, therefore, the assets and liabilities of the securitization entities are included on the Company’s consolidated balance sheet.
     As of December 31, 2007, nine securities with a fair value of $1.9 million that collateralize the CDO were deemed to be in default by way of ratings downgrades. These securities have to date continued to make principal and interest payments as required by their individual structures. Because these securities are deemed to be in default, the principal payment structure of the CDO has converted from a pro-rata principal payment structure to a sequential principal payment structure where principal payments are paid to the highest rated bonds first and then will be made sequentially to each class of bond from highest to lowest. In addition, all interest payments collected by the trust on the securities that are deemed to be in default are made as principal payments on a sequential pay basis.
Junior Subordinated Notes
     Junior subordinated notes consist of 30-year notes issued in March and December 2005 to Diana Statutory Trust I, or DST I, and Diana Statutory Trust II, or DST II, respectively, unconsolidated affiliates of the Company formed to issue $2.8 million of the trusts’ common securities to the Company and to place $90.0 million of preferred securities privately with unrelated third-party investors. The Company pays interest to the trusts quarterly. The trusts remit dividends pro rata to the common and preferred trust securities based on the same terms as the junior subordinated notes.
     The DST I notes in the amount of $51.6 million bear interest at a fixed rate of 8.16% per annum through March 30, 2010 and, thereafter, at a variable rate equal to three-month LIBOR plus 3.75% per annum through maturity. The DST I notes and trust securities mature in March 2035 and are redeemable on any interest payment date at the option of the Company in whole, but not in part, on or after March 30, 2010 at the redemption rate of 100% plus accrued and unpaid interest. Prior to March 30, 2010, upon the occurrence of a special event relating to certain U.S. federal income tax or investment company events, the Company may redeem the DST I notes in whole, but not in part, at the redemption rate of 107.5% plus accrued and unpaid interest.
     The DST II notes in the amount of $41.2 million bear interest at a variable rate equal to three-month LIBOR plus 3.75% per annum through maturity. The DST II notes and trust securities mature in December 2035, the Company may redeem the DST I notes at any interest payment date in whole, but not in part, at the redemption rate of 100% plus accrued and unpaid interest.
Convertible Senior Notes
     In June 2007, the Company completed a private offering of $90.0 million of convertible senior notes, or the Notes, that are due in 2027 with a coupon of 8.125%.
     Prior to June 1, 2026, upon the occurrence of specified events, as defined in the Note agreement, primarily related to the price of the Company’s stock or change of control transactions, the Notes are convertible at the option of the holder at an initial conversion rate of 89.4114 shares of the Company’s common stock per $1,000 principal amount of Notes. The initial conversion price of $11.18 represented a 22.5% premium to the closing price of $9.13 per share of the Company’s common stock on May 30, 2007. On or after June 1, 2026, the Notes are convertible at any time prior to maturity at the option of the holder. Upon conversion of Notes by a holder, the holder will receive cash up to the principal amount of such Notes and, with respect to the remainder, if any, of the conversion value in excess of such principal amount, at the option of the Company in cash or in shares of the Company’s common stock. The initial conversion rate is subject to adjustment in certain circumstances which primarily relate to the issuance of new shares of common stock, as defined in the Note agreement.
     Prior to June 5, 2012, the Notes are not redeemable at the Company’s option, except to preserve the Company’s qualification as a REIT. On or after June 5, 2012, the Company may redeem all or a portion of the Notes at a redemption price equal to the principal amount plus accrued and unpaid interest, including additional interest, if any.

     Note holders may require the Company to repurchase all or a portion of the Notes at a purchase price equal to the principal amount plus accrued and unpaid interest (including additional interest), if any, on the Notes on June 1, 2012, June 1, 2017, June 1, 2022 or upon the occurrence of certain change in control transactions prior to June 5, 2012.
     In August 2007, due to cross defaults on certain of the Company’s repurchase agreement financing arrangements, the Company had an event of default on the Notes which made the Notes immediately due and payable. In November 2007, the Company notified the trustee that it had remedied the conditions that gave rise to the event of default under the agreement. As of December 31, 2007 the Company was in compliance with this provision of the agreement.
     As of December 31, 2007, the Company is paying an additional interest rate penalty of 0.50% per annum on the Notes due to its inability to file a registration statement with the Securities and Exchange Commission to register the securities associated with the convertible debt as required by the agreement. In accordance with GAAP the penalty rate is accrued until the time the Company estimates it will be in compliance with the terms of the agreement. As of December 31, 2007, $0.1 million was accrued for this penalty.
Revolving Line of Credit
     In September 2007, the Company entered into a definitive credit agreement with Arco that was amended in December 2007 that provides for a revolving credit facility in the amount of the lesser of $16.0 million or 85% of eligible asset values as defined in the definitive credit agreement. The line of credit matures on September 26, 2012 and undrawn portions of the facility can be cancelled at the Company’s option. The line of credit bears interest at LIBOR plus 4.00%. A commitment fee of 0.50% is payable quarterly on the daily average amount of the unused line of credit. The facility will be repaid from net proceeds in excess of $250,000 from the sale, transfer or disposition of any property or asset of the Company or from 75% of the Company’s annual excess cash amount as defined in the agreement. The line of credit is secured by all of the assets of the Company that are not subject to a previous security interest. As of December 31, 2007, the Company was not in compliance with certain covenants required by this agreement; however, Arco has provided the Company with a waiver and has continued to allow the Company to maintain the lines of credit.
NOTE 6—CAPITAL STOCK AND EARNINGS PER SHARE
     Beginning on August 14, 2007, the Company entered into a series of agreements with Arco that provided it with repurchase agreement financing and a liquidity line of credit. In exchange for the repurchase agreement financing Arco received a warrant to purchase up to 51,000,000 shares of the Company’s common stock representing 49% of the voting interest in the Company and 51% of the economic interest in the Company on a fully diluted basis. The warrant holder has the right to elect to receive non-voting shares for any warrant exercised. The warrant is exercisable until September 30, 2012 at an exercise price of $0.18 per share subject to anti-dilution adjustments to maintain the economic ownership percentage of the Company attributable to the warrant at 51% on a fully-diluted basis. In addition, one of the agreements required that the Company’s board of directors include four directors satisfactory to Arco. The value of the warrant was recorded as a liability on the Company’s balance sheet with an offsetting balance as a debt discount. The debt discount will be amortized as additional interest expense over the term of the related debt. Changes in fair value of the warrant are recorded as a component of other income.
     The initial value of the warrant of $22.3 million was recorded as a liability with an offsetting amount recorded as debt discount on the related repurchase agreement financing. The debt discount will be amortized as additional interest expense over the weighted-average life of the repurchase agreement financing. The remaining weighted-average life of the repurchase agreement financing at December 31, 2007 was approximately 2.9 years. The change in fair value of the warrant between the issuance date and December 31, 2007 of $0.5 million was also recorded as a liability and was recorded as expense in consolidated statement of operations for the year ended December 31, 2007.

     The Company estimates the fair value of the warrant using the Black-Scholes Pricing Model. Values ascribed to the warrant as of the issuance date of August 14, 2007 and the balance sheet date of December 31, 2007 were as follows:
Warrant Pricing Assumptions

	August 14, 2007	December 31, 2007
Risk-free interest rate	4.35%	3.45%
Expected life in years	5.04	4.67
Expected volatility (1)	30.0%	30.0%
Dividend yield (2)	0.0%	0.0%

(1)	The Company’s stock price volatility increased dramatically subsequent to July 31, 2007 due to unprecedented events in the mortgage industry and the Company’s liquidity concerns. That level of volatility is not considered to be indicative of volatility over the life of the warrant and therefore, expected volatility was calculated based on the Company’s stock price and competitors’ stock prices prior to July 31, 2007.

(2)	The Company has suspended the payment of its second quarter dividend and is not currently expecting to declare a dividend over the life of the warrant; therefore the dividend yield is estimated to be zero.
     On November 7, 2005, the Company announced a share repurchase program to repurchase up to 2,000,000 shares of its common stock at prevailing prices through open market transactions subject to the provisions of SEC Rule 10b-18 and in privately negotiated transactions. On February 9, 2006, the Company announced an additional share repurchase program for an incremental 3,000,000 shares. On May 7, 2007, the Company announced an additional share repurchase program to acquire up to an additional 5,000,000 shares of common stock. For the year ended December 31, 2007, the Company repurchased 4,904,765 shares at a weighted-average price per share of $8.39, including 1,986,000 shares purchased from $18.1 million of the proceeds from the offering of the Notes in June 2007. The Company has repurchased 7,629,215 shares since the inception of the share repurchase program and has the remaining authority to acquire up to 2,370,785 more common shares. Currently, due to the Company’s liquidity concerns, the Company has no plans to repurchase shares of its common stock on the open market.
     The Company calculates basic net income or loss per share by dividing net income or loss for the period by the weighted-average shares of its common stock outstanding for that period. Diluted net income per share takes into account the effect of dilutive instruments, such as stock options and unvested restricted common stock and convertible notes, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted-average number of shares outstanding. Stock options and unvested restricted common stock instruments are not taken into account in the case of a net loss as they would be anti-dilutive.
Reconciliation of Basic and Diluted Earnings Per Share

	For the Year Ended		For the Year Ended		For the Year Ended
	December 31, 2007		December 31, 2006		December 31, 2005
	Basic	Diluted(1)	Basic	Diluted	Basic	Diluted(2)
Net income (loss)	$(720,997)	$(720,997)	$46,797	$46,797	$(82,991)	$(82,991)
Weighted-average number of common shares outstanding	44,481,292	44,481,292	40,788,778	40,788,778	39,007,953	39,007,953
Additional shares due to:
Assumed conversion of dilutive common stock options and vesting of unvested restricted common stock	—	—	—	214,842	—	—

Adjusted weighted-average number of common shares outstanding	44,481,292	44,481,292	40,788,778	41,003,620	39,007,953	39,007,953

Net income (loss) per share	$(16.21)	$(16.21)	$1.15	$1.14	$(2.13)	$(2.13)

(1)	The Company has 55,000 shares in stock options and 8,034,212 shares in instruments related to convertible debt which are not included in the above calculation due to their anti-dilutive effect. In addition, the Company has a warrant outstanding to redeem 51,000,000 shares related to its financing agreements with Arco that are unexercised and anti-dilutive at December 31, 2007.

(2)	Conversion of common stock options and unvested restricted common stock is considered anti-dilutive.

NOTE 7—2003 STOCK INCENTIVE PLANS
     Effective June 4, 2003, the Company adopted a 2003 Stock Incentive Plan and a 2003 Outside Advisors Stock Incentive Plan. The plans provide for the grant of a variety of long-term incentive awards to employees and officers of the Company or individual consultants or advisors who render or have rendered bona fide services as an additional means to attract, motivate, retain and reward eligible persons. These plans as amended authorize the award of up to 2,000,000 shares of the Company’s common stock at the discretion of the compensation committee of the board of directors of which 1,850,000 shares comprise the 2003 Stock Incentive Plan and 150,000 shares comprise the 2003 Outside Advisors Stock Incentive Plan. The compensation committee determines the exercise price and the vesting requirement of each grant as well as the maximum term of each grant. The Company uses historical data to estimate stock option exercises and employee termination in its calculations of stock-based employee compensation expense and expected terms.
Common Stock Available for Grant

		2003 Outside
	2003 Stock	Advisors Stock
	Plan Incentive	Incentive Plan	Total
December 31, 2007
Shares reserved for issuance	1,850,000	150,000	2,000,000
Granted	(1,029,500)	(20,760)	(1,050,260)
Forfeited	—	—	—
Expired	—	—	—

Total available for grant	820,500	129,240	949,740

Outstanding Stock Options

December 31, 2007
Stock options outstanding (shares)	55,000
Weighted-average exercise price	$14.82
Weighted-average remaining life (years)	0.75
     At December 31, 2007, all outstanding stock options were fully vested and had no aggregate intrinsic value. No stock options were granted, exercised or forfeited during the year ended December 31, 2007.
Common Stock Awards

	Number of	Weighted-Average
	Common Shares	Issue Price
Outstanding, January 1, 2007	721,329	$9.13
Issued	269,094	9.32
Forfeited	—	—

Outstanding, December 31, 2007	990,423	$9.18

Non-vested Common Stock Awards

	Number of Common	Weighted-Average
	Shares	Grant-Date Fair Value
Nonvested, January 1, 2007	555,923	$9.20
Granted	269,094	9.32
Vested	(804,257)	9.25
Forfeited	—	—

Nonvested, December 31, 2007	20,760	$8.67

     The fair value of common stock awards is determined on the grant date using the closing stock price on the NYSE that day.
     The Company had issued common stock awards to certain employees. These awards normally vest over a period of time but are subject to provisions that accelerate the vesting. The financing agreement with Arco described in Note 5 represented a change in control as defined in certain of the stock award agreements, and, therefore, certain unvested awards vested on August 30, 2007. Total stock-based employee compensation expense related to common stock awards for the year ended December 31, 2007, 2006 and 2005 was $6.3 million, $2.2 million and $0.4 million, respectively. At December 31, 2007, stock-based employee compensation expense of $0.1 million related to non-vested common stock awards is expected to be recognized over a weighted-average period of 1.4 years.

NOTE 8—FAIR VALUE OF FINANCIAL INSTRUMENTS
     SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of the fair value of financial instruments for which it is practicable to estimate that value. The fair value of short-term financial instruments such as cash and cash equivalents, restricted cash, interest receivable, principal receivable, repurchase agreements, commercial paper, warehouse lending facilities, revolving lines of credit, unsettled securities purchases and accrued interest expense approximates their carrying value on the consolidated balance sheet. The fair value of the Company’s investment securities is reported in Note 3. The fair value of the Company’s derivative instruments is reported in Note 10. The fair value of the Company’s warrant is reported in Note 6.
     The fair values of the Company’s remaining financial instruments that are not reported at fair value on the consolidated statement of financial position are reported below.
Fair Value of Financial Instruments
(in thousands)

	December 31, 2007		December 31, 2006
	Carrying		Carrying
	Value	Fair Value	Value	Fair Value
Loans held-for-investment	$4,191,343	$3,668,755	$5,591,717	$5,586,872
Mortgage-backed notes	3,914,643	3,634,636	3,917,677	3,919,353
Repurchase agreements	526,634	546,429	2,707,915	2,707,915
CDOs	294,416	123,133	—	—
Convertible senior notes	90,000	66,150	—	—
Junior subordinated notes	92,788	49,546	92,788	91,325
NOTE 9—ACCUMULATED OTHER COMPREHENSIVE INCOME
Components of Accumulated Other Comprehensive Income
(in thousands)

	December 31,
	2007	2006	2005
Unrealized holding losses on securities available-for-sale	$(658,507)	$(5,957)	$(116,394)
Reclassification adjustment for net losses (gains) on sales of securities available-for-sale included in net income	181,149	(993)	69
Impairment losses on securities included in net income	481,654	7,010	112,008

Net unrealized gain on securities available-for-sale	4,296	60	(4,320)
Net deferred realized and unrealized gains on cash flow hedges	2,260	3,734	11,396
Net unrealized losses (gains) on equity securities available-for-sale	—	48	—

Accumulated other comprehensive income	$6,556	$3,842	$7,076

NOTE 10—DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
     The Company seeks to manage its interest rate risk and credit exposure and protect the Company’s liabilities against the effects of major interest rate changes. Such interest rate risk may arise from: (1) the issuance and forecasted rollover and repricing of short-term liabilities with fixed rate cash flows or from liabilities with a contractual variable rate based on LIBOR; (2) the issuance of long-term fixed rate or floating rate debt through securitization activities or other borrowings or (3) the change in value of loan purchase commitments. The Company also seeks to manage its credit risk exposure which may arise from the creditworthiness of the holders of the mortgages underlying its mortgage-related assets. The Company may use various combinations of derivative instruments or other risk-sharing arrangements to attempt to manage these risks.

Derivative Contracts
(in thousands)

	Estimated Fair Value
	December 31,	December 31,
	2007	2006
Eurodollar futures contracts sold short	$—	$149
Interest rate swap contracts	(11,436)	4,383
Interest rate cap contracts	932	1,531
Credit default swaps	—	6,958
Realized and Unrealized Gains and Losses on Derivative Contracts
(in thousands)

	For the Year Ended December 31,
	2007	2006	2005
Free standing derivatives:
Realized gains	$50,212	$2,647	$983
Unrealized gains (losses)	(14,940)	1,363	(370)
Purchase commitment derivatives:
Realized gains (losses)	(984)	3,726	(1,421)
Unrealized gains (losses)	—	—	—
     The Company’s derivative contracts have master netting arrangements allowing it to net gains and losses in individual contracts with the same counterparty.
Cash Flow Hedging Strategies
     Prior to January 1, 2006, the Company entered into derivative contracts that it accounted for under hedge accounting as prescribed by SFAS No. 133. Effective January 1, 2006, the Company discontinued the use of hedge accounting. Under hedge accounting, prior to the end of the specified hedge time period, the effective portion of all contract gains and losses, whether realized or unrealized, was recorded in other comprehensive income or loss. Hedge effectiveness gains included in accumulated other comprehensive income at December 31, 2005 will be amortized during the specified hedge time period. During the years ended December 31, 2007, 2006 and 2005, interest expense decreased by $1.5 million, $7.5 million and $1.4 million, respectively due to the amortization of net realized gains and hedge ineffectiveness gains.
NOTE 11—INCOME TAXES
     On June 27, 2007, the Company declared a cash dividend of $0.32 per share. Subsequently, the Company suspended the payment of the dividend representing an obligation of $13.6 million due to the Company’s liquidity concerns. In addition, the Company estimated that it has $31.2 million of undistributed REIT taxable income as of December 31, 2007. In order to maintain its qualification as a REIT, the Company must pay the dividend through a cash distribution or distribution-in-kind prior to September 15, 2008. The Company did not pay the dividend prior to December 31, 2007. Consequently, the Company will incur an excise tax on a portion of its undistributed REIT taxable income at a rate of 4.00%, payable on March 15, 2008. The Company is currently considering various options related to the distribution of its REIT taxable income.
     Although the Company has taken the position that it will be taxed as a REIT for the year ended December 31, 2007, it is still considering how to satisfy the distribution requirements. Because such tax position fails to meet the “more likely than not” tax benefit recognition threshold as set forth in FIN 48, which was adopted on January 1, 2007, the Company provided for income taxes for the year ended December 31, 2007 in accordance with the provisions of SFAS No. 109. The total amount of unrecognized tax benefits was $21.3 million as of December 31, 2007, all of which, if recognized, would affect the effective rate on continuing operations. If the Company meets the distribution requirement by September 15, 2008, then it will qualify as a REIT, and an unrecognized tax benefit of $21.3 million will be recognized in full.
     Deferred tax assets and liabilities are recognized under the liability method, which recognizes the future tax effect of temporary differences between the amounts recorded in the consolidated financial statements and the tax bases of these amounts. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. The Company recorded a valuation allowance against deferred tax assets when it is more-likely-than-not that such assets will not be realized.
Components of Consolidated Provision for Income Taxes
(in thousands):

	Year Ended December 31,
	2007	2006	2005
Current income taxes	$22,285	$151	$272
Deferred income taxes	(44)	18	(176)

	$22,241	$169	$96

Reconciliation to Statutory Tax Rate
(in thousands):

	Year Ended December 31,
	2007	2006	2005
Provision (benefit) for income taxes computed at the statutory tax rate of 35%	$(244,565)	$16,438	$(29,013)

Change in tax provision resulting from:
REIT (income) loss not subject to corporate income tax	—	(18,708)	29,034
Change in valuation allowance	261,157	2,363	—
Non-deductible compensation — IRC 162(m)	481	—	—
Restricted stock expense	1,458	—	—
State & local taxes, net of federal benefit	3,717	61	70
Other	(7)	15	5

	$22,241	$169	$96

Components of Net Deferred Tax Assets and Liabilities
(in thousands):

	At December 31,
	2007	2006
Deferred tax assets:
Impairments and fair value adjustments of mortgage-backed securities	$175,835	$—
Capital loss carryforward	61,191	—
Provision for loan losses & servicing expense	21,403	—
Net operating loss	2,110	2,110
Restricted stock	—	127
Accrued expenses	222	37
Other	3	312

	263,793	2,586

Valuation allowance	(266,520)	(2,363)

Deferred tax liabilities:
Fixed assets	(58)	(41)
Other	(13)	(24)

	(71)	(65)

Net deferred tax asset	$202	$158

     Unrecognized tax benefits at December 31, 2007 and 2006 were $21.3 and zero, respectively.
     The Company recognizes accrued interest and penalties related to unrecognized tax benefits as components of income tax expense. The Company recorded a $0.8 million expense for interest and penalties for the year ended December 31, 2007.
     The Company is subject to examination from various tax jurisdictions including the federal government, the state of California and the state of Pennsylvania. The IRS has completed examinations of the Company’s federal tax returns for taxable years through 2003. The State of California has also completed examinations of the Company’s state tax returns for taxable years through 2003. The outcome of the examinations did not have a material effect on the Company’s financial condition or results of operations. The Company and certain taxable corporate subsidiaries of the company remain open to examination for 2004 and forward.
     On March 17, 2008, the Company filed requests for extension of time to file its 2007 U.S. Federal Tax Return for Real Estate Investment Trusts, as well as U.S. federal, state, and local tax returns for Proserpine, LLC (a taxable REIT subsidiary). The Company did not include required payments totaling $1.8 million with these extension requests. As a result, the Company will incur penalties and interest at the IRS, state, and local prescribed rates until such delinquent taxes are paid in full. Approximately $1.4 million of the total delinquent amount represents federal excise tax on estimated undistributed REIT taxable income for 2007. The Company is currently evaluating options to maintain its qualification as a REIT; however, if the Company fails to do so, then it would owe corporate income tax instead of the $1.4 million in excise tax as shown on its extension request.
NOTE 12—DECONSOLIDATION OF VARIABLE INTEREST ENTITIES
     The Company consolidates variable interest entities if it is the primary beneficiary of the entity. During the third quarter of 2007, the Company sold some of its interests in its securitization trusts that were established to permanently finance its residential mortgage loans. These sales triggered a reconsideration event in accordance with FIN 46. As a result, the Company’s Luminent Mortgage Trust 2007-2, or 2007-2, securitization no longer qualified for consolidation in the Company’s consolidated financial statements. Residential mortgage loans in the amount of $642.5 million were removed from the Company’s balance sheet along with the related debt of $620.8 million. The Company recorded $12.8 million in losses on the deconsolidation of this securitization. The Company continues to hold mortgage-backed securities with a fair value of $6.4 million at December 31, 2007 related to the 2007-2 trust. These assets are included in the Company’s mortgage-backed securities portfolio as of December 31, 2007. All other securitizations other than the 2007-2 securitization continue to qualify for consolidation as of December 31, 2007

NOTE 13—LEGAL MATTERS
Class Action Lawsuits
     Following the Company’s August 6, 2007 announcement of actions the Company’s board of directors took, the Company and certain officers and directors were named as defendants in six purported class action lawsuits . A consolidated complaint has been filed, on behalf of a purported class of investors who purchased the Company’s securities between June 25, 2007 and August 6, 2007. The lawsuit alleges, generally, that the defendants violated federal securities laws by making material misrepresentations to the market concerning the Company’s operations and prospects, thereby artificially inflating the price of the Company’s common stock. The complaints seek unspecified damages.
     The case involves complex issues of law and fact and has not yet progressed to the point where the Company can:
•	predict its outcome;

•	estimate damages that might result from the case; or

•	predict the effect that final resolution that the case might have on its business, financial condition or results of operations, although such effect could be materially adverse. The Company believes these allegations to be without merit. The Company intends to seek dismissal of the lawsuit for failure to state a valid legal claim, and if the case is not dismissed on motion, to vigorously defend itself against these allegations. The Company maintains directors and officers liability insurance which the Company believes should provide coverage to the Company and its officers and directors for most or all of any costs, settlements or judgments resulting from the lawsuit.
     In addition, a stockholder derivative action was filed on August 31, 2007 in the Superior Court of the State of California, County of San Francisco, in which an individual stockholder purports to assert claims on behalf of the Company against numerous directors and officers for alleged breach of fiduciary duty, abuse of control and other similar claims. The Company believes the allegations in the stockholder derivative complaint to be without merit and filed motions to dismiss all claims. In response to these motions, plaintiff voluntarily filed an amended derivative complaint. The Company intends to file motions to dismiss the amended complaint; those motions are currently scheduled to be filed on April 13, 2008. Furthermore, any recovery in the derivative lawsuit would be payable to the Company, and this lawsuit is, therefore, unlikely to have a material negative effect on its business, financial condition or results of operations.
Repurchase Agreement Litigation
     The Company has initiated legal proceedings against two repurchase agreement counterparties in U.S. District Court for the Southern District of New York regarding those counterparties’ disposition of certain mortgage-backed securities that were posted with them pursuant to certain repurchase agreements. The lawsuits allege that during the summer of 2007 the counterparties, among other things, failed to act in good faith and in a commercially reasonable manner in purportedly attempting to liquidate the securities posted with them and/or in attempting to credit the Company for the value of those securities, after certain margin calls were not met.
     Both of the defendants dispute the lawsuits’ allegations and are claiming that the liquidation of the posted collateral resulted in a deficit that is owed by the Company. One of the defendants has asserted counterclaims in the lawsuit against it, alleging that it is owed approximately $6.6 million (purportedly consisting of the alleged deficit amount plus certain principal and interest amounts paid on the securities it had seized) and demanding legal fees. The other counterparty has not yet asserted a counterclaim in the lawsuit against it, but had previously claimed a deficit of approximately $7.7 million.
     On December 21, 2007, a repurchase agreement lender alleged that an event of default existed for an unspecified reason on the part of the Company and its affiliates under a master repurchase agreement. As a result, the repurchase agreement lender alleged that the repurchase date for reverse repurchase transactions by the Company and those affiliates having an aggregate repurchase price of approximately $8.0 million calculated as of December 21, 2007, would occur (to the extent that the repurchase date had not already occurred), and the repurchase agreement lender demanded payment by the Company of that aggregate repurchase price, together with interest thereon and expenses. Subsequent to December 31, 2007 the repurchase agreement lender informed the Company that it had sold the collateral for the repurchase agreement at a deficit of $7.3 million.

     The Company and its affiliates do not agree with the repurchase agreement lender that the above-described event of default exists. Furthermore, the Company and its affiliates believe that most of the securities subject to the related reverse repurchase transactions were sponsored, issued and underwritten by affiliates of the repurchase agreement lender and then sold to the Company by the underwriter, which is an agent of the repo lender, in violation of federal and state securities laws. The Company and an affiliate seek to rescind the related sale. Approximately $7.0 million of the approximately $8.0 million demanded by the repurchase agreement lender relates to the securities sponsored, issued, and underwritten by affiliates of the repurchase agreement lender.
     On December 24, 2007, the Company and an affiliate filed a lawsuit against affiliates of the repurchase agreement lender relating to the issuance and sale of the aforementioned securities. The lawsuit alleges that the defendants misrepresented, and failed to disclose, material information relating to the securities they offered and sold to the Company and an affiliate, entitling the Company and an affiliate to rescission and/or monetary damages.
     The cases are in the early stages of discovery. We cannot predict the effect that final resolution of the cases might have on our business, financial condition or results of operations, although such effect could be materially adverse. The company believes the counterparties’ claims are without merit and the Company intends to vigorously defend itself against them if and to the extent they are pursued in the lawsuits.
NOTE 14—RELATED PARTY TRANSACTIONS
     In the ordinary course of its business operations, the Company has ongoing relationships and has engaged in transactions with several related entities described below.
     Beginning on August 14, 2007, the Company entered into a series of financing agreements with Arco. As a result of these agreements the Company issued Arco a warrant to purchase up to 51,000,000 shares of the Company’s common stock representing 49% of the voting interest in the Company and 51% of the economic interest in the Company on a fully diluted basis. In addition, as part of this series of agreements, four members were appointed to the Company’s board of directors who were satisfactory to Arco. See Note 5 and Note 6 for additional information on the terms of these agreements.
     At December 31, 2007, the Company had a facility through Arco and its affiliate to provide repurchase agreement financing and a revolving line of credit in the maximum amount of $190.0 million. At December 31, 2007, $142.4 million in repurchase agreement financing was outstanding, at an average interest rate of 10.96%. The repurchase agreements mature in January 2008. In addition, the Company had $15.8 million outstanding on a revolving line of credit provided by Arco at an average interest rate of 9.10%. The line of credit matures on September 26, 2012. As of March 12, 2008 the Company had moved additional repurchase agreement financing from third-parties to this facility and a total of $182.1 was outstanding on this facility.
     As of December 31, 2007, Arco had also provided guarantees on $161.9 million of repurchase agreement financing with an unaffiliated third-party.
     Prior to December 31, 2006 the Company paid fees to a related party for investment management and administrative services performed for of a portion of the mortgage-backed securities portfolio. The Company paid $5.8 million in 2006 to terminate this agreement. Base compensation paid for the year ended December 31, 2006 and 2005 was $5.9 million and $4.2 million, respectively. Base compensation in 2006 included the termination payment. Incentive compensation paid under the agreement for the years ended December 31, 2006 and 2005 was $0.7 million and $1.3 million, respectively. Incentive compensation primarily related to restricted common stock awards made in accordance with the agreement.

NOTE 15—SUMMARY OF QUARTERLY INFORMATION (UNAUDITED)
Quarterly Financial Data
(in thousands, except share and per share amounts):

	For the Quarter Ended
2007:	March 31	June 30	September 30	December 31
Interest income	$145,566	$146,469	$133,987	$94,855
Interest expense	115,204	122,222	112,392	78,912

Net interest income	30,362	24,247	21,595	15,943
Other income (expenses)	(273)	1,862	(511,616)	(186,397)
Expenses	15,242	17,812	28,860	32,563
Income tax expense (benefit)	460	(506)	1,755	20,533

Net income (loss)	$14,387	$8,803	$(520,636)	$(223,550)

Net income (loss) per share — basic	$0.30	$0.20	$(12.17)	$(5.19)

Net income (loss) per share — diluted	$0.30	$0.20	$(12.17)	$(5.19)

Weighted-average shares outstanding — basic	47,316,058	44,774,340	42,790,740	43,108,841

Weighted-average shares outstanding — diluted	47,427,502	44,898,778	42,790,740	43,108,841

Dividends declared per common share	$0.30	$0.32	$—	$—

2006:
Interest income	$61,592	$74,910	$95,098	$125,537
Interest expense	45,971	53,513	73,149	95,985

Net interest income	15,621	21,397	21,949	29,552
Other income (expenses)	8,462	5,350	(11,522)	(1,400)
Expenses	6,293	8,542	16,617	10,991
Income tax expense (benefit)	11	641	405	(888)

Net income (loss)	$17,779	$17,564	$(6,595)	$18,049

Net income (loss) per share — basic	$0.45	$0.45	$(0.17)	$0.39

Net income (loss) per share — diluted	$0.45	$0.45	$(0.17)	$0.39

Weighted-average shares outstanding — basic	39,491,786	38,609,963	38,695,800	46,282,380

Weighted-average shares outstanding — diluted	39,718,552	38,834,435	38,695,800	46,519,251

Dividends declared per common share	$0.05	$0.20	$0.30	$0.375

Appendix A
Agreement and Plan of Merger
Dated as of March 27, 2008
among
Luminent Mortgage Capital, Inc., Holding Sub LLC and Luminent LLC

APPENDIX A
AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 27, 2008, among Luminent Mortgage Capital, Inc., a Maryland corporation (the “Corporation”), Luminent LLC, a Delaware limited liability company (“Parent LLC”), and Holding Sub LLC, a Maryland limited liability company and wholly-owned subsidiary of Parent LLC (“Merger Sub”).
RECITALS
     WHEREAS, the Corporation has adopted an overall restructuring plan (the “Conversion Transaction”) to cause the Corporation to merge with and into Merger Sub and to undertake certain related transactions; and
     WHEREAS, the Conversion Transaction contemplates, among other things, the merger of the Corporation with and into Merger Sub with Merger Sub being the surviving entity in the merger (the “Merger”) and the stockholders of the Corporation having their shares of common stock converted into the right to receive shares representing limited liability company interests in Parent LLC, all pursuant to this Agreement;
     WHEREAS, each of the Board of Directors of the Corporation, the Board of Directors of Parent LLC and the Board of Directors of Merger Sub has determined that the Merger is advisable and in the best interests of each such corporation or limited liability company, as the case may be, and its stockholders or members, as the case may be, and each has approved the Merger on the terms and subject to the conditions set forth in this Agreement; and
     WHEREAS, the Conversion Transaction shall be treated for U.S. federal income tax purposes as a liquidating distribution by the Corporation of its assets to its shareholders followed by a contribution by the Corporation’s shareholders of such assets to LLC in exchange for shares representing limited liability company interests in LLC, and this Agreement shall be deemed to constitute a plan of liquidation of the Corporation for purposes of Section 331 of the Internal Revenue Code, as amended.
     NOW, THEREFORE, in consideration of the foregoing, the parties hereto hereby agree as follows:
ARTICLE I
THE MERGER; CLOSING; EFFECTIVE TIME; EFFECTS OF MERGER
     1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3 below) and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Maryland Limited Liability Company Act (“MLLCA”), the Corporation shall be merged with and into Merger Sub and the separate corporate existence of the Corporation shall thereupon cease and Merger Sub shall be the surviving entity of the Merger (sometimes hereinafter referred to as the “Surviving Entity”) and the separate existence of Merger Sub will continue unaffected by the Merger.
     1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at such time, date and place as the parties may agree but in no event prior to the satisfaction or waiver, where permitted, of the conditions set forth in Section 3.1 hereof. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

     1.3 Effective Time. Subject to the terms and conditions of this Agreement, following the Closing, the parties hereto shall, at such time as they deem advisable, cause the articles of merger (the “Articles of Merger”) to be executed and filed with the State Department of Assessments and Taxation of Maryland and make all other filings or recordings required by Maryland law in connection with the Merger. The Merger shall become effective upon the acceptance of the Articles of Merger for record by the State Department of Assessments and Taxation of Maryland or at such other time as the Corporation and Merger Sub shall agree and specify in the Articles of Merger in accordance with the MGCL and the MLLCA (the “Effective Time”).
     1.4 Effects of Merger. The Merger shall have the effects specified in the MGCL, the MLLCA and this Agreement.
ARTICLE II
EFFECT ON CAPITAL STOCK
     2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of the Corporation, Parent LLC or Merger Sub or their respective stockholders or holders of shares or interests, as the case may be, the following shall occur:
     (a) Each share of common stock, par value $0.001 per share, of the Corporation (“Corporation Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one-third of a validly issued and fully paid common share representing a limited liability company interest in Parent LLC (“LLC Share”).
     (b) All shares of Corporation Common Stock shall no longer be outstanding and shall be canceled and retired and shall cease to exist. At the Effective Time, each certificate (“Certificate”) representing shares of Corporation Common Stock immediately prior to the Effective Time shall thereafter only represent the right to receive the consideration payable in respect of such shares under Section 2.1(a) of this Agreement.
     (c) Each LLC Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent LLC or the holder of such shares, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.
     (d) Each share representing a limited liability company interest in Merger Sub issued and outstanding immediately prior to the Effective Time shall, without any action on the part of the holder thereof, be converted into one validly issued, fully paid and, subject to the provisions of the MLLCA, nonassessable share representing a limited liability company interest in the Surviving Entity. Each certificate, if any, representing ownership of shares representing limited liability company interests in Merger Sub shall, without any action on the part of the holder thereof, represent ownership of such share representing limited liability company interests in the Surviving Entity.
     2.2 2003 Stock Incentive Plan and 2003 Outside Advisor Stock Incentive Plans.
     (a) At the Effective Time, each option granted by the Corporation to purchase shares of Corporation Common Stock (each, a “Corporation Option”) pursuant to the 2003 Stock Incentive Plan and 2003 Outside Advisor Stock Incentive Plans (the “Plans”), which is outstanding and unexercised immediately prior to the Effective Time shall cease to represent a right to acquire shares of Corporation Common Stock and shall be converted automatically into an option to acquire LLC Shares, and Parent

LLC shall assume each such Corporation Option (hereinafter, “Assumed Option”) subject to the terms of the Plans and the agreement evidencing the grant thereunder of such Assumed Option; provided, however, that (i) the number of LLC Shares purchasable upon exercise of such Assumed Option shall be equal to the number of shares of Corporation Common Stock that were purchasable under such Corporation Option immediately prior to the Effective Time and (ii) the per share exercise price under such Assumed Option shall be the per share exercise price of the Corporation Option to which the Assumed Option relates.
     (b) At the Effective Time, all Share Restrictions (as hereinafter defined), including all repurchase and forfeiture rights held by the Corporation, with respect to each share of Restricted Stock (as hereinafter defined) shall be and hereby are assigned to Parent LLC, and the LLC Shares issued upon the conversion of the shares of Restricted Stock in the Merger shall continue to be unvested and subject to the same Share Restrictions which applied to such shares of Restricted Stock immediately prior to the Effective Time. The LLC Certificates representing the LLC Shares issued upon the conversion of the shares of Restricted Stock shall accordingly be marked with appropriate legends noting such Share Restrictions. The Corporation, including by directing or causing the administrator under the Plans to do so, shall take all actions necessary to ensure that, from and after the Effective Time, Parent LLC (or its assignee) shall be entitled to exercise the rights held by the Corporation immediately prior to the Effective Time with respect to all Share Restrictions and shall otherwise take or cause to be taken all actions necessary to give effect to this Section 2.2. For purposes of this Agreement, (i) a share of “Restricted Stock” means each outstanding share of Corporation Common Stock issued under the Plans or otherwise which is subject to any Share Restrictions and (ii) “Share Restrictions” means all repurchase, cancellation, forfeiture, vesting and other conditions or restrictions applicable to a share of Restricted Stock.
     2.3 Surrender of Certificates.
     (a) As of the Effective Time, Parent LLC shall deposit, or shall cause to be deposited, with Mellon Investor Services LLC, the transfer agent and registrar for the LLC Shares and the exchange agent for purposes of the Merger (the “Exchange Agent”), for the benefit of holders of Certificates, certificates representing LLC Shares (“LLC Certificates”), in an amount sufficient to effect the exchange of all Certificates for LLC Shares pursuant to Section 2.1(a) of this Agreement. In addition, Parent LLC shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of holders of Certificates, as necessary from time to time after the Effective Time, any dividends or other distributions payable pursuant to Section 2.3(c) of this Agreement.
     (b) As soon as reasonably practicable after the Effective Time, Parent LLC shall cause the Exchange Agent to mail to each holder of record of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon delivery of the Certificate to the Exchange Agent and shall be in such form and have such other provisions as the Corporation may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for LLC Certificates. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Certificate so surrendered shall forthwith be cancelled, and the holder of such Certificate shall be entitled to receive in exchange therefor (A) an LLC Certificate representing the number of LLC Shares which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of Section 2.1(a) of this Agreement and (B) the payment of any dividends and other distributions that such holder has the right to receive pursuant to Section 2.3(c) of this Agreement. No interest shall be paid or accrued on any Merger consideration or on unpaid dividends and distributions payable to holders of Certificates. In the event of a surrender of a Certificate representing shares of Corporation Common Stock in exchange for an LLC Certificate representing LLC Shares in the name of a person other than the person in whose name such shares of

Corporation Common Stock are registered, the LLC Certificate representing LLC Shares may be issued to such a transferee for such transferee if the Certificate representing such securities is presented to the Exchange Agent, accompanied by all documents reasonably requested by the Exchange Agent or the Corporation to evidence and effect such transfer and to evidence that any applicable transfer taxes have been paid.
     (c) No dividends or other distributions declared by Parent LLC in respect of LLC Shares, the record date for which is at or after the Effective Time, shall be paid by the Exchange Agent to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such Certificate, the Exchange Agent shall release to the holder an LLC Certificate representing LLC Shares issued in exchange therefor, without interest, (A) at the time of such surrender, the previously reserved amount equal to the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such LLC Shares that had been deposited with the Exchange Agent by Parent LLC and held by the Exchange Agent for the benefit of such holder, and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such LLC Shares with a record date after the Effective Time but with a payment date subsequent to surrender.
     (d) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Corporation of shares of Corporation Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Corporation, they shall be canceled and exchanged for LLC Shares in book-entry form in accordance with the procedures set forth in this Article II.
     (e) No fractional LLC Shares shall be issued pursuant to this Agreement or otherwise in connection with the Conversion Transaction. To the extent that a holder of a Certificate would otherwise be entitled to receive a fraction of an LLC Share, such holder shall instead receive the same number of LLC Shares as it holds shares of Corporation Common Stock rounded up to the nearest whole share of Corporation Common Stock. If more than one Certificate shall be surrendered for the account of the same holder, the number of LLC Shares for which Certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the Certificates so surrendered.
     (f) Any former stockholders of the Corporation who have not complied with this Article II within one year after the Effective Time shall thereafter look only to Parent LLC for release of (A) their previously reserved LLC Shares deliverable in respect of each share of Corporation Common Stock such stockholder holds as determined pursuant to this Agreement and (B) dividends paid or other distributions on the LLC Shares for the benefit of such holders, without any interest thereon.
     (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent LLC, the posting by such person of a bond in such reasonable amount as Parent LLC may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the LLC Certificate deliverable pursuant to this Agreement.
     (h) None of the Corporation, Parent LLC, Merger Sub, the Exchange Agent or any other person shall be liable to any former stockholder of the Corporation for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

     2.4 Restrictions on dividends and distributions. Neither the Corporation nor Parent LLC shall pay any dividend or distribution, or declare any dividend or distribution to be payable, from and after the date of this Agreement to and including the Effective Date.
ARTICLE III
CONDITIONS
     3.1 Conditions as to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, of the following conditions at or prior to the Closing Date:
     (a) This Agreement shall have been duly adopted by the requisite vote of the stockholders and holders of shares or membership interests, as applicable, of the Corporation, Parent LLC and Merger Sub, as required by applicable law and by each of their respective organizational or governing documents or instruments.
     (b) The Corporation shall have received from its special counsel, Hunton & Williams LLP, an opinion to the effect that (i) Parent LLC will be treated for U.S. federal income tax purposes as a partnership, and not as an association or publicly traded partnership taxable as a corporation and (ii) after the merger, Parent LLC will not be required to register as an investment company under the 1940 Act, as amended, and (iii) including reliance by Hunton & Williams LLP on certain tax opinions issued by Duane Morris LLP in prior years regarding the Corporation’s qualification as a REIT for U.S. federal income tax purposes for prior years and based on an assumption that the Corporation will distribute amounts otherwise qualifying as a dividend for purposes of the REIT dividend paid deduction in an amount such that the distribution requirement applicable to REITs has been met or will be met both for the taxable year ended December 31, 2007, and the taxable year ending on the effective date of the merger, commencing with the taxable year ended December 31, 2003, the Corporation has been organized and operated in conformity with the requirements for qualification and taxation as a REIT, and the Corporation’s current method of operation will enable it to continue to qualify as a REIT for the taxable year ending on the effective date of the merger.
     (c) The limited liability company agreement of Parent LLC shall have been amended and restated in the form reasonably satisfactory to each of the parties hereto.
     (d) The directors and executive officers of the Corporation immediately before the Merger will be the directors and executive officers, respectively, of Parent LLC after the Merger. Each director of LLC after the Merger will be in the same class as he was as a director of the Corporation and shall hold the same remaining term.
     (e) The Registration Statement on Form S-4 (the “Form S-4”) to be filed with the Securities and Exchange Commission by Parent LLC in connection with the Merger shall have become effective under the Securities Act of 1933, as amended, and shall not be the subject of any stop order or the initiation of any proceeding seeking a stop order.
     (f) No order, injunction or decree has been issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Merger or any of the transactions related thereto, shall be in effect.
     (g) The Corporation and Parent LLC shall have received all governmental approvals and third party consents to the Merger and other transactions described in the Form S-4, except for consents as would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Corporation, Parent LLC and their subsidiaries taken as a whole.
ARTICLE IV
TERMINATION
     4.1 Termination of Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Corporation, by either (i) the mutual written consent of the Board of Directors of the Corporation, the Board of Directors of Parent LLC and the Board of Directors of Merger Sub, or (ii) the Board of Directors of the Corporation in its sole discretion.
     4.2 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article IV, this Agreement shall forthwith become null and void and have no effect and no party hereto (or any of its directors, members or officers) shall have any liability or further obligation to any other party to this Agreement.
ARTICLE V
GENERAL PROVISIONS
     5.1 No Appraisal Rights. The holders of shares of Corporation Common Stock are not entitled under applicable law to dissenters’ or appraisal rights as a result of the Merger or the Conversion Transaction.
     5.2 Entire Agreement. This Agreement, the Exhibits hereto and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.
     5.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of the Agreement by the stockholders of the Corporation, but after such stockholder approval, no amendment shall be made which by law requires the further approval of such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     5.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.
     5.5 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto.
     5.6 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     5.7 Incorporation. All Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.
     5.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
     5.9 Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.
     5.10 No Third-Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
[signature pages follow]

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

LUMINENT MORTGAGE CAPITAL, INC.,
a Maryland corporation

By:

Name:	S. Trezevant Moore, Jr.
Title:	President and Chief Executive Officer

LUMINENT LLC
a Delaware limited liability company

By:

Luminent Mortgage Capital, Inc., the sole member
Name: S. Trezevant Moore, Jr.
Title: President and Chief Executive Officer

HOLDING SUB LLC
a Maryland corporation

By:

Luminent LLC, the sole member
Name: S. Trezevant Moore, Jr.
Title: President and Chief Executive Officer of Luminent Mortgage Capital, Inc.,
[Signature Page to Agreement and Plan of Merger]

APPENDIX B
FORM OF
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
LUMINENT LLC

-i-

(continued)

-ii-

(continued)

-iii-

AMENDED AND RESTATED LIMITED LIABILITY
COMPANY AGREEMENT OF LUMINENT LLC
     This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF Luminent LLC (the “Company”), is effective as of [March] [●], 2008 (the “Effective Date”). Capitalized terms used herein without definition shall have the respective meanings ascribed to them in Section 1.1 of this Agreement.
     WHEREAS, the Company was formed under the Delaware Act pursuant to the Certificate of Formation, and a Limited Liability Company Agreement of Luminent LLC, dated as of [●], 2008 (the “Original LLC Agreement”);
     WHEREAS, pursuant to the Merger Agreement the holders of shares of common stock, par value $0.001 per share of Luminent Mortgage Capital, Inc. (“Luminent”) exchanged their shares of such common stock for the right to receive Common Shares issued by the Company;
     WHEREAS, the sole member of the Company has authorized and approved an amendment and restatement of the Original LLC Agreement on the terms set forth herein.
     NOW THEREFORE, the Original LLC Agreement is hereby amended and restated to read in its entirety as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions.
     The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.
     “Adjusted Capital Account” means with respect to any Member, such Member’s Capital Account as of the end of the relevant Taxable Year or other applicable period after giving effect to the following adjustments:
          (a) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore to the Company pursuant to the second to last sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5).
          (b) Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
          The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704 1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Member in respect of a Share shall be the amount that such Adjusted Capital Account would be if such Share were the only interest in the Company held by such Member from and after the date on which such Share was first issued.
     “Adjustment Event” shall have the meaning set forth in Section 3.4(a)(i) hereof.

     “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person in question. As used herein, the term “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
     “Agreement” means this Amended and Restated Limited Liability Company Agreement of Luminent LLC, as it may be amended, supplemented or restated from time to time.
     “ARCO” means Arco Capital Corporation, Ltd., an exempted company organized under the laws of the Cayman Islands.
     “Associate,” when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.
     “Beneficial Ownership” means ownership of Shares by a Person, whether the interest in the Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.
     “Board of Directors” has the meaning assigned to such term in Section 6.1 of this Agreement.
     “Business Combination” means:
     (a) any merger or consolidation of the Company or any Company Subsidiary with (i) an Interested Member, or (ii) any other Person (whether or not itself an Interested Member) that is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Member; or
     (b) any sale, lease, exchange, mortgage, pledge, Transfer or other disposition (in one transaction or a series of transactions) to or with, or proposed by or on behalf of, an Interested Member or an Affiliate or Associate of an Interested Member of any Property or any Company Subsidiary having an aggregate Fair Market Value as of the date of the consummation of the transaction giving rise to the Business Combination of not less than 10% of the Net Investment Value as of such date; or
     (c) the issuance or Transfer by the Company or any Company Subsidiary (in one transaction or a series of transactions) of any securities of the Company or any Company Subsidiary to, by or on behalf of, an Interested Member or an Affiliate or Associate of an Interested Member in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value as of the date of the consummation of the transaction giving rise to the Business Combination of not less than 10% of the Net Investment Value as of such date; or
     (e) any reclassification of the Shares or securities of a Company Subsidiary (including any reverse split of Shares or such securities) or recapitalization of the Company or such Company Subsidiary, or any merger or consolidation of the Company or such Company Subsidiary with any other Company Subsidiary, or any other transaction (whether or not with or into or otherwise involving an Interested Member), that has the effect, directly or indirectly, of increasing the proportionate share of

(i) Outstanding Shares or securities of such Company Subsidiary which are Beneficially Owned by an Interested Member or any of its Affiliates or Associates or (ii) any securities of the Company or such Company Subsidiary that are convertible into or exchangeable for Shares or such securities of such Company Subsidiary, that are directly or indirectly owned by an Interested Member or any of its Affiliates or Associates; or
     (f) any agreement, contract or other arrangement providing for any one or more of the actions specified in clauses (a) through (e) above.
     “Business Day” means Monday through Friday of each week, except days on which banking institutions in the Commonwealth of Pennsylvania are authorized or obliged by law or executive order to close.
     “Capital Account” means the capital account maintained for a Member pursuant to Section 3.9 of this Agreement. The “Capital Account” of a Member in respect of a Share shall be the amount that such Capital Account would be if such Share were the only interest in the Company held by such Member from and after the date on which such Share was first issued.
     “Capital Account Limitation” has the meaning assigned to such term in Section 3.5(b) of this Agreement.
     “Capital Contribution” means with respect to any Member, the amount of cash and the initial Gross Asset Value of any other property contributed or deemed contributed to the capital of the Company by or on behalf of such Member, reduced by the amount of any liability assumed by the Company relating to such property and any liability to which such property is subject.
     “Certificate” means a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) in global form in accordance with the Rules and Regulations of the Depositary or (iii) in such other form as may be adopted by the Board of Directors, issued by the Company evidencing ownership of one or more Shares.
     “Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on [●] 2008, as such Certificate of Formation may be amended, supplemented or restated from time to time.
     “Charitable Beneficiary” means one or more beneficiaries of the Trust as determined pursuant to Section 4.2(f) of this Agreement; provided, that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under one of Sections 170(b)(1)(A), 2055 and 2522 of the Code.
     “Charitable Trust” means any trust provided for in Section 4.2(a) of this Agreement.
     “Class” has the meaning assigned to such term in Section 13.1(b) of this Agreement.
     “Closing Price” on any date shall mean the Fair Market Value for such Shares.
     “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

     “Common Share Economic Balance” has the meaning assigned to such term in Section 5.1(d) of this Agreement.
     “Common Shares” means any Shares that are not LTIP Shares or Preferred Shares.
     “Company Agreement” has the meaning assigned to such term in Exhibit A of this Agreement.
     “Company Group” means the Company and each Company Subsidiary.
     “Company Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).
     “Company Subsidiary” means a Subsidiary of the Company.
     “Constituent Person” has the meaning assigned to such term in Section 3.5(f) of this Agreement.
     “Constructive Ownership” means ownership of Shares by a Person, whether the interest in the Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.
     “Continuing Director” means (i) any Director of the Company who (A) is neither an Interested Member involved in the Business Combination as to which a determination of Continuing Directors is made hereunder, nor an Affiliate, Associate, employee, agent or nominee of such Interested Member, or a relative of any of the foregoing, and (B) was a member of the Board of Directors prior to the time that such Interested Member became an Interested Member, or (ii) any successor of a Continuing Director described in clause (i) above who is recommended or elected to succeed such Continuing Director by the affirmative vote of a majority of Continuing Directors then on the Board of Directors.
     “Conversion Date” has the meaning assigned to such term in Section 3.5(b) of this Agreement.
     “Conversion Notice” has the meaning assigned to such term in Section 3.5(b) of this Agreement.
     “Conversion Right” has the meaning assigned to such term in Section 3.5(a) of this Agreement.
     “Corporation Shares” has the meaning assigned to such term in Section 3.1(b) of this Agreement.
     “Date of Mailing of the Notice” means the date of the proxy statement for the solicitation of proxies for the election of Directors.
     “Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.
     “Delivery Date” has the meaning assigned to such term in Section 12.11(b)(iv) of this Agreement.
     “Depositary” means, with respect to any Shares issued in global form, The Depository Trust Company and its successors and permitted assigns.
     “Depreciation” means, for each Taxable Year of the Company or other applicable period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or period, Depreciation shall be in an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Directors.
     “Designated Securities Exchange” means an exchange registered with the SEC under Section 6(a) of the Exchange Act, or the NASDAQ National Market or any successor thereto.
     “DGCL” means the General Corporation Law of the State of Delaware, 8 Del. C. Section 101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.
     “Director” means a member of the Board of Directors of the Company.
     “Economic Capital Account Balances” has the meaning assigned to such term in Section 5.1(d) of this Agreement.
     “Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).
     “Effective Date” has the meaning assigned to such term in the preamble hereof.
     “Equity Incentive Plan” means [DISCUSS].
     “Excepted Holder” means a Person for whom an Excepted Holder Limit is created by this Agreement or by the Board of Directors pursuant to Section 4.1(g) of this Agreement.
     “Excepted Holder Limit” means, provided that the affected Excepted Holder agrees to comply with the requirements established by this Agreement or by the Board of Directors pursuant to Section 4.1(g) of this Agreement and subject to adjustment pursuant to Section 4.1(h) of this Agreement, the percentage limit established for an Excepted Holder by this Agreement or by the Board of Directors pursuant to Section 4.1(g) of this Agreement.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute, and the Rules and Regulations promulgated thereunder.
     “Fair Market Value” means, as of any date:
     (a) in the case of any equity securities, on any date, the last reported sale price for such equity securities, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such equity securities, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such equity securities are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal Designated Securities Exchange on which such equity securities are listed or admitted to trading or, if such equity securities are not listed or admitted to trading on any Designated Securities Exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market as reported by the principal automated quotation system that may then be in use or, if such equity securities are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such equity securities selected by the Board of Directors; or
     (b) in the event that no trading price is available for such equity securities or in the case of any other Property, the fair market value of such equity securities or such other Property as of such date as determined in good faith by the Board of Directors.
     “Forced Conversion” has the meaning assigned to such term in Section 3.5(c) of this Agreement.
     “Forced Conversion Notice” has the meaning assigned to such term in Section 3.5(c) of this Agreement.
     “Future Investments” means any contractual commitments to invest represented by definitive agreements.
     “Governmental Entity” means any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof.
     “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
          (a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset as determined by the Board of Directors.
          (b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board of Directors using such reasonable method of valuation as it may adopt, as of the following times:
     (i) the acquisition of an additional interest in the Company by a new or existing Member in exchange for more than a de minimis Capital Contribution, if the Board of Directors reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; provided, that the issuance of any LTIP Share shall be deemed to require a recalculation pursuant to this subsection;
     (ii) the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for an interest in the Company, if the Board of Directors reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;
     (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); and
     (iv) at such other times as the Board of Directors shall reasonably determine necessary or advisable in order to comply with Treasury Regulation Sections 1.704-1(b) and 1.704-2.
          (c) The Gross Asset Value of any Company asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution.

          (d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent that the Board of Directors reasonably determines that an adjustment pursuant to subsection (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d).
          (e) If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subsection (a), subsection (b) or subsection (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.
     “Group Member” means a member of the Company Group.
     “Indemnified Person” means (a) any Person who is or was a Director, Officer or Tax Matters Partner of the Company, (b) any Person who is or was serving at the request of the Company as an officer, director, member, manager, partner, tax matters partner, fiduciary or trustee of another Person (including any Company Subsidiary); provided, that a Person shall not be an Indemnified Person by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (c) any Person the Board of Directors designates as an “Indemnified Person” for purposes of this Agreement.
     “Independent Director” has the meaning assigned to such term in Section 13.1(d) of this Agreement.
     “Initial Board” means the initial Board of Directors of the Company, which shall be comprised of the nine following individuals: Craig A. Cohen, S. Trezevant Moore, Jr., Robert B. Goldstein, Jay A. Johnston , Bruce A. Miller, Zachary H. Pashel, Francesco N. Piovanetti, Frank L. Raiter and Joseph E. Whitters (each, an “Initial Director” and, collectively, the “Initial Board”). The Initial Board shall have all of the powers and authorities accorded to the Board of Directors, and each Initial Director shall have all of the powers and authorities accorded the Directors of the Company under the terms of this Agreement.
     “Initial Director” has the meaning assigned to such term in the definition of “Initial Board”.
     “Initial Member” means Luminent.
     “Interested Member” means any Person (other than the Company, ARCO or any Company Subsidiary, any employee benefit plan maintained by the Company or any Company Subsidiary or any trustee or fiduciary with respect to any such plan when acting in such capacity) that:
     (a) is, or was at any time within the three-year period immediately prior to the date in question, the Owner of 15% or more of the then Outstanding Shares and who did not become the Owner of such amount of Shares pursuant to a transaction that was approved by the affirmative vote of a majority of the Board of Directors; or
     (b) is an assignee of, or has otherwise succeeded to, any Shares of which an Interested Member was the Owner at any time within the three-year period immediately prior to the date in question, if such assignment or succession occurred in the course of a transaction, or series of transactions, not involving a public offering within the meaning of the Securities Act.

     “Liquidating Gains” has the meaning assigned to such term in Section 5.1(d) of this Agreement.
     “Liquidation Date” means the date on which an event giving rise to the dissolution of the Company occurs.
     “Liquidator” means one or more Persons selected by the Board of Directors to perform the functions described in Section 9.2 as liquidating trustee of the Company within the meaning of the Delaware Act.
     “LTIP Award” means an award issued under any Equity Incentive Plan.
     “LTIP Share” means a Share which is designated by the Board of Directors as an LTIP Share and which has the rights, preferences and other privileges designated in Section 3.5 hereof and elsewhere in this Agreement.
     “Luminent” has the meaning assigned to such term in the preamble hereof.
     “Market Price” means, with respect to any class or series of Outstanding Shares, the Closing Price for such Shares on such date.
     “Market Value” means, as of any date, the product of (1) the average number of Outstanding Shares, other than treasury Shares, during the last fifteen Business Days of the most recently completed fiscal quarter of the Company as of such date multiplied by (2) the volume weighted average trading price per Share as determined by reference to the relevant securities exchange that would be applicable if determining Fair Mark Value under clause (a) of such definition, over such fifteen Business Days.
     “Meeting Record Date” has the meaning assigned to such term in Section 12.11(b)(iv) of this Agreement.
     “Member” means, as of any date, any holder of Shares, as of such date.
     “Member Associated Person” has the meaning assigned to such term in Section 12.1(e) of this Agreement.
     “Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulation Section 1.704-2(i)(3).
     “Member Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).
     “Member Nonrecourse Deductions” has the meaning given in Treasury Regulation Section 1.704-2(i)(2). The amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Taxable Year or other applicable period equals the net increase, if any, in the amount of Member Minimum Gain during such Taxable Year or other applicable period attributable to such Member Nonrecourse Debt, reduced by any distributions during that Taxable Year or other applicable period to the Member that bears the Economic Risk of Loss for such Member Nonrecourse Debt to the extent that such distributions are from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined according to the provisions of Treasury Regulation Sections 1.704-2(h) and 1.704-2(i).

     “Member Requested Meeting” has the meaning assigned to such term in Section 12.11(b)(iv) of this Agreement.
     “Merger Agreement” means the Agreement and Plan of Merger dated as of                      ___, 2008, among Luminent, the Company and Merger Sub pursuant to which Luminent will merge with and into Merger Sub.
     “Merger Sub” means [Holding Sub LLC], a Delaware limited liability company.
     “Net Income” and “Net Loss” mean for each Taxable Year or other applicable period, an amount equal to the Company’s taxable income or loss for such Taxable Year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:
          (a) Any income of the Company that is exempt from federal income tax or excluded from federal gross income and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition shall be added to such taxable income or loss;
          (b) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition, shall be subtracted from such taxable income or loss;
          (c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to any provision of this Agreement in accordance with the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income and Net Loss;
          (d) Gain or loss resulting from any disposition of any Company asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;
          (e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Taxable Year or other applicable period, computed in accordance with the definition of Depreciation; and
          (f) Notwithstanding any other provision of this definition, any items which are allocated pursuant to Section 5.1(c) shall not be taken into account in computing Net Income or Net Loss.
     “Net Investment Value” means, as of any date, the sum of:
     (a) the Market Value as of such date; plus
     (b) the amount of any borrowings (other than intercompany borrowings) of the Company and the Company Subsidiaries (but not including borrowings on behalf of any Subsidiary of such Company Subsidiaries) as of such date; plus

     (c) the value of Future Investments of the Company and/or any of the Company Subsidiaries other than cash or cash equivalents, as calculated and approved by a majority of the Continuing Directors as of such date; provided, that such Future Investments have not been outstanding for more than two consecutive full fiscal quarters as of such date; less
     (d) the aggregate amount held by the Company and the Company Subsidiaries in cash or cash equivalents (but not including cash or cash equivalents held specifically for the benefit of any Subsidiary of such Company Subsidiaries) as of such date.
     “Nonrecourse Deductions” has the meaning given in Treasury Regulation Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for a Taxable Year or other applicable period equals the net increase, if any, in the amount of Company Minimum Gain during such Taxable Year or period reduced by any distributions during such Taxable Year or period of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined according to the provisions of Treasury Regulation Sections 1.704-2(c) and 1.704-2(h).
     “Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).
     “NYSE” shall mean the New York Stock Exchange, Inc.
     “Officers” has the meaning assigned to such term in Section 13.19.
     “Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Company or any of its Affiliates) acceptable to the Board of Directors.
     “OT Realty Trust” means OT Realty Trust, a Maryland real estate investment trust.
     “Outstanding” means, with respect to Shares, all Shares that are issued by the Company and reflected as outstanding on the Company’s books and records as of the date of determination.
     “Owner” has the meaning ascribed to the term Beneficial Owner in Rule 13d-3 of the Rules and Regulations promulgated under the Exchange Act.
     “Percentage Interest” means, as of any date of determination, (i) as to any Common Shares or LTIP Shares, the product obtained by multiplying (a) 100% less the percentage applicable to the Shares referred to in clause (ii) by (b) the quotient obtained by dividing (x) the number of such Common Shares or LTIP Shares by (y) the total number of all Outstanding Common Shares and LTIP Shares, and (ii) as to any other Shares, the percentage established for such Shares by the Board of Directors as a part of the issuance of such Shares as the same may be reduced by the terms of a reclassification of Shares.
     “Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, Governmental Entity or other entity.
     “Plan of Conversion” has the meaning assigned to such term in Section 11.1 of this Agreement.
     “Preferred Shares” means a class of Shares that entitles the Record Holders thereof to a preference or priority over the Record Holders of any other class of Shares in (i) the right to share Net Income or Net Loss or items thereof, (ii) the right to share in Company distributions, and/or (iii) rights upon dissolution or liquidation of the Company. “Preferred Shares” shall not include Common Shares or LTIP Shares.

     “Prohibited Owner” means, with respect to any purported Transfer, any Person who, but for the provisions of Section 4.1(a)(ii) of this Agreement, would Beneficially Own or Constructively Own Shares in violation of the provisions of Section 4.1(a)(i) of this Agreement, and if appropriate in the context, shall also mean any Person who would have been the Record Holder of the Shares that the Prohibited Owner would have owned.
     “Property” means any assets and property of the Company such as, but not limited to, senior secured bank loans, second lien loans, mezzanine obligations and any other credit assets as the Company Group may hold from time to time.
     “Public Announcement” means disclosure (x) in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or comparable news service or (y) in a document publicly filed or furnished by the Company with the SEC pursuant to the Exchange Act.
     “Quarter” means, unless the context requires otherwise, a fiscal quarter, or, with respect to the first fiscal quarter after the Effective Date, the portion of such fiscal quarter after the Effective Date, of the Company.
     “Record Date” means the date established by the Company for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Members or entitled to exercise rights in respect of any lawful action of Members or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.
     “Record Date Request Notice” has the meaning assigned to such term in Section 12.11(b)(i) of this Agreement.
     “Record Holder” or “holder” means (a) with respect to any Common Shares, the Person in whose name such Shares are registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, and (b) with respect to any Shares of any other class, the Person in whose name such Shares are registered on the books that the Company has caused to be kept in respect of such Shares as of the opening of business on such Business Day.
     “Reference Member” has the meaning assigned to such term in Section 5.1(d) of this Agreement.
     “Registration Statement” means the registration statement on Form S-4 (which will include a proxy statement/prospectus) that the Company and Luminent are required to prepare and file with the SEC under the Securities Act to approve the merger and the other transactions contemplated by the Merger Agreement and to register the issuance of Common Shares to the former stockholders of Luminent in connection therewith.
     “REIT” has the meaning assigned to such term in Section 4.1(i) of this Agreement.
     “Request Record Date” has the meaning assigned to such term in Section 12.11(b)(i) of this Agreement.
     “Required Allocations” means (a) any limitation imposed on any allocation of Net Losses under Section 5.1(a) of this Agreement and (b) any allocation of an item of income, gain, loss or deduction pursuant to Sections 5.1(c)(i), 5.1(c)(ii), 5.1(c)(iii), 5.1(c)(vi) or 5.1(c)(viii) of this Agreement.
     “Restriction Termination Date” means the first day after the Effective Date on which the Company determines pursuant to Section 4.6 of this Agreement that it is no longer in the best interests of

OT Realty Trust to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Shares set forth herein are no longer required in order for OT Realty Trust to qualify as a REIT.
     “Rules and Regulations” means the Rules and Regulations promulgated under the Exchange Act or the Securities Act.
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute, and the Rules and Regulations promulgated thereunder.
     “Share” means a share issued by the Company that evidences a Member’s rights, powers and duties with respect to the Company pursuant to this Agreement and the Delaware Act. Shares may be Common Shares, LTIP Shares or Preferred Shares, and may be issued in different classes or series.
     “Share Conversion” means the conversion of each share of common stock of Luminent, par value $0.001 per share, into the right to receive, subject to the terms and subject to the conditions set forth in the Merger Agreement, one Common Share.
     “Share Distribution” has the meaning assigned to such term in Section 3.4(a)(ii) of this Agreement.
     “Share Majority” means a majority of the total votes that may be cast in the election of Directors by holders of all Outstanding Voting Shares.
     “Share Ownership Limit” means 9.8% in value or in number, whichever is more restrictive, of the Outstanding Shares of the Company.
     “Special Meeting Percentage” has the meaning assigned to such term in Section 12.11(b)(ii) of this Agreement.
     “Special Meeting Request” has the meaning assigned to such term in Section 12.11(b)(ii) of this Agreement.
     “Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such Person.
     “Surviving Business Entity” has the meaning assigned to such term in Section 11.2(a)(ii) of this Agreement.
     “Tax Matters Partner” means the “tax matters partner” as defined in the Code.
     “Taxable Year” means (i) the period commencing on the Effective Date and ending on December 31, 2008, (ii) any subsequent twelve month period commencing on January 1 and ending on December 31, (iii) any portion of the period described in clause (i) or (ii) above for which the Company is required to allocate Net Income, Net Loss and other items of Company income, gain, loss or deduction pursuant to Article 5 or (iv) such other Taxable Year required by Section 706 of the Code or that is selected by the Board of Directors that complies with Section 706 of the Code.

     “Transaction” has the meaning assigned to such term in Section 3.5(f) of this Agreement.
     “Transaction Agreement” has the meaning assigned to such term in Section 11.1 of this Agreement.
     “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Shares or the right to vote or receive distributions on Shares, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Shares, in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.
     “Transfer Agent” means, with respect to any class of Shares, such bank, trust company or other Person (including the Company or one of its Affiliates) as shall be appointed from time to time by the Company to act as registrar and transfer agent for such class of Shares; provided, that if no Transfer Agent is specifically designated for such class of Shares, the Company shall act in such capacity. The Transfer Agent shall initially be Mellon Investor Services LLC.
     “Trust” has the meaning assigned to such term in Section 11.3(g) of this Agreement.
     “Trustee” means the Person unaffiliated with the Company and a Prohibited Owner, that is appointed by the Company to serve as trustee of the Charitable Trust.
     “Unvested LTIP Shares” has the meaning set forth in the Section 3.5(c)(i) of this Agreement.
     “U.S. GAAP” means United States generally accepted accounting principles consistently applied.
     “Vested LTIP Shares” has the meaning set forth in the Section 3.5(c)(i) of this Agreement.
     “Vesting Agreement” means each or any, as the context implies, vesting agreement entered into by a Record Holder of LTIP Shares upon acceptance of an LTIP Award.
     “Voting Shares” means the Common Shares and shall include, where the context requires, any other class of Shares issued on or after the date of this Agreement that entitles the Record Holder thereof to vote on the matter submitted for consent or approval of Members under this Agreement.
     Section 1.2 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.

ARTICLE II
ORGANIZATION
     Section 2.1 Formation. The Company was formed as a limited liability company under and pursuant to the provisions of the Delaware Act by the execution, delivery and filing of the Certificate of Formation with the Secretary of State of the State of Delaware and upon the terms and conditions set forth in the Original LLC Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Members and the administration, dissolution and termination of the Company shall be governed by the Delaware Act. All Shares shall constitute personal property of the owner thereof for all purposes and a Member has no interest in specific Property.
     Section 2.2 Name. The name of the Company shall continue to be “Luminent LLC” and all business of the Company shall be conducted in such name. The Board of Directors may change the name of the Company at any time and from time to time, which name change shall be effective upon the filing of a certificate of amendment to the Certificate of Formation with the Secretary of State of the State of Delaware, and shall notify the Members of such change in the next regular communication to the Members. Any such name change shall not require an amendment to this Agreement.
     Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the Board of Directors, the registered office of the Company in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Company shall be located at One Commerce Square, 21st Floor, 2005 Market Street, Philadelphia, Pennsylvania 19103 or such other place as the Board of Directors may from time to time designate by notice to the Members. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Board of Directors determines to be necessary or appropriate.
     Section 2.4 Purposes. The purposes of the Company shall be to (a) promote, conduct or engage in, directly or indirectly, any business, purpose or activity that lawfully may be conducted by a limited liability company organized pursuant to the Delaware Act, (b) make such investments and engage in such activities as the Board of Directors may approve, and, in connection therewith, to exercise all of the rights and powers conferred upon the Company with respect to such investments, and (c) conduct any and all activities related or incidental to the foregoing purposes[; provided, however, that, except pursuant to Section 11.6, the Company shall not engage, directly or indirectly, in any business activity that the Board of Directors determines would cause the Company to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes].
     Section 2.5 Powers; Prior Authorization of Actions Valid.
     (a) The Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance and accomplishment of the purposes described in Section 2.4 of this Agreement.
     (b) Notwithstanding anything in this Agreement to the contrary, any actions and things (including the entering into and performance of any agreements or other documents) properly authorized, in the name and on behalf of the Company, by the Board of Directors as constituted at the time of any such authorization, whether prior to the date of this Agreement (including under the Original LLC Agreement) or under and in accordance with this Agreement (or the Original LLC Agreement), were, are and shall continue to be valid and duly authorized, and the Company shall continue to have the power and authority to take and do all such actions and things (including to enter into and perform all such agreements or other documents), whether or not such actions or things have already been taken or done (or such agreements or other documents entered into and/or performed), and regardless of whether the composition of the Board of Directors has changed, whether the Original LLC Agreement or this Agreement has been amended or otherwise prior to the actual taking or doing of any such actions or things (including the entering into or performance of any such documents) by the Company.
     Section 2.6 Power of Attorney. Each Member hereby constitutes and appoints each of the Chief Executive Officer, the President and the Secretary and, if a Liquidator shall have been selected pursuant to Section 9.2 of this Agreement, the Liquidator (and any successor to the Liquidator by merger, Transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:
     (a) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices:
     (i) all certificates, documents and other instruments (including this Agreement and the Certificate of Formation and all amendments or restatements hereof or thereof) that the Chief Executive Officer, President or Secretary, or the Liquidator, determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property;
     (ii) all certificates, documents and other instruments that the Chief Executive Officer, President or Secretary, or the Liquidator, determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement;
     (iii) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the Board of Directors or the Liquidator determines to be necessary or appropriate to reflect the dissolution, liquidation and termination of the Company pursuant to the terms of this Agreement;
     (iv) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class of Shares issued pursuant to Section 3.2 of this Agreement (and, in the case of LTIP Shares Section 3.4 of this Agreement); and
     (v) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger, consolidation or conversion of the Company pursuant to Article XI of this Agreement.
     (b) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the Board of Directors or the Liquidator determines to be necessary or appropriate to (i) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Members hereunder or is consistent with the terms of this Agreement or (ii) effectuate the terms or intent of this Agreement; provided that when required by Section 10.2 of this Agreement or any other provision of this Agreement that establishes a percentage of the Members or of the Members of any class or series required to take any action, the Chief Executive Officer, President or Secretary, or the Liquidator, may exercise the power of attorney made in this Section 2.6(b) only after the necessary vote, consent, approval, agreement or other action of the Members or of the Members of such class or series, as applicable.
     Nothing contained in this Section 2.6 shall be construed as authorizing the Chief Executive Officer, President or Secretary, or the Liquidator, to amend, change or modify this Agreement except in accordance with Article X of this Agreement or as may be otherwise expressly provided for in this Agreement.
     (c) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Member and the Transfer of all or any portion of such Member’s Shares and shall extend to such Member’s heirs, successors, assigns and personal representatives. Each such Member hereby agrees to be bound by any representation made by the Chief Executive Officer, President or Secretary, or the Liquidator, acting in good faith pursuant to such power of attorney; and each such Member, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Chief Executive Officer, President or Secretary, or the Liquidator, taken in good faith under such power of attorney in accordance with Section 2.6 of this Agreement. Each Member shall execute and deliver to the Chief Executive Officer, President or Secretary, or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as any of such Officers or the Liquidator determines to be necessary or appropriate to effectuate this Agreement and the purposes of the Company.
     Section 2.7 Term. The Company’s term commenced on the date the Certificate of Formation was filed in the office of the Secretary of State of the State of Delaware and shall be perpetual, unless and until it is dissolved in accordance with the provisions of Article IX of this Agreement. The existence of the Company as a separate legal entity shall continue until the winding up of the Company is completed and the cancellation of the Certificate of Formation as provided in the Delaware Act.
     Section 2.8 Title to Property. Title to Property, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, Director or Officer, individually or collectively, shall have any ownership interest in such Property or any portion thereof. Title to any or all of the Property may be held in the name of the Company or one or more nominees, as the Board of Directors may determine. All Property shall be recorded as the Property of the Company in its books and records, irrespective of the name in which record title to such Property is held.
ARTICLE III
MEMBERS AND SHARES
     Section 3.1 Members.
     (a) A Person shall be admitted as a Member and shall become bound by the terms of this Agreement if such Person purchases or otherwise lawfully acquires any Share, including as a result of exchanging such Person’s shares in Luminent for one or more Common Shares pursuant to the terms of the Merger Agreement. A Person may become a Member without the consent or approval of any other Member and without executing this Agreement. A Person may not become a Member without acquiring a Share.

     (b) Notwithstanding anything set forth in this Agreement, (i) at the Effective Time (as defined in the Merger Agreement), by virtue of the Merger (as defined in the Merger Agreement) and without any further action on the part of any Person, each share of common stock, par value $0.001 per share, of Luminent issued and Outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) (“Corporation Shares”) shall be converted into the right to receive one Common Share, (ii) the Company, and the appropriate officers of the Company on behalf of the Company, are hereby authorized and directed to perform the Company’s obligations under the Merger Agreement, including the issuance of certificates to such holders of Corporation Shares reflecting the valid issuance of such Common Shares and (iii) Luminent shall remain and be deemed a Member for all purposes of this Agreement until any Person becomes a Record Holder as described in clause (i) above and, upon such event, the initial interest issued to Luminent shall be canceled and retired in accordance with the Merger Agreement. By acceptance of the Common Shares in the merger contemplated by the Merger Agreement, each Person who receives Common Shares pursuant to the terms of the Merger Agreement (including any nominee holder or an agent or representative acquiring such Common Shares for the account of another Person) (i) shall automatically be admitted to the Company as a Member with respect to the Common Shares so received upon the recording of such issuance and admission in the books and records of the Company, (ii) shall be deemed to agree to be bound by the terms of this Agreement, (iii) shall become the Record Holder of the Shares so issued, (iv) grants powers of attorney to the officers of the Company and any Liquidator of the Company and their authorized officers and attorneys-in-fact, as specified herein, and (v) makes the consents and waivers contained in this Agreement.
     (c) The name and mailing address of each Member shall be listed on the books and records of the Company maintained for such purpose by the Company or the Transfer Agent. The Secretary of the Company shall update the books and records of the Company from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable).
     (d) No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company, or otherwise, in its capacity as a Member, except as otherwise expressly provided in this Agreement.
     (e) Except as otherwise provided in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.
     (f) Subject to Articles XI and XII of this Agreement, Members may not be expelled from or removed as Members of the Company. Members shall not have any right to withdraw from the Company; provided, that when a Transferee of a Member’s Shares becomes a Record Holder of such Shares, such Transferring Member shall cease to be a Member of the Company with respect to the Shares so Transferred.
     (g) Except to the extent expressly provided in this Agreement: (i) no Member shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution of the Company may be considered as such by law and then only to the extent provided for in this Agreement; (ii) no Member shall have priority over any other Member either as to the return of Capital Contributions or as to profits, losses or distributions; (iii) no interest shall be paid by the Company on Capital Contributions; and (iv) no Member, in its capacity as such, shall participate in the operation or management of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company by reason of being a Member.

     (h) Any Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities in direct competition with the Company Group. Neither the Company nor any of the other Members shall have any rights by virtue of this Agreement in any such business interests or activities of any Member.
     Section 3.2 Authorization to Issue Shares.
     (a) The Company is authorized to issue up to [100,000,000] Common Shares and [10,000,000] Preferred Shares. All Shares issued pursuant to, and in accordance with the requirements of, this Article III shall be validly issued Shares in the Company, except to the extent otherwise provided in the Delaware Act or this Agreement (including any classification or reclassification of Shares). The Board of Directors may, without the consent or approval of any Members, amend this Agreement and make any filings under the Delaware Act or otherwise to the extent the Board of Directors determines that it is necessary or desirable in order to effectuate any issuance of Shares pursuant to this Article III, including, without limitation, an amendment of this Section 3.2(a).
     (b) As of the date of this Agreement the following classes of Shares have been designated: Common Shares, Preferred Shares and LTIP Shares. As of the date of this Agreement, (i) Luminent, as the Initial Member, holds an aggregate of [●] Common Shares and (ii) no Preferred Shares or LTIP Shares are Outstanding. The Common Shares shall entitle the Record Holders thereof to one vote per Share on any and all matters submitted for the consent or approval of Members generally.
     (c) The Company may issue Shares, and options, rights, warrants and appreciation rights relating to Shares, and may establish one or more equity incentive plans, for any Company purpose at any time and from time to time to such Persons for such consideration (which may be cash, property, services or any other lawful consideration) or for no consideration and on such terms and conditions as the Board of Directors shall determine, all without the approval of any Members. Each Share shall have the rights and be governed by the provisions set forth in this Agreement and the Delaware Act. Except to the extent expressly provided in this Agreement and the Delaware Act, no Shares shall entitle any Member to any preemptive, preferential, or similar rights with respect to the issuance of Shares.
     Section 3.3 Classification and Reclassification of Shares.
     (a) The Board of Directors may classify and re-classify any unissued Shares. Subject to the provisions of this Agreement, the power of the Board of Directors to classify and reclassify any of the unissued Shares shall include, without limitation, authority to classify or reclassify any unissued Shares into Common Shares or shares of a class or classes or series of Preferred Shares, preference shares, special Shares or other Shares, by determining, fixing, or altering one or more of the following:
     (i) The distinctive designation of such class or series and the number of Shares to constitute such class or series, provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued Shares and the number of Shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Shares or any other class or series shall become part of the authorized Shares and be subject to classification and reclassification as provided in this Section.
     (ii) Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of Shares, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative and as participating or non-participating.
     (iii) Whether or not Shares of such class or series shall have voting rights and, if so, the terms of such voting rights.
     (iv) Whether or not Shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine.
     (v) Whether or not Shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.
     (vi) The rights of the holders of Shares of such class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Company, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of Shares.
     (vii) Whether or not there shall be any limitations applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any Capital Stock of the Company, or upon any other action of the Company, including action under Section 3.2(a) and this Section 3.3, and, if so, the terms and conditions thereof.
     (viii) Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of Shares of such class or series, not inconsistent with law and this Agreement.
     (b) For the purposes hereof and of any amendments to this Agreement providing for the classification or reclassification of any Shares (unless otherwise provided in any such document), any class or series of Shares shall be deemed to rank:
     (i) prior to another class or series either as to dividends or upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other class or series;
     (ii) on a parity with another class or series either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation price per share thereof be different from those of such others, if the holders of such class or series of stock shall be entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective
     (iii) dividend rates or redemption or liquidation prices, without preference or priority over the holders of such other class or series; and

     (iv) junior to another class or series either as to dividends or upon liquidation, if the rights of the holders of such class or series shall be subject or subordinate to the rights of the holders of such other class or series in respect of the receipt of dividends or the amounts distributable upon liquidation, dissolution or winding up, as the case may be.
     Section 3.4 [LTIP Shares.
     (a) Issuance of LTIP Shares. The Board of Directors may from time to time issue LTIP Shares to Persons who provide services to the Company, for such consideration as the Board of Directors may determine to be appropriate, and admit such Persons as Members.
     Subject to the following provisions of this Section 3.4 and the special provisions of Section 5.1(e) and Section 3.5 of this Agreement, LTIP Shares shall be treated as Common Shares, with all of the rights, privileges and obligations attendant thereto, including as a Member of the Company. In particular, the Company shall maintain at all times a one-to-one correspondence between LTIP Shares and Common Shares for conversion, distribution and other purposes, including, without limitation, complying with the following procedures:
     (i) If an Adjustment Event (as defined below) occurs, then the Board of Directors shall make a corresponding adjustment to the LTIP Shares to maintain a one-for-one conversion and economic equivalence ratio between Common Shares and the LTIP Shares. The following shall be Adjustment Events: (A) the Company makes a distribution on all Outstanding Common Shares, (B) the Company subdivides the Outstanding Common Shares into a greater number of Shares or combines the Outstanding Common Shares into a smaller number of Shares, or (C) the Company issues any Shares in exchange for its Outstanding Common Shares by way of a reclassification or recapitalization of its Common Shares. If more than one Adjustment Event occurs, the adjustment to the LTIP Shares need be made only once using a single formula that takes into account each and every Adjustment Event as if all Adjustment Events occurred simultaneously. For the avoidance of doubt, the following shall not be Adjustment Events: (x) the issuance of Shares in a financing, reorganization, acquisition or other similar business transaction, (y) the issuance of Shares pursuant to any Equity Incentive Plan, employee benefit or compensation plan or distribution reinvestment plan, or (z) the issuance of any Shares to the Company in respect of a Capital Contribution to the Company of proceeds from the sale of securities by the Company. If the Company takes an action affecting the Common Shares other than actions specifically described above as “Adjustment Events” and in the judgment of the Board of Directors such action would require an adjustment to the LTIP Shares to maintain the one-to-one correspondence described above, the Board of Directors shall have the right to make such adjustment to the LTIP Shares, to the extent permitted by law and by any Equity Incentive Plan, in such manner and at such time as the Board of Directors, in its sole discretion, may determine to be appropriate under the circumstances. If an adjustment is made to the LTIP Shares as herein provided, the Company shall promptly file in the books and records of the Company an Officer’s certificate setting forth such adjustment and a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after filing of such certificate, the Company shall mail a notice to each Record Holder of LTIP Shares setting forth the adjustment to his, her or its LTIP Shares and the effective date of such adjustment; and
     (ii) The Record Holders of LTIP Shares shall, when, as and if authorized and declared by the Board of Directors out of assets legally available for that purpose, be entitled to receive distributions in an amount per LTIP Share equal to the distributions per Common Share (the “Share Distribution”), paid to Record Holders of Common Shares on such Record Date established in accordance with Section 12.6 of this Agreement for such distribution. So long as any LTIP Shares are Outstanding, no distributions (whether in cash or in kind) shall be authorized, declared or paid on Common Shares, unless equal distributions have been or contemporaneously are authorized, declared and paid on the LTIP Shares. Subject to the terms of any LTIP Award or Vesting Agreement, a Record Holder of LTIP Shares shall be entitled to Transfer his, her or its LTIP Shares to the same extent as holders of Common Shares are entitled to Transfer their Common Shares.
     (b) Priority. Subject to the provisions of this Section 3.4 and the special provisions of Section 5.1(d), the LTIP Shares shall rank pari passu with the Common Shares as to the payment of regular and special periodic or other distributions and distribution of assets upon liquidation, dissolution or winding up. As to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up, any category of Shares which by its terms specifies that it shall rank junior to, on a parity with, or senior to the Common Shares shall also rank junior to, or pari passu with, or senior to, as the case may be, the LTIP Shares.
     (c) Special Provisions. LTIP Shares shall be subject to the following special provisions:
     (i) Vesting Agreements. LTIP Shares may, in the sole discretion of the Board of Directors, be issued subject to vesting, forfeiture and additional restrictions on Transfer pursuant to the terms of a Vesting Agreement. The terms of any Vesting Agreement may be modified by the Board of Directors from time to time in its sole discretion, subject to any restrictions on amendment imposed by the relevant Vesting Agreement or by the Equity Incentive Plan, if applicable. LTIP Shares that have vested under the terms of a Vesting Agreement or that are not otherwise subject to forfeiture are referred to as “Vested LTIP Shares”; all other LTIP Shares shall be treated as “Unvested LTIP Shares.”
     (ii) Forfeiture. Unless otherwise specified in the Vesting Agreement, upon the occurrence of any event specified in a Vesting Agreement as resulting in either the right of the Company or the Board of Directors to repurchase LTIP Shares at a specified purchase price or some other forfeiture of any LTIP Shares, then if the Company or the Board of Directors exercises such right to repurchase or forfeiture in accordance with the applicable Vesting Agreement, the relevant LTIP Shares shall immediately, and without any further action, be treated as cancelled and no longer Outstanding for any purpose. Unless otherwise specified in the Vesting Agreement, no consideration or other payment shall be due with respect to any LTIP Shares that have been forfeited, other than any distributions declared with respect to a Record Date prior to the effective date of the forfeiture. In connection with any repurchase or forfeiture of LTIP Shares, the balance of the portion of the Capital Account of the Record Holder of LTIP Shares that is attributable to all of his, her or its LTIP Shares shall be reduced by the amount, if any, by which it exceeds the target balance contemplated by Section 5.1(d), calculated with respect to the Record Holder’s remaining LTIP Shares, if any.
     (iii) Allocations. LTIP Shares shall be entitled to certain special allocations of gain under Section 5.1(d) of this Agreement.
     (iv) Conversion To Common Shares. Vested LTIP Shares are eligible to be converted into Common Shares in accordance with Section 3.5 of this Agreement.
     (d) Voting. Record Holders of LTIP Shares shall not have any right to vote with regards to matters presented to holders of Common Shares except as required by applicable Law or by this Agreement. So long as any LTIP Shares remain Outstanding, the Company shall not, without the affirmative vote of the holders of at least a majority of the LTIP Shares Outstanding at the time, given in person or by proxy, either in writing or at a meeting, amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of this Agreement applicable to LTIP Shares so as to materially and adversely affect any right, privilege or voting power of the LTIP Shares or the Record Holders of LTIP Shares as such, unless such amendment, alteration, or repeal affects equally, ratably and proportionately the rights, privileges and voting powers of the Record Holders of Common Shares; but subject, in any event, to the following provisions:
     (i) With respect to any Transaction, so long as the LTIP Shares are treated in accordance with Section 3.5(f) of this Agreement, the consummation of such Transaction shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the LTIP Shares or the Record Holders of LTIP Shares as such; and
     (ii) Any creation or issuance of any Shares or of any class or series of Shares including without limitation additional Common Shares, LTIP Shares or Preferred Shares, whether ranking senior to, junior to, or on a parity with the LTIP Shares with respect to distributions and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the LTIP Shares or the Record Holders of LTIP Shares as such.
     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all Outstanding LTIP Shares shall have been converted into Common Shares.
     Section 3.5 Conversion of LTIP Shares.
     (a) Subject to Section 3.5(b) of this Agreement, a Record Holder of LTIP Shares shall have the right (the “Conversion Right”), at his, her or its option, at any time to convert all or a portion of his, her or its Vested LTIP Shares into Common Shares; provided, however, that a holder may not exercise the Conversion Right for less than 100 Vested LTIP Shares or, if such holder holds less than 100 Vested LTIP Shares, for less than all of the Vested LTIP Shares held by such holder. Record Holders of LTIP Shares shall not have the right to convert Unvested LTIP Shares into Common Shares until they become Vested LTIP Shares; provided, further, that when a Record Holder of LTIP Shares is notified of the expected occurrence of an event that will cause his, her or its Unvested LTIP Shares to become Vested LTIP Shares, such Record Holder of LTIP Shares may give the Company a Conversion Notice conditioned upon and effective as of the time of vesting and such Conversion Notice, unless subsequently revoked by the Record Holder of LTIP Shares, shall be accepted by the Company subject to such condition. The Board of Directors shall have the right at any time to cause a conversion of Vested LTIP Shares into Common Shares. In all cases, the conversion of any LTIP Shares into Common Shares shall be subject to the conditions and procedures set forth in this Section 3.5.
     (b) Subject to the Delaware Act, a holder of Vested LTIP Shares may convert such LTIP Shares into an equal number of fully paid and nonassessable Common Shares, giving effect to all adjustments (if any) made pursuant to Section 3.4 of this Agreement. Notwithstanding the foregoing, in no event may a holder of Vested LTIP Shares convert a number of Vested LTIP Shares that exceeds (x) the Economic Capital Account Balance of such Member, to the extent attributable to its ownership of LTIP Shares, divided by (y) the Common Share Economic Balance, in each case as determined as of the effective date of conversion (the “Capital Account Limitation”). In order to exercise his, her or its Conversion Right, a Record Holder of LTIP Shares shall deliver a notice (a “Conversion Notice”) in the form attached as Exhibit B to the Company not less than 10 nor more than 60 days prior to a date (the “Conversion Date”) specified in such Conversion Notice; provided, however, that if the Board of

Directors has not given to the Record Holders of LTIP Shares notice of a proposed or upcoming Transaction at least 30 days prior to the effective date of such Transaction, then Record Holders of LTIP Shares shall have the right to deliver a Conversion Notice until the earlier of (x) the 10th day after such notice from the Board of Directors of a Transaction or (y) the third Business Day immediately preceding the effective date of such Transaction. A Conversion Notice shall be provided in the manner provided in Section 14.1 of this Agreement. Each Record Holder of LTIP Shares covenants and agrees with the Company that all Vested LTIP Shares to be converted pursuant to this Section 3.4(b) shall be free and clear of all liens.
     (c) The Company, at any time at the election of the Board of Directors, may cause any number of Vested LTIP Shares held by a Record Holder of LTIP Shares to be converted (a “Forced Conversion”) into the number of Common Shares issuable upon such conversion, giving effect to all adjustments (if any) made pursuant to Section 3.4 of this Agreement; provided, however, that the Company may not cause a Forced Conversion of any LTIP Shares that would not at the time be eligible for conversion at the option of such Record Holder of LTIP Shares pursuant to Section 3.5(b) of this Agreement. In order to exercise its right of Forced Conversion, the Company shall deliver a notice (a “Forced Conversion Notice”) in the form attached as Exhibit C to the applicable Record Holder of LTIP Shares not less than 10 nor more than 60 days prior to the Conversion Date specified in such Forced Conversion Notice. A Forced Conversion Notice shall be provided in the manner provided in Section 14.1 of this Agreement.
     (d) A conversion of Vested LTIP Shares for which the holder thereof has given a Conversion Notice or the Company has given a Forced Conversion Notice shall occur automatically after the close of business on the applicable Conversion Date without any action on the part of such Record Holder of LTIP Shares, as of which time such Record Holder of LTIP Shares shall be credited on the books and records of the Transfer Agent and Company with the issuance as of the opening of business on the next Business Day of the number of Common Shares issued upon such conversion. After the conversion of LTIP Shares as aforesaid, the Company shall deliver, or shall cause the Transfer Agent to deliver, to such Record Holder of LTIP Shares, upon his, her or its written request, a certificate of the Board of Directors or Transfer Agent certifying the number of Common Shares and remaining LTIP Shares, if any, held by such Person immediately after such conversion.
     (e) For purposes of making future allocations under Section 5.1(c) and applying the Capital Account Limitation, the portion of the Economic Capital Account Balance of the Record Holder of LTIP Shares that is treated as attributable to his, her or its LTIP Shares shall be reduced, as of the date of conversion, by the product of the number of LTIP Shares converted and the Common Share Economic Balance.
     (f) If the Company shall be a party to any transaction (including without limitation a merger, consolidation, share exchange, self-tender offer for all or substantially all of the Common Shares or other business combination or reorganization, or a sale of all or substantially all of the Company’s assets, but excluding any transaction which constitutes an Adjustment Event) in each case as a result of which Common Shares shall be exchanged for or converted into the right, or the holders of such Common Shares shall otherwise be entitled, to receive cash, securities or other property or any combination thereof (any of the foregoing being referred to herein as a “Transaction”), then the Board of Directors shall, immediately prior to the Transaction, exercise its right to cause a Forced Conversion with respect to the maximum number of LTIP Shares then eligible for conversion, taking into account any allocations that occur in connection with the Transaction or that would occur in connection with the Transaction if the assets of the Company were sold at the Transaction price or, if applicable, at a value determined by the Board of Directors in good faith using the value attributed to the Common Shares in the context of the Transaction (in which case the Conversion Date shall be the effective date of the Transaction).

     In connection with such Forced Conversion and the consummation of the Transaction, the Company shall use commercially reasonable efforts to cause each Record Holder of LTIP Shares to be afforded the right to receive in connection with such Transaction in consideration for the Common Shares into which his, her or its LTIP Shares will be converted the same kind and amount of cash, securities and other property (or any combination thereof) receivable upon the consummation of such Transaction by a holder of the same number of Common Shares, assuming such Record Holder of LTIP Shares is not a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or Transfer was made, as the case may be (a “Constituent Person”), or an Affiliate of a Constituent Person. If holders of Common Shares have the opportunity to elect the form or type of consideration to be received upon consummation of the Transaction, prior to such Transaction the Board of Directors shall give prompt written notice to each Record Holder of LTIP Shares of such election, and shall use commercially reasonable efforts to afford the Record Holders of LTIP Shares the right to elect, by written notice to the Board of Directors, the form or type of consideration to be received upon conversion of each LTIP Share held by such holder into Common Shares in connection with such Transaction. If a Record Holder of LTIP Shares fails to make such an election, such holder shall receive upon conversion of each LTIP Share held by him, her or it the same kind and amount of consideration that a Record Holder of a Common Share would receive if such Record Holder of Common Shares failed to make such an election.
     Subject to the rights of the Company under any Vesting Agreement and any Equity Incentive Plan, the Company shall use commercially reasonable efforts to cause the terms of any Transaction to be consistent with the provisions of this Section 3.5(f) and to enter into an agreement with the successor or purchasing entity, as the case may be, for the benefit of any Record Holders of LTIP Shares whose LTIP Shares will not be converted into Common Shares in connection with the Transaction that will (i) contain provisions enabling the holders of LTIP Shares that remain Outstanding after such Transaction to convert their LTIP Shares into securities as comparable as reasonably possible under the circumstances to the Common Shares and (ii) preserve as far as reasonably possible under the circumstances the distribution, special allocation, conversion, and other rights set forth in this Agreement for the benefit of the Record Holders of LTIP Shares.
     Section 3.6 Certificates.
     (a) Upon the Company’s issuance of Shares to any Person, the Company shall issue or cause to be issued by the Transfer Agent, one or more Certificates in the name of such Person evidencing the number of such Shares being so issued. Certificates shall be executed on behalf of the Company by the Chairman of the Board, Chief Executive Officer, President or any Vice President and by the Chief Operating Officer, Chief Executive Officer, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary. No Certificate representing Shares shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the Board of Directors elects to issue Shares in global form, the Certificates representing Shares shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Shares have been duly registered in accordance with the directions of the Company. Any or all of the signatures required on the Certificate may be by facsimile. If any Officer or Transfer Agent who shall have signed or whose facsimile signature shall have been placed upon any such Certificate shall have ceased to be such Officer or Transfer Agent before such Certificate is issued by the Company, such Certificate may nevertheless be issued by the Company with the same effect as if such Person were such Officer or Transfer Agent at the date of issue. Certificates for each class of Shares shall be consecutively numbered and shall be entered on the books and records of the Company as they are issued and shall exhibit the holder’s name and number and type of Shares.
     (b) If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate Officers on behalf of the Company shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and class or series of Shares as the Certificate so surrendered. The appropriate Officers on behalf of the Company shall execute, and the Transfer Agent shall countersign and deliver, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate: (i) makes proof by affidavit, in form and substance satisfactory to the Company, that a previously issued Certificate has been lost, destroyed or stolen; (ii) requests the issuance of a new Certificate before the Company has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim; (iii) if requested by the Company, delivers to the Company a bond, in form and substance satisfactory to the Company, with surety or sureties and with fixed or open penalty as the Company may direct to indemnify the Company and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and (iv) satisfies any other reasonable requirements imposed by the Company. If a Member fails to notify the Company within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a Transfer of the Shares represented by the Certificate is registered before the Company or the Transfer Agent receives such notification, the Member shall be precluded from making any claim against the Company or the Transfer Agent for such Transfer or for a new Certificate. As a condition to the issuance of any new Certificate under this Section, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.
     Section 3.7 Record Holders. Except as may otherwise be required by law or this Agreement, the Company shall be entitled to recognize the Record Holder as the owner of a Share for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Share on the part of any other Person, regardless of whether the Company shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any Designated Securities Exchange on which such Shares are listed for trading until the Shares have been transferred in accordance with the requirement of this Agreement. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Shares, as between the Company on the one hand, and such other Persons on the other, such representative Person shall be the Record Holder of such Shares. It shall be the duty of each Member to notify the Company of his or her postal address and any changes thereto.
     Section 3.8 Registration and Transfer of Shares.
     Subject to the ownership limitations contained below:
     (a) The Company shall keep or cause to be kept on behalf of the Company a register that will provide for the registration and Transfer of Shares. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Shares and Transfers of such Common Shares as herein provided. Upon surrender of a Certificate for registration of Transfer of any Shares evidenced by a Certificate, the appropriate Officers of the Company shall execute and deliver, and in the case of Common Shares, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated Transferee or Transferees, as required pursuant to the Record Holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Shares as were evidenced by the Certificates so surrendered, provided, that a Transferor shall provide the address and facsimile number for each such Transferee as contemplated by Section 14.1 of this Agreement.
     (b) The Company shall not recognize any Transfer of Shares until the Certificates evidencing such Shares are surrendered for registration of Transfer. No charge shall be imposed by the Company for such Transfer; provided, that as a condition to the issuance of any new Certificate, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.
     (c) By acceptance of the Transfer of any Share, each Transferee of a Share (including any nominee holder or an agent or representative acquiring such Shares for the account of another Person) (i) shall be admitted to the Company as a Member with respect to the Shares so Transferred to such Transferee when any such Transfer or admission is reflected in the books and records of the Company, (ii) shall be deemed to agree to be bound by the terms of this Agreement, (iii) shall become the Record Holder of the Shares so Transferred, (iv) grants powers of attorney to the Officers of the Company and any Liquidator of the Company, as specified herein, and (v) makes the consents and waivers contained in this Agreement. The Transfer of any Shares and the admission of any new Member shall not constitute an amendment to this Agreement.
     (d) Nothing contained in this Agreement shall preclude the settlement of any transactions involving Shares entered into through the facilities of any Designated Securities Exchange on which such Shares are listed for trading.
     Section 3.9 Capital Accounts.
     (a) The Company shall maintain for each Member (or a Beneficial Owner of Shares held by a nominee in any case in which the nominee has furnished the identity of such owner to the Company in accordance with Section 6031(c) of the Code or any other method acceptable to the Company) owning Shares a separate Capital Account with respect to such Shares in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). The Company shall maintain such Capital Accounts on a per class or series basis, as appropriate. To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s distributive share of Net Income and any items in the nature of income or gain which are allocated to such Member pursuant to Section 5.1(c), and the amount of any Company liabilities that are assumed by such Member or that are secured by any Company property distributed to such Member. To each Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Company asset distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Net Loss and any items in the nature of expenses and losses which are allocated to such Member pursuant to Section 5.1(c), and the amount of any liabilities of such Member that are assumed by the Company or which are secured by any property contributed to the Company by such Member (except to the extent already reflected in the amount of such Member’s Capital Contributions). In the event the Gross Asset Value of Company assets are adjusted pursuant to the definition of Gross Asset Value, the Capital Accounts of the Members shall be adjusted to reflect the aggregate net adjustments as if the Company sold all of its assets for their fair market values, and recognized gain or loss equal to the aggregate amount of such net adjustment. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulation. In the event the Board of Directors shall determine that it is prudent to modify the manner in which the Capital Accounts or any adjustments thereto are computed in order to comply with such Treasury Regulation, the Board of Directors may make such modification, provided, that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Article VIII hereof upon the dissolution of the Company. The Board of Directors also shall (i) make any adjustments that are necessary or appropriate to maintain equality among the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulation Section 1.704-1(b).

     (b) A Transferee of Shares shall succeed to a pro rata portion of the Capital Account of the Transferor based on the number of Shares so Transferred.
     (c) Notwithstanding anything expressed or implied to the contrary in this Agreement, in the event the Board of Directors shall determine, in its sole and absolute discretion, that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to effectuate the intended economic sharing arrangement of the Members (i.e., that equal distributions be paid with respect to each Common Share), the Board of Directors may make such modification.
     Section 3.10 Splits and Combinations.
     (a) Subject to paragraph (d) of this Section 3.10, the Company may make a pro rata distribution of Shares of any class or series to all Record Holders of such class or series of Shares, or may effect a subdivision or combination of Shares of any class or series so long as, after any such event, each Member shall have the same Percentage Interest in the Company as before such event, and any amounts calculated on a per Share basis or stated as a number of Shares are proportionately adjusted.
     (b) Whenever such a distribution, subdivision or combination of Shares is declared, the Board of Directors shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The Board of Directors also may, but is not required to, cause a firm of independent public accountants selected by it to calculate the number of Shares to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The Board of Directors shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.
     (c) Promptly following any such distribution, subdivision or combination, the Company may issue Certificates to the Record Holders of Shares as of the applicable Record Date representing the new number of Shares held by such Record Holders, or the Board of Directors may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Shares Outstanding, the Company shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.
     (d) The Company shall not issue fractional Shares upon any distribution, subdivision or combination of Shares. If a distribution, subdivision or combination of Shares would otherwise result in the issuance of fractional Shares, each fractional Share shall be rounded to the nearest whole Share (and a 0.5 Share shall be rounded to the next higher Share).

ARTICLE IV
RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES
     Section 4.1 Ownership of Shares.
     (a) Ownership Limitations. During the period commencing on the Effective Date and prior to the Restriction Termination Date:
(i)	Basic Restrictions.
     (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Shares in excess of the Share Ownership Limit and (2) no Excepted Holder shall Beneficially Own or Constructively Own Shares in excess of the Excepted Holder Limit for such Excepted Holder.
     (2) Except as provided in Section 4.1(g) of this Agreement, no Person shall Beneficially Own Shares to the extent that such ownership of Shares would result in OT Realty Trust being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a Taxable Year) or would otherwise cause OT Realty Trust to fail to qualify as a REIT.
(ii)	[Transfer in Trust/Transfer Void Ab Initio.
     Subject to Section 4.3 of this Agreement, if any Transfer of Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other Designated Securities Exchange or automated inter-dealer quotation system) which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 4.1(a)(i)(1) or (2) of this Agreement,
     (A) then that number of Shares the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 4.1(a)(i)(1) or (2) of this Agreement (rounded up to the nearest whole Share) shall be automatically Transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 4.2 of this Agreement, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Shares, or
     (B) if the Transfer to the Charitable Trust described in clause (A) of this sentence would not be effective for any reason to prevent the violation of Section 4.1(a)(i)(1) or (2) of this Agreement, then, to the fullest extent permitted by law, the Transfer of that number of Shares that otherwise would cause any Person to violate Section 4.1(a)(i)(1) or (2) of this Agreement shall be void ab initio and the intended Transferee shall acquire no rights in such Shares.]
     (b) Remedies for Breach. If the Board of Directors of the Company or any duly authorized committee thereof or other designees if permitted by the Act and this Agreement shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 4.1(a) of this Agreement or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Shares in violation of Section 4.1(a) of this Agreement

(whether or not such violation is intended), the Board of Directors or a committee thereof or other designees if permitted by the Delaware Act and this Agreement shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Company to redeem Shares, refusing to give effect to such Transfer on the books of the Company or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 4.1(a) of this Agreement shall automatically result in the Transfer to the Charitable Trust described above, or, where applicable, such Transfer (or other event) shall be, to the fullest extent permitted by law, void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.
     (c) Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Shares that will or may violate Section 4.1(a)(i) of this Agreement or any Person who would have owned Shares that resulted in a Transfer to the Charitable Trust pursuant to the provisions of Section 4.1(a)(ii) of this Agreement shall immediately give written notice to the Company of such event, or in the case of such a proposed or attempted transaction, give at least fifteen days prior written notice, and shall provide to the Company such other information as the Company may request in order to determine the effect, if any, of such Transfer on OT Realty Trust’s qualification as a REIT.
     (d) Owners Required to Provide Information. From the Effective Date and prior to the Restriction Termination Date:
     (i) Every owner of 0.5% or more (or such higher percentage as determined by the Board of Directors, in good faith, in order to maintain OT Realty Trust’s qualification as a REIT) in value of the Outstanding Shares, within thirty days after the end of each Taxable Year, shall give written notice to the Company stating the name and address of such owner, the number of Shares Beneficially Owned and a description of the manner in which such Shares are held. Each such owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such Beneficial Ownership on OT Realty Trust’s qualification as a REIT and to ensure compliance with the Share Ownership Limit; and
     (ii) Each Person who is a Beneficial Owner or Constructive Owner of Shares and each Person (including the Record Holder) who is holding Shares for a Beneficial Owner or Constructive Owner shall provide to the Company such information as the Company may request, in good faith, in order to determine OT Realty Trust’s qualification as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Share Ownership Limit.
     (e) Remedies Not Limited. Nothing contained in this Section 4.1 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to, subject to Section 4.6, protect the Company and the interests of its Members in preserving OT Realty Trust’s qualification as a REIT.
     (f) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article 4, including any definition contained in this Agreement relating to this Article 4, the Board of Directors shall have the power to determine the application of the provisions of this Article 4 with respect to any situation based on the facts known to it.

     (g) Exceptions.
     (i) The Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Share Ownership Limit and/or the restriction contained in Section 4.1(a)(i)(2) of this Agreement, and may establish or increase an Excepted Holder Limit for such Person if the Board of Directors obtains such representations, covenants and undertakings as the Board of Directors may deem appropriate in order to conclude that granting the exemption and/or establishing or increasing the Excepted Holder Limit, as the case may be, will not cause OT Realty Trust to be taxed as a REIT to lose its qualification as a REIT.
     (ii) Prior to granting any exception pursuant to Section 4.1(g)(i) of this Agreement, the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to ensure OT Realty Trust’s qualification as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.
     (iii) Subject to Section 4.1(a)(i)(2) of this Agreement an underwriter or placement agent that participates in a public offering or a private placement of Shares (or securities convertible into or exchangeable for Shares) may Beneficially Own or Constructively Own Shares (or securities convertible into or exchangeable for Shares) in excess of the Share Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement and provided that the restrictions contained in Section 4.1(a)(i) of this Agreement will not be violated following the distribution by such underwriter or placement agent of such Shares.
     (h) Change in Share Ownership Limit and Excepted Holder Limit. The Board of Directors may from time to time increase or decrease the Share Ownership Limit; provided, however, that a decreased Share Ownership Limit will not be effective for any Person whose percentage ownership of Shares is in excess of such decreased Share Ownership Limit until such time as such Person’s percentage of Shares equals or falls below the decreased Share Ownership Limit, but until such time as such Person’s percentage of Shares falls below such decreased Share Ownership Limit, any further acquisition of Shares will be in violation of the Share Ownership Limit and; provided, further, that the new Share Ownership Limit would not allow five or fewer Persons (taking into account all Excepted Holders) to Beneficially Own more than 49.9% in value of the Outstanding Shares.
     (i) Legend. Each Certificate shall bear substantially the following legend:
     “The Shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer. Subject to certain further restrictions and except as expressly provided in the Company’s Amended and Restated Limited Liability Company Agreement (i) no Person may Beneficially Own or Constructively Own Shares of any class or series of Shares of the Company in excess of 9.8% in value or in number, whichever is more restrictive, of the Shares of the Company unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); and (ii) no Person may Beneficially Own Shares that would result in OT Realty Trust being “closely held” under Section 856(h) of the Internal Revenue Code of 1986, as amended (the “Code”) or would otherwise cause OT Realty Trust to fail to qualify as a “real estate investment trust” (a “REIT”) pursuant to section 856 of the Code. Any Person who Beneficially Owns or Constructively Owns or attempts to Beneficially Own or Constructively Own Shares which causes or will cause a Person to Beneficially

Own or Constructively Own Shares in excess or in violation of the above limitations must immediately notify the Company. If any of the restrictions on Transfer or ownership in (i) or (ii) above are violated, the Shares represented hereby will be automatically Transferred to a Trustee of a Charitable Trust for the benefit of one or more Charitable Beneficiaries. If, notwithstanding the foregoing sentence, a Transfer to the Charitable Trust is not effective for any reason to prevent a violation of the restrictions on Transfer and ownership in (i) or (ii) above, then the attempted Transfer of that number of Shares that otherwise would cause any Person to violate such restrictions shall be void ab initio. In addition, the Company may redeem Shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. All capitalized terms in this legend have the meanings defined in the Amended and Restated Limited Liability Company Agreement of the Company, as the same may be amended from time to time, a copy of which, including the restrictions on Transfer and ownership, will be furnished to each holder of Shares of the Company on request and without charge. Requests for such a copy may be directed to the Secretary of the Company at its principal office.”
Instead of the foregoing legend, the Certificate may state that the Shares are subject to certain restrictions on Transferability under this Agreement and that the Company will furnish a copy of this Agreement to a Member on request and without charge.
     Section 4.2 Transfer of Shares in Trust.
     (a) Ownership in Trust. Upon any purported Transfer or other event described in Section 4.1(a)(ii) of this Agreement that would result in a Transfer of Shares to a Charitable Trust, such Shares shall be deemed to have been Transferred to the Trustee as trustee for the exclusive benefit of one or more Charitable Beneficiaries. Such Transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the Transfer to the Charitable Trust pursuant to Section 4.1(a)(ii) of this Agreement. The Trustee shall be appointed by the Company and shall be a Person unaffiliated with the Company and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Company as provided in Section 4.2(f) of this Agreement.
     (b) Status of Shares Held by the Trustee. Shares held by the Trustee shall continue to be issued and Outstanding Shares of the Company. The Prohibited Owner shall have no rights in the Shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any Shares held in trust by the Trustee, shall have no rights to distributions with respect to the Shares held in the Trust and shall not possess any rights to vote or other rights attributable to the Shares held in the Trust.
     (c) Dividend and Voting Rights. The Trustee shall have all voting rights and rights to distributions with respect to Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any distribution paid to a Prohibited Owner prior to the discovery by the Company that the Shares have been Transferred to the Trustee shall be paid with respect to such Shares by the Prohibited Owner to the Trustee upon demand and any distribution authorized but unpaid shall be paid when due to the Trustee. Any distributions so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights (whether arising hereunder or under the Delaware Act) with respect to Shares held in the Charitable Trust and, subject to applicable law, effective as of the date that the Shares have been Transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (1) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Company that the Shares have been Transferred to the

Trustee and (2) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Company has already taken irreversible limited liability company action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article IV, until the Company has received notification that Shares have been Transferred into a Charitable Trust, the Company shall be entitled to rely on its Share Transfer and other Member records, including its Register for purposes of preparing lists of Members entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of Members.
     (d) Sale of Shares by Trustee. Within 20 days of receiving notice from the Company that Shares have been Transferred to the Charitable Trust, the Trustee of the Charitable Trust shall sell the Shares held in the Charitable Trust to a Person, designated by the Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 4.1(a)(i) of this Agreement. Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 4.2(d). The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the Shares or, if the Prohibited Owner did not give value for the Shares in connection with the event causing the Shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the Shares on the day of the event causing the Shares to be held in the Charitable Trust and (2) the price per Share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the Shares held in the Charitable Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of distributions paid to the Prohibited Owner and owed by the Prohibited Owner to the Trustee pursuant to Section 4.2(c) of this Agreement. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If prior to the discovery by the Company that Shares have been Transferred to the Trustee, such Shares are sold by a Prohibited Owner, then (i) such Shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 4.2(d), such excess shall be paid to the Trustee upon demand.
     (e) Purchase Right in Shares Transferred to the Trustee. Shares Transferred to the Trustee shall be deemed to have been offered for sale to the Company, or its designee, at a price per Share equal to the lesser of (i) the price per Share in the transaction that resulted in such Transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Company, or its designee, accepts such offer. The Company may reduce the amount payable to the Prohibited Owner by the amount of distributions paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 4.2(c) of this Agreement. The Company may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Company shall have the right to accept such offer until the Trustee has sold the Shares held in the Charitable Trust pursuant to Section 4.2(d) of this Agreement. Upon such a sale to the Company, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any distributions held by the Trustee shall be paid to the Charitable Beneficiary.
     (f) Designation of Charitable Beneficiaries. By written notice to the Trustee, the Company shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) the Shares held in the Charitable Trust would not violate the restrictions set forth in Section 4.2(a)(i) of this Agreement in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 50l(c)(3) of the Code and contributions to each such organization must be eligible for deduction under one of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

     Section 4.3 NYSE Transactions. Nothing in this Article IV shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other Designated Securities Exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article IV and any Transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article IV.
     Section 4.4 Enforcement. The Company is authorized specifically to seek equitable relief, including injunctive relief to enforce the provisions of this Article IV.
     Section 4.5 Non-Waiver. No delay or failure on the part of the Company or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Company or the Board of Directors, as the case may be, except to the extent specifically waived in writing.
     Section 4.6 REIT Qualification. If the Board of Directors determines that it is no longer in the best interests of the Company to continue to have OT Realty Trust qualified as a REIT, the Board of Directors may revoke or otherwise terminate OT Realty Trust’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction or limitation on Share ownership and Transfers set forth in Article VI is no longer required for REIT qualification.
     Section 4.7 ARCO Exemption. The Company and the Members agree and acknowledge that the restrictions and limitations set forth in this Article IV shall not apply to ARCO or any of its Affiliates.
ARTICLE V
ALLOCATIONS AND DISTRIBUTIONS
     Section 5.1 Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Members among themselves, the Company’s Net Income and Net Loss shall be allocated among the Members in each Taxable Year (or portion thereof) as provided herein below.
     (a) Net Income and Net Loss. After giving effect to the special allocations set forth in Section 5.1(c) of this Agreement, Net Income or Net Loss for each Taxable Year or other applicable period shall be allocated to the Members in accordance with their respective Percentage Interests.
     (b) Allocation upon Termination. With respect to all Section 5.1(a) allocations following a Liquidation Date, such allocations shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 5.1 and after giving effect to all distributions during such Taxable Year or other applicable period; provided, however, that solely for purposes of this Section 5.1(b), Capital Accounts shall not be adjusted for distributions made pursuant to Section 9.3.
     (c) Special Allocations. Notwithstanding any other provision of this Section 5.1, the following special allocations shall be made for such taxable period:
     (i) Company Minimum Gain Chargeback. Notwithstanding any other provision of this Section 5.1, if there is a net decrease in Company Minimum Gain during any Company Taxable Year or other applicable period, then, subject to the exceptions set forth in Treasury Regulation Sections 1.704-2(f)(2), (3), (4) and (5), each Member shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in an amount equal to such Member’s share of Company Minimum Gain, as determined in accordance with

Treasury Regulation Section 1.704-2(g). This Section 5.1(c)(i) is intended to comply with the Company Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.
     (ii) Chargeback of Member Minimum Gain. Notwithstanding the other provisions of this Section 5.1 (other than Section 5.1(c)(i)), if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company Taxable Year or other applicable period, then, subject to the exception set forth in Treasury Regulation Section 1.704-2(i)(4), each Member with a share of Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(5), shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4). This Section 5.1(c)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
     (iii) Qualified Income Offset. Notwithstanding any other provision of this Section 5.1 (other than Sections 5.1(c)(i) and (ii)), in the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) that cause an increase in an Adjusted Capital Account deficit of such Member, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance in its Adjusted Capital Account. This Section 5.1(c)(iii) is intended to qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
     (iv) No Excess Deficit. To the extent that any Member has or would have, as a result of an allocation of Net Loss (or item thereof), an Adjusted Capital Account deficit, such amount of Net Loss (or item thereof) shall be allocated to the other Members in accordance with Section 5.1, but in a manner which will not produce an Adjusted Capital Account deficit as to any such Member. To the extent such allocation would result in all Members having Adjusted Capital Account deficits, such Net Loss (or item thereof) shall be allocated in accordance with Section 5.1(a). Any allocations of Net Loss (or item thereof) pursuant to this Section 5.1(c)(iv) shall be reversed with a corresponding amount of Net Profits in subsequent years.
     (v) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Members in accordance with their respective Percentage Interests. If the Board of Directors determines that the Company’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the Board of Directors is authorized, upon notice to the other Members, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.
     (vi) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated 100% to the Member that bears the Economic Risk of Loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i).

     (vii) Nonrecourse Liabilities. Nonrecourse Liabilities of the Company described in Treasury Regulation Section 1.752-3(a)(3) shall be allocated among the Members in a manner chosen by the Board of Directors and consistent with such Treasury Regulation.
     (viii) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.
     (ix) Curative Allocation.
     (A) The Required Allocations are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Required Allocations shall be offset either with other Required Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5.1(c)(ix). Therefore, notwithstanding any other provision of this Article IV (other than the Required Allocations), the Board of Directors shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Required Allocations were not part of this Agreement and all Company items were allocated pursuant to the economic agreement among the Members.
     (B) The Board of Directors shall, with respect to each taxable period, (1) apply the provisions of Section 5.1(c)(ix)(A) above in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 5.1(c)(ix)(A) above among the Members in a manner that is likely to minimize such economic distortions.
     (d) Special Allocations Regarding LTIP Shares. Notwithstanding any other provision of this Section 5.1, Liquidating Gains shall be allocated to the Record Holders of LTIP Shares until the Economic Capital Account Balances of such Record Holders, to the extent attributable to their ownership of LTIP Shares, are equal to (i) the Common Share Economic Balance, multiplied by (ii) the number of their LTIP Shares; provided, that no such Liquidating Gains will be allocated with respect to any particular LTIP Share unless and to the extent that the Common Share Economic Balance equals or exceeds the Common Share Economic Balance in existence at the time such LTIP Share was issued. For the avoidance of doubt, the allocations set forth in this Section 5.1(d) shall be made on a Share by Share basis, and a Member may receive allocations of Liquidating Gains as a Record Holder of LTIP Shares, as well as allocations of Net Income and Net Loss (including in respect of Liquidating Gains not subject to the priority allocation set forth in this Section 5.1(d)) in respect of Common Shares and LTIP Shares held by such Member pursuant to Section 5.1(a) above. For this purpose, “Liquidating Gains” means net gains realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Company, including but not limited to net gain realized in connection with an adjustment to the Gross Asset Value of Company assets under Code Section 704(b). The “Economic Capital Account Balances” of the Record Holders of LTIP Shares will be equal to their Capital Account balances to the extent attributable to their ownership of LTIP Shares, as the case may be, plus the amount of their allocable share of any Member Minimum Gain or Company Minimum Gain attributable to such LTIP Shares (again, as the case may be). Similarly, the “Common Share Economic Balance” shall mean (i) the Capital Account balance of the Reference Member, plus the amount of the Reference Member’s share of any Member Minimum Gain or Company Minimum Gain, in either case to the extent attributable to the Reference Member’s ownership of Common Shares and computed on a hypothetical basis after taking into account all allocations through the date on which such LTIP Share is issued as if such allocation was made under this Section 5.1(d), divided by (ii) the number of the Reference Member’s Common Shares. Any such allocations shall be made among the Record Holders of LTIP Shares in proportion to the amounts required to be allocated to each under this Section 5.1(d). The parties agree that the intent of this Section 5.1(d) is to make the Capital Account balance associated with each LTIP Share to be economically equivalent to the Capital Account balance associated with the Reference Member’s Common Share, but only if and to the extent that the Capital Account balance associated with the Reference Member’s Common Shares has remained the same or increased on a per-Common Share basis since the issuance of the relevant LTIP Share. “Reference Member” shall mean any Record Holder of Common Shares of the Company selected by the Board of Directors in its sole discretion for purposes of calculating the Common Share Economic Balance. In the event that the Reference Member ceases to be a Member of the Company, the Board of Directors shall select, in its discretion, a new Member that is a Record Holder of Common Shares for purposes of calculating the Common Share Economic Balance.
     Section 5.2 Allocations for Tax Purposes.
     (a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 5.1 of this Agreement.
     (b) In accordance with Sections 704(b) and 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the Company shall solely for federal income tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such property to the Company for federal income tax purposes and the initial Gross Asset Value. If the Gross Asset Value of any Company asset is adjusted as described in the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such Company asset shall take into account any variation between the adjusted basis of such Company Asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder. In furtherance of the foregoing, the Company shall employ any method under Section 704(c) of the Code selected by the Board of Directors. Allocations pursuant to this Section 5.2(b) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Loss, other items, or distributions pursuant to any provision of this Agreement.
     (c) For the proper administration of the Company and for the preservation of uniformity of the Shares (or any class or classes thereof), the Board of Directors shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including gross income) or deductions; (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Shares (or any class or classes thereof); and (iv) adopt and employ such methods for (A) the maintenance of Capital Accounts for book and tax purposes, (B) the determination and allocation of adjustments under Sections 704(c), 734 and 743 of the Code, (C) the determination and allocation of taxable income, tax loss and items thereof under this

Agreement and pursuant to the Code, (D) the determination of the identities and tax classification of Members, (E) the provision of tax information and reports to the Members, (F) the adoption of reasonable conventions and methods for the valuation of assets and the determination of tax basis, (G) the allocation of asset values and tax basis, (H) the adoption and maintenance of accounting methods, (I) the recognition of the Transfer of Shares, (J) tax compliance and other tax-related requirements, including the use of computer software, and to use filing and reporting procedures similar to those employed by publicly-traded partnerships and limited liability companies, as it determines in its sole discretion are necessary and appropriate to execute the provisions of this Agreement and to comply with federal, state and local tax law, and to achieve uniformity of Shares within a class. The Board of Directors may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 5.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Members, the holders of any class or classes of Shares Outstanding or the Company, and if such allocations are consistent with the principles of Section 704 of the Code.
     (d) All items of income, gain, loss, deduction and credit recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Company; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the Board of Directors) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.
     (e) Each item of Company income, gain, loss and deduction shall, for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Members as of the opening of the NYSE on the first Business Day of each month and provided, further, that gain or loss on a sale or other disposition of any assets of the Company or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the Board of Directors, shall be allocated to the Members as of the opening of the NYSE on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The Board of Directors may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.
     (f) Allocations that would otherwise be made to a Member under the provisions of this Article V shall instead be made to the Beneficial Owner of Shares held by a nominee in any case in which the nominee has furnished the identity of such owner to the Company in accordance with Section 6031(c) of the Code or any other method determined by the Board of Directors.
     Section 5.3 Distributions to Record Holders.
     (a) Subject to the applicable provisions of the Delaware Act and except as otherwise provided herein, the Board of Directors may, in its sole discretion, at any time and from time to time, declare, make and pay distributions of cash or other assets to the Members. Subject to the terms of any reclassification of Shares, distributions shall be paid to Members in accordance with their respective Percentage Interests as of the Record Date selected by the Board of Directors in accordance with Section 12.6 of this Agreement.
     (b) Notwithstanding Section 5.3(a) above, in the event of the dissolution and liquidation of the Company, all distributions shall be made in accordance with, and subject to the terms and conditions of, Section 9.3(a) of this Agreement.

     (c) Pursuant to Section 8.4 of this Agreement, the Company is authorized to withhold from payments or other distributions to the Members, and to pay over to any U.S. federal, state and local government or any foreign government, any amounts required to be so withheld pursuant to the Code or any other law. All amounts withheld with respect to any payment or other distribution by the Company to the Members shall be treated as amounts paid to the Members with respect to which such amounts were withheld pursuant to this Section 5.3(c) or Section 9.3 of this Agreement for all purposes under this Agreement.
     (d) Each distribution in respect of any Shares shall be paid by the Company, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Shares as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Company’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.
ARTICLE VI
MANAGEMENT AND OPERATION OF BUSINESS
     Section 6.1 Power and Authority of Board of Directors.
     Except as otherwise expressly provided in this Agreement, the business and affairs of the Company shall be managed by or under the direction of a board of directors (the “Board of Directors”). As provided in Section 13.19 of this Agreement, the Board of Directors shall have the power and authority to appoint Officers of the Company. The Directors and Officers shall constitute “managers” within the meaning of the Delaware Act. Except as set forth in this Agreement, no Member, by virtue of its status as such, shall have any management power over the business and affairs of the Company or actual or apparent authority to enter into, execute or deliver contracts on behalf of, or to otherwise bind, the Company. Nothwithstanding the foregoing, the Members shall have the rights and powers specifically set forth in this Agreement and to the extent not inconsistent with this Agreement and the Delaware Act. Except as otherwise specifically provided in this Agreement or the Delaware Act, the power and authority of the Board of Directors, on the one hand, and of the Officers, on the other hand, shall be identical to the power and authority of the board of directors and officers, respectively, of a corporation organized under the DGCL. In addition to the powers that now or hereafter can be granted to managers under the Delaware Act and to all other powers granted under any other provision of this Agreement, the Board of Directors shall have full power and authority to do, and to direct the Officers to do, all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Company, to exercise all powers set forth in Section 2.5 of this Agreement and to effectuate the purposes set forth in Section 2.4 of this Agreement, including the following:
     (a) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Shares, and the incurring of any other obligations;
     (b) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company;
     (c) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the Property or the merger or other combination of the Company with or into another Person (subject, however, to any prior approval of Members that may be required by this Agreement);

     (d) the use of Property (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Company and Company Subsidiaries; the lending of funds to other Persons (including other Group Members); the repayment of obligations of the Company and Company Subsidiaries; and the making of capital contributions to any Member of the Company or Company Subsidiaries;
     (e) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Company under contractual arrangements to all or particular Property);
     (f) the declaration and payment of distributions of cash or other Property to Members;
     (g) the election and removal of Officers as may be deemed necessary or advisable from time to time;
     (h) the selection and dismissal of employees, agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring, and the creation and operation of employee benefit plans, employee programs and employee practices;
     (i) the solicitation of proxies from holders of Voting Shares;
     (j) the determination from time to time and in accordance with sound accounting practice or other reasonable valuation methods what constitutes annual or other net profits, earnings, surplus, or net assets in excess of capital; to fix and vary from time to time the amount to be reserved as working capital, or determine that retained earnings or surplus shall remain in the hands of the Company; to set apart out of any funds of the Company such reserve or reserves in such amount or amounts and for such proper purpose or purposes as it shall determine and to abolish any such reserve or any part thereof; to distribute and pay distributions or dividends in Shares, cash or other securities or property, out of surplus or any other funds or amounts legally available therefor, at such times and to the Record Holders on such dates as it may, from time to time, determine; and to determine whether and to what extent and at what times and places and under what conditions and regulations the books, accounts and documents of the Company, or any of them, shall be open to the inspection of Members, except as otherwise provided by statute or this Agreement, and, except as so provided, no Member shall have any right to inspect any book, account or document of the Company unless authorized so to do by resolution of the Board of Directors;
     (k) the maintenance of insurance for the benefit of the Company Group and the Indemnified Persons;
     (l) the formation of, or acquisition or disposition of an interest in, and the contribution of Property and the making of loans to, any limited or general partnership, joint venture, corporation, limited liability company or other entity or arrangement;
     (m) the control of any matters affecting the rights and obligations of the Company, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or remediation, and the incurring of legal expense and the settlement of claims and litigation;
     (n) the indemnification of any Person against liabilities and contingencies to the extent permitted by law and this Agreement;

     (o) adoption, amendment, revision or termination of any policy or policies with respect to investments by the Company, as it shall deem appropriate in its sole discretion;
     (p) the entering into of listing agreements with any Designated Securities Exchange and the delisting of some or all of the Shares from, or requesting that trading be suspended on, any such exchange;
     (q) the issuance, sale or other disposition, and the purchase or other acquisition, of any class or series of Shares or options, rights, warrants, appreciation rights or securities relating to or convertible into any class or series of Shares, whether now or hereafter authorized, for such consideration as may be deemed advisable by the Board of Directors (or without consideration in the case of a stock split or dividend) and without any action by the Members; provided, however, that except as may provided by the Board of Directors in authorizing the issuance of Preferred Shares, no holder of any Shares or any other securities of the Company, whether now or hereafter authorized, shall have any preemptive right to subscribe to or purchase (i) any Shares of the Company, (ii) any warrants, rights, or options to purchase any such Shares, or (iii) any other securities of the Company or obligations convertible into any Shares of the Company or such other securities or into warrants, rights or options to purchase any such Shares or other securities;
     (r) the authorization, execution and performance by the Company of one or more agreements with any Person, (including, without limitation, any Affiliate of the Company and/or its Directors) whereby, subject to the supervision and control of the Board of Directors, any such other Person, (including, without limitation, any affiliate of the Company and/or its Directors) shall render or make available to the Company managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Company) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Company);
     (s) the undertaking of any action in connection with the Company’s interest or participation in any Group Member;
     (t) the registration of any offer, issuance, sale or resale of Shares or other securities issued or to be issued by the Company under the Securities Act and any other applicable securities laws (including any resale of Shares or other securities by Members or other securityholders); and
     (u) the execution and delivery of agreements with Affiliates of the Company and/or its Directors to render services to a Group Member.
     Notwithstanding the above, the Board of Directors shall not take any action, without seeking the vote of the holders of Outstanding Voting Shares, that under the mandatory provisions of the DGCL, a Delaware corporation could not take without obtaining the approval of its stockholders.
     Section 6.2 Duties and Obligations of Officers and Directors.
     (a) Except as otherwise expressly provided in this Agreement, including Section 13.14 hereof or required by the Delaware Act, (i) the duties and obligations owed to the Company by the Officers and Directors shall be the same as the duties and obligations owed to a corporation organized under the DGCL by its officers and directors, respectively, and (ii) the duties and obligations owed to the Members by the Officers and Directors shall be the same as the duties and obligations owed to the stockholders of a corporation under the DGCL by its officers and directors, respectively.

     (b) The Board of Directors shall not be responsible for the misconduct or negligence on the part of any such Officer duly elected or duly authorized by the Board of Directors in good faith.
     (c) The Directors shall have no responsibility to devote their full time to the affairs of the Company. Any Director or Officer, employee or agent of the Company, in his or her personal capacity or in a capacity as an Affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to, in addition to or in competition with those of or relating to the Company.
     Section 6.3 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that the Board of Directors and any Officer authorized by the Board of Directors to act on behalf of and in the name of the Company has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any authorized contracts on behalf of the Company, and such Person shall be entitled to deal with the Board of Directors or any Officer as if it were the Company’s sole party in interest, both legally and beneficially. Each Member hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the Board of Directors or any Officer in connection with any such dealing. In no event shall any Person dealing with the Board of Directors or any Officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the Board of Directors or any Officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Company by the Board of Directors or any Officer or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Company and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.
ARTICLE VII
BOOKS, RECORDS, ACCOUNTING AND REPORTS
     Section 7.1 Records and Accounting. The Board of Directors shall keep or cause to be kept at the principal office of the Company appropriate books and records with respect to the Company’s business, including all books and records necessary to provide to the Members any information required to be provided pursuant to this Agreement or the Delaware Act. Any books and records maintained by or on behalf of the Company in the regular course of its business, including the record of the Members, books of account and records of Company proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Company shall be maintained, for tax and financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.
     Section 7.2 Reports.
     (a) As soon as practicable, but in no event later than 120 days after the close of each Taxable Year of the Company, the Board of Directors shall cause to be mailed or made available to each Record Holder of a Share, as of a date selected by the Board of Directors, an annual report containing financial statements of the Company for such Taxable Year of the Company, presented in accordance with U.S.

GAAP, including a balance sheet and statements of operations, equity and cash flows, such statements to be audited by a registered public accounting firm selected by the Board of Directors.
     (b) As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each Taxable Year, the Board of Directors shall cause to be mailed or made available to each Record Holder of a Share, as of a date selected by the Board of Directors, a report containing unaudited financial statements of the Company and such other information as may be required by applicable law, regulation or rule of any Designated Securities Exchange on which the Shares are listed for trading, or as the Board of Directors determines to be necessary or appropriate.
ARTICLE VIII
TAX MATTERS
     Section 8.1 Tax Returns and Information. The Company shall timely file all returns of the Company that are required for federal, state and local income tax purposes on the basis of the accrual method and its Taxable Year. The Officers of the Company shall use reasonable efforts to furnish to all Members tax information as promptly as possible after the end of the Taxable Year of the Company; provided, however, that delivery of such tax information may be subject to delay as a result of the late receipt of any necessary tax information from an entity in which the Company or any Company Subsidiary holds an interest. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.
     Section 8.2 Tax Elections.
     (a) The Company shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the Board of Directors’ determination that such revocation is in the best interests of the Members. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the Board of Directors shall be authorized (but not required) to adopt a convention whereby the price paid by a Transferee of a Share will be deemed to be the lowest quoted closing price of the Shares on any Designated Securities Exchange on which such Shares are traded during the calendar month in which such Transfer is deemed to occur pursuant to Section 5.2(e) of this Agreement without regard to the actual price paid by such tTansferee.
     (b) Except as otherwise provided herein, the Board of Directors shall determine whether the Company should make any other elections permitted by the Code.
     Section 8.3 Tax Controversies. The Board of Directors shall designate one Member as the Tax Matters Partner (as defined in the Code). The Tax Matters Partner is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. Each Member agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner to conduct such proceedings.
     Section 8.4 Withholding. Notwithstanding any other provision of this Agreement, the Board of Directors is authorized to take any action that may be required to cause the Company and other Group Members to comply with any withholding requirements established under the Code or any other federal, state, local or foreign law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Company is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Member (including by reason of Section 1446 of the Code), the Board of Directors may treat the amount withheld as a distribution of cash pursuant to Sections 5.3 or 9.3 of this Agreement in the amount of such withholding from such Member. Any increase or decrease in withholding tax incurred by the Company or any Subsidiary of the Company resulting from the identity, nationality, residence or status of a Member shall be allocable to and reduce the distributions of such Member.
ARTICLE IX
DISSOLUTION AND LIQUIDATION
     Section 9.1 Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon:
     (a) an election to dissolve the Company by the Board of Directors that is approved by the holders of a Share Majority;
     (b) the sale, exchange or other disposition of all or substantially all of the Property;
     (c) the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Delaware Act; or
     (d) at any time that there are no Members of the Company, unless the business of the Company is continued in accordance with the Delaware Act.
     Section 9.2 Liquidator. Upon dissolution of the Company, the Board of Directors shall select one or more Persons to act as the Liquidator. The Liquidator (if other than the Board of Directors) shall be entitled to receive such compensation for its services as may be approved by holders of a Share Majority. The Liquidator (if other than the Board of Directors) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of a Share Majority. Upon dissolution, death, incapacity, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days after such event be approved by holders of a Share Majority. [The right to approve a successor or substitute Liquidator in the manner provided herein shall also apply to any successor or substitute Liquidator approved in accordance with this Section 9.2 of this Agreement.] Except as expressly provided in this Article IX, the Liquidator approved in accordance with this Section 9.2 of this Agreement shall have and may exercise, without further authorization or consent of any of the parties hereto or any Member, all of the powers conferred upon the Board of Directors under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Company as provided for herein.
     Section 9.3 Liquidation. The Liquidator shall proceed to dispose of the Property, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 18-804 of the Delaware Act and the following:
     (a) Subject to Section 9.3(c) below, the Property may be disposed of by public or private sale or by distribution in kind to one or more Members on such terms as the Liquidator and such Member or Members may agree. If any Property is distributed in kind, the Member receiving the Property shall be deemed for purposes of Section 9.3(c) below to have received cash equal to its fair market value; and

contemporaneously therewith, appropriate cash distributions must be made to the other Members. Notwithstanding anything to the contrary contained in this Agreement, the Members understand and acknowledge that a Member may be compelled to accept a distribution of any Property in kind from the Company despite the fact that the percentage of the Property distributed to such Member exceeds the percentage of that Property which is equal to the percentage in which such Member shares in distributions from the Company. The Liquidator may defer liquidation or distribution of the Property for a reasonable time if it determines that an immediate sale or distribution of all or some of the Property would be impractical or would cause undue loss to the Members. The Liquidator may distribute the Property, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Members.
     (b) Liabilities of the Company include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 9.2 above) and amounts to Members otherwise than in respect of their distribution rights under Article V. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be applied to other liabilities or distributed as additional liquidation proceeds.
     (c) Subject to the terms of any reclassification of Shares, all Property and all cash in excess of that required to discharge liabilities as provided in Section 9.3(b) above shall be distributed to the Members in accordance with and to the extent of the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 9.3(c)) for the Taxable Year of the Company during which the liquidation of the Company occurs (with such date of occurrence being determined by the Board of Directors, and such distribution shall be made by the end of such Taxable Year (or, if later, within 90 days after said date of such occurrence).
     (d) Notwithstanding any other provision of this Agreement, if, upon the dissolution and liquidation of the Company pursuant to this Article IX and after all other allocations provided for in Section 5.1 of this Agreement have been tentatively made as if this section were not in this Agreement, either (i) the positive Capital Account balance attributable to one or more Shares having a liquidation preference is not equal to such liquidation preference, or (ii) the quotient obtained by dividing the positive balance of a Member’s Capital Account with respect to Common Shares by the aggregate of all Members’ Capital Account balances with respect to Common Shares at such time would differ from such Member’s Percentage Interest, then Net Income (or items thereof) and Net Loss (or items thereof) for the Taxable Year in which the Company dissolves and liquidates pursuant to Article IX shall be allocated among the Members (x) first, to the extent necessary to ensure that the Capital Account balance attributable to a Share having a liquidation preference is equal to such liquidation preference, and (y) second, in a manner such that the positive balance in the Capital Account of each Member with respect to Common Shares on a share by share basis, immediately after giving effect to such allocation, is, as nearly as possible, equal to each such Member’s Percentage Interest on a share by share basis.
     Section 9.4 Cancellation of Certificate of Formation. Upon the completion of the distribution of Company cash and Property as provided in Section 9.3 above in connection with the liquidation of the Company, the Certificate of Formation and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Company shall be taken.
     Section 9.5 Return of Contributions. None of any member of the Board of Directors or any Officer of the Company will be personally liable for, or have any obligation to contribute or loan any monies or property to the Company to enable it to effectuate, the return of the Capital Contributions of the Members, or any portion thereof, it being expressly understood that any such return shall be made solely from Property.
     Section 9.6 Waiver of Partition. To the maximum extent permitted by law, each Member hereby waives any right to partition of the Property.
     Section 9.7 Capital Account Restoration. No Member shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Company.
ARTICLE X
AMENDMENT OF AGREEMENT
     Section 10.1 General. Except as otherwise expressly set forth in this Agreement, the Board of Directors may amend any of the terms of this Agreement but only in compliance with the terms, conditions and procedures set forth in this Article X. Subject to Section 10.4(c) below, if the Board of Directors desires to amend any provision of this Agreement other than pursuant to Section 10.3 of this Agreement, then it shall first adopt a resolution setting forth the amendment proposed, declaring its advisability, and then (i) call a special meeting of the Members entitled to vote in respect thereof for the consideration of such amendment, (ii) direct that the amendment proposed be considered at the next annual meeting of the Members or (iii) seek the written consent of the Members. Amendments to this Agreement may be proposed only by or with the consent of the Board of Directors. Such special or annual meeting shall be called and held upon notice in accordance with Article XII of this Agreement. The notice shall set forth such amendment in full or a brief summary of the changes to be effected thereby, as the Board of Directors shall deem advisable. At the relevant meeting, a vote of Members entitled to vote thereon shall be taken for and against the proposed amendment. A proposed amendment shall be effective upon its approval by a Share Majority, unless a greater percentage is required under this Agreement or by Delaware law.
     Section 10.2 Super-Majority Amendments. Notwithstanding Section 10.1 above, the affirmative vote of the holders of Outstanding Voting Shares representing at least two-thirds of the total votes that may be cast by all Outstanding Voting Shares in the election of Directors, voting together as a single class, shall be required to alter or amend any provision of this Article X or Sections 11.7 or 13.3 of this Agreement.
     Section 10.3 Amendments to be Adopted Solely by the Board of Directors. The Board of Directors may, without regard to Section 10.4(c) hereof and without the approval of any Member but with notice to the Members (which may be provided after the fact by regulatory filings), amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:
     (a) any changes with respect to any matters (including, but not limited to, accounting and tax related matters) arising under this Agreement as may be required to satisfy or comply with any requirements, conditions, or guidelines contained in or relating to any order, directive, opinion, rule or regulation of a Governmental Entity relating to the Share Conversion or any other offering and sale of the Common Shares;
     (b) the designations, rights, powers, duties, and preferences of the holders of any LTIP Shares or Preferred Shares;

     (c) changes that correct any ministerial or administrative errors or omission contained in this Agreement;
     (d) a change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company;
     (e) the admission, substitution, withdrawal or removal of Members in accordance with this Agreement;
     (f) a change that the Board of Directors determines to be necessary or appropriate to qualify or continue the qualification of the Company as a limited liability company under the laws of any state or to ensure that the Company will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes other than as the Company specifically so designates;
     (g) a change that, in the sole discretion of the Board of Directors, it determines (i) does not adversely affect the Members (including adversely affecting the holders of any particular class or series of Shares as compared to other holders of other classes or series of Shares) in any material respect, (ii) to be necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any Governmental Entity or contained in any federal or state statute (including the Delaware Act), (iii) to be necessary, desirable or appropriate to facilitate the trading of the Shares (including, without limitation, the division of any class or classes or series of Outstanding Shares into different classes or series to facilitate uniformity of tax consequences within such classes or series of Shares) or comply with any rule, regulation, guideline or requirement of any Designated Securities Exchange on which Shares are or will be listed for trading, compliance with any of which the Board of Directors deems to be in the best interests of the Company and the Members, (iv) to be necessary or appropriate in connection with action taken by the Board of Directors pursuant to Section 3.8 of this Agreement or (v) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;
     (h) a change in the Taxable Year or Taxable Year of the Company and any other changes that the Board of Directors determines to be necessary or appropriate as a result of a change in the Taxable Year or Taxable Year of the Company;
     (i) an amendment that the Board of Directors determines, based on the advice of counsel, to be necessary or appropriate to prevent the Company or its Directors, Officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;
     (j) an amendment that the Board of Directors determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of Shares pursuant to Sections 3.2 or 3.3 of this Agreement;
     (k) any amendment expressly permitted in this Agreement to be made by the Board of Directors acting alone;
     (l) an amendment effected, necessitated or contemplated by a Transaction Agreement approved in accordance with Section 11.3 of this Agreement;

     (m) an amendment that the Board of Directors determines to be necessary or appropriate to reflect and account for the formation by the Company of, or investment by the Company in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Company of activities permitted by the terms of Section 2.4 of this Agreement;
     (n) a merger, conversion or conveyance pursuant to Section 11.3(d) of this Agreement; or
     (o) any other amendments substantially similar to the foregoing.
     Section 10.4 Amendment Requirements.
     (a) Notwithstanding the provisions of Sections 10.1 and 10.3 above, no provision of this Agreement that establishes a percentage of Outstanding Voting Shares required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the affirmative vote of holders of Outstanding Voting Shares whose aggregate Outstanding Voting Shares constitute not less than the voting requirement sought to be reduced.
     (b) Notwithstanding the provisions of Sections 10.1 and 10.3 above, no amendment to this Agreement may (i) enlarge the obligations of any Member without such Member’s consent, unless such amendment shall have been approved pursuant to Section 10.4(c) below, (ii) change Section 10.1(a) of this Agreement, (iii) change the term of the Company or, (iv) give any Member the right to dissolve the Company, unless in each case such amendment has been approved in accordance with Section 10.2 of this Agreement.
     (c) Without limitation of the Board of Directors’ authority to adopt amendments to this Agreement without the approval of any Members as contemplated in Section 10.3 hereof, any amendment to this Agreement that would materially and adversely effect the rights or preferences of any class or series of Shares as compared to other classes or series of Shares must be approved by the holders of a majority of the Outstanding Shares of the class or series so materially and adversely affected.
ARTICLE XI
MERGER, CONSOLIDATION OR CONVERSION
     Section 11.1 Authority. The Company may merge or consolidate with one or more limited liability companies or “other business entities” as defined in Section 18-209 of the Delaware Act, or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation (each a “Transaction Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XI.
     Section 11.2 Procedure for Merger, Consolidation or Conversion. The Merger, consolidation or conversion of the Company pursuant to this Article XI requires the prior approval of the Board of Directors.
     (a) If the Board of Directors shall determine to consent to the merger or consolidation, the Board of Directors shall approve the Transaction Agreement, which shall set forth:
     (i) the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

     (ii) the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);
     (iii) the terms and conditions of the proposed merger or consolidation;
     (iv) the manner and basis of exchanging or converting the rights or securities of, or interests in, each constituent business entity for, or into, cash, property, rights, or securities of or interests in, the Surviving Business Entity; and if any rights or securities of, or interests in, any constituent business entity are not to be exchanged or converted solely for, or into, cash, property, rights, or securities of or interests in, the Surviving Business Entity, the cash, property, rights, or securities of or interests in, any limited liability company or other business entity which the holders of such rights, securities or interests are to receive, if any;
     (v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the certificate of formation or limited liability company agreement, articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;
     (vi) the effective time of the merger or consolidation, which may be the date of the filing of the certificate of merger or consolidation pursuant to Section 11.4 or a later date specified in or determinable in accordance with the Transaction Agreement (provided, that if the effective time of the merger or consolidation is to be later than the date of the filing of the certificate of merger or consolidation, the effective time shall be fixed no later than the time of the filing of the certificate of merger or consolidation or the time stated therein); and
     (vii) such other provisions with respect to the proposed merger or consolidation that the Board of Directors determines to be necessary or appropriate.
     (b) If the Board of Directors shall determine to consent to the conversion, the Board of Directors may approve and adopt a Plan of Conversion containing such terms and conditions that the Board of Directors determines to be necessary or appropriate.
     Section 11.3 Approval by Members of Merger, Consolidation or Conversion or Sales of Substantially All of the Company’s Assets.
     (a) Except as provided in Section 11.3(d) below, the Board of Directors, upon its approval of the Transaction Agreement or Plan of Conversion, as the case may be, shall direct that the Transaction Agreement or Plan of Conversion, as applicable, be submitted to a vote of Members, whether at an annual meeting or a special meeting, in either case, in accordance with the requirements of Article X of this Agreement Section 11.3(b) below. A copy or a summary of the Transaction Agreement or Plan of Conversion, as applicable, shall be included in or enclosed with the notice of meeting.
     (b) Except as provided in Section 11.3(d) below, and subject to Section 3.3(d) of this Agreement the Transaction Agreement or Plan of Conversion, as applicable, shall be approved upon receiving the affirmative vote or consent of the holders of a Share Majority unless the Transaction Agreement or Plan of Conversion, as applicable, contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of holders of a greater percentage of the Outstanding Voting Shares or of holders of any class or series of Shares, in which case such greater percentage vote or consent shall be required for approval of the Transaction Agreement or Plan of Conversion, as applicable.

     (c) Except as provided in Section 11.3(d) below, after such approval by vote or consent of the relevant holders of Outstanding Voting Shares, and at any time prior to the filing of the certificate of merger or a certificate of conversion pursuant to Section 11.4 of this Agreement, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Transaction Agreement or the Plan of Conversion, as the case may be.
     (d) Notwithstanding anything else contained in this Article XI or in this Agreement, the Board of Directors is permitted, without Member approval, to convert the Company into a new limited liability entity, or to merge the Company into, or convey all of the Property to, another limited liability entity, or which shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Company if (i) the Board of Directors has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Member or cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Company into another limited liability entity and (iii) the governing instruments of the new entity provide the Members and the Board of Directors with substantially the same rights and obligations as are herein contained.
     (e) Members are not entitled to dissenters’ rights of appraisal in the event of a merger, consolidation or conversion pursuant to this Article XI, a sale of all or substantially all of the Property of the Company or the Company Subsidiaries, or any other similar transaction or event.
     (f) The Board of Directors may not cause the Company to sell, exchange or otherwise dispose of all or substantially all of its Property, in one transaction or a series of related transactions, or approve on behalf of the Company any such sale, exchange or other disposition, without receiving the affirmative vote or consent of the holders of a Share Majority; provided, however, that the foregoing will not limit the ability of the Board of Directors to authorize the Company to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Company without the approval of any Member.
     (g) Without the approval of any Member, the Board of Directors may, at any time, cause the Company to implement a reorganization whereby a Delaware statutory trust (the “Trust”) would hold all Outstanding Common Shares and the holder of each Common Share would receive, in exchange for such Common Share, a common share of the Trust which would represent one undivided beneficial interest in the Trust, and each common share of the Trust would correspond to one underlying Common Share; provided, however, that the Board of Directors will not implement such a trust structure if, in its sole discretion, it determines that such reorganization would be taxable or otherwise alter the benefits or burdens of ownership of the Common Shares, including altering a Member’s allocation of items of income, gain, loss, deduction or credit or the treatment of such items for U.S. federal income tax purposes. The Board of Directors will also be required to implement the reorganization in such a manner that the reorganization does not have a material effect on the voting or economic rights of Common Shares.
     (h) Each Merger, consolidation or conversion approved pursuant to this Article XI shall provide that all holders of Common Shares shall be entitled to receive the same consideration pursuant to such transaction with respect to each of their Common Shares.
     Section 11.4 Certificate of Merger or Conversion. Upon the required approval by the Board of Directors and the Members of a Transaction Agreement or a Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

     Section 11.5 Effect of Merger.
     (a) At the effective time of the certificate of merger:
     (i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity to the extent they were of each constituent business entity;
     (ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;
     (iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and
     (iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.
     (b) It is the intent of the parties hereto that a merger or consolidation effected pursuant to this Article XI shall not be deemed to result in a Transfer or assignment of assets or liabilities from one entity to another.
     Section 11.6 Corporate Treatment. The Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Company as a partnership for federal (and applicable state) income tax purposes. If, however, the Board of Directors determines that it is no longer in the best interests of the Company to continue as a partnership, the Board of Directors may elect to treat the Company as an association or as a publicly traded partnership taxable as a corporation for federal (and applicable state) income tax purposes. In the event that the Board of Directors determines the Company should seek relief pursuant to Section 7704(e) of the Code to preserve the status of the Company as a partnership for federal (and applicable state) income tax purposes, the Company and each Member shall agree to adjustments required by the tax authorities, and the Company shall pay such amounts as required by the tax authorities, to preserve the status of the Company as a partnership.
     Section 11.7 Vote for Business Combinations. The affirmative vote of the holders of record of at least 66 2/3% of each class of Outstanding Shares (excluding Shares Owned by the Interested Member or any Affiliate or Associate of the Interested Member) shall be required to approve any Business Combination. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by applicable law or in any agreement with any securities exchange or otherwise.
     Section 11.8 Power of Continuing Directors. The Continuing Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with Section 11.7 of this Agreement, including, without limitation, (a) whether a Person is an Interested Member, (b) the number of Shares of the Company Beneficially Owned by any Person, (c) whether a Person is an Affiliate or Associate of another, and (d) the Fair Market Value of the equity securities of the Company or any Company Subsidiary, and the good faith determination of the Continuing Directors on such matters shall be conclusive and binding for all the purposes of Section 11.7 of this Agreement.
     Section 11.9 No Effect on Fiduciary Obligations. Nothing contained in Sections 11.7 and 11.8 of this Agreement shall be construed to relieve the Directors or an Interested Member from any fiduciary obligation imposed by applicable law or this Agreement.
ARTICLE XII
MEMBERS
     Section 12.1 Annual Meetings of Members.
     (a) Beginning in the calendar year 2009, an annual meeting of the Members for the election of Directors and the transaction of any business within the powers of the Company shall be held on a date and at the time set by the Board of Directors during the month of May in each year.
     (b) Nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by the Members may be made at an annual meeting of Members (i) pursuant to the Company’s notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) by any Member who was a Record Holder both at the time of giving of notice by the Member as provided for in this Section 12.1(b) and at the time of the annual meeting, who is entitled to vote at the meeting and who has complied with this Section 12.1(b).
     (c) For nominations or other business to be properly brought before an annual meeting of Members by a Member pursuant to clause (iii) of Section 12.1(b), the Member must have given timely notice thereof in writing to the Secretary and such other business must otherwise be a proper matter for action by the Members pursuant to this Agreement or the Delaware Act. To be timely, a Member’s notice shall set forth all information required under this Section 12.1(c) and shall be delivered to the Secretary at the principal executive office of the Company not earlier than the 150th day nor later than 5:00 p.m., Eastern Time on the 120th day prior to the first anniversary of the Date of Mailing of the Notice for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the Member to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which Public Announcement of the date of such meeting is first made. The Public Announcement of a postponement or adjournment of an annual meeting shall not commence a new time period for the giving of a Member’s notice as described above. Such Member’s notice shall set forth (i) as to each individual whom the Member proposes to nominate for election or reelection as a Director, (A) the name, age, business address and residence address of such individual, (B) the class, series and number of any Shares that are Beneficially Owned by such individual, (C) the date such Shares were acquired and the investment intent of such acquisition and (D) all other information relating to such individual that is required to be disclosed in solicitations of proxies for election of Directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act and the Rules and Regulations thereunder (including such individual’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); (ii) as to any other business that the Member proposes to bring before the meeting, a description of such business, the reasons for proposing such business at the meeting and any material interest in such business of such Member and any Member Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the Member and the Member

     Associated Person therefrom; (iii) as to the Member giving the notice and any Member Associated Person, the class, series and number of all Shares which are owned by such Member and by such Member Associated Person, if any, and the nominee holder for, and number of, Shares Beneficially Owned but not owned of record by such Member and by any such Member Associated Person; (iv) as to the Member giving the notice and any Member Associated Person covered by clauses (ii) or (iii) of this Section 12.1(c), the name and address of such Member, as they appear on the register of Members and current name and address, if different, and of such Member Associated Person; and (v) to the extent known by the Member giving the notice, the name and address of any other Member supporting the nominee for election or reelection as a Director or the proposal of other business on the date of such Member’s notice.
     (d) Notwithstanding anything in this Section 12.1 of this Agreement to the contrary, in the event the Board of Directors increases or decreases the maximum or minimum number of Directors in accordance with Section 13.1 of this Agreement, and there is no Public Announcement of such action at least 130 days prior to the first anniversary of the Date of Mailing of the Notice of the preceding year’s annual meeting, a Member’s notice required by this Section 12.1 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive office of the Company not later than 5:00 p.m., Eastern Time on the tenth day following the day on which such Public Announcement is first made by the Company.
     (e) For purposes of this Section 12.1, “Member Associated Person” of any Member shall mean (i) any Person controlling, directly or indirectly, or acting in concert with, such Member, (ii) any Owner of Shares owned of record or beneficially by such Member and (iii) any Person controlling, controlled by or under common control with such Member Associated Person.
     Section 12.2 Place of Regular Meeting. All meetings of Members shall be held at the principal executive office of the Company or at such other place as shall be set by the Board of Directors and stated in the notice of the meeting.
     Section 12.3 Notice of Meeting.
     (a) A written or printed notice of each meeting of Members stating the time and place of the meeting shall be given by the Secretary or an Assistant Secretary of the Company (or other Persons authorized by law) not less than 10 days nor more than 90 days before the meeting, to each Member entitled to vote at such meeting and to each Member who by law or under this Agreement is entitled to notice of such meeting, by presenting it to such Member personally, by leaving it at the Member’s residence or usual place of business, by mail or by any other means permitted by Delaware law. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the Member at the Member’s address as it appears on the records of the Company, with postage thereon prepaid.
     (b) Subject to Section 12.1(b) of this Agreement, any business of the Company may be transacted at an annual meeting of Members without being specifically designated in the notice, except such business as is required by any statute to be stated in such notice. No business shall be transacted at a special meeting of Members except as specifically designated in the notice.
     Section 12.4 Waiver of Notice. Whenever any notice is required to be given to any Member by the terms of this Agreement or pursuant to applicable law, a waiver thereof in writing, signed by the Person or Persons entitled to such notice, or a waiver thereof by electronic transmission by the Person or Persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the Members need be specified in any written waiver of notice or any waiver by electronic transmission of such meeting, unless specifically required by statute. Notice of any meeting of Members need not be given to any Member if waived by such Member either in a writing signed by such Member or by electronic transmission, whether such waiver is given before or after such meeting is held. If any such waiver is given by electronic transmission, the electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the Member. The attendance of any Person at any meeting shall constitute a waiver of notice of such meeting, except where such Person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
     Section 12.5 Remote Communication. For the purposes of this Agreement, if authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, Members and proxyholders may, by means of remote communication:
     (a) participate in a meeting of Members; and
     (b) to the fullest extent permitted by applicable law, be deemed present in person and vote at a meeting of Members, whether such meeting is to be held at a designated place or solely by means of remote communication; provided, however, that (i) the Company shall implement reasonable measures to verify that each Person deemed present and permitted to vote at the meeting by means of remote communication is a Member or proxyholder, (ii) the Company shall implement reasonable measures to provide such Members and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the Members, including an opportunity to read or hear the proceedings of the meeting substantially and concurrently with such proceedings, and (iii) if any Member or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Company.
     Section 12.6 Record Date.
     (a) The Board of Directors may set, in advance, a Record Date. Such date, in any case, shall not preceed the date upon which the resolution setting the Record Date is adopted by the Board of Directors, and which record date: (i) in the case of determination of Members entitled to vote at any meeting of Members, shall, unless otherwise required by law, not be more than 90 days nor less than ten days, before the date of such, and (ii) in the case of any other action, shall not be more than 90 days prior to such other action.
     (b) Except as set forth in Sections 12.11(b)(i) and (iv) of this Agreement, in lieu of fixing a Record Date, the Board of Directors may provide that the Share transfer books shall be closed for a stated period but not longer than 20 days. If the Share transfer books are closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members, such books shall be closed for at least ten days before the date of such meeting.
     (c) Except as set forth in Sections 12.11(b)(i) and (iv) of this Agreement, if no Record Date is fixed and the Shares transfer books are not closed for the determination of Members, (a) the Record Date for the determination of Members entitled to notice of or to vote at a meeting of Members shall be at the close of business on the day on which the notice of meeting is mailed or the 30th day before the meeting, whichever is the closer date to the meeting; and (b) the Record Date for the determination of Members entitled to receive payment of a distribution or an allotment of any other rights shall be the close of business on the day on which the resolution of the Board of Directors, declaring the distribution or allotment of rights, is adopted.

     (d) When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof, except when (i) the determination has been made through the closing of the Share transfer books and the stated period of closing has expired or (ii) the meeting is adjourned to a date more than 120 days after the Record Date fixed for the original meeting, in either of which case a new Record Date shall be determined as set forth herein.
     Section 12.7 Organization and Conduct. Every meeting of Members shall be conducted by an individual appointed by the Board of Directors to be chairman of the meeting or, in the absence of such appointment, by the Chairman of the Board of Directors or, in the case of a vacancy in the office or absence of the Chairman of the Board of Directors, by one of the following Officers present at the meeting: the President, the Vice Presidents in their order of rank and seniority, or, in the absence of such Officers, a chairman chosen by the Members by the vote of a majority of the votes cast by Members present in person or by proxy and entitled to vote on such matter. The Secretary, or, in the Secretary’s absence, an Assistant Secretary, or in the absence of both the Secretary and Assistant Secretaries, an individual appointed by the Board of Directors or, in the absence of such appointment, an individual appointed by the chairman of the meeting shall act as secretary of the meeting. In the event that the Secretary presides at a meeting of the Members, an Assistant Secretary, or in the absence of an Assistant Secretary, an individual appointed by the Board of Directors or the chairman of the meeting, shall record the minutes of the meeting. The order of business and all other matters of procedure at any meeting of Members shall be determined by the chairman of the meeting. The chairman of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of such chairman, are appropriate for the proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to Members that are Record Holders, their duly authorized proxies or other such individuals as the chairman of the meeting may determine; (c) limiting participation at the meeting on any matter to Members that are Record Holders entitled to vote on such matter, their duly authorized proxies and other such individuals as the chairman of the meeting may determine; (d) limiting the time allotted to questions or comments by participants; (e) determining when the polls should be opened and closed, (f) maintaining order and security at the meeting; (g) removing any Members or any other individual who refuses to comply with meeting procedures, rules or guidelines as set forth by the chairman of the meeting; and (h) concluding the meeting or recessing or adjourning the meeting to a later date and time and place announced at the meeting. Unless otherwise determined by the chairman of the meeting, meetings of Members shall not be required to be held in accordance with the rules of parliamentary procedure.
     Section 12.8 Quorum.
     (a) At any meeting of Members, the presence in person or by proxy of Members entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum; but this section shall not affect any requirement under applicable law for the vote necessary for the adoption of any measure. Where a separate vote by a class or classes or series of Shares is required, the presence in person or by proxy of the holders of Shares of such class or classes or series entitled to cast a majority of all the votes entitled to be cast by such class or classes or series shall constitute a quorum with respect to that matter. If, however, such quorum shall not be present at any meeting of the Members, the chairman of the meeting shall have the power to adjourn the meeting from time to time to a date not more than 120 days after the original Record Date without notice other than announcement at the meeting. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.
     (b) The Members present either in person or by proxy, at a meeting which has been duly called and convened, may continue to transact business until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum provided that the vote required for taking of any particular Member action shall nonetheless continue to be required for such action.
     Section 12.9 Proxies. A Member may cast the votes entitled to be cast by the Shares owned of record by him or her either in person or by proxy executed by the Member or the Member’s duly authorized agent in any manner permitted by law. Such proxy shall be filed with the Secretary of the Company before or at the time of meeting. No proxy shall be valid after 11 months after its date, unless otherwise provided in the proxy.
     Section 12.10 Action at Meeting. A plurality of the total votes cast by holders of Outstanding Voting Shares at a meeting of Members duly called and at which a quorum is present shall be sufficient to elect a Director. Each Outstanding Voting Share may be voted for as many individuals as there are Directors to be elected and for whose election the Voting Share is entitled to be voted. A majority of the total votes cast by holders of Outstanding Voting Shares at a meeting of Members duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the total votes cast by holders of Outstanding Voting Shares is required by the Delaware Act or by this Agreement. Unless otherwise provided in this Agreement, each Outstanding Voting Share, regardless of class or series, shall be entitled to one vote on each matter submitted to a vote at a meeting of Members. Voting on any question or in any election may be viva voce unless the chairman of the meeting shall order that voting be by ballot.
     Section 12.11 Special Meetings of Members.
     (a) General. Except as otherwise required by law, the Chairman of the Board of Directors, the President, the Chief Executive Officer, the President or the Board of Directors (pursuant to a resolution approved by a majority of the Board of Directors) may call a special meeting of the Members. Subject to subsection (b) of this Section 12.11, a special meeting of Members shall also be called by the Secretary of the Company upon the written request of the Members entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.
     (b) Member Requested Special Meetings.
     (i) Any Record Holder seeking to have Members request a special meeting of Members shall, by sending written notice to the Secretary of the Company (the “Record Date Request Notice”) by registered mail, return receipt requested, request the Board of Directors to fix a Record Date to determine the Members entitled to request a special meeting of Members (the “Request Record Date”). The Record Date Request Notice shall set forth the purpose of the meeting and the matters proposed to be acted on at it, shall be signed by one or more Record Holders as of the date of signature (or their agents duly authorized in a writing accompanying the Record Date Request Notice), shall bear the date of signature of each such Member (or such agent) and shall set forth all information relating to each such Member that must be disclosed in solicitations of proxies for election of Directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act. Upon receiving the Record Date Request Notice, the Board of Directors may fix a Request Record Date. The Request Record Date shall not precede and shall not be more than ten days after the close of business on the date on which the resolution fixing the Request Record Date is adopted by the Board of Directors. If the Board of Directors, within ten days after the date on which a valid Record Date Request Notice is received, fails to adopt a resolution fixing the Request Record Date, the Request Record Date shall be the close of business on the tenth day after the first date on which the Record Date Request Notice is received by the Secretary.

     (ii) In order for any Member to request a special meeting of Members, one or more written requests for a special meeting of Members signed by Record Holders (or their agents duly authorized in a writing accompanying the request) as of the Request Record Date entitled to cast not less than a majority (the “Special Meeting Percentage”) of all of the votes entitled to be cast at such meeting (the “Special Meeting Request”) shall be delivered to the Secretary. In addition, the Special Meeting Request (a) shall set forth the information contained in the Record Date Request Notice, (b) shall bear the date of signature of each such Member (or such agent) signing the special Meeting Request, (c) shall set forth the name and address, as they appear in the Company’s books, of each Member signing such request (or on whose behalf the Special Meeting Request is signed), the class, series and number of all Shares of the Company which are owned by each such Member, and the nominee holder for, and number of, Shares owned by such Member beneficially but not of record, (d) shall be sent to the Secretary by registered mail, return receipt requested, and (e) shall be received by the Secretary within 60 days after the Request Record Date. Any requesting Member (or agent duly authorized in a writing accompanying the revocation or Special Meeting Request) may revoke his, her or its request for a special meeting of Members at any time by written revocation delivered to the Secretary.
     (iii) The Secretary shall inform the requesting Member of the reasonably estimated cost of preparing and mailing the notice of meeting (including the Company’s proxy materials). The Secretary shall not be required to call a special meeting of Members upon Member request and such meeting shall not be held unless, in addition to the documents required by paragraph (ii) of this Section 12.11(b), the Secretary on behalf of the Company receives payment of such reasonably estimated cost prior to the preparation and mailing of any notice of the meeting.
     (iv) Except as provided in the next sentence, any special meeting of Members shall be held at such place, date and time as may be designated by the Chairman of the Board of Directors, President, Chief Executive Officer or Board of Directors, whoever has called the meeting. In the case of any special meeting of Members called by the Secretary upon the request of Members (a “Member Requested Meeting”), such meeting shall be held at such place, date and time as may be designated by the Board of Directors; provided, however, that the date of any Member Requested Meeting shall be not more than 90 days after the Record Date for such meeting fixed in accordance with this Section 12.11(b)(iv) (the “Meeting Record Date”); and provided further that if the Board of Directors fails to designate, within ten days after the date that a valid Special Meeting Request is actually received by the Secretary (the “Delivery Date”), a date and time for a Member Requested Meeting, then such meeting shall be held at 2:00 p.m. local time on the 90th day after the Meeting Record Date or, if such 90th day is not a Business Day, on the first preceding Business Day; and provided further that in the event that the Board of Directors fails to designate a place for a Member Requested Meeting within ten days after the Delivery Date, then such meeting shall be held at the principal executive office of the Company. In fixing a date for any special meeting of Members, the Chairman of the Board of Directors, President, Chief Executive Officer or Board of Directors may consider such factors as he, she or it deems relevant within the good faith exercise of business judgment, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for the meeting and any plan of the Board of Directors to call an annual meeting of Members or a special meeting of Members. In the case of any Member Requested Meeting, if the Board of Directors fails to fix a Meeting Record Date that is a date within 30 days after the Delivery Date, then the close of business on the 30th day after the Delivery Date shall be the Meeting Record Date. The Board of Directors may revoke the notice for any Member Requested Meeting in the event that the requesting Members fail to comply with the provisions of paragraph (iii) of this Section 12.11(b).

     (v) If written revocations of requests for the special meeting of Members have been delivered to the Secretary and the result is that Members of record (or their agents duly authorized in writing), as of the Request Record Date, entitled to cast less than the Special Meeting Percentage have delivered, and not revoked, requests for a special meeting of Members to the Secretary, the Secretary shall: (A) if the notice of meeting has not already been mailed, refrain from mailing the notice of the meeting and send to all requesting Members who have not revoked such requests written notice of any revocation of a request for the special meeting, or (B) if the notice of meeting has been mailed and if the Secretary first sends to all requesting Members who have not revoked requests for a special meeting of Members written notice of any revocation of a request for the special meeting and written notice of the Secretary’s intention to revoke the notice of the meeting at any time before ten days before the commencement of the meeting. Any request for a special meeting of Members received after a revocation by the Secretary of a notice of a meeting shall be considered a request for a new special meeting of Members.
     (c) The Chairman of the Board, Chief Executive Officer, President or Board of Directors may appoint regionally or nationally recognized independent inspectors of elections to act as the agent of the Company for the purpose of promptly performing a ministerial review of the validity of any purported Special Meeting Request received by the Secretary. For the purpose of permitting the inspectors to perform such review, no such purported request shall be deemed to have been delivered to the Secretary until the earlier of (i) five Business Days after receipt by the Secretary of such purported request and (ii) such date as the independent inspectors certify to the Company that the valid requests received by the Secretary represent at least a majority of the issued and Outstanding Shares that would be entitled to vote at such meeting. Nothing contained in this paragraph (b) shall in any way be construed to suggest or imply that the Company or any Member shall not be entitled to contest the validity of any request, whether during or after such five Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).
     (d) Only such business shall be conducted at a special meeting of Members as shall have been brought before the meeting pursuant to the Company’s notice of meeting. Nominations of individuals for election to the Board of Directors may be made at a special meeting of Members at which Directors are to be elected (i) pursuant to the Company’s notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) provided that the Board of Directors has determined that Directors shall be elected at such special meeting, by any Member who is a Record Holder both at the time of giving of notice provided for in this Section 12.11 and at the time of the special meeting, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 12.11. In the event the Company calls a special meeting of Members for the purpose of electing one or more individuals to the Board of Directors, any such Member may nominate an individual or individuals (as the case may be) for election as a Director as specified in the Company’s notice of meeting, if the Member’s notice required by Section 12.1(c) of this Agreement shall be delivered to the Secretary at the principal executive office of the Company not earlier than the 150th day prior to such special meeting and not later than 5:00 p.m., Eastern Time on the later of the 120th day prior to such special meeting or the tenth day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The Public Announcement of a postponement or adjournment of a special meeting shall not commence a new time period for the giving of a Member notice as described above.
     (e) Upon written request by the Secretary or the Board of Directors or any committee thereof, any Member proposing a nominee for election as a Director or any proposal for other business at a meeting of Members shall provide, within five Business Days of delivery of such request (or such other period as may be specified in such request), written verification, satisfactory, in the discretion of the

Board of Directors or any committee thereof or any authorized Officer of the Company, to demonstrate the accuracy of any information submitted by the Member pursuant to this Section 12.11. If a Member fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 12.11.
     (f) Only such individuals who are nominated in accordance with this Section 12.11 shall be eligible for election by Members as Directors, and only such business shall be conducted at a meeting of Members as shall have been brought before the meeting in accordance with this Section 12.11. The chairman of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with this Section 12.11.
     (g) Notwithstanding the foregoing provisions of this Section 12.11, a Member shall also comply with all applicable requirements of state law and of the Exchange Act and the Rules and Regulations thereunder with respect to the matters set forth in this Section 12.11. Nothing in this Section 12.11 shall be deemed to affect any right of (a) a Member to request inclusion of a proposal in, nor the right of the Company to omit a proposal from, the Company’s proxy statement pursuant to Rule l4a-8 (or any successor provision) under the Exchange Act or (b) of the holders of any class or series of Preferred Shares to elect directors in accordance with the terms of such Preferred Shares.
     (h) Except as expressly set forth in this Section 12.11, special meetings of the members shall be governed by and held in accordance with the provisions set forth in this Article XII.
     Section 12.12 Voting of Shares by Certain Holders.
     (a) Shares registered in the name of a corporation, partnership, trust or other entity, if entitled to be voted, may be voted by the president or a vice president, a general partner or trustee thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other Person who has been appointed to vote such Shares pursuant to a bylaw or a resolution of the governing body of such corporation or other entity or agreement of the partners of a partnership presents a certified copy of such bylaw, resolution or agreement, in which case such Person may vote such Shares. Any Director or other fiduciary may vote Shares registered in his or her name as such fiduciary, either in person or by proxy.
     (b) Shares of the Company directly or indirectly owned by it shall not be voted at any meeting and shall not be counted in determining the total number of Outstanding Shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of Outstanding Shares at any given time.
     (c) The Board of Directors may adopt by resolution a procedure by which a Member may certify in writing to the Company that any Shares registered in the name of the Member are held for the account of a specified Person other than the Member. The resolution shall set forth the class of Members who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a Record Date or closing of the Share transfer books, the time after the Record Date or closing of the Share transfer books within which the certification must be received by the Company; and any other provisions with respect to the procedure which the Board of Directors considers necessary or desirable. On receipt of such certification, the Person specified in the certification shall be regarded as, for the purposes set forth in the certification, the Record Holder of the specified Shares in place of the Member who makes the certification.

     Section 12.13 Inspectors of Elections. The Chairman of the Board of Directors, the Chief Executive Officer, the President or the Board of Directors, in advance of any meeting of the Members, may, but need not, appoint one or more individual inspectors or one or more entities that designate individuals as inspectors to act at any meeting of Members or any adjournment thereof. If an inspector or inspectors are not appointed, the individual presiding at the meeting may, but need not, appoint one or more inspectors. In case any Person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the Board of Directors in advance of the meeting or at the meeting by the chairman of the meeting. The inspectors, if any, shall determine the number of Outstanding Shares and the voting power of each, the Shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all Members. Each such report shall be in writing and signed by him or her or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of Shares represented at the meeting and the results of the voting shall be prima facie evidence thereof. The inspectors shall have the duties prescribed by the DGCL as if the Company were a Delaware corporation.
     Section 12.14 Return on Capital Contribution. Except as otherwise provided in Article IX of this Agreement, no Member shall demand a return on or of its Capital Contributions.
     Section 12.15 Member Compensation. No Member shall receive any interest, salary or draw with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company, or otherwise, in its capacity as a Member, except as otherwise provided in this Agreement.
     Section 12.16 Member Liability. Except as required by the Delaware Act, no Member shall be liable under a judgment, decree or order of a court, or in any other manner, for the debts or any other obligations or liabilities of the Company. A Member shall be liable only to make its Capital Contributions and shall not be required to restore a deficit balance in its Capital Account or to lend any funds to the Company or, after its Capital Contributions have been made, to make any additional contributions, assessments or payments to the Company except as otherwise specifically provided herein; provided, however, that a Member may be required to repay any distribution made to it in contravention of Section 5.3 or Sections 18-607 or 18-804 of the Act.
ARTICLE XIII
CERTAIN PROVISIONS RELATING TO THE BOARD OF DIRECTORS AND OFFICERS OF THE
COMPANY
     Section 13.1 Number and Classes of Directors.
     (a) Subject to Section 13.1(b) below, at any regular meeting or at any special meeting called for that purpose, a majority of the Board of Directors may increase or decrease the number of Directors, provided that such number shall be no fewer than the minimum number required by the Delaware Act nor more than 15. No reduction in the number of Directors shall cause the removal of any Director from office prior to the expiration of his or her term.
     (b) Classified Board. The names of the Directors of the Initial Board and the Class (as defined below) of each such Director who shall serve until their respective successors are duly elected and qualified are:

Craig A. Cohen	Class III
Jay A. Johnston	Class II
S. Trezevant Moore, Jr.	Class I
Bruce A. Miller	Class III
Zachary H. Pashel	Class I
Francesco N. Piovanetti	Class II
Robert B. Goldstein	Class II
Frank L. Raiter	Class III
Joseph E. Whitters	Class I
     The Directors (other than any Director elected solely by holders of one or more classes or series of Preferred Shares) shall be classified, with respect to the terms for which they severally hold office, into three classes (each, a “Class”), as nearly equal in number as possible, the Class I Directors to hold office initially for a term expiring at the annual meeting of Members in 2009, the Class II Directors to hold office initially for a term expiring at the annual meeting of Members in 2010 and the Class III Directors to hold office initially for a term expiring at the annual meeting of Members in 2011, with the members of each Class to hold office until their successors are duly elected and qualified or until their resignation, removal (in accordance herewith) or death. At each annual meeting of the Members, the successors to the class of Directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of Members held in the third year following the year of their election and until their successors are duly elected and qualified.
     (c) Subject to Section 13.2(b) below, the Directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, or the Board of Directors occurring before the first annual meeting of the Members in the manner provided in this Agreement. Any Director elected by the Board of Directors to fill a vacancy resulting from an increase in the number of Directors shall hold office for a term that shall coincide with the shortest remaining term of the other Directors on the Board of Directors and until such Director’s successor is elected and qualified, unless sooner removed. Any Director elected by the Board of Directors to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as that of such Director’s predecessor and until such Director’s successor is elected and qualified, unless sooner removed. It shall not be necessary to list in this Agreement the names and addresses of any Directors hereinafter elected.
     (d) Notwithstanding anything herein to the contrary, at all times (except during a period not to exceed 60 days following the death, resignation, incapacity or removal from office of a Director prior to expiration of the Director’s term of office), a majority of the Board of Directors shall be comprised of persons (“Independent Directors”) who are not Officers or employees of the Company or Affiliates of any manager of the Company’s business or assets pursuant to a management agreement.
     (e) Notwithstanding the foregoing requirement that a majority of the Directors be Independent Directors, no action otherwise validly taken by the Board of Directors during a period in which a majority of its members are not Independent Directors shall be invalidated or otherwise affected by such circumstance, nor shall such circumstance subject the Directors taking any such action to a higher standard of care or to liability other than that which would have applied to such action had a majority of the members of the Board of Directors been Independent Directors at the time such action was taken.
     (f) Elections of Directors need not be by written ballot.

     Section 13.2 Resignation or Removal of Directors; Vacancies.
     (a) Any Director may resign from the Board of Directors or any committee thereof at any time by written notice to the Board of Directors, effective upon execution and delivery to the Company of such notice or upon any future date specified in the notice. Subject to the rights of holders of one or more classes or series of Preferred Shares to elect or remove one or more Directors, any Director, or the entire Board of Directors, may be removed from office at any time by the Members, but only for cause and then only by the affirmative vote of at least 66 2/3% of the total votes that may be cast in the election of Directors by holders of Outstanding Voting Shares. For the purposes of this Section 13.2, “cause” shall mean, with respect to any particular Director, a final judgment of a court of competent jurisdiction holding that such Director caused demonstrable, material harm to the Company through bad faith or active and deliberate dishonesty.
     (b) If for any reason any or all the Directors cease to be Directors, such event shall not terminate the Company or affect this Agreement or the powers of the remaining Directors, if any, hereunder. Except as may be provided by the Board of Directors in setting the terms of any class or series of Shares, any vacancy on the Board of Directors may be filled only by a majority of the remaining Directors, even if the remaining Directors do not constitute a quorum.
     (c) Amendments, alterations and modifications of this Section 13.2 shall require the affirmative vote of at least 66 2/3% of the total votes that may be cast by holders of Outstanding Voting Shares on the matter.
     Section 13.3 No Cumulative Voting. Members shall not be entitled to cumulative voting rights with respect to the election of Directors.
     Section 13.4 Annual And Special Meetings. An annual meeting of the Board of Directors shall be held immediately after and at the same place as the annual meeting of Members with no notice other than this Agreement being necessary. In the event such meeting is not so held, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors. The Board of Directors may provide, by resolution, the time and place for the holding of regular meetings of the Board of Directors. Special meetings of the Board of Directors may be called, orally or in writing, by or at the request of the Chairman of the Board of Directors, the Chief Executive Officer, the President or by a majority of the Directors then in office. The Person or Persons authorized to call special meetings of the Board of Directors may fix any place as the place for holding any special meeting of the Board of Directors called by them. The Board of Directors may provide, by resolution, the time and place for the holding of special meetings of the Board of Directors without other notice than such resolution.
     Section 13.5 Notice. Notice of any special meeting of the Board of Directors shall be delivered personally or by telephone, electronic mail, facsimile transmission, United States mail or courier to each Director at his or her business or residence address. Notice by personal delivery, telephone, electronic mail or facsimile transmission shall be given at least 24 hours prior to the meeting. Notice by United States mail shall be given at least three days prior to the meeting. Notice by courier shall be given at least two days prior to the meeting. Telephone notice shall be deemed to be given when the Director or his or her agent is personally given such notice in a telephone call to which the Director or his or her agent is a party. Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Company by the Director. Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Company by the Director and receipt of a completed answer back indicating receipt. Notice by United States mail shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Directors need be stated in the notice, unless specifically required by applicable law or this Agreement.
     Section 13.6 Waiver of Notice. Whenever any notice is required to be given to any Director by the terms of this Agreement or pursuant to applicable law, a waiver thereof in writing, signed by the Person or Persons entitled to such notice, or a waiver thereof by electronic transmission by the Person or Persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Directors need be specified in any written waiver of notice or any waiver by electronic transmission of such meeting, unless specifically required by statute. Notice of any meeting of Directors need not be given to any Director if waived by such Director either in a writing signed by such Director or by electronic transmission, whether such waiver is given before or after such meeting is held. If any such waiver is given by electronic transmission, the electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the Director. The attendance of any Person at any meeting shall constitute a waiver of notice of such meeting, except where such Person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
     Section 13.7 Place of Meetings; Manner of Participation. The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware. Members of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time, and participation in a meeting by these means shall constitute presence in person at such meeting.
     Section 13.8 Quorum. A majority of the Directors then in office shall constitute a quorum for transaction of business at any meeting of the Board of Directors, provided that, if less than a majority of such Directors are present at said meeting, a majority of the Directors present may adjourn the meeting from time to time without further notice, and provided further that if, pursuant to applicable law or this Agreement, the vote of a majority of a particular group of Directors is required for action, a quorum must also include a majority of such group. The Directors present at a meeting which has been duly called and convened may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors to leave less than a quorum.
     Section 13.9 Action at Meeting and by Consent.
     (a) At any meeting of the Board of Directors at which a quorum is present, a majority of the Directors present may take any action on behalf of the Board of Directors, unless otherwise required by law or by this Agreement.
     (b) Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each member of the Board of Directors or committee and is filed with the minutes of proceedings of the Board of Directors or committee.
     (c) Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which an original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire writing.

     Section 13.10 Organization. At each meeting of the Board of Directors, the Chairman of the Board of Directors or, in the absence of the chairman, if any, shall act as chairman of the meeting. In the absence of the chairman of the Board of Directors, the Chief Executive Officer or in the absence of the Chief Executive Officer, the President or in the absence of the president, a Director chosen by a majority of the Directors present, shall act as chairman of the meeting. The Secretary or, in his or her absence, an assistant Secretary of the Company, or in the absence of the Secretary and all assistant Secretaries, a Person appointed by the chairman, shall act as secretary of the meeting.
     Section 13.11 Interested Directors.
     (a) A Director may not vote (or be counted in the quorum) in respect of any resolution of the Board Directors or committee of the Board Directors concerning a contract, arrangement, transaction or proposal to which the Company is or is to be a party and in which he has an interest which (together with any interest of any Person connected with him) is, to his knowledge, a material interest (otherwise than by virtue of his interest in Shares or other securities of or otherwise in or through the Company) but, in the absence of some other material interest than those mentioned below, this prohibition does not apply to a resolution concerning any of the following matters:
     (i) the giving of a guarantee, security or indemnity in respect of money lent or obligations incurred by him or any other Person at the request of or for the benefit of the Company or any of Company Subsidiaries;
     (ii) the giving of a guarantee, security or indemnity in respect of a debt or obligation of the Company or any Company Subsidiaries for which he himself has assumed responsibility in whole or in part, either alone or jointly with others, under a guarantee or indemnity or by the giving of security;
     (iii) a contract, arrangement, transaction or proposal concerning an offer of Shares or other securities of the Company or any Company Subsidiaries for subscription or purchase, in which offer he is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting in which he is to participate;
     (iv) a contract, arrangement, transaction or proposal to which the Company is or is to be a party concerning another company (including a member of the Company Group) in which he (and any Persons connected with him) is interested and whether as an officer, shareholder, member, creditor or otherwise, if he does not to his knowledge hold an interest in shares representing 1% or more of either a class of the equity share capital (or of any third party company through which his interest is derived) or of the voting rights in the relevant company; and
     (v) a contract, arrangement, transaction or proposal concerning the purchase and/or maintenance of any insurance policy for the benefit of Directors or for the benefit of Persons including Directors.
     (b) For the purposes of this Section a Person shall be treated as being connected with a Director if that person is:
     (i) a spouse, child (under the age of eighteen) or step child (under the age of eighteen) of the Director; or

     (ii) an entity in which the Director alone, or with connected Persons, is directly or indirectly beneficially interested in 20% or more of the nominal value of the equity share capital or is entitled (alone or with connected persons) to exercise or control the exercise of more than 20% of the voting power at general meetings; or
     (iii) a trustee (acting in that capacity) of any trust, the beneficiaries of which include the Director or persons falling within Section 13.10(b)(i) or Section 13.10(b)(ii) above, excluding trustees of an employees’ share scheme or pension scheme; or
     (iv) a partner (acting in that capacity) of the Director or Persons described in Section 13.10(b)(i) to Section 13.10(b)(iii) above.
     (c) A Director, notwithstanding his interest, may be counted in the quorum present at any meeting whereat he or any other Director is appointed to hold any such office of the Company, or whereat the terms of any such appointment are arranged or whereat any contract in which he is interested is considered, and he may vote on any such appointment or arrangement other than his own appointment or the arrangement of the terms thereof. Where proposals are under consideration concerning the appointment (including without limitation fixing or varying the terms of appointment or its termination) of two or more Directors to offices with the Company or a company in which the Company is interested, such proposals shall be divided and a separate resolution considered in relation to each Director. In such case each of the Directors concerned (if not otherwise debarred from voting under these provisions) is entitled to vote (and be counted in the quorum) in respect of each resolution except that concerning his own appointment.
     (d) The Board shall procure that any contract or arrangement with an interested Director (in accordance with this Section 13.10) shall be entered into only on arm’s-length terms.
     Section 13.12 Compensation of Directors. Directors shall not receive any stated salary for their services as Directors but, by resolution of the Board of Directors, may receive compensation per year and/or per meeting and/or per visit to real property or other facilities owned or leased by the Company and for any service or activity they performed or engaged in as Directors. Directors may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the Board of Directors or of any committee thereof and for their expenses, if any, in connection with any other service or activity they performed or engaged in as Directors. Nothing herein shall be construed to preclude any Directors from serving this Company in any other capacity and receiving compensation therefor.
     Section 13.13 Reliance by Directors.
     (a) Each Director of the Company shall, in the performance of such Director’s duties, be fully protected in relying in good faith upon the books and records of the Company and upon such information, opinions, reports or statements presented to the Company or any of the Officers of the Company, or committees of the Board of Directors, or by any other Person as to matters the Director reasonably believes are within such other Person’s professional or expert competence, including, without limitation, information, opinions, reports or statements as to the value and amount of the Property, liabilities, profits or losses of the Company, or the value and amount of Property or reserves or contracts, agreements or other undertakings that would be sufficient to pay claims and obligations of the Company or to make reasonable provision to pay such claims or obligations, or any other facts pertinent to the existence and amount of the assets of the Company from which distributions to Members might properly be paid.

     (b) No Director shall be liable to the Company, any Company Subsidiary or the Members for monetary damages for any acts or omissions arising from the performance of any of such Director’s obligations or duties in connection with the Company, including any breach of fiduciary duty, except as follows: (i) for breach of the Director’s duty of loyalty to the Company or its Members, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the Director derived an improper benefit. To the extent the provisions of this Agreement restrict or eliminate the duties and liabilities of a Director of the Company or the Members otherwise existing at law or in equity, the provisions of this Agreement shall replace or limit such duties and liabilities.
     Section 13.14 Limitations in Liability.
     (a) To the fullest extent permitted by law, a Director of the Company shall not be liable to the Company, any Member or any other Person for: (i) any action taken or not taken as required by this Agreement; (ii) any action taken or not taken as permitted by this Agreement and, with respect to which, such Director acted on an informed basis, in good faith and with the honest belief that such action, taken or not taken, was in the best interests of the Company; or (iii) the Company’s compliance with an obligation incurred or the performance of any agreement entered into prior to such Director having become a Director of the Company.
     (b) No Director shall be liable to the Company or to any other Director or Member of the Company or any such other Person that is a party to or otherwise bound by this Agreement for breach of fiduciary duty for the Director’s good faith reliance on the provisions of this Agreement.
     (c) Except as otherwise required by the Delaware Act, the debts, obligations and liabilities of the Company shall be solely the debts, obligations and liabilities of the Company and no Director shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Director of the Company.
     Section 13.15 Indemnification.
     (a) To the maximum extent permitted by applicable law in effect from time to time, the Company shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former Director or Officer of the Company and who is made a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Company, and whether civil, criminal, administrative, investigative or otherwise, by reason of his or her service in that capacity, or (b) any individual who, while a Director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a Director, Officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to, or threatened to be made a party to, any threatened, pending or completed action, suit or proceeding by reason of his or her service in that capacity. To the maximum extent permitted by applicable law, the indemnification provided herein shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement. The Company may, with the approval of its Board of Directors, provide such indemnification and advancement of expenses to a Person who served a predecessor of the Company in any of the capacities described in (a) or (b) above and to any employee or agent of the Company or a predecessor of the Company. Neither the amendment nor repeal of this Section 13.14, nor the adoption or amendment of any other provision of this Agreement inconsistent with this Section 13.14, shall apply to or affect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
     (b) Contractual Nature of Rights. The foregoing provision of this Section 13.15 shall be deemed to be a contract between the Company and each Director and Officer entitled to the benefits hereof at any time while this Section 13.14 is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. If a claim for indemnification or advancement of expenses hereunder by a Director or Officer is not paid in full by the Company within (a) 60 days after the receipt by the Company of a written claim for indemnification, or (b) in the case of a Director, 10 days after the receipt by the Company of documentation of expenses and the required undertaking, such Director or Officer may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim, and if successful in whole or in part, such Director or Officer shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Company (including its Board of Directors or any committee thereof, independent legal counsel, or Members) to make a determination concerning the permissibility of such indemnification or, in the case of a Director, advancement of expenses, under this Section 13.14 shall not be a defense to the action and shall not create a presumption that such indemnification or advancement is not permissible. It is the parties’ intention that if the Company contests any Director’s, Officer’s or non-Officer employee’s right to indemnification, the question of such Director’s, Officer’s or non-Officer employee’s right to indemnification shall be for the court to decide, and neither the failure of the Company (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its Members) to have made a determination that indemnification of such Director, Officer or non-Officer employee is proper in the circumstances because the Director, Officer or non-Officer employee has met the applicable standard of conduct required by applicable law, nor an actual determination by the Company (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its Members) that the Director, Officer or non-Officer employee has not met such applicable standard of conduct, shall create a presumption that such Director, Officer or non-Officer employee has or has not met the applicable standard of conduct.
     (c) Non-Exclusivity of Rights. The rights to indemnification and advancement of expenses set forth in this Section 13.14 shall not be exclusive of any other right which any Director, Officer or non-Officer employee may have or hereafter acquire under any statute, provision of this Agreement, vote of Members or otherwise.
     (d) Partial Indemnification. If any Director, Officer or non-Officer employee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the expenses, judgments, fines or penalties actually or reasonably incurred by him or her in the investigation, defense, appeal or settlement of any civil or criminal action or proceeding, but not, however, for the total amount thereof, the Company shall nevertheless indemnify such Director, Officer or non-Officer employee for the portion of such expenses, judgments, fines or penalties to which such Director, Officer or non-Officer employee is entitled.
     (e) Mutual Acknowledgment. By accepting any potential benefits under this Section 13.14 each Director, Officer or non-Officer employee acknowledges that in certain instances, federal law or applicable public policy may prohibit the Company from indemnifying its Directors, Officers and employees under this Agreement or otherwise.
     (f) Insurance. The Company may maintain insurance, at its expense, to protect itself and any Director, Officer or non-Officer employee against any liability of any character asserted against or incurred by the Company or any such Director, Officer or non-Officer employee, or arising out of any such Person’s corporate status, whether or not the Company would have the power to indemnify such Person against such liability under the Delaware Act or the provisions of this Section 13.14.
     Section 13.16 Loss of Deposits. No Director shall be liable for any loss which may occur by reason of the failure of the bank, trust company, savings and loan association, or other institution with whom moneys or stock have been deposited.
     Section 13.17 Surety Bonds. Unless required by law, no Director shall be obligated to give any bond or surety or other security for the performance of any of his duties.
     Section 13.18 Committees.
     (a) Committees of Directors. The Board of Directors may designate one or more committees, with each committee to consist of one or more of the Directors of the Company. The Board of Directors shall appoint: (i) an Audit Committee of not less than three members, each of whom shall be an Independent Director; (ii) a Compensation Committee of not less than three members, each of whom shall be an Independent Director; and (iii) a Governance and Nominating Committee of not less than three members, each of whom shall be an Independent Director. The Board of Directors may designate a chairman of any committee. In the absence or disqualification of any member of any such committee, the members thereof present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another Director to act at the meeting in the place of such absent or disqualified members; provided, however, that in the event of the absence or disqualification of an Independent Director, such appointee shall be an Independent Director. Subject to the provisions hereof, the Board of Directors shall have the power at any time to change the membership of any committee, to fill all vacancies, to designate alternate members to replace any absent or disqualified member or to dissolve any such committee. Any action which the Board of Directors is empowered to take may be taken on behalf of the Board of Directors by a duly authorized committee thereof except (a) to the extent limited by the Delaware Act and this Agreement, and (b) for any action which requires the affirmative vote or approval of a majority or a supermajority of the Directors then in office (unless, in such case, this Agreement specifically provides that a duly authorized committee can take such action on behalf of the Board of Directors).
     (b) Committee Minutes. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.
     (c) Meetings and Action of Committees. Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of Section 13.4 (Annual and Regular Meetings), Section 13.5 (Notice), Section 13.6 (Place of Meetings; Manner of Participation), Section 13.7 (Quorum) and Section 13.8 (Action at Meeting and by Consent), with such changes in the context of such provisions as are necessary to substitute the committee and its members for the Board of Directors and its members; provided, however, that the time of regular meetings of committees may be determined either by resolution of the Board of Directors or by resolution of the committee, that special meetings of committees may also be called by resolution of the Board of Directors and that notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Board of Directors may adopt rules for the governance of any committee not inconsistent with the provisions of this Agreement.
     (d) Audit Committee. The Audit Committee shall have responsibility, and may exercise such powers and authority as may be necessary, to select and to establish the scope of, and oversee the annual audit to be conducted by, the independent auditors for the Company and its consolidated Company Subsidiaries, and such selection for the ensuing calendar year to be made annually in advance of the annual meeting of Members. Such selection may be submitted to the Members for ratification or rejection at such meeting. The Audit Committee shall have such other responsibilities, and such powers and authority, as are normally incident to the functions of an audit committee or as may be determined by the Board of Directors. The members of the Audit Committee shall not be eligible to participate in any incentive compensation plan for employees of the Company or any Company Subsidiaries. The Audit Committee shall operate pursuant to a written charter which shall be adopted by the Board of Directors.
     (e) Compensation Committee. The Compensation Committee shall have responsibility and may exercise such powers and authority as may be necessary, to administer all of the Company’s Equity Incentive Plan, to determine the Chief Executive Officer’s salary and bonus, if any, and to make salary and bonus recommendations to the Board of Directors regarding all other employees, including the Company’s Chief Financial Officer. The Compensation Committee shall operate pursuant to a written charter to be adopted by the Board of Directors.
     (f) Governance and Nominating Committee. The Governance and Nominating Committee shall have responsibility, and may exercise such powers and authority as may be necessary, to establish and implement the Company’s corporate governance practices and to nominate individuals for election to the Board of Directors. The Governance and Nominating Committee shall operate pursuant to a written charter to be adopted by the Board of Directors.
     Section 13.19 Officers.
     (a) The “Officers” of the Company shall consist of a President, a Treasurer, a Secretary and such other officers, including, without limitation, a Chairman of the Board of Directors, a Chief Executive Officer, a Chief Operating Officer, a Chief Financial Officer and one or more Vice Presidents (including Executive Vice Presidents or Senior Vice Presidents), Assistant Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board of Directors may determine.
     (b) Election. At the regular meeting of the Board of Directors following the annual meeting of Members, the Board of Directors shall elect the President, the Treasurer and the Secretary of the Company. Other officers may be elected by the Board of Directors at such regular annual meeting of the Board of Directors or at any other regular or special meeting. The Chief Executive Officer or President may from time to time appoint one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers or other officers. Election of an Officer or agent shall not of itself create contract rights between the Company and such Officer or agent.
     (c) Qualification. No Officer need be a Member or a Director. Any Person may occupy more than one office of the Company at any time; provided, that such Officer does not serve concurrently as both President and Vice President of the Company.
     (d) Tenure. Except as otherwise provided by this Agreement, each of the Officers of the Company shall hold office until the regular annual meeting of the Board of Directors following the next annual meeting of Members and until his or her successor is elected and qualifies or until his or her earlier death, resignation or removal.
     (e) Resignation. Any Officer may resign by delivering his or her written resignation to the Company addressed to the President or the Secretary, and such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation. Such resignation shall be without prejudice to the contract rights, if any, of the Company.

     (f) Removal. Except as otherwise provided by law, if the Board of Directors in its judgment finds that the best interests of the Company will be served, it may remove any Officer, with or without cause, by the affirmative vote of a majority of the Directors then in office; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the Person so removed.
     (g) Absence or Disability. In the event of the absence or disability of any Officer, the Board of Directors may designate another Officer to act temporarily in place of such absent or disabled Officer.
     (h) Vacancies. Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors.
     (i) President. The President of the Company shall, subject to the direction of the Board of Directors, have general supervision and control of the Company’s business. If there is no Chairman of the Board of Directors or if he or she is absent, the President of the Company shall preside, when present, at all meetings of Members and of the Board of Directors. The President of the Company shall have such other powers and perform such other duties as the Board of Directors may from time to time designate.
     (j) Chairman of the Board of Directors. The Chairman of the Board of Directors, if one is elected, shall preside, when present, at all meetings of the Members and of the Board of Directors. The Chairman of the Board of Directors shall have such other powers and shall perform such other duties as the Board of Directors may from time to time designate.
     (k) Chief Executive Officer. The Chief Executive Officer of the Company, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate. If there shall be a Chief Executive Officer of the Company at any time, such officer shall have authority to take any action that the President of the Company is authorized to take.
     (l) Chief Operating Officer. The Chief Operating Officer of the Company, if one is elected, shall have such powers and shall perform such duties as the Board of Directors or the Chief Executive Officer of the Company may from time to time designate.
     (m) Chief Financial Officer. The Chief Financial Officer of the Company, if one is elected, shall have such powers and shall perform such duties as the Board of Directors or the Chief Executive Officer of the Company may from time to time designate.
     (n) Vice Presidents and Assistant Vice Presidents. Any Vice President of the Company (including any Executive Vice President or Senior Vice President) and any Assistant Vice President of the Company shall have such powers and shall perform such duties as the Board of Directors or the Chief Executive Officer of the Company may from time to time designate.
     (o) Treasurer and Assistant Treasurers. The Treasurer of the Company shall, subject to the direction of the Board of Directors and except as the Board of Directors or the President of the Company may otherwise provide, have general charge of the financial affairs of the Company and shall cause to be kept accurate books of account. The Treasurer of the Company shall have custody of all funds, securities, and valuable documents of the Company. He or she shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer of the Company. Any Assistant Treasurer of the Company shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer of the Company may from time to time designate.
     (p) Secretary and Assistant Secretaries. The Secretary of the Company shall record all the proceedings of the meetings of the Members and the Board of Directors (including committees of the

Board) in books kept for that purpose. In his or her absence from any such meeting, a temporary secretary chosen at the meeting shall record the proceedings thereof. The Secretary of the Company shall have charge of the Share ledger (which may, however, be kept by any Transfer Agent or other agent of the Company). The Secretary of the Company shall have custody of the seal of the Company, if any, and the Secretary of the Company, or an Assistant Secretary, shall have authority to affix it to any instrument requiring it, and, when so affixed, the seal may be attested by his or her signature or that of an Assistant Secretary of the Company. The Secretary of the Company shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer of the Company. In the absence of the Secretary of the Company, any Assistant Secretary of the Company may perform his or her duties and responsibilities. Any Assistant Secretary of the Company shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer of the Company may from time to time designate.
     (q) Other Powers and Duties. Subject to such limitations as the Board of Directors may from time to time prescribe, the Officers of the Company shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the Board of Directors, the Chairman of the Board of Directors or the President of the Company.
     (r) Salaries. The salaries and other compensation of the Officers shall be fixed from time to time by the Board of Directors and no Officer shall be prevented from receiving such salary or other compensation by reason of the fact that he or she is also a Director.
     Section 13.20 Voting of Shares Held. Unless otherwise provided by resolution of the Board of Directors, the Chairman of the Board or Directors, if one is elected, the President or the Treasurer may from time to time waive notice of and act on behalf of this Company, or appoint an attorney or attorneys or agent or agents of the Company, in the name and on behalf of the Company, to cast the vote that the Company may be entitled to cast as a Member or otherwise in any other company, any of whose securities may be held by the Company, at meetings of the holders of the shares or other securities of such other company, or to consent in writing or electronic transmission to any action by any such other company; and the Chairman of the Board of Directors, if one is elected, the President or the Treasurer shall instruct the Person or Persons so appointed as to the manner of casting such votes or giving such consent and may execute or cause to be executed on behalf of the Company such written proxies, consents, waivers or other instruments as may be necessary or proper in the circumstances. In lieu of such appointment, the Chairman of the Board of Directors, if one is elected, the President or the Treasurer may himself or herself attend any meetings of the holders of shares or other securities of any such other company and there vote or exercise any or all power of the Company as the holder of such shares or other securities of such other company.
ARTICLE XIV
GENERAL PROVISIONS
     Section 14.1 Addresses and Notices. Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Member under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Member at the address described below. Any notice, payment or report to be given or made to a Member hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Shares at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Company, regardless of any claim of any Person who may have an interest in such Shares by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 14.1 executed by the Company, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Company is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Company of a change in his address) if they are available for the Member at the principal office of the Company for a period of one year from the date of the giving or making of such notice, payment or report to the other Members. Any notice to the Company shall be deemed given if received by the Secretary at the principal office of the Company designated pursuant to Section 2.3 of this Agreement. The Board of Directors and the Officers may rely and shall be protected in relying on any notice or other document from a Member or other Person if believed by it to be genuine.
     Section 14.2 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.
     Section 14.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns and any Person who acquires Shares in accordance with Section 3.1(a).
     Section 14.4 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
     Section 14.5 Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.
     Section 14.6 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.
     Section 14.7 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Share, upon accepting the Certificate evidencing such Share.
     Section 14.8 Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflict of laws. Each Member (i) irrevocably submits to the non-exclusive jurisdiction and venue of any Delaware state court or U.S. federal court sitting in Wilmington, Delaware in any action arising out of this Agreement and (ii) consents to the service of process by mail. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

     Section 14.9 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
     Section 14.10 Consent of Members. Each Member hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Members, such action may be so taken upon the concurrence of less than all of the Members and each Member shall be bound by the results of such action.
     Section 14.11 Facsimile Signatures. The use of facsimile signatures affixed in the name and on behalf of the Transfer Agent of the Company on Certificates representing Shares is expressly permitted by this Agreement.
[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

INITIAL MEMBER Luminent Mortgage Capital, Inc.
By:
Name:
	Title:	reh

EXHIBIT A

Common Shares	Common Shares
Luminent LLC
Formed under the laws of the State of Delaware
CUSIP _______
SEE REVERSE FOR DEFINITIONS
THIS CERTIFICATE IS TRANSFERABLE IN
NEW YORK, NEW YORK
THIS CERTIFIES THAT
is the owner of
Common Shares of Luminent LLC
(hereinafter called the “Company”) transferable on the books of the Company by the holder hereof in person or by duly authorized attorney, upon surrender of this certificate properly endorsed. This certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.
Witness, the facsimile signatures of the duly authorized officers of the Company.
Dated

Chief Operating Officer	Chief Executive Officer

Countersigned and registered:

[NAME
(ADDRESS)]
Transfer Agent & Registrar

Authorized Signature

A-1

Reverse of Certificate
ABBREVIATIONS
     The holder of this certificate, by acceptance of this certificate, shall be deemed to have (i) requested admission as, and agreed to become, a member of the Company, (ii) agreed to comply with, and be bound by, the terms of the Amended and Restated Limited Liability Company Agreement of the Company, as amended, supplemented or restated from time to time (the “Company Agreement”), (iii) granted the powers of attorney provided for in the Company Agreement, and (iv) made the waivers and given the consents and approvals contained in the Company Agreement. The Company will furnish without charge to each Member who so requests a copy of the Company Agreement.
     The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:
TEN COM — as tenants in common
TEN ENT — as tenants by the entireties
JT TEN — as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT —		Custodian

	(Cust)		(Minor)
under Uniform Transfers/Gifts to Minors Act
                                         (State)
Additional abbreviations may also be used though not in the above list.
     FOR VALUE RECEIVED,                                          hereby sells, assigns and transfers unto Please insert Social Security or other identifying number of Assignee
     (Please print or typewrite name and address, including zip code, of Assignee)
                                         shares represented by the Certificate, and does hereby irrevocably                                            constitute and appoint Attorney to transfer the said shares on the books of the Company with full power of substitution in the premises.
Dated
NOTICE: THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.
Signature(s) Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15.

A-2

EXHIBIT B
NOTICE OF ELECTION BY MEMBER TO CONVERT
LTIP SHARES INTO COMMON SHARES
          The undersigned Holder of LTIP Shares hereby irrevocably (i) elects to convert the number of LTIP Shares in Luminent, LLC (the “Company”) set forth below into Common Shares in accordance with the terms of the Limited Liability Company Agreement of Luminent, LLC, as amended; and (ii) directs that any cash in lieu of Common Shares that may be deliverable upon such conversion be delivered to the address specified below. The undersigned hereby represents, warrants, and certifies that the undersigned (a) has title to such LTIP Shares, free and clear of the rights of interests of any other person or entity other than the Company; (b) has the full right, power, and authority to cause the conversion of such LTIP Shares as provided herein; and (c) has obtained the consent or approval of all persons or entities, if any, having the right to consent or approve such conversion.

Name of Holder:

(Please Print: Exact Name as Registered with Company)
LTIP Shares to be Converted:
Date of this Notice:

(Signature of Holder: Sign Exact Name as Registered with Company)

(Street Address)

(City)	(State)	(Zip Code)

Signature Guaranteed by:

B-1

EXHIBIT C
NOTICE OF ELECTION BY COMPANY TO FORCE
CONVERSION OF LTIP SHARES INTO COMMON SHARES
          Luminent LLC (the “Company”) hereby irrevocably elects to cause the number of LTIP Shares held by the Holder of LTIP Shares set forth below to be converted into Common Shares in accordance with the terms of the Limited Liability Company Agreement of Luminent LLC, as amended.

Name of Holder:

(Please Print: Exact Name as Registered with Company)
LTIP Shares to be Converted:
Date of this Notice:

C-1

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers.
     Section 18-108 of DLLCA, the law of the state under which we were organized, empowers a limited liability company, subject to the provisions as are set forth in its limited liability company agreement, to indemnify and hold harmless its members, managers, officers and directors from and against any and all claims and demands whatsoever. Our limited liability company agreement provides indemnification for our officers and directors against expenses, including attorneys’ fees, judgments, fines and certain settlements, actually and reasonably incurred by them in any suit or proceeding to which they are parties as long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests, and, with respect to a criminal action or proceeding, as long as they had no reasonable cause to believe their conduct to be unlawful.
     Our limited liability company agreement provides that we shall indemnify to the fullest extent authorized by law any person made, or threatened to be made, a party to any action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact he, his testator or his intestate is or was a director, officer, employee or agent of us or served or serves any other enterprise at our request.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 21. Exhibits and Financial Statements Schedules.
     Exhibits
     We are filing the following exhibits with this registration statement:

Exhibit No.	Description of Exhibits	Reference

3.1	Second Articles of Amendment and Restatement	(1)

3.3	Form of Amended and Restated Limited Liability Company Agreement of Luminent LLC	*

3.2	Third Amended and Restated Bylaws	(2)

8.1	Opinion of Hunton & Williams LLP as to certain U.S. federal income tax matters	*

10.1	2003 Stock Incentive Plan, as amended	(3)

Exhibit No.	Description of Exhibits	Reference

10.2	Form of Incentive Stock Option under the 2003 Stock Incentive Plan	(4)

10.3	Form of Non Qualified Stock Option under the 2003 Stock Incentive Plan	(4)

10.4	2003 Outside Advisors Stock Incentive Plan, as amended	(3)

10.5	Form of Non Qualified Stock Option under the 2003 Outside Advisors Stock Incentive Plan	(4)

10.6	Form of Indemnity Agreement	(4)

10.7	Form of Restricted Stock Award Agreement for Executive Officers	(4)

10.8	Capital Stock Warrant Agreement dated August 17, 2007	(5)

10.9	Letter of Intent between Luminent and Arco Capital Corporation Ltd., dated August 16, 2007	(5)

10.10	Credit Agreement, dated August 21, 2007 between Luminent and Arco Capital Corporation Ltd.	(6)

10.11	Security and Pledge Agreement, dated August 21, 2007, among Luminent and its subsidiaries of the party thereto, as grantors and Arco Capital Corporation Ltd., as secured party	(6)

10.12	Subsidiary Guarantee Agreement, dated August 21, 2007	(6)

10.13	Retention Agreement between Luminent and S. Trezevant Moore, Jr., dated August 31, 2007	(7)

10.14	Retention Agreement between Luminent and Christopher J. Zyda, dated August 31, 2007	(7)

10.15	Severance Agreement between Proserpine, LLC and Eleanor Melton, dated August 31, 2007	(7)

10.16	Amendment to Credit Agreement, dated September 12, 2007 between Luminent and Arco Capital Corporation Ltd.	(8)

10.17	Amended and Restated Credit Agreement, dated September 26, 2007 between Luminent and Arco Capital Corporation Ltd.	(9)

10.18	Amended and Restated Security and Pledge Agreement, dated September 26, 2007, among Luminent and its subsidiaries of the party hereto, as grantors and Arco Capital Corporation Ltd., as secured party	(9)

10.19	Amended and Restated Subsidiary Guarantee Agreement, dated September 26, 2007	(9)

10.20	Retention and Separation Agreement between Proserpine, LLC and Ron Viera, dated September 25, 2007	(9)

10.21	Separation Agreement between Proserpine, LLC and Eleanor Melton, dated September 28, 2007	(9)

Exhibit No.	Description of Exhibits	Reference

10.22	Consulting Agreement between Luminent and Eleanor Melton, dated September 28, 2007	(9)

10.23	Employment Agreement between Luminent and Karen Chang, dated October 17, 2007	(10)

10.24	First Amendment to Amended and Restated Credit Agreement, dated December 7, 2007 between Luminent and Arco Capital Corporation	(11)

10.25	Collateral Security Setoff and Netting Agreement dated December 7, 2007 among Luminent and its subsidiaries that are parties thereto, Arco Capital Corporation Ltd., its parent, subsidiaries and affiliates	(11)

10.26	Employment Agreement dated as of January 1, 2008 between Luminent and Dimitri Papatheoharis	(12)

10.27	Amended and Restated Employment Agreement dated as of January 1, 2008 between Luminent and S. Trezevant Moore, Jr.	(12)

23.1	Consent of Hunton & Williams LLP	*

23.3	Consent of Independent Registered Public Accounting Firm	Filed herewith

23.4	Consent of Independent Registered Public Accounting Firm	Filed herewith

99.1	Form of Proxy	Filed herewith

*	To be filed by amendment.

(1)	Incorporated by reference to our Form 10-Q for the quarter ended June 30, 2004.

(2)	Incorporated by reference to our Form 8-K filed on August 9, 2005.

(3)	Incorporated by reference to our Form 10-Q for the quarter ended June 30, 2005.

(4)	Incorporated by reference to our Registration Statement on Form S-11 (Registration No. 333-107984) which became effective under the Securities Act on December 18, 2003.

(5)	Incorporated by reference to our Form 8-K filed August 22, 2007.

(6)	Incorporated by reference to our Form 8-K filed August 27, 2007.

(7)	Incorporated by reference to our Form 8-K filed September 7, 2007.

(8)	Incorporated by reference to our Form 8-K filed September 18, 2007.

(9)	Incorporated by reference to our Form 8-K filed October 1, 2007.

(10)	Incorporated by reference to our Form 8-K filed October 22, 2007.

(11)	Incorporated by reference to our Form 8-K filed December 13, 2007.

(12)	Incorporated by reference to our Form 8-K filed January 9, 2008.

     Financial Statement Schedule
     None.
Item 22. Undertakings.
     (a) We hereby undertake:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any proxy statement/prospectus required by section 10(a)(3) of the Securities Act;
               (ii) To reflect in the proxy statement/prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of proxy statement/prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) That, for the purpose of determining liability under the Securities Act to any purchaser:

               (i) Each proxy statement/prospectus filed by us pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed proxy statement/prospectus was deemed part of and included in the registration statement; and
               (ii) Each proxy statement/prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of proxy statement/prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the proxy statement/prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that proxy statement/prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or proxy statement/prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or proxy statement/prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or proxy statement/prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
          (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions referred to in Item 15 above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on March 28, 2008.

LUMINENT LLC
By:	/s/ S. Trezevant Moore, Jr.
S. Trezevant Moore, Jr.,
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Craig A. Cohen	Chairman of the Board and Director	March 28, 2008
Craig A. Cohen

/s/ S. Trezevant Moore, Jr.	President, Chief Executive Officer	March 28, 2008
S. Trezevant Moore, Jr.	and Director (principal executive officer)

/s/ Karen Chang	Chief Financial Officer	March 28, 2008
Karen Chang	(principal financial and accounting officer)

/s/ Robert B. Goldstein	Director	March 28, 2008
Robert B. Goldstein

/s/ Jay A. Johnston	Director	March 28, 2008
Jay A. Johnston

Signature	Title	Date

/s/ Bruce A. Miller	Director	March 28, 2008
Bruce A. Miller

/s/ Zachary H. Pashel	Director	March 28, 2008
Zachary H. Pashel

/s/ Francesco Piovanetti	Director	March 28, 2008
Francesco Piovanetti

/s/ Frank L. Raiter	Director	March 28, 2008
Frank L. Raiter

/s/ Joseph E. Whitters	Director	March 28, 2008
Joseph E. Whitters

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

3.1	Second Articles of Amendment and Restatement

3.3	Form of Amended and Restated Limited Liability Company Agreement of Luminent LLC

3.2	Third Amended and Restated Bylaws

8.1	Opinion of Hunton & Williams LLP as to certain U.S. federal income tax matters

10.1	2003 Stock Incentive Plan, as amended

10.2	Form of Incentive Stock Option under the 2003 Stock Incentive Plan

10.3	Form of Non Qualified Stock Option under the 2003 Stock Incentive Plan

10.4	2003 Outside Advisors Stock Incentive Plan, as amended

10.5	Form of Non Qualified Stock Option under the 2003 Outside Advisors Stock Incentive Plan

10.6	Form of Indemnity Agreement

10.7	Form of Restricted Stock Award Agreement for Executive Officers

10.8	Capital Stock Warrant Agreement dated August 17, 2007

10.9	Letter of Intent between Luminent and Arco Capital Corporation Ltd., dated August 16, 2007

10.10	Credit Agreement, dated August 21, 2007 between Luminent and Arco Capital Corporation Ltd.

10.11	Security and Pledge Agreement, dated August 21, 2007, among Luminent and its subsidiaries of the party thereto, as grantors and Arco Capital Corporation Ltd., as secured party

10.12	Subsidiary Guarantee Agreement, dated August 21, 2007

10.13	Retention Agreement between Luminent and S. Trezevant Moore, Jr., dated August 31, 2007

10.14	Retention Agreement between Luminent and Christopher J. Zyda, dated August 31, 2007

10.15	Severance Agreement between Proserpine, LLC and Eleanor Melton, dated August 31, 2007

10.16	Amendment to Credit Agreement, dated September 12, 2007 between Luminent and Arco Capital Corporation Ltd.

10.17	Amended and Restated Credit Agreement, dated September 26, 2007 between Luminent and Arco Capital Corporation Ltd.

10.18	Amended and Restated Security and Pledge Agreement, dated September 26, 2007, among Luminent and its subsidiaries of the party hereto, as grantors and Arco Capital Corporation Ltd., as secured party

10.19	Amended and Restated Subsidiary Guarantee Agreement, dated September 26, 2007

Exhibit No.	Description of Exhibits

10.20	Retention and Separation Agreement between Proserpine, LLC and Ron Viera, dated September 25, 2007

10.21	Separation Agreement between Proserpine, LLC and Eleanor Melton, dated September 28, 2007

10.22	Consulting Agreement between Luminent and Eleanor Melton, dated September 28, 2007

10.23	Employment Agreement between Luminent and Karen Chang, dated October 17, 2007

10.24	First Amendment to Amended and Restated Credit Agreement, dated December 7, 2007 between Luminent and Arco Capital Corporation

10.25	Collateral Security Setoff and Netting Agreement dated December 7, 2007 among Luminent and its subsidiaries that are parties thereto, Arco Capital Corporation Ltd., its parent, subsidiaries and affiliates

10.26	Employment Agreement dated as of January 1, 2008 between Luminent and Dimitri Papatheoharis

10.27	Amended and Restated Employment Agreement dated as of January 1, 2008 between Luminent and S. Trezevant Moore, Jr.

23.1	Consent of Hunton & Williams LLP

23.3	Consent of Independent Registered Public Accounting Firm

23.4	Consent of Independent Registered Public Accounting Firm

99.1	Form of Proxy

*	To be filed by amendment.

(1)	Incorporated by reference to our Form 10-Q for the quarter ended June 30, 2004.

(2)	Incorporated by reference to our Form 8-K filed on August 9, 2005.

(3)	Incorporated by reference to our Form 10-Q for the quarter ended June 30, 2005.

(4)	Incorporated by reference to our Registration Statement on Form S-11 (Registration No. 333-107984) which became effective under the Securities Act on December 18, 2003.

(5)	Incorporated by reference to our Form 8-K filed August 22, 2007.

(6)	Incorporated by reference to our Form 8-K filed August 27, 2007.

(7)	Incorporated by reference to our Form 8-K filed September 7, 2007.

(8)	Incorporated by reference to our Form 8-K filed September 18, 2007.

(9)	Incorporated by reference to our Form 8-K filed October 1, 2007.

(10)	Incorporated by reference to our Form 8-K filed October 22, 2007.

(11)	Incorporated by reference to our Form 8-K filed December 13, 2007.

(12)	Incorporated by reference to our Form 8-K filed January 9, 2008.